                                                                    EXHIBIT 99.1



                                Kraft Foods Inc.
             Amendment No. 1 to Registration Statement on Form S-1

   As filed with the Securities and Exchange Commission on May 2, 2001.
                                                      Registration No. 333-57162
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  -----------
                                Kraft Foods Inc.
             (Exact name of registrant as specified in its charter)

              Virginia                          2000                        52-2284372
   (State or other jurisdiction of  (Primary Standard Industrial         (I.R.S. Employer
    incorporation or organization)  Classification Code Number)         Identification No.)

                                  -----------
                               Three Lakes Drive
                           Northfield, Illinois 60093
                                 (847) 646-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------
                            Calvin J. Collier, Esq.
                                Kraft Foods Inc.
                               Three Lakes Drive
                           Northfield, Illinois 60093
                                 (847) 646-2805
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------
                                   Copies to:

              Jerry E. Whitson, Esq.                          Edward P. Tolley, III, Esq.
                 Hunton & Williams                              Raymond W. Wagner, Esq.
                  200 Park Avenue                              Simpson Thacher & Bartlett
             New York, New York 10166                             425 Lexington Avenue
                  (212) 309-1060                                New York, New York 10017
                                                                     (212) 455-2000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                     Proposed Maximum Proposed Maximum Proposed Maximum
 Title Of Each Class Of Securities   Aggregate to be   Offering Price      Aggregate          Amount Of
         To Be Registered             Registered(1)      Per Share     Offering Price(2) Registration Fee(3)
------------------------------------------------------------------------------------------------------------
  Class A Common Stock, no par
  value                                308,000,000         $31.00      $9,548,000,000.00    $2,387,000.00

(1) Includes 28,000,000 shares of Class A common stock issuable upon exercise of the underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(3) $1,250,000.00 of which has previously been paid.
                                  -----------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 2, 2001

                            280,000,000 Shares

                                     [LOGO]

                                Kraft Foods Inc.

                              Class A Common Stock

                                   --------

  This is our initial public offering and no public market currently exists for our shares. We currently expect the initial public offering price of our Class A common stock to be between $26.00 and $31.00 per share.

  We are currently a wholly-owned subsidiary of Philip Morris Companies Inc. Upon completion of this offering, Philip Morris will own 49.5% of our Class A common stock and 100% of our Class B common stock. Each share of Class A common stock has one vote and each share of Class B common stock has ten votes. Accordingly, following this offering, Philip Morris will own common stock representing 97.7% of the combined voting power of our common stock.

  We intend to apply to list our Class A common stock on the New York Stock Exchange under the symbol "KFT."

  We have granted the underwriters an option to purchase up to an additional 28,000,000 shares of our Class A common stock to cover over-allotments.

  Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 7.

                                            Per Share             Total
                                            ---------             -----
Initial public offering price......... $                   $
Underwriting discount................. $                   $
Proceeds, before expenses, to Kraft... $                   $

  The underwriters expect to deliver the shares of Class A common stock on or
about      , 2001.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   --------

Credit Suisse First Boston                                  Salomon Smith Barney

                                   --------

Deutsche Banc Alex. Brown
                   JPMorgan
                         Morgan Stanley Dean Witter

                                                                UBS Warburg

                                   --------

BNP PARIBAS                        HSBC                     Lehman Brothers

                                   --------

Blaylock & Partners, L.P.

                      Dresdner Kleinwort Wasserstein

                                                      Prudential Securities
Ramirez & Co., Inc.

                Sanford C. Bernstein & Co., LLC

                                            Utendahl Capital Partners, L.P.

                                       , 2001

                               TABLE OF CONTENTS

                                   Page                                             Page
                                   ----                                             ----
Prospectus Summary................   1           Regulation.......................   69
Risk Factors......................   7           Legal Proceedings................   69
Cautionary Statement Regarding                 Management.........................   71
 Forward-Looking Statements.......  11           Directors and Executive
About this Prospectus.............  11            Officers........................   71
Use of Proceeds...................  12           Composition of Board of
Dividend Policy...................  12            Directors.......................   72
Capitalization....................  13           Committees of Board of
Dilution..........................  14            Directors.......................   73
Pro Forma Condensed Combined                     Compensation of Directors........   73
 Financial Information............  15           Compensation Committee Interlocks
Selected Historical Combined                      and Insider Participation.......   74
 Financial and Other Data.........  21           Stock Ownership of Directors and
Management's Discussion and                       Executive Officers..............   74
 Analysis of Financial Condition                 Executive Compensation...........   75
 and Results of Operations........  23           Grants of Stock Options..........   76
  Overview of Our Business........  23           Exercises of Stock Options.......   77
  Combined Operating Results by                  Pension Plan Tables..............   77
   Segment........................  26           Employment Contracts, Termination
  Operating Results by Business                   of Employment and Change of
   Segment........................  29            Control Arrangements............   79
  Financial Condition and                        Kraft Performance Incentive
   Liquidity......................  37            Plan............................   79
  Market Risk.....................  39           Kraft Director Plan..............   83
  New Accounting Standards........  41         Sole Shareholder...................   84
Business..........................  42         Relationship with Philip Morris....   84
  Overview........................  42         Description of Capital Stock.......   88
  Our History.....................  45         Option Grants and Sales to
  Our Competitive Strengths.......  45          Employees.........................   92
  Strategies......................  52         Shares Eligible for Future Sale....   93
  Markets and Products............  55         Material United States Federal Tax
  Sales, Retailer Relations and                 Consequences for Non-United States
   Food Service...................  62          Shareholders......................   94
  Consumer Marketing and                       Underwriting.......................   97
   Advertising....................  64         Notice to Canadian Residents.......  101
  Manufacturing and Processing                 Validity of Class A Common Stock...  102
   Facilities.....................  65         Experts............................  102
  Distribution....................  66         Where You Can Find More
  Competition.....................  66          Information.......................  102
  Raw Materials...................  67         Index to Financial Statements......  F-1
  Employees.......................  67         Appendix: "Meet the Management of
  Research and Development........  68          Kraft" Presentation for Kraft
  Intellectual Property...........  68          Foods Inc.........................  A-1


                                 ------------
   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.
                                 ------------
                     Dealer Prospectus Delivery Requirement

   Until      , 2001 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding us and our Class A common stock being sold in this offering and our historical and pro forma combined financial statements included elsewhere in this prospectus.

                                     KRAFT

   We are the largest branded food and beverage company headquartered in the United States and the second largest in the world based on 2000 revenue on a pro forma basis for our acquisition of Nabisco. We have a superior brand portfolio created and supported through dynamic product innovation, worldclass marketing, experienced management, global scale and strategic acquisitions. Our brands are sold in more than 140 countries and, according to A.C. Nielsen, are enjoyed in 99.6% of the households in the United States. Consumers of all ages around the world enjoy our brands, whether at home or away from home, across the entire spectrum of food and beverage occasions: breakfast, lunch, dinner and snacks. We employ approximately 117,000 persons, including more than 20,000 salespersons deployed in 60 countries, and we have 228 manufacturing facilities around the world.

   In December 2000, to expand our global presence and to strengthen our position in the fast growing snacks consumer sector, we acquired Nabisco Holdings Corp., the largest manufacturer and marketer of cookies and crackers in the world based on retail sales. Together with Nabisco, we would have reported 2000 pro forma revenue of $34.7 billion and 2000 pro forma earnings before interest, income taxes, depreciation and amortization of $6.3 billion.

   We hold the #1 global share position in eleven product categories. We hold the #1 share position in 23 of our 25 most profitable United States categories and the #1 share position in 21 of our 25 most profitable international country categories. Our portfolio includes 61 brands with 2000 revenue over $100 million, accounting for 75% of our 2000 pro forma revenue. Seven of our brands, listed below, had 2000 revenue over $1 billion, accounting for 40% of our 2000 pro forma revenue:


  . Kraft--the #1 cheese brand in the world, as well as our best known brand for salad and spoonable dressings, packaged dinners, barbecue sauce and other products;

  . Nabisco--the umbrella brand for the #1 cookie and cracker business in the world, including nine of our $100 million brands;

  .  Oscar Mayer--the #1 processed meats brand in the United States;

  .  Post--the #3 brand of ready-to-eat cereals in the United States;

  .  Maxwell House--one of the leading coffee brands in the world;

  .  Philadelphia--the #1 cream cheese brand in the world; and

  .  Jacobs--the #1 roast and ground coffee brand in Western Europe.

   Kraft Foods North America accounted for $25.3 billion, or 73%, of our 2000 pro forma revenue. Kraft Foods International, which operates in 63 countries and sells its products in more than 140 countries, accounted for $9.4 billion, or 27%, of our 2000 pro forma revenue.

                      OUR GOALS, STRENGTHS AND STRATEGIES

Our Goals

   Our long-term mission is to be recognized as the undisputed leader of the global food and beverage industry. To that end, we strive to be:

  .  the first choice of our consumers;

  .  an indispensable partner to our retailers and other customers;

  .  the most desired partner for strategic alliances;

  .  the employer of choice in our industry;

  .  a responsible citizen in our communities; and

  . a consistent producer of industry-leading financial performance and returns for our investors.

   Since 1998, our volume grew at a compound annual rate of 1.7%, our net earnings grew at a compound annual rate of 10.7% and our net earnings, excluding amortization of goodwill, grew at a compound annual rate of 8.0%. Our financial targets, which include the impact of the Nabisco acquisition, are to achieve the following growth rates versus 2000 pro forma as adjusted results over the next three years:

  .  compound annual volume growth between 3% and 4%;

  .  compound annual net earnings growth between 18% and 22%; and


  . compound annual net earnings growth, excluding amortization of goodwill, between 14% and 16%.

Net earnings amounts reflect the application of the estimated net proceeds from this offering of $7.8 billion to retire a portion of our $11.0 billion long-term note payable to Philip Morris.

Our Strengths

   Our strengths are:

  . our superior brand portfolio--our brands command consumer loyalty, trust and satisfaction, and offer our retail customers a strong combination of growth and profitability;

  . our innovative products supported by worldclass marketing--we nurture the growth of our brands by developing new and innovative products and line and geographic extensions and supporting them with effective advertising and promotions;

  . our successful portfolio management--a key contributor to our growth and financial returns has been our proven ability to strengthen our portfolio through acquisitions and divestitures;

  . our global scale--our size and scope enable us to be more efficient and effective in serving our customers worldwide and to expand our brands geographically while reducing costs and improving productivity and margins; and

  . our management's proven ability to execute--we have an experienced management team committed to achieving superior performance.

Our Strategies

   We intend to create superior value for our investors by continuing to execute our proven growth and operating strategies. We achieve significant benefits from our scale by applying the following strategies across our entire global organization:

  .  accelerate growth of core brands--grow our brands by:

    -- focusing on consumer sectors with attractive growth characteristics;

    -- addressing consumer needs, including convenience and health and wellness;

    -- expanding our presence in faster growing distribution channels; and

    -- targeting attractive demographic and economic segments in each market;

  . drive global category leadership--attain and expand the leading position in our core categories across our key markets in order to capture a higher share of each category's growth and profit;

  . optimize our portfolio--actively manage our business and brand portfolio through acquisitions, divestitures and licensing arrangements to improve the growth profile and profitability of our business;

  . maximize operating efficiency--drive excess costs and unproductive assets out of our system and realize synergies from our acquisition of Nabisco, while emphasizing product quality and customer service; and

  . build employee and organizational excellence--invest significant resources in training, development and career management and utilize employee measurement and compensation systems, all designed to achieve our success in the marketplace.

                                  ------------

   Our principal executive offices are located at Three Lakes Drive, Northfield, Illinois 60093 and our telephone number is (847) 646-2000.

                                  THE OFFERING

Class A common stock
 offered................    280,000,000 shares

Common stock to be
 outstanding immediately
 after this offering
 Class A................    555,000,000 shares
 Class B................  1,180,000,000 shares

Common stock to be held
 by Philip Morris
 immediately after
 this offering
 Class A................    275,000,000 shares (49.5% of outstanding)
 Class B................  1,180,000,000 shares (100% of outstanding)

Common stock voting
 rights
 Class A................  One vote per share
 Class B................  Ten votes per share

Use of proceeds.........  We intend to use the net proceeds of the offering to retire a portion of our long-term notes payable to Philip
                          Morris.

Dividend policy.........  We intend to pay regular quarterly dividends on our Class
                          A and Class B common stock at the initial annual rate of
                          $0.52 per share, depending on our financial results and
                          action by our board of directors.

New York Stock Exchange
 symbol.................  KFT

Risk factors............  See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should
                          carefully consider before deciding to invest in shares of
                          our Class A common stock.

   The number of shares of Class A common stock to be outstanding after this offering excludes:

  . 28,000,000 shares issuable upon exercise of the underwriters' over-allotment option;

  . 23,154,798 shares issuable upon exercise of employee stock options to be granted by us concurrently with this offering at an option price equal to the initial public offering price on the cover page of this prospectus; and

  . 52,780,702 additional shares available for future issuance under our stock option and incentive plans.

                      OUR RELATIONSHIP WITH PHILIP MORRIS

   We are currently a wholly-owned subsidiary of Philip Morris Companies Inc. Upon completion of this offering, Philip Morris will own 49.5% of our outstanding Class A common stock, or 47.2% if the underwriters exercise their over-allotment option in full, and 100% of our outstanding Class B common stock, giving it 97.7% of the combined voting power of our outstanding common stock, or 97.5% if the underwriters exercise their over-allotment option in full. Philip Morris will have the ability to direct the election of members of our board of directors and to determine the outcome of other matters submitted to the vote of our shareholders.

   Philip Morris has advised us that its current intent is to continue to hold all of our common stock owned by it following this offering, other than shares of our common stock subject to stock options granted by Philip Morris to its employees. However, Philip Morris is not subject to any contractual obligation to maintain its share ownership, except that Philip Morris has agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters.

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL AND
                                   OTHER DATA

   The following table presents our summary historical and pro forma combined financial and other data and should be read along with "Pro Forma Condensed Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Kraft combined financial statements, the Nabisco consolidated financial statements, and the accompanying notes to those statements included in this prospectus.

   On December 11, 2000, we acquired all of the outstanding shares of Nabisco for $55 per share in cash. We have accounted for the acquisition as a purchase. Nabisco's balance sheet has been consolidated with our balance sheet as of December 31, 2000; however, Nabisco's earnings subsequent to December 11, 2000 have not been included in our combined operating results because the amounts were insignificant. Our interest cost of $65 million associated with acquiring Nabisco has been included in interest and other debt expense, net, in our combined statement of earnings for the year ended December 31, 2000.

   Our pro forma as adjusted balance sheet data presents our pro forma as adjusted financial position as if this offering had been completed on December 31, 2000 at an assumed initial public offering price of $28.50 per share and assuming the underwriters do not exercise their over-allotment option, with the estimated net proceeds being used to retire a portion of our $11.0 billion long-term note payable to Philip Morris.

   Our pro forma results of operations data present:

  . our pro forma results of operations for the year ended December 31, 2000 as if the acquisition of Nabisco had occurred on January 1, 2000; and

  . our pro forma as adjusted results of operations as if this offering had been completed on January 1, 2000, with the same assumptions and application of estimated net proceeds used in preparing the pro forma as adjusted balance sheet data discussed above.

   Our pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been consummated, and this offering had been completed, on January 1, 2000, nor are they necessarily indicative of our future operating results.

   We define EBITDA as earnings before interest and other debt expense, net; provision for income taxes; depreciation; and amortization. We believe that EBITDA is a measure commonly used by analysts and investors. Accordingly, we have disclosed this information to permit a more complete analysis of our operating performance. EBITDA should not be considered in isolation or as a substitute for net earnings or other results of operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States as a measure of our profitability or liquidity. EBITDA, as we calculate it, may not be comparable to similarly titled measures reported by other companies.

   We define operating companies income as operating income before amortization of goodwill and corporate expenses. We use this measure to report our segment profitability under accounting principles generally accepted in the United States.

   We also evaluate our operating results and the performance of our businesses by reviewing underlying results, including underlying operating revenue, underlying operating companies income and underlying operating companies income margin. Underlying results reflect the results of our business operations, excluding significant one-time items for employee separation programs, write-downs of property, plant and equipment, estimated sales made in advance of the century date change and gains (losses) on sales of businesses. Underlying results also exclude the operating results of businesses that have been sold. Accordingly, we have disclosed underlying results to permit a more complete analysis of our operating performance. Underlying operating companies income should not be considered in isolation or as a substitute for net earnings or other results of operations data prepared in accordance with accounting principles generally accepted in the United States.

   We calculate operating companies income margin by dividing operating companies income by operating revenue. We calculate underlying operating companies income margin by dividing underlying operating companies income by underlying operating revenue.

                              Year Ended December 31,       Pro      Pro Forma
                              --------------------------   Forma    as Adjusted
                               1998     1999      2000      2000       2000
                              -------  -------  --------  --------  -----------
                                  (in millions, except per share data)
Statement of Earnings Data:
  Operating revenue.......... $27,311  $26,797  $ 26,532  $ 34,679   $ 34,679
  Cost of sales..............  15,544   14,573    13,917    18,266     18,266
                              -------  -------  --------  --------   --------
    Gross profit.............  11,767   12,224    12,615    16,413     16,413
  Marketing, administration
   and research costs........   7,688    8,106     8,068    10,890     10,890
  Amortization of goodwill...     544      539       535       961        961
                              -------  -------  --------  --------   --------
    Operating income.........   3,535    3,579     4,012     4,562      4,562
  Interest and other debt
   expense, net..............     536      539       597     2,002      1,401
                              -------  -------  --------  --------   --------
    Earnings before income
     taxes...................   2,999    3,040     3,415     2,560      3,161
  Provision for income
   taxes.....................   1,367    1,287     1,414     1,156      1,405
                              -------  -------  --------  --------   --------
    Net earnings............. $ 1,632  $ 1,753  $  2,001  $  1,404   $  1,756
                              =======  =======  ========  ========   ========
  Basic and diluted earnings
   per share................. $  1.12  $  1.20  $   1.38  $   0.96   $   1.01
                              =======  =======  ========  ========   ========
  Weighted average number of
   shares....................   1,455    1,455     1,455     1,455      1,735
Balance Sheet Data:
  Goodwill, net of
   accumulated amortization.. $16,408  $15,296  $ 31,584  $ 31,584   $ 31,584
  Total assets...............  31,391   30,336    52,071    52,071     52,071
  Short-term borrowings,
   including current
   maturities................     109      105       859       859        859
  Long-term notes payable to
   Philip Morris.............   6,234    6,602    21,407    21,407     13,655
  Other long-term debt.......     483      433     2,695     2,695      2,695
  Shareholders' equity.......  15,134   13,461    14,048    14,048     21,800
Cash Flow Data:
  Cash provided by (used in):
    Operating activities..... $ 2,324  $ 2,693  $  3,254  $  3,184   $  3,536
    Investing activities.....    (763)    (669)  (16,138)  (16,496)   (16,496)
    Financing activities.....  (1,565)  (2,031)   12,982    12,588     12,588
  Depreciation and
   amortization..............   1,038    1,030     1,034     1,722      1,722
  Capital expenditures.......    (841)    (860)     (906)   (1,151)    (1,151)
Other Data:
  Volume (in pounds).........  12,694   12,817    13,130    17,613     17,613
  EBITDA..................... $ 4,573  $ 4,609  $  5,046  $  6,284   $  6,284
  Corporate expenses.........     103      135       208       208        208
  Operating companies income:
    Reported.................   4,182    4,253     4,755     5,731      5,731
    Underlying...............   4,108    4,308     4,620     5,620      5,620
  Operating companies income
   margin:
    Reported.................    15.3%    15.9%     17.9%     16.5%      16.5%
    Underlying...............    15.3     16.4      17.4      16.3       16.3

                                 RISK FACTORS

   You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our Class A common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer, in which case the trading price of our Class A common stock could decline.

Risks Related to Our Business and Industry

   We may be unable to maintain our profit margin in the face of a consolidating retail environment.

   Our 15 largest customers together accounted for approximately 40% of our 2000 pro forma revenue. As the retail grocery trade continues to consolidate and our retail customers grow larger and become more sophisticated, our retail customers demand lower pricing and increased promotional programs. Further, these customers are reducing their inventories and increasing their emphasis on private label products. If we fail to use our scale, marketing expertise, unique products and category leadership positions to respond to these trends, our volume growth could slow or we may need to lower our prices or increase promotional support of our products, any of which would adversely affect our profitability.

   We may be unable to offset the reduction in volume and revenue resulting from our participation in categories experiencing declining consumption rates.

   The coffee, dry packaged desserts, powdered soft drinks, ready-to-eat cereals and stuffing categories in the United States, which together accounted for approximately 10% of our 2000 pro forma revenue, have experienced declining consumption rates since 1997, averaging 1.8% per year. This decline is due in part to consumer trends toward more convenient foods. Many of our products require some preparation before they are consumed. Our success depends in part on our ability to execute our strategy of continuously improving our portfolio of brands and satisfying consumer preferences for convenience. If we do not succeed, our volume, revenue and operating companies income will not increase sufficiently to enable us to achieve our financial targets.


   If we are not an efficient producer, our profitability will suffer as a result of the highly competitive environment in which we operate.

   Our success depends in part on our ability to be an efficient producer in a highly competitive industry. Our ability to reduce costs further is limited to the extent efficiencies have already been achieved. Our failure to reduce costs through productivity gains or by eliminating redundant costs resulting from acquisitions would weaken our competitive position.

   We may be unable to anticipate changes in consumer preferences, which may result in decreased demand for our products.

   Our success depends in part on our ability to anticipate the tastes and dietary habits of consumers and to offer products that appeal to their preferences. Consumer preferences change and our failure to anticipate, identify or react to these changes could result in reduced demand for our products, which would in turn cause our volume, revenue and operating companies income to suffer.

   We may be unable to add products that are in faster growing and more profitable categories.

   The food industry's growth potential is constrained by population growth, which has been limited to an annual average increase of 1.1% in North America and 1.3% globally since 1996. Our success depends in part on our ability to grow our business faster than populations are growing in the markets that we serve. One way to achieve that growth is to enhance our portfolio by adding products that are in faster growing and more profitable categories. If we do not succeed in making these enhancements, our volume growth may slow, which would adversely affect our profitability.

   We have only recently acquired Nabisco and may not be able to successfully integrate its operations and achieve our anticipated cost synergies and new product opportunities.

   Although Kraft and Nabisco have each operated separately for many years, Kraft only recently began to operate the businesses as a combined entity. There can be no assurance that we will be able to successfully integrate our business with Nabisco in order to achieve anticipated cost synergies. Our failure to successfully integrate could have a material adverse effect on our operating companies income.

   A strengthening United States dollar reduces our reported results of operations from our international business.

   In 2000, we derived approximately 32% of our pro forma revenue from sales in foreign currencies. In our combined financial statements, we translate local currency financial results into United States dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening United States dollar, our reported international revenue and earnings will be reduced because the local currency will translate into fewer United States dollars.



   We are major purchasers of many commodities that we use for raw materials and packaging, and price changes for the commodities we depend on may adversely affect our profitability.

   The raw materials used in our business are largely commodities that experience price volatility caused by external conditions, commodity market fluctuations, currency fluctuations and changes in governmental agricultural programs. Commodity price changes may result in unexpected increases in raw material and packaging costs, and we may be unable to increase our prices to offset these increased costs without suffering reduced volume, revenue and operating companies income. We do not fully hedge against changes in commodity prices and our hedging procedures may not work as planned.

   We may be unable to pass on increased costs we incur due to changes in laws and regulations without incurring volume loss as a result of our higher prices.


   Various governments throughout the world are considering regulatory proposals relating to genetically modified organisms or ingredients, food safety and market and environmental regulation which, if adopted, would increase our costs. If any of these or other proposals are enacted, we may experience a disruption in supply and we may be unable to pass on the cost increases to our customers without incurring volume loss as a result of our higher prices.

   Economic downturns could cause consumers to shift their food purchases from our higher priced premium products to lower priced items.

   The willingness of consumers to purchase premium branded food and beverage products depends in part on local economic conditions. In periods of economic uncertainty, consumers tend to purchase more private label or other economy brands and our volume could suffer accordingly.

   Concerns with the safety and quality of food products could cause consumers to avoid our products.

   We could be adversely affected if consumers in our principal markets lose confidence in the safety and quality of certain food products. Adverse publicity about these types of concerns, like the recent publicity about genetically modified organisms and "mad cow disease" in Europe, whether or not valid, may discourage consumers from buying our products or cause production and delivery disruptions.



   If our food products become adulterated or misbranded, we would need to recall those items and may experience product liability claims if consumers are injured as a result.

   We may need to recall some of our products if they become adulterated or misbranded. We may also be liable if the consumption of any of our products causes injury. A widespread product recall or a significant product liability judgment against us could cause products to be unavailable for a period of time and a loss of consumer confidence in our food products and could have a material adverse effect on our business.

   We could be liable for income taxes owed by the consolidated group of Nabisco's former parent.

   Before we acquired Nabisco, it was a member of the consolidated group of Nabisco Group Holdings Corp. Each member of that consolidated group is jointly and severally liable for the federal income tax liability of each other member of the group. Consequently, Nabisco could be liable in the event any such liability is incurred, and not discharged, by any other member of the Nabisco Group Holdings Corp. consolidated group. Although we are not aware of any significant unpaid federal tax assessments or disputes for any significant federal tax assessment involving the consolidated group, there can be no assurance that disputes or assessments will not arise.

Risks Related to Our Relationship with Philip Morris

   Because Philip Morris controls substantially all the voting power of our common stock, investors will not be able to affect the outcome of any shareholder vote.

   Following this offering, Philip Morris will own 49.5% of our outstanding Class A common stock, or 47.2% if the underwriters exercise their over-allotment option in full, and 100% of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share. As a result, Philip Morris after this offering will control 97.7% of the combined voting power of all of our outstanding common stock, or 97.5% if the underwriters exercise their over-allotment option in full. For as long as Philip Morris continues to own shares of common stock representing more than 50% of the combined voting power of our common stock, it will be able to direct the election of all of the members of our board of directors and determine the outcome of all matters submitted to a vote of our shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. Philip Morris will also have the power to prevent or cause a change in control, and could take other actions that might be favorable to Philip Morris but not to Kraft.

   Because Philip Morris will control us, conflicts of interest between Philip Morris and us could be resolved in a manner unfavorable to us.

   Various conflicts of interest between Kraft and Philip Morris could arise including, but not limited to, the following areas:

   Cross Directorships and Stock Ownership. Ownership interests of directors or officers of Kraft in the common stock of Philip Morris or service as a director or officer of both Kraft and Philip Morris could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the two companies. For example, these decisions could relate to:

  .  the nature, quality and cost of services rendered to us by Philip
     Morris;

  . disagreement over the desirability of a potential acquisition opportunity;

  .  employee retention or recruiting;

  .  the timing of repayments of our indebtedness to Philip Morris; or

  .  our dividend policy.

   Control of Tax Decisions. Under our tax-sharing agreement with Philip Morris, Philip Morris has sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to Kraft, to file all income tax returns on behalf of Kraft, and to determine the amount of Kraft's liability to, or entitlement to payment from, Philip Morris under the tax-sharing agreement. This arrangement may result in conflicts of interest between Kraft and Philip Morris. For example, under the tax-sharing agreement, Philip Morris may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Philip Morris and detrimental to Kraft.

   We could be liable for income taxes owed by Philip Morris.

   Each member of the Philip Morris consolidated group, which includes Philip Morris, our company, and Philip Morris' other subsidiaries, is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Consequently, we could be liable in the event any such liability is incurred, and not discharged, by any other member of the Philip Morris consolidated group. Although the consolidated group has no significant unpaid federal tax assessments and is not currently in dispute for any significant federal tax assessment, there can be no assurance that disputes or assessments will not arise.

   Future sales or distributions of our shares by Philip Morris could depress the market price for shares of our Class A common stock.

   After completion of this offering, Philip Morris may sell all or part of the shares of our common stock that it owns or distribute those shares to its shareholders. Sales or distributions by Philip Morris of substantial amounts of our common stock in the public market or to its shareholders could adversely affect prevailing market prices for our Class A common stock. Philip Morris has advised us that it intends to continue to hold all of our common stock that it owns following this offering, other than shares of our common stock subject to stock options granted by Philip Morris to its employees. However, Philip Morris is not subject to any contractual obligation to maintain its ownership position in our shares, except that it has agreed not to sell or otherwise dispose of any of our shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters. Consequently, we cannot assure you that Philip Morris will maintain its ownership of our common stock after the 180 day period following this offering.

   Investor perception that Philip Morris may be required to sell shares of our common stock owned by it to satisfy liabilities related to tobacco litigation may depress the price of our shares.

   Our shares could be discounted in the marketplace because of investor concern that our principal shareholder, Philip Morris, may face significant liabilities relating to tobacco litigation. See "Relationship with Philip Morris--Litigation Against Philip Morris" on page 87.

Stock Market Risk

   The market price of our Class A common stock may be volatile, which could cause the value of your investment to decline.

   Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our Class A common stock could decrease significantly. You may be unable to resell your shares of our Class A common stock at or above the initial public offering price.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Pro Forma Condensed Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets" and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. We are identifying below important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement. Any such statement is qualified by reference to the following cautionary statement.

   Demand for our products is subject to intense competition, changes in consumer preferences and local economic conditions. In order to compete effectively against lower priced products in a consolidating environment at the retail and manufacturer levels, our results are dependent upon our continued ability to:

  . promote our brands successfully;

  . anticipate and respond to new consumer trends;

  . develop new products and markets;

  . broaden our brand portfolio;

  . improve productivity; and

  . respond to changing prices for our raw materials.

   Our results are also dependent upon our ability to successfully integrate and derive cost savings from the integration of Nabisco's operations with ours. In addition, we are subject to the effects of foreign economies and currency movements. Developments in any of these areas could cause our results to differ materially from results that have been or may be projected.

   We caution you that the above list of important factors is not exclusive, and other factors are discussed in more detail under "Risk Factors" in this prospectus. These forward-looking statements are made as of the date of this prospectus.

                           ABOUT THIS PROSPECTUS

   Trademarks and servicemarks in this prospectus appear in bold italic type and are the property of or licensed by our subsidiaries.

   In this prospectus, we rely on and refer to statistics regarding the food industry. Where specified, these statistics reflect our own internal estimates. Otherwise, we obtained these statistics from various third party sources that we believe are reliable, but we have not independently verified the statistics. Unless otherwise specified, information concerning category shares of our brands and category and market size has been obtained from A.C. Nielsen for Kraft brands, other than Nabisco brands, sold in the United States and from Information Resources Inc. for Nabisco brands sold in the United States. Unless otherwise specified, information concerning category shares of our brands outside of the United States and global data have been obtained from A.C. Nielsen or Euromonitor International. Information concerning international category and market size has been obtained from A.C. Nielsen or Euromonitor International. Unless otherwise specified, all share information is based on dollar shares, pounds or equivalent units as indicated and is for the year 2000 or for the year 1999 if 2000 data are unavailable.

   Kraft Foods Inc. is a holding company incorporated in Virginia on December 7, 2000. Its two principal subsidiaries are Kraft Foods North America, Inc., which conducts our food business in the United States, Canada and Mexico, and Kraft Foods International, Inc., which conducts our food business in the rest of the world. In this prospectus, we use the terms "Kraft," "we," "our" and "us" when we do not need to distinguish among these entities or when any distinction is clear from the context. Otherwise, we use the terms "Kraft Foods Inc.," "Kraft Foods North America" and "Kraft Foods International." The term "Philip Morris" refers to our parent, Philip Morris Companies Inc. The term "Nabisco" refers to Nabisco Holdings Corp. and its subsidiaries, which we acquired in December 2000.

                                USE OF PROCEEDS

   We estimate that our net proceeds from this offering will be approximately $7.8 billion, based on an assumed initial public offering price of $28.50 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $8.5 billion.

   We will use the net proceeds from this offering to retire a portion of an $11.0 billion 7.75% note payable to Philip Morris, due in December 2002, incurred in connection with the Nabisco acquisition.

                                DIVIDEND POLICY

   Our board of directors currently intends to pay regular quarterly dividends on our Class A common stock and Class B common stock at an initial annual rate of $0.52 per share. The first dividend is expected to be declared during the third quarter of 2001 and to be payable in October 2001. The declaration of dividends is subject to the discretion of our board of directors and will depend upon various factors, including our net earnings, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 2000. We have presented our capitalization:

  .  on an actual basis, including Nabisco; and

  . on an as adjusted basis to reflect our receipt and use of the estimated net proceeds from the sale of 280,000,000 shares of Class A common stock in this offering at an assumed initial public offering price of $28.50 per share and the use of the estimated net proceeds to retire a portion of our $11.0 billion long-term note payable to Philip Morris.

   You should read the information set forth below together with "Prospectus Summary--Summary Historical and Pro Forma Combined Financial and Other Data," "Pro Forma Condensed Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Kraft combined financial statements, the Nabisco consolidated financial statements, and the accompanying introductions and notes to those statements included elsewhere in this prospectus.

                                                               As of December
                                                                  31, 2000
                                                              -----------------
                                                                          As
                                                              Actual   Adjusted
                                                              -------  --------
                                                               (in millions)
Short-term borrowings, including current maturities.......... $   859  $   859
Short-term obligation payable to Philip Morris...............     865      865
Long-term notes payable to Philip Morris.....................  21,407   13,655
Other long-term debt.........................................   2,695    2,695
                                                              -------  -------
  Total debt.................................................  25,826   18,074
                                                              -------  -------
Shareholders' equity:
  Preferred stock, no par value, 500,000,000 shares
   authorized; none issued and outstanding...................
  Class A common stock, no par value, 3,000,000,000 shares
   authorized; 275,000,000 shares issued and outstanding,
   actual; and 555,000,000 shares issued and outstanding, as
   adjusted..................................................
  Class B common stock, no par value, 2,000,000,000 shares
   authorized; 1,180,000,000 shares issued and outstanding,
   actual and as adjusted....................................
  Additional paid-in capital.................................  15,230   22,982
  Earnings reinvested in the business........................     992      992
  Accumulated other comprehensive losses (primarily currency translation adjustments)..................................  (2,174)  (2,174)
                                                              -------  -------
  Total shareholders' equity.................................  14,048   21,800
                                                              -------  -------
Total capitalization......................................... $39,874  $39,874
                                                              =======  =======

   The number of shares of our Class A common stock to be outstanding after this offering excludes:

  . 28,000,000 shares issuable upon exercise of the underwriters' over-allotment option;

  . 23,154,798 shares issuable upon exercise of employee stock options to be granted by us concurrently with this offering at an option price equal to the initial public offering price on the cover page of this prospectus; and

  . 52,780,702 additional shares available for future issuance under our stock option and incentive plans.

See "Option Grants and Sales to Employees."

                                    DILUTION

   Our total liabilities exceeded our total tangible assets at December 31, 2000 by approximately $17.5 billion, or $12.05 per share of common stock. Our net tangible book value per share represents:

  .  our total assets less intangible assets;

  .  reduced by our total liabilities; and

  .  divided by the number of shares of our common stock outstanding.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our Class A common stock in this offering and the net tangible book value per share of our common stock immediately following this offering.

   After giving effect to:

  . the sale by us of 280,000,000 shares of our Class A common stock in this offering at an assumed initial public offering price of $28.50 per share; and

  . the receipt and application of the proceeds after deducting an assumed underwriting discount and estimated offering expenses;

our adjusted net tangible book value as of December 31, 2000 would have been approximately ($9.8) billion, or ($5.64) per share. This represents an immediate increase in net tangible book value of $6.41 per share to Philip Morris, our sole shareholder. This also represents an immediate dilution of $34.14 per share to new investors purchasing shares of our Class A common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per Class A share........          $28.50
  Net tangible book value per share before this offering....... ($12.05)
  Increase per share attributable to investors in this
   offering....................................................    6.41
                                                                -------
Adjusted net tangible book value per share after this
 offering......................................................           (5.64)
                                                                         ------
Dilution per share to new investors............................          $34.14
                                                                         ======

   These calculations do not give effect to 28,000,000 shares of Class A common stock that we will issue if the underwriters exercise their over-allotment option in full.

   Assuming this offering had occurred on December 31, 2000, the following table summarizes the differences between the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by our current shareholder and the investors in this offering with respect to the number of shares of Class A common stock purchased from us:

                                       Shares
                                     Purchased         Total Consideration
                                   -------------- -----------------------------
                                     (in millions, except per share amounts)
                                                                  Average Price
                                   Number Percent Amount  Percent   Per Share
                                   ------ ------- ------- ------- -------------
Current shareholder............... 1,455    83.9% $14,048   63.8%    $ 9.65
Investors in this offering........   280    16.1    7,980   36.2      28.50
                                   -----   -----  -------  -----
  Total........................... 1,735   100.0% $22,028  100.0%    $12.70
                                   =====   =====  =======  =====

   The table above takes into account our outstanding Class B common stock and does not take into account any shares underlying stock options granted to officers or employees.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

   On December 11, 2000, we acquired all of the outstanding shares of Nabisco for $55 per share in cash. The purchase of the outstanding shares, retirement of employee stock options and other payments totaled approximately $15.2 billion. In addition, the acquisition included the assumption of approximately $4.0 billion of existing Nabisco debt. We financed the acquisition by issuing two long-term notes payable to Philip Morris totaling $15.0 billion and by using short-term intercompany borrowings of $255 million.

   We have accounted for the Nabisco acquisition as a purchase. Nabisco's balance sheet has been consolidated with our balance sheet as of December 31, 2000; however, Nabisco's earnings subsequent to December 11, 2000 have not been included in our combined operating results because the amounts were insignificant. Our interest cost of $65 million associated with acquiring Nabisco has been included in interest and other debt expense, net, in our combined statement of earnings for the year ended December 31, 2000.

   Our pro forma as adjusted condensed combined balance sheet presents our pro forma as adjusted financial position as if this offering had been completed on December 31, 2000, at an assumed initial public offering price of $28.50 per share and assuming the underwriters do not exercise their over-allotment option, with the estimated net proceeds being used to retire a portion of our $11.0 billion long-term note payable to Philip Morris.

   We have based the allocation of excess purchase price on preliminary estimates and assumptions. This allocation is subject to revision when appraisals and integration plans have been finalized. Accordingly, revisions to the allocation, which may be significant, will be reported in a future period as increases or decreases to amounts reported as goodwill, other intangible assets, amortization of goodwill and income taxes.

   We are also evaluating plans to close or sell a number of Nabisco facilities, pending the completion of logistical studies. We estimate that these actions could result in additional severance and other exit liabilities (and a corresponding increase to excess purchase price) of $500 million to $600 million. These amounts will be recorded on Kraft's combined balance sheet as adjustments to excess purchase price when plans have been finalized and announced to employees. The increase to excess purchase price would increase our annual amortization of goodwill by $12 million to $15 million, which has not been reflected in our pro forma condensed combined statement of earnings.

   Our pro forma condensed combined statement of earnings presents:

  . our pro forma results of operations for the year ended December 31, 2000, as if the Nabisco acquisition had occurred on January 1, 2000; and

  . our pro forma as adjusted results of operations as if this offering had been completed on January 1, 2000, with the estimated net proceeds being used to retire a portion of our $11.0 billion long-term note payable to Philip Morris.

   The integration of Nabisco into our operations may result in the sale or closure of a number of our existing facilities. We estimate that these actions could result in charges of $200 million to $300 million, which will be recorded as expense in our combined statement of earnings in the period during which our plans are finalized and announced. Our pro forma condensed combined statement of earnings does not give effect to any synergies expected to result from the merger of Nabisco's operations with ours.

   Our pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been consummated, and this offering had been completed, on January 1, 2000, nor are they necessarily indicative of our future operating results.

   Our pro forma condensed combined financial statements should be read in conjunction with the Kraft combined financial statements and the Nabisco consolidated financial statements and their accompanying notes included elsewhere in this prospectus.

             PRO FORMA AS ADJUSTED CONDENSED COMBINED BALANCE SHEET

                              At December 31, 2000

                                  (Unaudited)

                                                        Adjustments     Pro
                                             Historical  For This     Forma As
                                               Kraft     Offering     Adjusted
                                             ---------- -----------   --------
                                                (in millions of dollars)
                   ASSETS
Cash and cash equivalents...................  $   191     $           $   191
Receivables, net............................    3,231                   3,231
Inventories.................................    3,041                   3,041
Deferred income tax benefits................      504                     504
Other current assets........................      185                     185
                                              -------     -------     -------
  Total current assets......................    7,152                   7,152
Property, plant and equipment, net..........    9,405                   9,405
Goodwill and other intangible assets, net...   31,584                  31,584
Prepaid pension assets......................    2,623                   2,623
Assets held for sale........................      276                     276
Other assets................................    1,031                   1,031
                                              -------     -------     -------
  TOTAL ASSETS..............................  $52,071     $           $52,071
                                              =======     =======     =======
                LIABILITIES
Short-term borrowings.......................  $   146     $           $   146
Current portion of long-term debt...........      713                     713
Short-term obligation payable to Philip
 Morris.....................................      865                     865
Accounts payable............................    1,971                   1,971
Accrued liabilities.........................    3,637                   3,637
Income taxes................................      258                     258
                                              -------     -------     -------
  Total current liabilities.................    7,590                   7,590
Long-term debt..............................    2,695                   2,695
Deferred income taxes.......................    1,446                   1,446
Accrued postretirement health care costs....    1,867                   1,867
Notes payable to Philip Morris..............   21,407      (7,752)(a)  13,655
Other liabilities...........................    3,018                   3,018
                                              -------     -------     -------
  Total liabilities.........................   38,023      (7,752)     30,271
                                              -------     -------     -------
            SHAREHOLDERS' EQUITY
Class A common stock........................
Class B common stock........................
Additional paid-in capital..................   15,230       7,752 (a)  22,982
Earnings reinvested in the business.........      992                     992
Accumulated other comprehensive losses......   (2,174)                 (2,174)
                                              -------     -------     -------
  Total shareholders' equity................   14,048       7,752      21,800
                                              -------     -------     -------
  TOTAL LIABILITIES AND SHAREHOLDERS'
   EQUITY...................................  $52,071     $   --      $52,071
                                              =======     =======     =======

                    See introduction and accompanying notes.

        NOTES TO PRO FORMA AS ADJUSTED CONDENSED COMBINED BALANCE SHEET

                                  (Unaudited)

   The following is a summary of the estimated pro forma adjustments, based upon available information and upon certain assumptions that management believes are reasonable, that are reflected in our pro forma as adjusted condensed combined balance sheet:

   (a) Adjustments to give effect to:

    . the receipt of the estimated net proceeds of this offering as of December 31, 2000, estimated at $7.8 billion, after deduction of the estimated underwriting discount and offering expenses aggregating to $228 million, assuming the sale of 280,000,000 shares of Class A common stock at an assumed initial public offering price of $28.50 per share; and

    . the use of the estimated net proceeds to retire a portion of our $11.0 billion long-term note payable to Philip Morris.

   The adjustments assume the underwriters do not exercise their over-allotment option. See "Use of Proceeds" and "Capitalization."

               PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

                      For the Year Ended December 31, 2000

                                  (Unaudited)

                             Historical                                           Adjustments   Pro Forma
                         ------------------   Sales of    Acquisition              For This        As
                          Kraft  Nabisco(a) Businesses(b) Adjustments   Pro Forma  Offering     Adjusted
                         ------- ---------- ------------- -----------   --------- -----------   ---------
                                       (in millions of dollars, except per share data)



Operating revenue....... $26,532   $8,888      $  (741)     $            $34,679    $            $34,679
Cost of sales...........  13,917    4,764         (439)          24 (c)   18,266                  18,266
                         -------   ------      -------      -------      -------    -------      -------
  Gross profit..........  12,615    4,124         (302)         (24)      16,413                  16,413
Marketing,
 administration and
 research costs.........   8,068    3,229         (157)        (250)(d)   10,890                  10,890
Amortization of
 goodwill...............     535      244           (5)         187 (e)      961                     961
                         -------   ------      -------      -------      -------    -------      -------
  Operating income......   4,012      651         (140)          39        4,562                   4,562
Interest and other debt
 expense, net...........     597      304           (1)       1,102 (f)    2,002       (601)(h)    1,401
                         -------   ------      -------      -------      -------    -------      -------
  Earnings before income
   taxes................   3,415      347         (139)      (1,063)       2,560        601        3,161
Provision for income
 taxes..................   1,414      192          (49)        (401)(g)    1,156        249 (i)    1,405
                         -------   ------      -------      -------      -------    -------      -------
  Net earnings.......... $ 2,001   $  155      $   (90)     $  (662)     $ 1,404    $   352      $ 1,756
                         =======   ======      =======      =======      =======    =======      =======
Per share data:
  Basic earnings per
   share................ $  1.38                                         $  0.96                 $  1.01
                         =======                                         =======                 =======
  Diluted earnings per
   share................ $  1.38                                         $  0.96                 $  1.01
                         =======                                         =======                 =======
  Basic weighted average
   number of shares
   (millions)...........   1,455                                           1,455        280 (h)    1,735
                         =======                                         =======    =======      =======
  Diluted weighted
   average number of
   shares (millions)....   1,455                                           1,455        280 (h)    1,735
                         =======                                         =======    =======      =======

                    See introduction and accompanying notes.

          NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

                                  (Unaudited)

   (a) The historical Nabisco column represents:

    . the unaudited results of Nabisco on an historical basis for the period from January 1, 2000 through December 11, 2000; and

    . Nabisco's results, including the amortization of goodwill and other adjustments resulting from the Nabisco acquisition on December 11, 2000, for the period from December 12, 2000 through December 31, 2000.

   The following is a summary of the estimated pro forma adjustments, based upon available information and upon certain assumptions that management believes are reasonable, that are reflected in our pro forma condensed combined statement of earnings:

   (b) We have announced plans to sell Nabisco's Canadian grocery business. We also currently plan to sell a number of additional Nabisco businesses that do not fit strategically with our businesses. These businesses, together with Nabisco's Canadian grocery business, are included in our historical combined balance sheet at December 31, 2000 within the caption "Assets held for sale." Our pro forma condensed combined statement of earnings has been adjusted to eliminate the operating results of these businesses.

   (c) Represents the following adjustments:

                                                                (in millions)
                                                                -------------
     Charge to reflect the cost of conforming Nabisco's
      employee benefit plans...................................      $ 8
     Adjustment to record Nabisco's inventory on a last-in,
      first-out basis..........................................       16
                                                                     ---
       Total...................................................      $24
                                                                     ===

   (d) Represents the following adjustments:

                                                                   (in millions)
                                                                   -------------
     Reversal of Nabisco's non-recurring charge for expenses
      associated with the acquisition of Nabisco (financial,
      legal and advisor fees and payments to retire employee
      stock options) included in earnings for the year ended
      December 31, 2000..........................................      $(127)
     Elimination of Nabisco's loss on businesses sold in order to address concerns raised by United States trade regulation
      authorities in connection with the Nabisco acquisition.....       (139)
     Charge to reflect the cost of conforming Nabisco's employee
      benefit plans..............................................         16
                                                                       -----
       Total.....................................................      $(250)
                                                                       =====

   (e) Represents amortization of acquisition goodwill over 40 years by the straight-line method, net of the reversal of Nabisco's amortization of pre-acquisition goodwill. The allocation of excess purchase price is based upon preliminary estimates and assumptions and is subject to revision when appraisals and integration plans have been finalized. Accordingly, revisions to the allocation, which may be significant, will be reported in a future period as increases or decreases to amounts reported as goodwill, other intangible assets, amortization of goodwill and income taxes.

   We are also evaluating plans to close or sell a number of Nabisco facilities, pending the completion of logistical studies. We estimate that these actions could result in additional severance and other exit liabilities (and a corresponding increase to excess purchase price) of $500 million to $600 million. These amounts will be recorded on our combined balance sheet as adjustments to excess purchase price when plans have been finalized and announced to employees. The increase to excess purchase price would increase our annual amortization of goodwill by $12 million to $15 million which has not been reflected in our pro forma condensed combined statement of earnings.

   (f) Represents interest expense to finance the Nabisco acquisition. Interest expense has been computed as follows:

                                                                   (in millions)
                                                                   -------------
     Fixed rate note payable to Philip Morris--$11.0 billion at
      7.75%, due December 2002...................................     $  853
     Fixed rate note payable to Philip Morris--$4.0 billion at
      7.40%, due December 2002...................................        296
     Short-term intercompany borrowings from Philip Morris--$255
      million at 7.14%...........................................         18
     Adjustment for interest expense relating to debt incurred to finance the acquisition recorded in our combined statement
      of earnings for the year ended December 31, 2000...........        (65)
                                                                      ------
       Total.....................................................     $1,102
                                                                      ======

   (g) Recognition of income tax effects at a rate of 41.4%, excluding the impact of the amortization of goodwill, which is not deductible for income tax purposes, net of income taxes of approximately $75 million previously recorded by Nabisco on the non-recurring adjustments included in item (d) above.

   (h) Adjustments to give effect to:

    . the receipt of the net proceeds of this offering as of January 1, 2000, estimated at $7.8 billion, after deduction of the estimated underwriting discount and offering expenses aggregating to $228 million, assuming the sale of 280,000,000 shares of Class A common stock at an assumed initial public offering price of $28.50 per share; and

    . the reduction of interest expense for the year ended December 31, 2000, to reflect the retirement of a portion of our $11.0 billion long-term note payable to Philip Morris with the estimated net proceeds of this offering.

   The adjustments assume the underwriters do not exercise their over-allotment option. See "Use of Proceeds" and "Capitalization."

   (i) Recognition of income tax effects at a rate of 41.4%.

             SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

Introduction

   The following table presents our selected historical combined financial and other data and should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Kraft combined financial statements, and the accompanying notes to those statements included in this prospectus. The financial information as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, has been derived from the audited Kraft combined financial statements included in this prospectus. The financial information as of December 31, 1996, 1997 and 1998, and for each of the two years in the period ended December 31, 1997, has been derived from Kraft's unaudited financial information. The unaudited financial information includes all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our results of operations for these periods.

   We are currently a wholly-owned subsidiary of Philip Morris. In contemplation of this offering, Philip Morris transferred its indirectly owned Latin American food subsidiaries to us. The combined financial data in this prospectus give retroactive effect to the contribution of these Latin American businesses as if the transfer had occurred on January 1, 1996.

   On December 11, 2000, we acquired Nabisco. We have accounted for the Nabisco acquisition as a purchase. Nabisco's balance sheet has been consolidated with our balance sheet as of December 31, 2000; however, Nabisco's earnings subsequent to December 11, 2000, have not been included in our combined operating results because the amounts were insignificant. Our interest cost of $65 million associated with acquiring Nabisco has been included in interest and other debt expense, net, in our combined statement of earnings for the year ended December 31, 2000.

   We define EBITDA as earnings before interest and other debt expense, net; provision for income taxes; depreciation; and amortization. We believe that EBITDA is a measure commonly used by analysts and investors. Accordingly, we have disclosed this information to permit a more complete analysis of our operating performance. EBITDA should not be considered in isolation or as a substitute for net earnings or other results of operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States as a measure of our profitability or liquidity. EBITDA, as we calculate it, may not be comparable to similarly titled measures reported by other companies.

   We define operating companies income as operating income before amortization of goodwill and corporate expenses. We use this measure to report our segment profitability under accounting principles generally accepted in the United States.

   We also evaluate our operating results and the performance of our businesses by reviewing underlying results, including underlying operating revenue, underlying operating companies income and underlying operating companies income margin. Underlying results reflect the results of our business operations, excluding significant one-time items for employee separation programs, write-downs of property, plant and equipment, estimated sales made in advance of the century date change and gains (losses) on sales of businesses. Underlying results also exclude the operating results of businesses that have been sold. Accordingly, we have disclosed underlying results to permit a more complete analysis of our operating performance. Underlying operating companies income should not be considered in isolation or as a substitute for net earnings or other results of operations data prepared in accordance with accounting principles generally accepted in the United States.

   We calculate operating companies income margin by dividing operating companies income by operating revenue. We calculate underlying operating companies income margin by dividing underlying operating companies income by underlying operating revenue.

             SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

                                          Year Ended December 31,
                                  --------------------------------------------
                                   1996     1997     1998     1999      2000
                                  -------  -------  -------  -------  --------
                                    (in millions, except per share data)
Statement of Earnings Data:
  Operating revenue.............. $27,950  $27,690  $27,311  $26,797  $ 26,532
  Cost of sales..................  16,387   15,978   15,544   14,573    13,917
                                  -------  -------  -------  -------  --------
    Gross profit.................  11,563   11,712   11,767   12,224    12,615
  Marketing, administration and
   research costs................   7,729    7,601    7,688    8,106     8,068
  Amortization of goodwill.......     569      552      544      539       535
                                  -------  -------  -------  -------  --------
    Operating income.............   3,265    3,559    3,535    3,579     4,012
  Interest and other debt
   expense, net..................     509      476      536      539       597
                                  -------  -------  -------  -------  --------
    Earnings before income
     taxes.......................   2,756    3,083    2,999    3,040     3,415
  Provision for income taxes.....   1,289    1,291    1,367    1,287     1,414
                                  -------  -------  -------  -------  --------
    Net earnings................. $ 1,467  $ 1,792  $ 1,632  $ 1,753  $  2,001
                                  =======  =======  =======  =======  ========
Basic and diluted earnings per
 share........................... $  1.01  $  1.23  $  1.12  $  1.20  $   1.38
                                  =======  =======  =======  =======  ========
Weighted average number of
 shares..........................   1,455    1,455    1,455    1,455     1,455

Balance Sheet Data:
  Goodwill, net of accumulated
   amortization.................. $18,114  $16,843  $16,408  $15,296  $ 31,584
  Total assets...................  33,366   31,257   31,391   30,336    52,071
  Short-term borrowings,
   including current maturities..     152      168      109      105       859
  Long-term notes payable to
   Philip Morris.................   5,000    5,000    6,234    6,602    21,407
  Other long-term debt...........     634      531      483      433     2,695
  Shareholders' equity...........  17,530   15,761   15,134   13,461    14,048

Cash Flow Data:
  Cash provided by (used in):
    Operating activities......... $ 2,341  $ 1,940  $ 2,324  $ 2,693  $  3,254
    Investing activities.........    (485)     781     (763)    (669)  (16,138)
    Financing activities.........  (1,924)  (2,699)  (1,565)  (2,031)   12,982
  Depreciation and amortization..   1,115    1,064    1,038    1,030     1,034
  Capital expenditures...........    (812)    (737)    (841)    (860)     (906)

Other Data:
  Volume (in pounds).............  12,913   12,767   12,694   12,817    13,130
  EBITDA......................... $ 4,380  $ 4,623  $ 4,573  $ 4,609  $  5,046
  Corporate expenses.............      97       88      103      135       208
  Operating companies income:
    Reported.....................   3,931    4,199    4,182    4,253     4,755
    Underlying...................   3,596    3,911    4,108    4,308     4,620
  Operating companies income
   margin:
    Reported.....................    14.1%    15.2%    15.3%    15.9%     17.9%
    Underlying...................    13.8     14.7     15.3     16.4      17.4

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion together with the "Pro Forma Condensed Combined Financial Information" and the accompanying introduction and notes, as well as the Kraft combined financial statements, the Nabisco consolidated financial statements and their accompanying notes, included elsewhere in this prospectus.

Overview of Our Business

   General

   We conduct our global business through two units: Kraft Foods North America and Kraft Foods International. Kraft Foods North America manages its operations by product category, while Kraft Foods International manages its operations by geographic region. Kraft Foods North America's segments are Cheese, Meals and Enhancers; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. Kraft Foods North America's food service business within the United States and its businesses in Canada and Mexico are managed under the Cheese, Meals and Enhancers segment. Kraft Foods International's segments are Europe, Middle East and Africa; and Latin America and Asia Pacific.

   We manufacture and distribute a diverse and extensive range of products globally. Our products are sold in over 140 countries. Within many of our product lines, we hold the number one category share in a substantial number of our markets. As of March 15, 2001, we had 228 plants, of which 106 were located in North America.

   Our operating revenue and operating companies income are affected by various factors including volume, price, currency, acquisitions, divestitures and product mix. Product mix refers to the change in relative percentage of our volume comprising products with higher margins per pound versus lower margins per pound. Favorable product mix occurs when our volume includes more products that generate higher margins and unfavorable product mix occurs when our volume includes more products that generate lower margins. Our cost of sales consists of commodity and other materials costs, labor costs and manufacturing costs. We use a number of commodities in producing our products, principally coffee and cocoa beans and dairy products. We also use paper and other materials to package our products. Fluctuation in commodity costs can cause retail price volatility, intensify price competition and influence consumer and trade buying patterns.

   Our marketing, administration and research costs include the costs of marketing our products, other general costs not directly related to manufacturing our products and costs incurred to develop new and innovative products. The most significant component of our marketing, administration and research costs is marketing expense, which relates to the advertising and promotion of our products.

   Our businesses are subject to competitive challenges in various product categories and markets, including trends toward increasing consolidation in the retail trade and changing consumer preferences. To confront these challenges, we continue to take steps to build the value of our brands with new products and marketing initiatives, to enhance our portfolio of food and beverage businesses and to reduce costs.

   Factors Affecting Comparability

   Acquisitions, Divestitures and License Agreements. On December 11, 2000, we acquired all of the outstanding shares of Nabisco for an aggregate cost of approximately $19.2 billion, including the assumption of approximately $4.0 billion of Nabisco's existing debt. In connection with the acquisition, we issued long-term notes payable to Philip Morris in an aggregate principal amount of $15.0 billion and financed the balance of the acquisition through short-term intercompany borrowings of $255 million. We will use the net proceeds from this offering to retire a portion of our $11.0 billion long-term note payable to Philip Morris. We plan to repay the remainder of these notes from the proceeds of future issuances of debt and internally generated cash flow.

   We accounted for the Nabisco acquisition as a purchase in our combined financial statements as of December 31, 2000. Nabisco's balance sheet has been consolidated with our balance sheet as of December 31, 2000. However, Nabisco's earnings subsequent to December 11, 2000, have not been included in our combined operating results because the amounts were insignificant. Our interest cost of $65 million associated with acquiring Nabisco has been included in interest and other debt expense, net, in our combined statement of earnings for the year ended December 31, 2000.

   Had the Nabisco acquisition occurred at the beginning of 2000, our 2000 pro forma combined operating revenue would have been $34.7 billion and our 2000 pro forma combined operating companies income would have been $5.7 billion. Our pro forma amounts are not necessarily indicative of what actually would have occurred if the acquisition had been consummated at the beginning of 2000, nor are they necessarily indicative of our future operating results.

   During 2001, we will finalize the Nabisco acquisition balance sheet, including the completion of fair value appraisals of Nabisco's assets. During this process, we will also finalize our plans to integrate the operations of Nabisco. We anticipate closing or selling a number of Nabisco facilities. We estimate that costs for these actions will range from $500 million to $600 million. These costs will increase goodwill on our combined balance sheet and will be recorded as our plans to close facilities are finalized and announced.

   The integration of Nabisco's operations may also result in closing or selling a number of Kraft facilities. We estimate that these actions could result in charges, which will be reflected in our combined statement of earnings, in the range of $200 million to $300 million. These charges will be recorded during the period in which the integration plans have been finalized and announced.

   We have also purchased and sold smaller businesses and entered into licensing agreements, including the following:

  . During 2000, we purchased Balance Bar Co., a maker of energy and nutrition snack products, as well as Boca Burger, Inc., a manufacturer and marketer of soy-based meat alternatives. The aggregate purchase price of these businesses was $358 million.

  . During 2000, we sold a French confectionery business for $251 million, resulting in a pre-tax gain of $139 million.

  . In 1998, we entered into a licensing agreement to market, sell and distribute Starbucks bagged coffee to grocery customers across the United States.

While these actions are important to the success of our business strategy, the operating results of these and other smaller acquisitions, licensing agreements and divestitures have not had a material impact on our combined results of operations.

   Benefit Plans. Our domestic pension plans are currently overfunded, which means that pension funds exceed our plans' liabilities to their participants. To the extent that pension fund investments earn more than the cost of providing benefits to our employees each year, we record income in our combined statements of earnings in accordance with accounting principles generally accepted in the United States. However, our health care plans, postemployment plans and some of our international pension plans are either unfunded or underfunded and, therefore, generate benefit plan expense in our combined statements of earnings. The net amount of our benefit plan income and expense resulted in pre-tax expense of $52 million in 1998 and pre-tax income of $27 million in 1999 and $103 million in 2000. The increases in the net benefit income in 1999 and 2000 are primarily attributable to our pension fund's investment performance. However, given recent performance of these investments and additional benefit expense for Nabisco, we expect the level of net benefit income to decrease in 2001 by an amount which is not currently determinable.

   Foreign Currency. Changes in currency exchange rates decreased our operating revenue by $857 million and operating companies income by $91 million during 2000. During 1999, changes in currency exchange rates decreased our operating revenue by $335 million and our operating companies income by $36 million. In 2000, these decreases were primarily due to the strength of the United States dollar against Western European currencies, primarily the Euro. In 1999, these decreases were due to the strength of the United States dollar against Western European and Latin American currencies. Although we cannot predict future changes in currency exchange rates, the continued strength of the United States dollar against Western European currencies, particularly the Euro, if sustained during 2001, would continue to have an adverse effect on our operating revenue and operating companies income.

   Most Western European countries use the Euro as their single currency, while still continuing to use their own notes and coins for cash transactions. Beginning in January 2002, new Euro-denominated notes and coins will be issued and local currencies will be withdrawn from circulation. The Euro conversion has not had, and we currently anticipate that it will not have, a material adverse effect on our combined financial condition, operating companies income or cash flows.

   Century Date Change. Our year-end 1999 inventories and trade receivables increased due to preemptive contingency plans in the event of a century date change disruption. These increases resulted in a shift of cash outflows to the fourth quarter of 1999 from the first quarter of 2000, in an amount we have estimated to be approximately $155 million. In addition, some of our customers purchased additional products in 1999 in anticipation of potential disruptions related to the century date change. We estimate that the increased shipments in 1999 resulted in incremental operating revenue of approximately $97 million and operating companies income of approximately $40 million, and corresponding decreases in operating revenue and operating companies income in 2000.

   53rd Week. Our subsidiaries end their fiscal years on the Saturday closest to December 31. Accordingly, most years contain 52 weeks of operating results while every sixth year includes 53 weeks. In 2000, our results include a 53rd week, which resulted in incremental operating companies income of approximately $96 million.

   Trade Inventory Reductions. During 2000, our United States customers reduced their inventories of our products, primarily powdered soft drinks, cheese, coffee, cereals and dry packaged desserts. We estimate that these actions decreased our operating companies income by approximately $117 million in 2000.

   Separation Programs. During 1999, we offered voluntary retirement incentive or separation programs to certain eligible hourly and salaried employees in the United States. Employees electing to terminate employment under the terms of these programs were entitled to enhanced retirement or severance benefits. Approximately 1,100 hourly and salaried employees accepted the benefits offered by these programs, and as a result we recorded a pre-tax charge of $157 million during 1999. This charge was included in marketing, administration and research costs in our combined statement of earnings for 1999. Payments of pension and postretirement benefits were made in accordance with the terms of the applicable benefit plans. Severance benefits, which are paid over a period of time, commenced upon dates of termination, which ranged from April 1999 to March 2000. The program and related payments were completed during 2000. Salary and related benefit costs of employees prior to their retirement or termination date were expensed as incurred.

   Energy Costs. During the latter part of 2000, our energy costs increased as a result of higher prices charged for oil and natural gas. However, this increase in energy costs did not have a material adverse effect on our operating companies income.

Combined Operating Results by Segment

                                           Year Ended December 31,
                                           -------------------------  Pro Forma
                                            1998     1999     2000      2000
                                           -------  -------  -------  ---------
                                           (dollars and pounds in millions)
Volume (in pounds):
Kraft Foods North America
 Cheese, Meals and Enhancers.............    4,913    4,874    4,820     5,365
 Biscuits, Snacks and Confectionery......       43       47       54     2,549
 Beverages, Desserts and Cereals.........    2,705    2,883    3,117     3,197
 Oscar Mayer and Pizza...................    1,388    1,433    1,507     1,507
                                           -------  -------  -------   -------
  Total Kraft Foods North America........    9,049    9,237    9,498    12,618
                                           -------  -------  -------   -------
Kraft Foods International
 Europe, Middle East and Africa..........    2,887    2,816    2,829     3,012
 Latin America and Asia Pacific..........      758      764      803     1,983
                                           -------  -------  -------   -------
  Total Kraft Foods International........    3,645    3,580    3,632     4,995
                                           -------  -------  -------   -------
   Total volume..........................   12,694   12,817   13,130    17,613
                                           =======  =======  =======   =======
Operating revenue:
Kraft Foods North America
 Cheese, Meals and Enhancers.............  $ 9,322  $ 9,360  $ 9,405   $10,328
 Biscuits, Snacks and Confectionery......      220      265      329     6,037
 Beverages, Desserts and Cereals.........    5,039    5,074    5,266     5,459
 Oscar Mayer and Pizza...................    3,059    3,198    3,461     3,461
                                           -------  -------  -------   -------
 Total Kraft Foods North America.........   17,640   17,897   18,461    25,285
                                           -------  -------  -------   -------
Kraft Foods International
 Europe, Middle East and Africa..........    8,307    7,676    6,824     6,995
 Latin America and Asia Pacific..........    1,364    1,224    1,247     2,399
                                           -------  -------  -------   -------
  Total Kraft Foods International........    9,671    8,900    8,071     9,394
                                           -------  -------  -------   -------
   Total operating revenue...............  $27,311  $26,797  $26,532   $34,679
                                           =======  =======  =======   =======
Operating companies income:
Kraft Foods North America
 Cheese, Meals and Enhancers.............  $ 1,599  $ 1,658  $ 1,845   $ 2,052
 Biscuits, Snacks and Confectionery......       54       73      100       802
 Beverages, Desserts and Cereals.........    1,005    1,009    1,090     1,112
 Oscar Mayer and Pizza...................      470      450      512       512
                                           -------  -------  -------   -------
  Total Kraft Foods North America........    3,128    3,190    3,547     4,478
                                           -------  -------  -------   -------
Kraft Foods International
 Europe, Middle East and Africa..........      884      895    1,019       985
 Latin America and Asia Pacific..........      170      168      189       268
                                           -------  -------  -------   -------
  Total Kraft Foods International........    1,054    1,063    1,208     1,253
                                           -------  -------  -------   -------
   Total operating companies income......  $ 4,182  $ 4,253  $ 4,755   $ 5,731
                                           =======  =======  =======   =======
Operating companies income margin:
Kraft Foods North America
 Cheese, Meals and Enhancers.............     17.2%    17.7%    19.6%     19.9%
 Biscuits, Snacks and Confectionery......     24.5     27.5     30.4      13.3
 Beverages, Desserts and Cereals.........     19.9     19.9     20.7      20.4
 Oscar Mayer and Pizza...................     15.4     14.1     14.8      14.8
  Total Kraft Foods North America........     17.7     17.8     19.2      17.7

Kraft Foods International
 Europe, Middle East and Africa..........     10.6     11.7     14.9      14.1
 Latin America and Asia Pacific..........     12.5     13.7     15.2      11.2
  Total Kraft Foods International........     10.9     11.9     15.0      13.3

   Total operating companies income
   margin................................     15.3%    15.9%    17.9%     16.5%

   We define operating companies income as operating income before amortization of goodwill and corporate expenses. We use this measure to review and report our segment profitability, as presented in the preceding table. We also review, among other measures, underlying operating results to evaluate the performance of our business on a comparable basis. Underlying operating results reflect the results of our business operations, excluding significant one-time items for employee separation programs, estimated sales made in advance of the century date change and gains (losses) on sales of businesses. Underlying operating results also exclude the operating results of businesses that have been sold. Accordingly, we have disclosed underlying results to permit a more complete analysis of our operating performance. The following is a reconciliation of reported operating results to underlying operating results for each of the three years in the period ended December 31, 2000:

                                                      Year Ended December 31,
                                                      -------------------------
                                                       1998     1999     2000
                                                      -------  -------  -------
                                                      (dollars and pounds in
                                                             millions)
Reported volume (in pounds)..........................  12,694   12,817   13,130
  Volume of businesses sold..........................    (215)    (137)     (43)
  Estimated impact of century date change............              (55)      55
                                                      -------  -------  -------
Underlying volume (in pounds)........................  12,479   12,625   13,142
                                                      =======  =======  =======
Reported operating revenue........................... $27,311  $26,797  $26,532
  Operating revenue of businesses sold...............    (547)    (352)    (141)
  Estimated impact of century date change............              (97)      97
                                                      -------  -------  -------
Underlying operating revenue......................... $26,764  $26,348  $26,488
                                                      =======  =======  =======
Reported operating companies income.................. $ 4,182  $ 4,253  $ 4,755
  Gain on sale of a French confectionery business....                      (139)
  Operating companies income of businesses sold......     (74)     (62)     (36)
  Estimated impact of century date change............              (40)      40
  Separation programs................................              157
                                                      -------  -------  -------
Underlying operating companies income................ $ 4,108  $ 4,308  $ 4,620
                                                      =======  =======  =======

   2000 Compared with 1999

   Our volume increased by 313 million pounds, or 2.4%, during 2000. Of this increase, 1.6 percentage points related to the inclusion of 53 weeks in 2000 operating results, partially offset by a 0.9 percentage point decrease related to trade inventory reductions in the United States. Volume grew in every segment but Cheese, Meals and Enhancers, in which a decrease in lower-margin food service products more than offset volume increases in higher margin products. Excluding the impact of divested businesses and the estimated shift in volume due to the century date change, our underlying volume grew 4.1%, of which 1.6 percentage points related to the inclusion of 53 weeks in 2000 operating results, partially offset by a 0.9 percentage point decrease related to trade inventory reductions in the United States.

   Our operating revenue for 2000 decreased $265 million, or 1.0%, from 1999. This decrease was due primarily to unfavorable currency exchange rates of $857 million, the estimated shift in revenue attributable to the century date change of $194 million and the impact of divested businesses of $211 million. These decreases were partially offset by an increase of $774 million attributable to higher volume, the impact of acquisitions of $148 million and price increases of $49 million. Excluding the effects of divested businesses and the estimated shift in revenue due to the century date change, our underlying operating revenue for 2000 increased $140 million, or 0.5%, from 1999.

   Our operating companies income increased $502 million, or 11.8%, from 1999. This increase was due primarily to a $430 million impact of volume increases, higher margins of $402 million, the absence of 1999 separation charges of $157 million and the $139 million gain on the sale of the French confectionery business in 2000. These increases were partially offset by higher marketing expenses of $366 million, unfavorable currency exchange rates of $91 million, the shift in income due to the century date change estimated to be $80 million, unfavorable product mix of $43 million and the impact of divested businesses. Higher margins on our products were primarily the result of price increases, coupled with lower cost of sales due to lower commodity-related costs and lower manufacturing costs. Marketing expense increased in every segment, with the largest increase in Cheese, Meals and Enhancers. We increased price promotions on cheese products in 2000 in the United States during a period of intense competition that resulted from declining cheese commodity costs. Excluding the gain on sale of the French confectionery business in 2000, the impact of the 1999 separation charges, the estimated shift in income due to the century date change and the earnings of divested businesses, our underlying operating companies income increased 7.2% over 1999.

   Interest and other debt expense, net, increased $58 million, or 10.8%, due primarily to notes issued to Philip Morris in connection with our purchase of Nabisco.

   Our provision for income taxes for the years ended December 31, 1999 and 2000, reflected effective income tax rates of 42.3% and 41.4%, respectively. The lower 2000 effective rate resulted primarily from a reduction in state and local income taxes due to the mix of pre-tax earnings in various states.

   Our 2000 net earnings increased by $248 million and our 2000 basic and diluted earnings per share each increased by 15.0%. Excluding the impact of the gain on sale of the French confectionery business, separation charges in 1999 and the impact of the estimated shift in income due to the century date change, our 2000 underlying net earnings of $1.9 billion grew 6.6% over $1.8 billion in 1999, and our underlying basic and diluted earnings per share each grew 7.2% from $1.25 in 1999 to $1.34 in 2000.

   1999 Compared with 1998

   Our volume increased 123 million pounds, or 1.0%, over 1998. Increases in most segments were partially offset by lower shipments in the Cheese, Meals and Enhancers segment and lower volume in Europe. Excluding divested businesses and the estimated shift in shipments due to the century date change, our underlying volume increased 1.2% over 1998.

   Our operating revenue for 1999 decreased $514 million, or 1.9%, from 1998. This decrease was due primarily to unfavorable currency exchange rates of $335 million and lower pricing of $301 million resulting from lower commodity costs. Partially offsetting these decreases was an estimated shift in revenue of $97 million attributable to the century date change. Excluding the impact of divested businesses and the estimated shift in revenue due to the century date change, our underlying operating revenue for 1999 decreased $416 million, or 1.6%, from 1998.

   Our operating companies income increased $71 million, or 1.7%, over 1998. This increase was due primarily to higher margins of $507 million, the impact of higher volume of $70 million and the estimated shift in income due to the century date change of $40 million. These increases were partially offset by $157 million of separation charges in 1999, higher marketing, administration and research costs of $294 million, unfavorable currency exchange rates of $36 million, unfavorable product mix of $20 million and the impact of divested businesses of $12 million. Higher margins on our products were the result of lower cost of sales due to lower commodity-related costs and lower manufacturing costs, partially offset by lower pricing. Marketing expense increased in every segment except Latin America and Asia Pacific. Excluding the impact of the 1999 separation charges, the estimated shift in income due to the century date change and the earnings of divested businesses, our underlying operating companies income increased 4.9% over 1998.

   Our provision for income taxes for the years ended December 31, 1998 and 1999, reflected effective income tax rates of 45.6% and 42.3%, respectively. The lower effective rate for 1999 resulted primarily from a reduction in foreign income taxes.

   Our 1999 net earnings increased by $121 million and our 1999 basic and diluted earnings per share each increased 7.1%, due primarily to higher operating companies income. Excluding the impact of the 1999 separation charges and the estimated shift in income due to the century date change, our 1999 underlying net earnings of $1.8 billion grew 11.7% over $1.6 billion in 1998, and our underlying basic and diluted earnings per share each increased 11.6% from $1.12 in 1998 to $1.25 in 1999.

Operating Results by Business Segment

                           Kraft Foods North America

   The following table is a reconciliation of Kraft Foods North America's reported operating results to underlying operating results for each of the three years in the period ended December 31, 2000:

                                                      Year Ended December 31,
                                                      -------------------------
                                                       1998     1999     2000
                                                      -------  -------  -------
                                                      (dollars and pounds in
                                                             millions)
Reported volume (in pounds)..........................   9,049    9,237    9,498
  Volume of businesses sold:
    Cheese, Meals and Enhancers......................     (14)     (13)      (5)
  Estimated impact of century date change:
    Cheese, Meals and Enhancers......................              (16)      16
    Biscuits, Snacks and Confectionery...............               (1)       1
    Beverages, Desserts and Cereals..................              (19)      19
    Oscar Mayer and Pizza............................               (5)       5
                                                      -------  -------  -------
Underlying volume (in pounds)........................   9,035    9,183    9,534
                                                      =======  =======  =======
Reported operating revenue........................... $17,640  $17,897  $18,461
  Operating revenue of businesses sold:
    Cheese, Meals and Enhancers......................     (29)     (25)     (10)
  Estimated impact of century date change:
    Cheese, Meals and Enhancers......................              (34)      34
    Biscuits, Snacks and Confectionery...............               (3)       3
    Beverages, Desserts and Cereals..................              (22)      22
    Oscar Mayer and Pizza............................              (12)      12
                                                      -------  -------  -------
Underlying operating revenue......................... $17,611  $17,801  $18,522
                                                      =======  =======  =======
Reported operating companies income.................. $ 3,128  $ 3,190  $ 3,547
  Operating companies income of businesses sold:
    Cheese, Meals and Enhancers......................      (7)      (8)      (4)
  Estimated impact of century date change:
    Cheese, Meals and Enhancers......................              (15)      15
    Biscuits, Snacks and Confectionery...............               (1)       1
    Beverages, Desserts and Cereals..................               (7)       7
    Oscar Mayer and Pizza............................               (4)       4
  Separation programs:
    Cheese, Meals and Enhancers......................               71
    Biscuits, Snacks and Confectionery...............                2
    Beverages, Desserts and Cereals..................               46
    Oscar Mayer and Pizza............................               38
                                                      -------  -------  -------
Underlying operating companies income................ $ 3,121  $ 3,312  $ 3,570
                                                      =======  =======  =======

   2000 Compared with 1999

   Kraft Foods North America's volume for 2000 increased 2.8% over 1999. Excluding the impact of divested businesses and the estimated shift in volume attributable to the century date change, volume increased 3.8%, of which 1.6 percentage points related to the impact of the 53rd week of shipments, partially offset by a 1.3 percentage point decrease related to trade inventory reductions in 2000.

   Operating revenue increased $564 million, or 3.2%, over 1999, due primarily to the $483 million impact of higher volume, the impact of acquisitions of $148 million and higher pricing of $79 million. Partially offsetting these increases was the estimated shift in revenue attributable to the century date change of $142 million.

   Operating companies income grew by $357 million, or 11.2%, to $3.5 billion, due primarily to higher margins of $318 million, driven by higher pricing coupled with lower commodity-related costs. Also contributing to this increase was the absence of the 1999 pre-tax charge for separation programs of $157 million and the impact of higher volume of $283 million. Partially offsetting these increases were higher marketing, administration and research costs of $310 million, the majority of which related to higher marketing expenses; unfavorable product mix of $43 million; and the estimated shift in income attributable to the century date change of $54 million. Our underlying 2000 operating companies income increased 7.8% from 1999.

   The following discusses operating results within each of Kraft Foods North America's business segments.

   Cheese, Meals and Enhancers. Total Cheese, Meals and Enhancers volume decreased 1.1% from 1999 driven by a 7.1% decline in our United States food service business, which more than offset an increase in our retail businesses. We recently reached the contractual termination of an exclusivity agreement with a single food service distributor and are moving to open distribution of our Kraft branded food service products. This transition resulted in lower food service volume in 2000. Also contributing to the decrease in food service volume was the loss of a contract to supply cold cuts and the pruning of low margin products. Cheese volume increased over 1999 with gains in process, natural and cream cheese products. Meals volume was lower in 2000, reflecting lower shipments of Mexican dinners and rice. Enhancers volume decreased slightly. Volume in Canada grew due to new product introductions. Excluding the impact of divested businesses and the estimated shift in volume attributable to the century date change, our underlying 2000 volume decreased 0.3%.

   Operating revenue increased $45 million, or 0.5%, over 1999, due primarily to favorable product mix of $128 million and favorable currency exchange rates of $30 million. Partially offsetting these increases were the impact of lower volume of $29 million, the estimated shift in revenue attributable to the century date change of $68 million and the impact of divestitures of $15 million.

   Operating companies income increased $187 million, or 11.3%, over 1999 due to higher margins of $254 million, driven by lower commodity-related and manufacturing costs. Also contributing to this increase was favorable product mix of $81 million and the absence of the 1999 separation charge of $71 million. Partially offsetting these increases were higher marketing, administration and research costs of $171 million, primarily from marketing; the estimated shift in income attributable to the century date change of $30 million; and the impact of lower volume of $14 million. Our marketing expense increased as we increased price promotions on cheese products during 2000 in the United States during a period of intense competition that resulted from low cheese commodity costs. Favorable product mix was the result of lower volume in low-margin food service products. Excluding the impact of the 1999 separation charges, the income of divested businesses and the estimated shift in income attributable to the century date change, our underlying 2000 operating companies income of $1.9 billion increased 8.8% from $1.7 billion in 1999.

   Biscuits, Snacks and Confectionery. Total Biscuits, Snacks and
Confectionery volume grew 14.9% over 1999, reflecting the continued success of two-compartment snacks and the introduction of new intense mint and chocolate products.

   Operating revenue increased $64 million, or 24.2%, over 1999, due primarily to the impact of higher volume. Operating companies income increased $27 million, or 37.0%, due primarily to the impact of higher volume of $45 million and the absence of the 1999 separation charge of $2 million. Partially offsetting these increases were higher marketing, administration and research costs of $24 million. Excluding the 1999 separation charges and the estimated shift in revenue attributable to the century date change, our underlying 2000 operating companies income of $101 million increased 36.5% from $74 million in 1999.

   Beverages, Desserts and Cereals. Total Beverages, Desserts and Cereals volume grew 8.1% from 1999. Beverages volume grew on the strength of aseptic juice drinks, reflecting new product introductions, and higher coffee shipments due to growth in Starbucks bagged coffees. Volume also grew in frozen whipped toppings, due in part to the introduction of new products. Partially offsetting these increases were declines in ready-to-eat cereals, due to an intensely competitive environment, and in dry packaged desserts, reflecting lower promotions. Excluding the estimated shift in volume attributable to the century date change, our underlying 2000 volume grew 9.5%, of which approximately 0.6 percentage points related to the acquisition of Balance Bar.

   Operating revenue increased $192 million, or 3.8%, over 1999, due primarily to the impact of higher volume of $250 million and $113 million from the acquisition of Balance Bar. Partially offsetting these increases were unfavorable product mix of $124 million and the estimated shift in revenue attributable to the century date change of $44 million.

   Operating companies income increased $81 million, or 8.0%, over 1999. This increase was due primarily to the impact of higher volume of $154 million; the absence of the 1999 separation charges of $46 million; higher margins of $20 million, due primarily to lower commodity costs; and the acquisition of Balance Bar. Partially offsetting these increases were unfavorable product mix of $104 million; higher marketing, administration and research costs of $29 million, primarily from marketing; and the estimated shift in income attributable to the century date change of $14 million. Our unfavorable product mix was due primarily to the volume increase in aseptic juice drinks, which generate lower margins per pound than the aggregate margins per pound of our other beverages, desserts and cereals products. The increase in marketing expense reflected introductions of new aseptic juice drink products, partially offset by lower marketing attributable to powdered soft drinks, dry packaged desserts and ready-to-eat cereals. Excluding the impact of the 1999 separation charges and the estimated shift in income attributable to the century date change, our underlying 2000 operating companies income of $1.1 billion increased 4.7% from $1.0 billion in 1999.

   Oscar Mayer and Pizza. Total Oscar Mayer and Pizza volume grew 5.2% from 1999. Volume grew in pizza, reflecting the continued success of our rising crust pizza and new product introductions. Volume growth also reflected the introduction of Mega Pack Lunchables lunch combinations, the acquisition of Boca Burger and gains in hot dogs and cold cuts. Excluding the estimated shift in volume attributable to the century date change, our underlying 2000 volume increased 5.9%, of which approximately 0.8 percentage points related to the acquisition of Boca Burger.

   Operating revenue increased $263 million, or 8.2%, over 1999, due primarily to the impact of higher volume of $190 million, higher pricing of $82 million and $35 million from the acquisition of Boca Burger. This increase in operating revenue was partially offset by the estimated shift in revenue attributable to the century date change of $24 million and unfavorable product mix of $22 million.

   Operating companies income increased $62 million, or 13.8%, over 1999. This increase was due primarily to the impact of higher volume of $98 million, higher margins of $43 million and the absence of the 1999 separation charge of $38 million. Partially offsetting these increases were higher marketing, administration and research costs of $86 million, primarily from marketing; unfavorable product mix of $20 million; and the estimated shift in income attributable to the century date change of $8 million. Higher marketing expense and unfavorable product mix both reflected the effects of new product introductions during 2000. Excluding the impact of the 1999 separation charges and the estimated shift in income attributable to the century date change, our underlying 2000 operating companies income of $516 million increased 6.6% from $484 million in 1999.

   1999 Compared with 1998

   Kraft Foods North America's volume increased 2.1% during 1999, of which approximately 0.5 percentage points related to the estimated shift in volume attributable to the century date change.

   Operating revenue increased $257 million, or 1.5%, over 1998, due primarily to the impact of higher volume of $93 million, the estimated shift in revenue attributable to the century date change of $71 million and favorable pricing of $65 million.

   Operating companies income grew $62 million, or 2.0%, over 1998. This increase was due primarily to higher margins of $428 million, driven by lower commodity and manufacturing costs; the impact of higher volume of $58 million; and the estimated shift in income attributable to the century date change of $27 million. Partially offsetting these increases were higher marketing, administration and research costs of $247 million, the majority of which related to higher marketing expenses; separation charges of $157 million; and unfavorable product mix of $20 million. Marketing expense increased across all segments, with the largest increase in Cheese, Meals and Enhancers, as we increased price promotions on cheese products. Excluding the impact of divested businesses, the 1999 separation charges and the estimated shift in income attributable to the century date change, our underlying 1999 operating companies income increased 6.1% over 1998.

   The following discusses operating results within each of Kraft Foods North America's business segments.

   Cheese, Meals and Enhancers. Total Cheese, Meals and Enhancers volume decreased 0.8% from 1998, due primarily to lower food service shipments and the exit of lower-margin product lines in Canada. Enhancers also contributed to the volume decline as lower shipments of spoonable dressings more than offset increases in barbecue sauce. Partially offsetting the overall volume decline was cheese volume, which increased over 1998 with gains in several product lines. Meals volume also increased due primarily to the introduction of new products. Excluding the impact of divested businesses and the estimated shift in volume attributable to the century date change, underlying 1999 volume decreased 1.1% from 1998.

   During 1999, operating revenue increased $38 million, or 0.4%, over 1998, due primarily to higher pricing of $140 million and the estimated shift in revenue attributable to the century date change of $34 million. These increases were partially offset by the impact of lower volume of $131 million.

   Operating companies income increased $59 million, or 3.7%, over 1998. This increase was due primarily to higher margins of $340 million, driven by higher pricing coupled with lower commodity and manufacturing costs; the estimated shift in income attributable to the century date change of $15 million; and favorable product mix of $38 million. Partially offsetting these increases were higher marketing, administration and research costs of $179 million, primarily from marketing; the impact of lower volume of $73 million; and 1999 separation charges of $71 million. Marketing expense increased due to price promotions on cheese products and the introduction of new products. Favorable product mix was the result of lower volume in lower-margin food service products and the discontinuance of lower-margin product lines in Canada. Excluding the impact of the 1999 separation charges, the income of divested businesses and the estimated shift in income attributable to the century date change, underlying 1999 operating companies income of $1.7 billion increased 7.2% over 1998.

   Biscuits, Snacks and Confectionery. Total volume grew 9.3% over 1998 on the continued success of intense mints and two-compartment snacks. Excluding the estimated shift in volume attributable to the century date change, underlying 1999 volume increased 7.0% over 1998.

   During 1999, operating revenue increased $45 million, or 20.5%, over 1998, due primarily to favorable product mix of $23 million and the impact of higher volume of $18 million.

   Operating companies income increased $19 million, or 35.2%, over 1998, due primarily to favorable product mix of $19 million and higher volume of $11 million. These increases were partially offset by higher marketing, administration and research costs. Higher marketing expense and favorable product mix both reflected growth in our intense mints business. Excluding the 1999 separation charges and the estimated shift in income attributable to the century date change, underlying 1999 operating companies income of $74 million increased 37.0% from $54 million in 1998.

   Beverages, Desserts and Cereals. Total Beverages, Desserts and Cereals volume grew 6.6% over 1998. Volume grew in aseptic juice drinks, as well as in powdered soft drinks, both fueled by new product introductions. Coffee volume grew on the successful rollout of Starbucks bagged coffee to grocery customers throughout 1999. Volume also grew in ready-to-eat refrigerated desserts and in frozen whipped toppings. Partially offsetting these increases were declines in dry packaged desserts and ready-to-eat cereals, due to intense competition. Excluding the estimated shift in volume attributable to the century date change, underlying 1999 volume increased 5.9% over 1998.

   During 1999, operating revenue increased $35 million, or 0.7%, due primarily to the impact of higher volume of $117 million, acquisitions of $91 million and the estimated shift in revenue attributable to the century date change of $22 million. Partially offsetting these increases were unfavorable mix of $113 million and lower pricing of $81 million.

   Operating companies income increased $4 million, or 0.4%, over 1998, due primarily to the impact of higher volume of $74 million, higher margins of $69 million and the estimated shift in income attributable to the century date change. Partially offsetting these increases were unfavorable product mix of $71 million, the 1999 separation charges of $46 million and higher marketing, administration and research costs. The unfavorable product mix was due primarily to the volume increase in aseptic juice drinks. Excluding the 1999 separation charges and the estimated shift in income attributable to the century date change, underlying 1999 operating companies income of $1.0 billion increased 4.3% from 1998.

   Oscar Mayer and Pizza. Total Oscar Mayer and Pizza volume grew 3.2% over 1998. Volume grew in pizza, reflecting the continued success of our rising crust pizza and new product introductions. Volume also grew in lunch combinations, bacon and hot dogs. Partially offsetting these increases was a decline in cold cuts. Excluding the estimated shift in volume attributable to the century date change, underlying 1999 volume increased 2.9% over 1998.

   During 1999, operating revenue increased $139 million, or 4.5%, over 1998, due primarily to the impact of higher volume of $89 million, the estimated shift in revenue attributable to the century date change of $12 million and favorable product mix of $33 million.

   Operating companies income decreased $20 million, or 4.3%, from 1998. This decrease was due primarily to the 1999 separation charge of $38 million, the impact of higher marketing, administration and research costs of $30 million, primarily from marketing, and increased expense related to food safety. These decreases were partially offset by the impact of higher volume of $46 million and the estimated shift in income attributable to the century date change of $4 million. The increase in marketing expense was due primarily to the introduction of new pizza products. Excluding the 1999 separation charges and the estimated shift in income attributable to the century date change, underlying 1999 operating companies income of $484 million increased 3.0% over $470 million in 1998.

                           Kraft Foods International

   The following table is a reconciliation of Kraft Foods International's reported operating results to underlying operating results for each of the three years in the period ended December 31, 2000:

                                                      Year Ended December 31,
                                                      -------------------------
                                                       1998     1999     2000
                                                      -------  -------  -------
                                                      (dollars and pounds in
                                                             millions)
Reported volume (in pounds)..........................   3,645    3,580    3,632
  Volume of businesses sold:
    Europe, Middle East and Africa...................    (161)     (91)     (38)
    Latin America and Asia Pacific...................     (40)     (33)
  Estimated impact of century date change:
    Europe, Middle East and Africa...................               (7)       7
    Latin America and Asia Pacific...................               (7)       7
                                                      -------  -------  -------
Underlying volume (in pounds)........................   3,444    3,442    3,608
                                                      =======  =======  =======
Reported operating revenue........................... $ 9,671  $ 8,900  $ 8,071
  Operating revenue of businesses sold:
    Europe, Middle East and Africa...................    (461)    (294)    (131)
    Latin America and Asia Pacific...................     (57)     (33)
  Estimated impact of century date change:
    Europe, Middle East and Africa...................              (14)      14
    Latin America and Asia Pacific...................              (12)      12
                                                      -------  -------  -------
Underlying operating revenue......................... $ 9,153  $ 8,547  $ 7,966
                                                      =======  =======  =======
Reported operating companies income.................. $ 1,054  $ 1,063  $ 1,208
  Gain on sale of a French confectionery business:
    Europe, Middle East and Africa...................                      (139)
  Operating companies income of businesses sold:
    Europe, Middle East and Africa...................     (66)     (52)     (32)
    Latin America and Asia Pacific...................      (1)      (2)
  Estimated impact of century date change:
    Europe, Middle East and Africa...................               (8)       8
    Latin America and Asia Pacific...................               (5)       5
                                                      -------  -------  -------
Underlying operating companies income................ $   987  $   996  $ 1,050
                                                      =======  =======  =======

   2000 Compared with 1999

   Kraft Foods International's volume increased 1.5% during 2000. Excluding the impact of divested businesses and the estimated shift in volume attributable to the century date change, volume increased 4.8%, of which 1.6 percentage points related to the impact of the 53rd week of shipments in 2000.

   Operating revenue decreased $829 million, or 9.3%, from 1999. This decrease was due primarily to unfavorable currency exchange rates of $887 million, the impact of divestitures of $196 million, the estimated shift in revenue attributable to the century date change of $52 million and lower pricing of $30 million, due primarily to lower coffee prices. Partially offsetting these decreases was the impact of higher volume of $291 million.

   Operating companies income grew by $145 million, or 13.6%, to $1.2 billion, due primarily to the impact of higher volume of $147 million, the gain on sale of the French confectionery business of $139 million and higher margins of $84 million, primarily relating to lower commodity costs. Partially offsetting these increases were unfavorable currency exchange rates of $96 million, higher marketing, administration and research costs of $78 million, the estimated shift in income attributable to the century date change of $26 million and the impact of divested businesses of $22 million. Excluding the gain on sale of the French confectionery business, the income of divested businesses and the estimated shift in income attributable to the century date change, our underlying 2000 operating companies income of $1,050 million increased 5.4% from $996 million in 1999.

   The following discusses operating results within each of Kraft Foods International's business segments.

   Europe, Middle East and Africa. Total volume in Europe, Middle East and Africa increased 0.5% over 1999. Adjusting for the estimated shift in volume attributable to the century date change and excluding the volume from divested businesses, volume grew 2.9% over 1999, with growth in all product categories. In beverages, coffee volume benefited from strong growth in the developing markets of Central and Eastern Europe and in the established markets of Sweden, Austria, Italy and the United Kingdom. Volume in refreshment beverages grew in Central and Eastern Europe, driven by the expansion of powdered soft drinks. Volume growth in snacks reflected double-digit gains in salty snacks on expansion into Central and Eastern Europe, as well as successful new confectionery product launches and line extensions. Cheese volume grew on the strength of Philadelphia cream cheese, reflecting successful marketing programs across Europe and a re-launch in the Middle East. Volume also grew for process cheese in Italy and Spain. In convenient meals, volume grew on the successful launch of new Lunchables varieties in the United Kingdom and line extensions of packaged dinners in Germany and Belgium. Volume grew in grocery, reflecting gains in spoonable dressings, benefiting from effective marketing programs in Italy and new product launches in Spain.

   Operating revenue decreased $852 million, or 11.1%, from 1999. This decrease was due primarily to unfavorable currency exchange rates of $830 million, the impact of divestitures of $163 million, lower pricing of $60 million, due to the effect of lower coffee commodity costs, and the estimated shift in revenue attributable to the century date change of $28 million. These decreases were partially offset by the favorable impact of higher volume of $186 million.

   Operating companies income increased $124 million, or 13.9%, over 1999. This increase was due primarily to the $139 million gain on the sale of the French confectionery business, the impact of higher volume of $104 million and higher margins of $70 million, primarily due to favorable coffee commodity costs. Partially offsetting these increases were unfavorable currency exchange rates of $97 million, higher marketing, administration and research costs of $58 million, the impact of divestitures of $20 million and the estimated shift in income attributable to the century date change of $16 million. The increase in marketing expense reflected new product introductions. Excluding the gain on sale of the French confectionery business, the impact of divested businesses and the estimated shift in income attributable to the century date change, our underlying 2000 operating companies income of $856 million grew 2.5% from $835 million in 1999.

   Latin America and Asia Pacific. Latin America and Asia Pacific volume grew 5.1% over 1999. Adjusting for the estimated shift in volume attributable to the century date change and excluding the volume from divested businesses, volume grew 11.9% over 1999, led by strong growth in Brazil, Australia, China, the Philippines, Indonesia, Japan and Korea and higher exports to the Caribbean. Beverages volume grew due to increased coffee volume in the Caribbean and China. Refreshment beverages volume grew strongly, benefiting from new flavors in Brazil, successful marketing programs in China and the Philippines, and expansion into Thailand. Snacks volume gains were driven by double-digit confectionery volume growth in Asia Pacific, reflecting new product launches in Indonesia, China and the Philippines. In Latin America, volume benefited from the launch of new chocolate products in Brazil. Cheese volume grew, driven by successful marketing and promotion of Philadelphia cream cheese in Australia and Japan, as well as gains in process cheese in the Philippines and Indonesia. Convenient meals volume grew, led by exports of macaroni & cheese dinners to Asian markets. Grocery volume grew on higher shipments of yeast spread in Australia and increased shipments of gelatins and cereals to Asia.

   Operating revenue increased $23 million, or 1.9%, over 1999, due primarily to the impact of higher volume of $105 million and increased pricing of $30 million. Partially offsetting these increases were unfavorable currency exchange rates of $57 million, the impact of divestitures of $33 million and the estimated shift in revenue attributable to the century date change of $24 million.

   Operating companies income grew $21 million, or 12.5%, over 1999, due primarily to higher volume of $43 million and pricing of $14 million. Partially offsetting these increases were higher marketing, administration and research costs of $20 million and the estimated shift in income attributable to the century date change of $10 million. Excluding the estimated shift in income attributable to the century date change and the impact of divested businesses, our underlying 2000 operating companies income of $194 million grew 20.5% from $161 million in 1999.

   1999 Compared with 1998

   Kraft Foods International's volume decreased 1.8% during 1999. Excluding divested businesses and the estimated shift in volume attributable to the century date change, underlying volume decreased 0.1%.

   Operating revenue decreased $771 million, or 8.0%, from 1998. This decrease was due primarily to lower pricing of $366 million, resulting from lower coffee commodity costs, unfavorable currency exchange rates of $303 million and the impact of divestitures.

   Operating companies income grew 0.9% over 1998. This increase was due primarily to higher margins of $79 million, resulting from lower commodity costs, and the estimated shift in income attributable to the century date change of $13 million. Partially offsetting this growth were higher marketing, administration and research costs of $47 million and unfavorable currency exchange rates.

   The following discusses operating results within each of Kraft Foods International's business segments.

   Europe, Middle East and Africa. Volume in Europe, Middle East and Africa decreased 2.5% from 1998. Excluding the impact of divested businesses and the estimated shift in volume attributable to the century date change, our underlying volume decreased 0.3%, as lower snacks volume was partially offset by volume gains in beverages, convenient meals and grocery. In beverages, coffee volume grew in France, Spain, Denmark, Switzerland, Hungary and the Slovak Republic. In refreshment beverages, volume benefited from the expansion of powdered soft drinks in Central and Eastern Europe. In convenient meals, volume growth was driven by the launch of lunch combinations in Germany and their success in the United Kingdom. In snacks, confectionery volume was lower due to economic weakness in Russia and other parts of Eastern Europe, as well as unusually hot summer weather across Europe.

   During 1999, operating revenue decreased $631 million, or 7.6%, from 1998. This decrease was due primarily to lower pricing of $378 million, resulting from lower coffee commodity costs, the impact of divestitures of $167 million and unfavorable currency exchange rates. These decreases were partially offset by the estimated shift in revenue attributable to the century date change of $14 million.

   Operating companies income increased $11 million, or 1.2%, over 1998. This increase was due primarily to higher margins of $63 million, driven by favorable coffee and cocoa commodity costs; favorable product mix of $24 million; and the estimated shift in income attributable to the century date change of $8 million. Partially offsetting these increases were higher marketing, administration and research costs of $49 million, the impact of divestitures of $14 million and unfavorable currency exchange rates of $21 million. Favorable product mix resulted from lower volume in lower-margin products in Russia and Eastern Europe. Higher marketing expense reflected product launches in Western Europe. Excluding divested businesses and the estimated shift in income attributable to the century date change, our underlying 1999 operating companies income of $835 million grew 2.1% from $818 million in 1998.

   Latin America and Asia Pacific. Latin America and Asia Pacific volume increased 0.8% over 1998. Excluding the impact of divestitures and the estimated shift in volume attributable to the century date change, our underlying volume increased 0.8%, driven by growth in Asia Pacific, reflecting gains in cheese, convenient meals and grocery volumes. In cheese, higher volume was reported in Australia, Japan, the Philippines and Indonesia. In grocery, volume benefited from growth in Australia, reflecting gains in spoonable and pourable salad dressings and peanut butter. This increase was partially offset by lower volume in Latin America, due primarily to lower confectionery volume in Brazil and lower powdered soft drinks volume in Argentina. Lower powdered soft drinks volume in Argentina reflected sales lost to cola products as cola producers continued to reduce prices.

   During 1999, operating revenue decreased $140 million, or 10.3%, from 1998, due primarily to unfavorable currency exchange rates of $156 million and the impact of divestitures of $24 million. These decreases were partially offset by the estimated shift in revenue attributable to the century date change of $12 million, higher pricing of $12 million and the impact of higher volume of $10 million.

   Operating companies income decreased by $2 million, or 1.2%, from 1998, due primarily to unfavorable currency exchange rates of $15 million and unfavorable product mix of $12 million. These decreases were partially offset by higher pricing of $16 million, the estimated shift in income attributable to the century date change of $5 million and lower marketing, administration and research costs. The unfavorable product mix reflected lower powdered soft drinks volume in Argentina and lower confectionery volume in Brazil. Excluding the estimated shift in income attributable to the century date change and the impact of divested businesses, underlying 1999 operating companies income of $161 million decreased 4.7% from $169 million in 1998.

Financial Condition and Liquidity

   Net Cash Provided by Operating Activities. During 2000, our net cash provided by operating activities was $3.3 billion, compared with $2.7 billion in 1999 and $2.3 billion in 1998. The increase in 2000 operating cash flow over 1999 primarily reflected increased net earnings of $248 million and reduced levels of receivables and inventories of $318 million, which included the estimated shift in working capital attributable to the century date change. The increase in 1999 operating cash flows over 1998 primarily reflected higher net earnings of $121 million and a reduced level of receivables of $476 million, offset in part by a $179 million increase in inventories. The change in 1999 inventories reflected the estimated shift in working capital attributable to the century date change. Nabisco's operating cash flows are not included in our operating cash flows for any of the years presented because its results of operations were not included with ours.

   Net Cash Used in Investing Activities. During 2000, net cash used in investing activities was $16.1 billion, up from $669 million in 1999 and $763 million in 1998. The increase in 2000 primarily reflected the purchase of Nabisco in December 2000.

   Our capital expenditures increased to $906 million in 2000 from $860 million in 1999 and $841 million in 1998. These expenditures were made primarily to modernize our manufacturing facilities, lower our cost of production and expand our production capacity for our growing product lines. We expect capital expenditures to be approximately $1.3 billion in 2001 and to be funded from operations. The expected increase in 2001 spending reflects the inclusion of Nabisco's operations and expenditures related to the integration of the Nabisco business. The majority of integration expenditures in 2001 represents information systems costs to bring Nabisco's headquarters, sales offices and plants in line with Kraft's systems, and increased spending on machinery and equipment as we consolidate Nabisco and Kraft production worldwide.

   Net Cash Provided by Financing Activities. During 2000, financing activities provided net cash of $13.0 billion, as we issued $15.0 billion of long-term notes payable to Philip Morris in connection with the Nabisco acquisition, paid dividends of $1.0 billion and repaid debt. During 1999 and 1998, we used net cash in financing activities primarily to pay dividends of $3.0 billion in 1999 and $2.2 billion in 1998.

   Working Capital, Debt and Liquidity. In managing our business, we attempt to reduce working capital to minimum levels. Our working capital at December 31, 1999 was $517 million, as compared to a working capital deficit of $438 million at December 31, 2000. Contributing to the 2000 decrease were reductions in accounts receivable and inventories of $379 million, due primarily to our continued management of these assets and a reduction of approximately $150 million of inventories that were maintained at the end of 1999 in advance of the century date change. Also contributing to this decrease was our acquisition of Nabisco, which further reduced working capital at December 31, 2000 by $497 million.

   Our total debt, including intercompany accounts payable to Philip Morris, was $25.8 billion at December 31, 2000 and $7.8 billion at December 31, 1999. Our debt-to-equity ratio was 1.8 at December 31, 2000 and 0.6 at December 31, 1999. The increases in our debt and debt-to-equity ratio in 2000 were the result of our borrowings to fund the acquisition of Nabisco.

   In connection with the acquisition of Nabisco, Philip Morris entered into a $9.0 billion, 364-day revolving credit agreement, expiring in October 2001. We anticipate that Philip Morris will transfer the credit facility to us following this offering or, alternatively, we may enter into a new facility. The principal conditions to the assignment of the existing facility are the completion of this offering, the completion of satisfactory documentation and covenants, and our maintaining our existing credit ratings described below. There are no borrowings currently outstanding under this credit facility and we do not expect that there will be any outstanding borrowings if and when it is transferred to us. We intend to use either the $9.0 billion facility or a new facility to support commercial paper borrowings, the proceeds of which will be used to retire a portion of our long-term notes payable to Philip Morris. In addition, we maintain credit facilities with a number of lending institutions amounting to approximately $430 million, of which approximately $284 million were unused at December 31, 2000. We maintain these facilities primarily to meet short-term working capital needs of our international businesses.

   We issued $15.0 billion of notes payable to Philip Morris due in 2002 in connection with the acquisition of Nabisco. $11.0 billion of these notes payable bear interest at 7.75% and the balance of the notes bear interest at 7.40%. Previously, we had issued a note payable to Philip Morris in the principal amount of $5.0 billion bearing interest at 7.00% due in 2009 and two Swiss franc notes payable to Philip Morris, the first in the principal amount of $692 million bearing interest at 3.58% and due in 2006, and the second in the principal amount of $715 million bearing interest at 4.58% and due in 2008. The United States dollar denominated notes must be prepaid from the proceeds of this offering and future external financings, other than proceeds from future external financings intended to refinance maturing indebtedness. All notes payable to Philip Morris must be prepaid in their entirety on the date on which Philip Morris ceases to control at least 50% of the voting power of our capital stock. Our cash from operations will not be sufficient to repay the indebtedness to Philip Morris due in 2002. Accordingly, we will seek to refinance this indebtedness. The nature and amount of our long-term and short-term debt and the proportionate amount of each can be expected to vary significantly as we repay Philip Morris with proceeds from commercial paper borrowings. We intend to refinance the commercial paper with the issuance of long-term debt as market conditions permit.

   Following the repayment of debt to Philip Morris with the assumed net proceeds from this offering, we will have long-term notes payable to Philip Morris of approximately $13.7 billion and we anticipate that our total debt will be approximately $18.1 billion and will result in annual interest expense of approximately $1.4 billion. In addition, we anticipate that the integration of Nabisco will result in additional costs of $500 million to $600 million, the majority of which will require cash payments for severance obligations. The integration of Nabisco may further result in charges related to existing Kraft facilities of $200 million to $300 million, less than 10% of which will require cash payments.

   Philip Morris and certain of its affiliates provide us with various services, including planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services. In 2001, we will enter into a formal agreement with Philip Morris providing for a continuation of these services, the cost of which is expected to be approximately $300 million in 2001.

   We believe that our cash from operations and existing credit facilities will be sufficient to meet our working capital needs and planned capital expenditures in 2001. However, we will not be able to meet the 2002 maturities of our notes payable to Philip Morris without external borrowings. Philip Morris has informed us that in the event we are unable to obtain such external borrowings due to capital market conditions, it would extend the maturities of our notes payable to Philip Morris until we are able to do so.

   Our credit rating by Moody's is "P-1" in the commercial paper market and "A2" for long-term debt obligations. Our credit rating by Standards & Poor's is "A1" in the commercial paper market and "A" for long-term debt obligations. There is no assurance that we can maintain these ratings, and a ratings reduction could result in higher interest costs.

Market Risk

   We are exposed to market risk, primarily related to foreign exchange rates, commodity prices and interest rates. We actively monitor these exposures. To manage these exposures, we enter into a variety of derivative financial instruments to reduce our exposure to market risk by creating offsetting exposures. Our objective is to reduce, where it is deemed appropriate to do so, fluctuations in earnings and cash flows associated with changes in foreign currency exchange rates, commodity prices and interest rates. It is our policy and practice to use derivative financial instruments only to the extent necessary to manage our exposures. Since we use currency rate-sensitive and commodity price-sensitive instruments to hedge a certain portion of our existing and anticipated transactions, we expect that any loss in value for those instruments generally would be offset by increases in the value of those hedged transactions. We do not use derivative financial instruments for speculative purposes.

   Foreign Exchange Rates. We are exposed to foreign currency exchange movements, primarily in European, Canadian, Australian, Asian and Latin American currencies. Consequently, we enter into various contracts, which change in value as foreign currency exchange rates change, to preserve the value of commitments and anticipated transactions. We use foreign currency option and forward contracts to hedge certain transaction exposures and anticipated foreign currency cash flows. We also enter into short-term currency swap contracts, primarily to hedge intercompany financing transactions denominated in foreign currencies. At December 31, 2000 and 1999, we had option and forward foreign currency exchange contracts, principally for the Japanese yen, the Australian dollar and the Euro. The aggregate notional amounts of these contracts were $237 million and $231 million, respectively, for both the purchase and sale of foreign currencies.

   Commodity Prices. We are exposed to price risk related to anticipated purchases of certain commodities used as raw materials by our businesses. Accordingly, we enter into commodity future, forward and option contracts to manage the fluctuations in prices of anticipated purchases. These contracts are primarily for cheese, coffee, cocoa, milk, sugar, wheat, corn and, beginning in 2000, energy. At December 31, 2000 and 1999, we had net long commodity positions of $617 million and $163 million, respectively. Unrealized gains or losses on net commodity positions were insignificant at December 31, 2000 and 1999.

   Interest Rates. We intend to manage our exposure to interest rate risk through the proportion of fixed rate debt and variable rate debt in our total debt portfolio. At December 31, 2000, nearly all of our debt was long-term at fixed rates, with the majority of it being indebtedness to Philip Morris. However, we intend to repay a portion of that debt with proceeds from this offering. Following this offering, provided various conditions are met, Philip Morris may assign to us a $9.0 billion, 364-day revolving credit agreement maturing in October 2001 that will enable us to borrow on a short-term basis at variable rates. Alternatively, we may enter into a new revolving credit agreement. Our intent is to use the revolving credit agreement as support for commercial paper borrowings, rather than borrowing against it.

   Value at Risk. We use a value at risk computation to estimate the potential one-day loss in the fair value of our interest rate-sensitive financial instruments and to estimate the potential one-day loss in pre-tax earnings of our foreign currency and commodity price-sensitive derivative financial instruments. The computation estimate includes our:

  .  debt;

  .  short-term investments;

  .  foreign currency forwards, swaps and options; and

  .  commodity futures, forwards and options.

   Anticipated transactions, foreign currency trade payables and receivables and net investments in foreign subsidiaries, which the foregoing instruments are intended to hedge, are excluded from the computation.

   The computation estimates are made assuming normal market conditions, using a 95% confidence interval. We used a "variance/co-variance" model to determine the observed interrelationships between movements in interest rates and various currencies. These interrelationships were determined by observing interest rate and forward currency rate movements over the preceding quarter for the calculation of value at risk amounts at December 31, 1999 and 2000. The interest rate and forward currency rate movements were also monitored over each of the four preceding quarters for the calculation of average value at risk amounts during each year. The values of foreign currency and commodity options do not change on a one-to-one basis with the underlying currency or commodity, and are valued accordingly in the value at risk computation.

   The estimated potential one-day loss in fair value of our interest rate-sensitive instruments, primarily debt, under normal market conditions and the estimated potential one-day loss in pre-tax earnings from foreign currency exchange rates and commodity instruments under normal market conditions, as calculated in the value at risk model, follow (in millions):

                              Pre-tax Earnings Impact      Fair Value Impact
                             ------------------------- -------------------------
                                At                        At
                             12/31/99 Average High Low 12/31/99 Average High Low
                             -------- ------- ---- --- -------- ------- ---- ---
Instruments sensitive to:
  Interest rates............                             $52      $71   $87  $52
  Foreign currency rates....   $15      $15   $19  $12
  Commodity prices..........    13        9    13    5

                              Pre-tax Earnings Impact      Fair Value Impact
                             ------------------------- -------------------------
                                At                        At
                             12/31/00 Average High Low 12/31/00 Average High Low
                             -------- ------- ---- --- -------- ------- ---- ---
Instruments sensitive to:
  Interest rates............                             $166     $83   $166 $39
  Foreign currency rates....   $20      $20   $24  $15
  Commodity prices..........     9        8     9    7

   This value at risk computation is a risk analysis tool designed to statistically estimate the maximum probable daily loss from adverse movements in interest rates, foreign currency rates and commodity prices under normal market conditions. The computation does not purport to represent actual losses in fair value or earnings to be incurred by us, nor does it consider the effect of favorable changes in market rates. We cannot predict actual future movements in market rates and do not present these results to be indicative of future movements in such market rates or to be representative of any actual impact that future changes in market rates may have on our future results or financial position.

New Accounting Standards

   The Financial Accounting Standards Board has issued standards that mandate the accounting for derivative financial instruments, effective January 1, 2001. These standards require that all of our derivative financial instruments be recorded on our combined balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period in earnings or other comprehensive earnings. How the derivative is recorded depends upon whether it is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in other comprehensive earnings are reclassified as earnings in the periods during which earnings are affected by the hedged item. Adoption of these new standards as of January 1, 2001 resulted in a cumulative effect of a change in accounting principle that was not significant. The adoption did not have a material adverse effect on our assets and liabilities. Since the accounting mandated by the standards is dependent on future market rates and outstanding derivative positions after January 1, 2001, we cannot determine the effect that on-going application of the standards will have on our combined financial position or results of operations subsequent to January 1, 2001.

   The Emerging Issues Task Force issued a pronouncement addressing the recognition, measurement and statement of earnings classification for certain sales incentives. The pronouncement will be effective in the first quarter of 2002. As a result, certain items previously included in marketing, administration and research costs on our combined statements of earnings will be recorded as reductions of operating revenue. Upon adoption, we will reclassify prior period amounts to conform to the new requirements. Due to anticipated additional consideration of this pronouncement by the EITF, we are currently unable to quantify the impact of adoption. We presently expect that adoption and subsequent application of this pronouncement will not have a material effect on our financial position or results of operations. The EITF also issued a pronouncement addressing the statement of earnings classification of shipping and handling costs billed to vendors. This pronouncement was effective for the fourth quarter of 2000, but did not have an impact on our combined financial statements.

   In the first quarter of 2001, the Financial Accounting Standards Board issued an Exposure Draft related to business combinations. If the final rules are adopted as proposed, as of July 1, 2001, we will no longer be required to amortize our goodwill as a charge to earnings. In addition, we will be required to periodically review our goodwill for potential impairment. If an impairment is found to exist, a charge will be taken against earnings in our combined statement of earnings. We cannot currently determine the amount of an impairment charge, if any, that would be recorded upon adoption.

                                    BUSINESS

Overview

   We are the largest branded food and beverage company headquartered in the United States and the second largest in the world based on 2000 pro forma revenue. We generated 2000 pro forma revenue of $34.7 billion and 2000 pro forma earnings before interest, income taxes, depreciation and amortization of $6.3 billion. Our brands are sold in more than 140 countries and, according to A.C. Nielsen, are enjoyed in 99.6% of the households in the United States. Consumers of all ages around the world enjoy our brands, whether at home or away from home, across the entire spectrum of food and beverage occasions: breakfast, lunch, dinner and snacks.

   We have a superior brand portfolio created and supported through dynamic product innovation, worldclass marketing, experienced management, global scale and strategic acquisitions. Our portfolio includes 61 brands with 2000 revenue over $100 million, accounting for 75% of our 2000 pro forma revenue. Seven of our brands, shown below, had 2000 revenue over $1 billion, accounting for 40% of our 2000 pro forma revenue.

                                                                     2000
                                                                   Pro Forma
                                                                    Revenue
                                                                 (in millions)
                                                                 -------------
 [KRAFT LOGO]           . The #1 cheese brand in the world, as      $4,302
                          well as our best known brand for
                          salad and spoonable dressings,
                          packaged dinners, barbecue sauce and
                          other products

 [NABISCO LOGO]         . The umbrella brand for the #1 cookie       3,547
                          and cracker business in the world,
                          including nine of our $100 million
                          brands

 [OSCAR MAYER LOGO]     . The #1 processed meats brand in the        1,366
                          United States

 [POST LOGO]            . The #3 brand of ready-to-eat cereals       1,352
                          in the United States

 [MAXWELL HOUSE LOGO]   . One of the leading coffee brands in        1,111
                          the world

 [PHILADELPHIA LOGO]    . The #1 cream cheese brand in the           1,068
                          world

 [JACOBS LOGO]          . The #1 roast and ground coffee brand       1,043
                          in Western Europe

   Our other brands with 2000 revenue exceeding $100 million include many additional household favorites, such as:

    . Carte Noire--the #1 coffee brand in France;

    . Gevalia--the #1 coffee brand in Scandinavia;

    . Jell-O--the #1 dry packaged and refrigerated ready-to-eat gelatins and puddings brand in the United States;

    . Lacta--the #1 chocolate confectionery brand in Brazil;

    . Lunchables--the #1 lunch combinations brand in the United States and Europe;

    . Planters--the #1 brand in snack nuts worldwide; and

    . Tang--the #1 brand in powdered soft drinks worldwide.

   We hold the #1 global share position in eleven product categories. We hold the #1 share position in 23 of our 25 most profitable United States categories and the #1 share position in 21 of our 25 most profitable international country categories. We strive to be the category leader in all of our principal markets. Category leaders often achieve higher margins than other category participants, due to the benefits of scale, consumer loyalty and retail customer emphasis that are frequently associated with category leadership.

   We concentrate our product innovation, marketing, management and investment efforts on our $100 million brands and selected other brands that enjoy strong regional recognition. We support these core brands with a disciplined program of investment in new product development and worldclass marketing to generate increased revenue growth and profitability. We combine this brand support with our global infrastructure and our knowledge of local consumer tastes and preferences to maintain or achieve leading category positions in the regions in which we operate.

   We believe our ability to execute brand-building and growth-oriented marketing and sales strategies is among the best in the global food and beverage industry. We are one of the largest food and beverage advertisers in the world, with 2000 pro forma advertising expenditures exceeding $1.4 billion. Our advertising has won numerous awards around the world for its originality and effectiveness. Our execution with the retail trade is also extremely strong. In the 2000 Cannondale Associates PoweRanking(TM) survey of United States retailers, we ranked #1 among all consumer packaged goods companies as offering the "Best combination of growth and profitability" to retailers. We also ranked #1 among all food and beverage companies in the "Best of the Best" composite ranking and in every surveyed category, including "Consumer brands most important to retailers"; "Best sales force/customer teams"; and "Most innovative marketing programs."

   We conduct our global food business through two units. Kraft Foods North America operates in the United States, Canada and Mexico and accounted for $25.3 billion, or 73%, of our 2000 pro forma revenue. Kraft Foods International has operations in 63 countries and accounted for $9.4 billion, or 27%, of our 2000 pro forma revenue. Kraft Foods International had 2000 pro forma revenue of nearly $2 billion in Germany and significant scale in 11 other countries with 2000 pro forma revenue exceeding $200 million in each country. These two units participate in five core consumer sectors: snacks, beverages, cheese, grocery and convenient meals. We coordinate our global activities and share best practices through worldwide councils. We also participate in three international ventures that are strong players in their local markets: United Biscuits for biscuits in Europe; Ajinomoto General Foods for coffee in Japan; and Dong Suh Foods for coffee and cereal in Korea.

   Underlying Combined Results

   The following table sets forth underlying combined results of operations for Kraft. Underlying results exclude the results of divested businesses, gains (losses) on sales of businesses, the estimated shift of sales attributable to the century date change and the effects of asset writedowns and employee separation programs associated with the integration of our businesses:

                                      Year Ended December 31,                Compound
                         ------------------------------------------------- Annual Growth
                                                                 Pro Forma     Rate
                          1996    1997    1998    1999    2000    2000(1)   1996-2000(2)
                         ------- ------- ------- ------- ------- --------- -------------
                                 (dollars and pounds in millions)
Volume (in pounds)......  11,816  12,258  12,479  12,625  13,142   17,465       2.7%
Operating revenue....... $26,145 $26,640 $26,764 $26,348 $26,488  $34,493       0.3
Operating companies
 income.................   3,596   3,911   4,108   4,308   4,620    5,620       6.5
Operating companies
 income margin..........   13.8%   14.7%   15.3%   16.4%   17.4%    16.3%      +3.6pp

---------------------
(1) Includes Nabisco as if we had acquired it on January 1, 2000.
(2) Represents compound annual growth rate from 1996 to 2000, excluding pro forma data, except for operating companies income margin, which represents absolute change in percentage points over the 1996-2000 period, excluding pro forma data.

   Kraft Foods North America Underlying Combined Results

   The following table sets forth underlying combined results of operations for Kraft Foods North America.

                                      Year Ended December 31,                Compound
                         -------------------------------------------------    Annual
                                                                 Pro Forma Growth Rate
                          1996    1997    1998    1999    2000    2000(1)  1996-2000(2)
                         ------- ------- ------- ------- ------- --------- ------------
                                 (dollars and pounds in millions)
Volume (in pounds)......   8,400   8,740   9,035   9,183   9,534   12,653       3.2%
Operating revenue....... $16,237 $17,038 $17,611 $17,801 $18,522  $25,331       3.3
Operating companies
 income.................   2,592   2,905   3,121   3,312   3,570    4,478       8.3
Operating companies
 income margin..........   16.0%   17.1%   17.7%   18.6%   19.3%    17.7%      +3.3pp

--------------------
(1) Includes Nabisco as if we had acquired it on January 1, 2000.
(2) Represents compound annual growth rate from 1996 to 2000, excluding pro forma data, except for operating companies income margin, which represents absolute change in percentage points over the 1996-2000 period, excluding pro forma data.

   Since 1996, Kraft Foods North America's underlying volume increased at a compound annual growth rate of 3.2%, which is nearly three times the compound annual growth rate of North America's population during the same period.

   The addition of Nabisco would have increased Kraft Foods North America's 2000 underlying volume by 32.7% and underlying operating companies income by 25.4%. Pro forma results are not necessarily indicative of what would have actually occurred if the acquisition had been consummated at the beginning of 2000, nor are they necessarily indicative of our future operating results.

   Kraft Foods International Underlying Combined Results

   The following table sets forth underlying combined results of operations for Kraft Foods International.

                                   Year Ended December 31,              Compound
                         --------------------------------------------    Annual
                                                            Pro Forma Growth Rate
                          1996   1997   1998   1999   2000   2000(1)  1996-2000(2)
                         ------ ------ ------ ------ ------ --------- ------------
                               (dollars and pounds in millions)
Volume (in pounds)......  3,416  3,518  3,444  3,442  3,608   4,812        1.4%
Operating revenue....... $9,908 $9,602 $9,153 $8,547 $7,966  $9,162       (5.3)
Operating companies
 income.................  1,004  1,006    987    996  1,050   1,142        1.1
Operating companies
 income margin..........  10.1%  10.5%  10.8%  11.7%  13.2%   12.5%       +3.1pp

--------------------
(1) Includes Nabisco as if we had acquired it on January 1, 2000.
(2) Represents compound annual growth rate from 1996 to 2000, excluding pro forma data, except for operating companies income margin, which represents absolute change in percentage points over the 1996-2000 period, excluding pro forma data.

   Kraft Foods International's 5.3% compound annual decrease in underlying operating revenue from 1996 to 2000 was due primarily to the impact of unfavorable currency exchange rates of $2.6 billion. From 1996 to 2000, we took steps to reduce costs and streamline our portfolio. These steps contributed to strong performance in 2000 with underlying volume up 4.8% and underlying operating companies income up 5.4% from 1999, and underlying operating companies income margin up 3.1 percentage points since 1996.

   The addition of Nabisco would have increased Kraft Foods International's 2000 underlying volume by 33.4% and underlying operating companies income by 8.8%. Pro forma results are not necessarily indicative of what would have actually occurred if the acquisition had been consummated at the beginning of 2000, nor are they necessarily indicative of our future operating results.

Our History

   Our company was created through a series of acquisitions beginning with Philip Morris' acquisitions of General Foods Corporation for $5.6 billion in 1985 and Kraft, Inc. for $12.9 billion in 1988. In 1989, Philip Morris merged General Foods and Kraft to form our company. We acquired Jacobs Suchard, a leading European coffee and confectionery company, for $4.2 billion in 1990, and Freia Marabou, the leading confectionery company in Scandinavia, for $1.3 billion in 1993.

   In December 2000, to expand our global presence and to strengthen our position in the growing snacks consumer sector, we acquired Nabisco Holdings Corp. at an aggregate cost of approximately $19.2 billion, which includes the assumption of approximately $4.0 billion of existing Nabisco debt.

   Since 1990, we have also acquired more than 50 other domestic and international food businesses, including the United States operations of Capri Sun, the rapidly growing leader in the United States aseptic juice drinks category; Terry's Group, a leader in the chocolate gifting category in the United Kingdom; Nabob, a leading premium coffee producer in Canada; Lacta, the #1 chocolate confectionery business in Brazil; Balance Bar, our entry into the expanding energy and nutrition bar category in the United States; and Boca Burger, our entry into the emerging soy-based meat alternatives category in the United States. We were among the first to invest in the newly opened markets in Central and Eastern Europe, making ten acquisitions between 1992 and 1995.

Our Competitive Strengths

   Our Superior Brand Portfolio

   Our collection of brands represents one of the strongest portfolios in the food and beverage industry. Our brands command consumer loyalty and trust and offer our retail customers a strong combination of growth and profitability. Because consumers desire our brands, we are well positioned to profitably maintain and increase our global category leadership positions. Our established brands also provide a powerful platform for growth driven by new products, product line extensions and geographic expansion.

   Our portfolio is led by two standout brands, Kraft and Nabisco. For millions of consumers, the name Kraft is synonymous with quality. This association began with J. L. Kraft's invention of process cheese during World War I. Since that time, we have carefully nurtured the Kraft brand, extending it to new products, categories and geographies, strongly supported by worldclass advertising and promotion.

   Our recent acquisition of Nabisco supplemented our strong brand portfolio with 15 brands having 2000 revenue exceeding $100 million each, nine of which fall under the Nabisco umbrella brand. Nabisco, with roots to 1898, has evolved into a global brand representing a collection of biscuit brands ranking #1 in the world. This collection encompasses eight of the top twelve selling cookie and cracker brands in the United States, including Oreo, Chips Ahoy!, Newtons, Ritz and Triscuit. Nabisco's leading non-biscuit brands include Planters nuts, Life Savers candies, A.1. steak sauce and Grey Poupon mustard.

   Many of our other core brands have also been built through years, and in many cases decades, of significant investment in advertising and promotion. The resulting brand equity of our portfolio has been critical to our continued growth in the face of a consolidating retail environment and the expansion of private label products. Since 1996, in grocery stores and supercenters in the United States, we have gained an average of 0.9 share points, based on dollar shares, in our 20 most profitable United States categories, excluding five of our recently acquired Nabisco categories. During this period, in these same categories, private label products gained an average of 0.9 share points and branded competitors lost an average of 1.8 share points.

   We hold the #1 share position, based on dollar shares, in 23 of our 25 most profitable United States product categories. Products within these top 25 categories, shown below, generated more than 70% of Kraft Foods North America's 2000 pro forma revenue.

                           Kraft Foods North America
                        Top 25 U.S. Categories for 2000

                                                                        Size of      Our U.S.
                                                                     U.S. Category   Category
                                       Share                          (Dollars in  Dollar Share
 Consumer Sector/Category              Rank       Major Brands         Millions)       (%)
 ------------------------              -----      ------------       ------------- ------------
 Snacks
    Cookies                             #1   Oreo, Chips Ahoy!          $4,114         40.9%
    Crackers                            #1   Ritz, Premium               3,210         50.7
    Ready-to-Eat Refrigerated Desserts  #1   Jell-O                        542         60.9
    Snack Nuts                          #1   Planters                    1,193         46.8
    Sugar Confectionery                 #1   Life Savers                 2,356         15.5

 Beverages
    Aseptic Juice Drinks                #1   Capri Sun, Tang             1,071         41.5
    Coffee                              #1   Maxwell House               3,517         34.3
    Powdered Soft Drinks                #1   Kool-Aid,
                                             Crystal Light                 756         84.7

 Cheese
    Cream Cheese                        #1   Philadelphia                  822         67.6
    Grated Cheese                       #1   Kraft                         392         55.4
    Natural Cheese                      #1   Kraft                       4,154         23.6
    Process Cheese Loaves               #1   Velveeta                      391         87.7
    Process Cheese Slices               #1   Kraft                       1,938         55.2

 Grocery
    Dry Packaged Desserts               #1   Jell-O                        507         82.8
    Frozen Whipped Toppings             #1   Cool Whip                     368         72.7
    Ready-to-Eat Cereals                #3   Post                        7,515         16.5
    Salad Dressings                     #1   Kraft                       1,788         31.9
    Spoonable Dressings                 #1   Kraft, Miracle Whip         1,155         46.4
    Steak Sauces                        #1   A.1.                          219         63.9

 Convenient Meals
    Bacon                               #1   Oscar Mayer,
                                             Louis Rich                  1,977         19.6
    Cold Cuts                           #1   Oscar Mayer,
                                             Louis Rich                  3,241         31.7
    Frozen Pizza                        #1   DiGiorno, Tombstone         2,597         37.5
    Hot Dogs                            #2   Oscar Mayer,
                                             Louis Rich                  1,726         21.3
    Lunch Combinations                  #1   Lunchables                    778         83.6
    Macaroni & Cheese Dinners           #1   Kraft                         766         82.6

---------------------
Note: U.S. category and share data are supplied by A.C. Nielsen and Information
      Resources Inc., and reflect grocery stores, supercenters and mass merchandisers; share data do not include all retail outlets.

   We hold the #1 share position, based on volume or equivalent unit shares, in 21 of our 25 most profitable international country categories. Products within these categories, shown below, generated 46% of Kraft Foods International's 2000 pro forma revenue.

                           Kraft Foods International
                       Top 25 Country Categories for 2000

                                                                         Size of
                                                                        Category    Our Category
Consumer                                   Share                      (U.S. Dollars Volume Share
Sector/Category              Country       Rank      Major Brands     in Millions)      (%)
---------------              -------       -----     ------------     ------------- ------------
Snacks
  Biscuits             Argentina             #1  Terrabusi               $  905         30.2%
  Biscuits             Venezuela             #1  Club Social                298         45.9
  Chocolate            Austria               #1  Milka                      452         47.7
  Chocolate            Belgium               #1  Cote d'Or                  860         31.0
  Chocolate            France                #2  Milka, Cote d'Or         2,080         19.1
  Chocolate            Germany               #3  Milka                    4,955         11.3
  Chocolate            Norway                #1  Freia                      431         53.6
  Chocolate            Sweden                #1  Marabou                    589         51.0
  Salty Snacks         Scandinavia/Finland   #1  Estrella                   893         36.5

Beverages
  Coffee               France                #1  Carte Noire              1,696         42.3
  Coffee               Germany               #1  Jacobs                   3,416         24.8
  Coffee               Poland                #2  Jacobs                     656         17.0
  Coffee               Sweden                #1  Gevalia                    526         42.1
  Coffee               United Kingdom        #2  Kenco, Maxwell House     1,217         21.7
  Powdered Soft Drinks Argentina             #1  Tang, Clight               207         75.1
  Powdered Soft Drinks Brazil                #1  Tang, Clight               574         50.4

Cheese
  Cream Cheese         Germany               #1  Philadelphia               477         23.0
  Cream Cheese         Italy                 #1  Philadelphia               221         62.5
  Cream Cheese         United Kingdom        #1  Philadelphia               110         60.2
  Process Cheese       Australia             #1  Kraft Singles              137         48.5
  Process Cheese       Italy                 #1  Kraft Sottilette           374         55.5
  Process Cheese       United Kingdom        #1  Kraft Dairylea             308         43.8

Grocery
  Spoonable Dressings  Germany               #1  Miracel Whip               145         33.8
  Yeast Spreads        Australia             #1  Vegemite                    48         88.0

Convenient Meals
  Canned Beef          Italy                 #1  Simmenthal                 163         60.6

---------------------
Note: International category data are supplied by Euromonitor International, where available, and A.C. Nielsen or Information Resources Inc.; international share data are supplied by A.C. Nielsen, except for canned beef, which are supplied by Information Resources Inc., and German and Swedish coffee, which are supplied by GfK; share data do not include all retail outlets.

   Innovative Products Supported by Worldclass Marketing

   We maintain strong and vibrant brands and nurture their growth by developing new and innovative products and line extensions that appeal to consumer preferences. We also introduce into new geographic markets products that have been successful in other markets. We support all of these efforts with worldclass marketing. As a result, new products introduced by Kraft and Nabisco from 1996 to 2000 contributed over $4 billion to 2000 pro forma revenue, and new products introduced from 1998 to 2000 contributed nearly $3 billion to 2000 pro forma revenue.

   Innovative Products with Consumer Appeal. Our ability to anticipate the changing tastes, eating patterns and dietary habits of consumers and to create new products that appeal to their preferences is a key factor to our success and growth. In 2000, on a pro forma basis, we spent $364 million on research and development. Since 1981, we have received more food-related United States patents than any other food and beverage company. We focus our innovation efforts on product attributes that are most valued by our consumers, including taste, convenience and nutrition. This has led to numerous brand extensions, both within a category by adding variety in flavors, sizes and forms, and across categories by extending our brands into new product categories. Examples of our successful innovations include:

      Product                  Innovation                    Results
      -------                  ----------                    -------
 .  Oscar Mayer Lunchables      .  created new category of    .  increased revenue from
   ready-to-eat lunch             conveniently packaged         approximately $60 million
   combinations                   meals, snacks, beverages      in the U.S. in 1989 to
                                  and desserts                  over $600 million
                                                                worldwide in 2000, a
                               .  extended to more than 50      compound annual growth
                                  varieties, including          rate of nearly 25%
                                  Pizza, All Star Burgers
                                  and Hot Dogs
                                  and Mega Pack Lunchables   .  we hold an 83.6% dollar
                                                                share of the U.S.
                                                                category
                               .  recently extended from
                                  the United States to
                                  Europe

 .  DiGiorno Rising Crust       .  modified atmosphere        .  2000 North America
   frozen pizza                   packaging and self-rising     revenue, including
                                  crust formula permitting      Delissio, exceeded $400
                                  frozen pizza for the          million, with a compound
                                  first time to rival the       annual growth rate since
                                  quality of take-out or        1996 of over 30%
                                  delivery pizza

                               .  line extensions into a     .  solidified our position
                                  variety of sizes and          as the leading frozen
                                  toppings including half-      pizza producer in the
                                  and-half combinations         U.S. with a 37.5% dollar
                                                                category share
                               .  fast adapted for the
                                  Canadian market            .  Delissio became the top
                                                                selling frozen pizza in
                                                                Canada in 2000 within six
                                                                months of its
                                                                introduction

 .  Kenco instant coffee, the   .  extended premium line      .  Kenco Rappor rose to a
   #2 instant coffee in the       marketed to upscale           4.9% volume category
   United Kingdom, the            consumers in the United       share within its first 18
   nation with the second         Kingdom by introducing        months without adversely
   largest consumption of         Kenco Rappor instant          affecting the existing
   instant coffee in the          coffee to mainstream          line
   world                          consumers
                                                             .  increased Kenco line's
                                                                total volume category
                                                                share to 12.2% in 2000
                                                                from 7.6% in 1998

   Worldclass Marketing. We use worldclass marketing and advertising to communicate the benefits of our products to consumers and to build brand equity, thus driving increased demand for our products. Our 2000 pro forma advertising expenditures exceeded $1.4 billion. We invest more in advertising in the United States than any other food and beverage company, and we are one of the largest food and beverage advertisers in the world. During the past five years, the New York American Marketing Association has presented us with 21 Effie awards, which recognize advertising that is effective in growing brands.

   We support certain brands through globally integrated marketing activities. Philadelphia cream cheese, for example, achieved worldwide revenue over $1.0 billion in 2000, including more than $350 million from sales outside North America. Volume for Philadelphia outside North America has grown at a 5.4% compound annual rate since 1996. We are supporting Philadelphia with a global advertising campaign adapted to local cultures in each market. We have also harmonized the product's packaging worldwide and have introduced several new products aligned with consumer trends, including Philadelphia snack bars for snacking, Philadelphia Portions for single serve convenience and Philadelphia Creamo, a gourmet cream cheese.

   As another example, we support our Milka chocolates with a globally integrated marketing program that links images of snow capped Alpine peaks and cows bearing the Milka lilac color. We created an integrated pan-European promotional, public relations and point of sale campaign revolving around our sponsorship of World Cup skiing. We use banners, air balloons, inflatable cows and giveaway skis, all bearing the Milka logo and colors. We coordinated these marketing efforts with our product innovation efforts to extend the Milka line into several variations, including seasonal gift products such as Milka chocolate Easter eggs and Santa Clauses. From its key German market, we have expanded Milka into more than 20 countries across Europe and Latin America. Through these efforts, we increased volume for Milka outside Germany at a compound annual growth rate of 5.2% since 1996. Worldwide revenue for Milka in 2000 was more than $850 million.

   Our Successful Portfolio Management

   We have demonstrated our ability to strengthen our portfolio through acquisitions, brand licensing arrangements and divestitures. This aggressive program has been a key contributor to our growth, higher profitability and enhanced financial returns. For the period from 1990 to 2000, we purchased 58 businesses, excluding Nabisco, for $8.6 billion and divested 55 businesses for proceeds of $5.8 billion. As a result of successfully managing our portfolio as well as our ongoing productivity programs and our product innovations, our reported operating companies income margin grew from 10.2% in 1990 to 17.9% in 2000.

   We take a disciplined approach to acquisitions, evaluating candidates based on four key criteria:

  .  the candidate should place us in new or existing growth categories;

  . the acquisition should add valuable trademarks that we can develop further;

  .  the business should improve our scale and market position; and

  . the acquisition should generate attractive financial returns and be quickly accretive to cash earnings.

   We have successfully integrated both our large and small acquisitions, achieving strategic objectives and generating significant financial and operational benefits. For example, in our integration of General Foods and Kraft during the 1990s, we streamlined and unified our sales forces and administration personnel, consolidated our manufacturing and distribution infrastructures and leveraged our increased scale to produce significant productivity savings and increased margins. As a result of these and other actions, Kraft Foods North America's revenue per employee increased approximately 75% between 1991 and 2000. In addition, Kraft Foods International combined and streamlined multiple sales forces, resulting in one retail sales force per nation for most of Europe. We are applying the skills derived from these experiences to the ongoing integration of Nabisco.

   In addition to acquiring brands, we have further strengthened our portfolio by obtaining the right to use selected brands through licenses from companies in restaurant or food related businesses that view us as the partner of choice. In 1998, we acquired the rights to sell, market and distribute Starbucks bagged coffee to United States grocery stores. Our 2000 revenue from this business helped us achieve the #1 position in the United States coffee category based on dollar share.

   We have aggressively managed our portfolio by divesting underperforming businesses to concentrate on our core brands. We evaluate divestiture candidates based on three key criteria:

  . underperformance relative to the rest of our portfolio in terms of growth or profitability;

  .  diminished prospects for growth or profitability; and

  .  the potential to obtain an attractive sale price.

   Since 1990, we divested businesses that had an aggregate of $9.0 billion of revenue, but only $0.5 billion of operating companies income, in the year before sale. These divestitures included our food service distribution business, Entenmann's baked goods, Log Cabin syrups, the Breyers, Sealtest and Kibon ice cream businesses, Lender's bagels and Birds Eye frozen vegetables.

   Our Global Scale Drives Customer Service, Productivity and Geographic
   Expansion

   Our global scale enables us to be more efficient and effective in serving our customers, while reducing costs, improving productivity and sustaining our high margins. We can better serve our customers through our large and effective direct-selling sales forces and strengthen customer loyalty with our diverse and popular brand portfolio, customized programs and supply chain solutions. Our scale also enables us to manufacture and distribute our products more efficiently and to expand the geographic reach of our brands.

   Customer Service. Globally, we employ more than 20,000 salespersons across 60 countries. We use our global scale to strengthen our relationships with our retail customers, which is essential in the face of ongoing global retailer consolidation. As a leading global manufacturer, we help to improve retailers' profitability by providing them with many leading brands, efficiently delivering products to their warehouses and stores, including through direct-store-delivery systems, and helping them manage their inventory. In addition, our significant trade spending helps generate strong retailer support of our brands, including retailer participation in promotions, advertising and in-store displays.

   Productivity. Our scale contributes to improved productivity, an area that has been a key contributor to our financial performance. We define productivity as a measure of the actions we have taken to reduce costs in purchasing, conversion, distribution and transportation. Our target is to realize productivity savings of 3.5% of cost of sales each year, adjusted for the exclusion of excise taxes on coffee. Excluding Nabisco, we averaged more than $450 million per year in productivity savings over the last five years and realized savings of 3.4% of cost of sales in each of the last two years. We are among the world's largest buyers of food-related raw and packaging materials, spending approximately $11.6 billion in 2000 on a pro forma basis. Our purchasing scale and our experienced purchasing staff enable us to negotiate attractive prices and terms for necessary goods and services.

   Geographic Expansion. We use our global scale and infrastructure and our worldwide councils and local consumer insights to quickly adapt products popular in one market for introduction into other markets. For example, we successfully adapted the United States versions of Lunchables lunch combinations and Handi-Snacks two-compartment snacks for introduction in Europe under the Dairylea Lunchables, Kraft Lunchables, Kraft Suzanna Snacks and Dairylea Dunkers trademarks. These new lines of lunch combinations and wholesome snacks generated approximately $95 million in revenue in 2000.

   We have achieved strong growth in developing markets, including Central and Eastern Europe, Africa, the Middle East, Latin America and Asia Pacific, where underlying volume was up 11.9% from 1999 to 2000. This growth was fueled by the introduction of a number of our Western European brands, including confectionery, salty snacks and coffee products in Central and Eastern Europe and the Middle East. We also registered strong growth in Latin America, with underlying 2000 volume up 10.6%, and in Asia Pacific, with underlying 2000 volume up 12.7%, in each case from 1999.

   Our expansion of Tang powdered soft drinks from its base in the United States to numerous developing markets demonstrates our ability to expand the geographic reach of our brands. Between 1996 and 2000, volume for Tang outside North America grew at a compound annual rate of 8.9%. Revenue for Tang outside North America was nearly $300 million in 2000.

   We have also found opportunities to introduce selected international brands in North America. In 1995, we launched Altoids mints in the United States where it achieved 2000 revenue exceeding $150 million, due in part to the successful Altoids Wintergreen and Cinnamon line extensions. Altoids Cinnamon sales exceeded the sales of all other competitors in the United States intense mints category in 2000.

   Our Management's Proven Ability to Execute

   We have an experienced management team committed to achieving our goals. This team emphasizes excellence in execution in every facet of our business. This emphasis, particularly in the areas of customer relations, productivity and employee excellence, has helped to drive our superior performance.

   Our top 25 executives have an average of 20 years of industry experience. More than one-half have worked outside their home country to gain global experience. Our worldwide councils, together with our emphasis on moving employees among our various operating entities, provide opportunities for our executives to learn best practices generated across all of our geographic regions.

   Kraft is renowned not only for the quality of its senior management team but also for its promotion of excellence at all levels of the organization. We make significant investments in employee development through extensive training. According to The Wall Street Journal: "In the food world, Kraft is considered the Harvard of career management." Our leadership pipeline is built by identifying talented individuals early and accelerating their advancement through challenging and broadening assignments. Employee excellence is recognized through a compensation system that rewards performance and leadership potential throughout all managerial levels.

   Our strong collaborative relationships with our retail customers demonstrate our strength and execution capabilities. Our retail customers have recognized our strengths and abilities in the 2000 annual PoweRanking(TM) survey of retailers conducted by Cannondale Associates, a sales and marketing consulting firm that surveys the United States' leading retailers to produce a benchmark rating of the performance of food, beverage, household and personal care products manufacturers. Among all consumer packaged goods companies, we were ranked #1 in the category of "Best combination of growth and profitability" to retailers, and tied for #1 in the "Best sales force/customer teams" category. We also ranked #1 among all food and beverage companies in the "Best of the Best" composite ranking and in every surveyed category, as follows:

 Strategic Rankings:                      Business Fundamental Rankings:


 .  offers retailers the best             .  best sales force/customer teams;
    combination of growth and
    profitability;                        .  most innovative marketing
                                             programs;
 .  clearest company strategy; and
                                          .  most helpful consumer
 .  consumer brands most important to        information;
    retailers.
                                          .  best supply chain management; and

                                          .  best category management.

   A similar 1999 survey of retailers in Germany, our most significant overseas market, also ranked our sales force as the best in the food and beverage industry.

Strategies

   We intend to continue executing our proven growth and operating strategies to fulfill our mission to be the undisputed leader of the global food and beverage industry and to achieve our financial targets. These strategies build on our core strengths of brands, innovation, marketing, portfolio management and execution. We achieve significant benefits of scale by applying our strategies across our entire global organization.

   Accelerate Growth of Core Brands

   We have powerful brands in a wide range of attractive categories and geographies in which we invest most of our marketing, innovation, sales and distribution resources. We strive to grow these brands by:

  . focusing on the growing consumer sectors of snacks, beverages and convenient meals;

  .  addressing consumer health and wellness needs;

  .  expanding our presence in faster growing distribution channels; and

  .  targeting attractive demographic and economic segments in each market.

In each of these areas, we use our extensive knowledge of consumer tastes and preferences to address changing consumer needs through new products, line extensions and selective acquisitions. We support these actions with superior marketing, sales and distribution execution.

   Focus on Growing Consumer Sectors. Although we target growth opportunities across each of our five core consumer sectors, we have identified in particular the snacks, beverages and convenient meals consumer sectors as having significant global growth potential. Within these three growing consumer sectors, we concentrate on and have strengths in the following ten categories:

  .  Snacks--cookies, crackers, confectionery and salty snacks;

  .  Beverages--coffee, powdered soft drinks and aseptic juice drinks; and

  .  Convenient Meals--lunch combinations, frozen pizza and packaged dinners.

Approximately 65% of our 2000 pro forma revenue was attributable to products in these three growing consumer sectors.

   Our strong execution of this strategy has produced many successes, including:

  . Snacks--1996-2000 United States revenue from Planters snack nuts grew over 10% annually from approximately $500 million to approximately $750 million;

  . Beverages--1996-2000 North America revenue for Capri Sun aseptic juice drinks grew nearly 20% annually from approximately $240 million to nearly $500 million; and

  . Convenient Meals--1996-2000 North America revenue for DiGiorno and Delissio Rising Crust pizza grew over 30% annually from approximately $125 million to over $400 million.

   In addition, we plan to maintain the vibrancy of our mature brands by extending them into higher growth categories, as we have done with the evolution of the Jell-O brand from a basic powdered product requiring preparation to a premium line of refrigerated ready-to-eat gelatins, puddings and other desserts. In 2000, approximately 40% of Jell-O revenue was from these ready-to-eat products. In 1999, we updated our traditional powdered soft drink, Tang, with a ready-to-drink foil pouch, which achieved over $80 million in United States revenue in 2000. Also, we successfully extended our leading Philadelphia brand to create an entirely new category, cheesecake snack bars, by introducing Philadelphia snack bars.

   Address Health and Wellness Needs. Consumers in both developed and developing markets are increasingly looking for foods with positive health, energy or nutritional attributes. Health and wellness foods include those that are fat free or sugar free, reduced in fat, calorie or sugar content, or nutritionally fortified versions of existing products. We have aggressively introduced or acquired a broad portfolio of products with these attributes. Examples include calcium fortified Kraft 2% Milk Cheese Singles, vitamin enriched Tang aseptic juice drinks and powdered soft drinks, Boca Burger soy-based meat alternatives, reduced fat Philadelphia cream cheese and the Balance Bar line of energy bars. Our products with health and wellness attributes generated more than $2 billion in 2000 revenue. Our research and development efforts continue to explore opportunities in calcium and vitamin enrichment, soy, low-calorie sweeteners and other health and wellness areas.

   Expand Representation in Faster Growing Distribution Channels. We have recently invested significant sales, distribution and innovation resources in improving our penetration of alternate distribution channels, including supercenters, convenience stores, mass merchandisers, drug stores and club stores. In the United States, our sales volume through these distribution channels has increased at a compound annual rate of 24% since 1996. We view this as a significant opportunity to grow our core brands in these channels because our share of total food and beverage sales in these channels is lower than in the grocery channel. In North America, we have created a National Channels team to target the needs of alternate formats. This team is developing product and packaging innovations, including jumbo sizes for club stores and single serve sizes for convenience stores, and pricing and promotion strategies that appeal to each channel. Our acquisition of Nabisco, which has a direct-store-delivery system for cookies and crackers and a sales organization for confectionery products targeted to small independent outlets, increases our ability to promote and ship directly to customers within these alternate channels. Nabisco's existing relationships with customers in these alternate channels provide us an opportunity to broaden the distribution of Kraft confectionery products. Nabisco's experience will help shape future product development tailored for customers in alternate distribution channels.

   In Europe, we have created an Away-from-Home team focused on our core coffee category to target the vending, office and other food service channels that account for almost one-quarter of European coffee sales. As a result, our Kenco brand appears on nearly 37,000 office vending machines throughout the United Kingdom; our Jacobs brand appears on nearly 3,000 single cup machines for small offices and cafeterias throughout Germany; our Gevalia brand appears in numerous coffee shops and cafes throughout Scandinavia; and our Carte Noire brand appears on cups, menus and point-of-sale material in McDonald's restaurants in France.

   Target Attractive Demographic and Economic Segments. We develop or geographically expand products to capitalize on changing demographic and economic trends. In the United States, we intend to increase our sales to African-American and Hispanic consumers, two population groups that, in the aggregate, are growing almost five times faster than the rest of the United States population. Our strategies here include improving sales force coverage of distribution channels that serve these consumers, increasing marketing spending directed toward these consumers and developing new products appealing to these consumers. In developing markets, we introduce premium products that fill consumer needs as purchasing power increases. For example, we have expanded the Milka chocolate brand to Central and Eastern Europe and Latin America as a premium price confectionery product that complements our current portfolio of local mainstream brands.

   Drive Global Category Leadership

   Our strategy is to attain and expand the leading position in our core categories across our key markets and to expand in developing markets. As a category leader with the benefits of scale, consumer loyalty and retail customer emphasis, we are positioned to capture a significant share of a category's growth and profit, generating additional resources to reinvest in marketing and innovation, and enabling us to sustain ongoing leadership and profitability.

   We presently hold the #1 share position in eleven product categories globally.

                                Global #1 Position
      --------------------------------------------------------------------------------
      . Coffee                . Dessert mixes                        . Process cheese
      . Cookies               . Dry packaged dinners                 . Salad dressings
      . Crackers              . Lunch combinations                   . Snack nuts
      . Cream cheese          . Powdered soft drinks

   Approximately 55% of our 2000 pro forma revenue was derived from our global #1 categories. We focus our global resources on sustaining and improving our leadership in these categories. We have worldwide councils covering the principal categories in which we compete in many geographies. These councils cover our biscuits, cheese, coffee, confectionery and refreshment beverages categories. These councils are led by senior managers from around the world in the respective categories, and their task is to transfer best practices, facilitate the fast adapting of products from one region to another, and optimize our worldwide productivity and sourcing efforts. We also have worldwide functional linkages in technology, operations, sales and human resources to ensure that we maximize efficiency and effectiveness in these key areas.

   A key element of our strategy is to expand our sales in developing markets in Central and Eastern Europe, Africa, the Middle East, Latin America and Asia Pacific. These developing markets are home to 86% of the world's population. Consumers in these markets account for 18% of the world's disposable income, based on data from Euromonitor International, but only 9% of our 2000 underlying revenue, presenting a significant growth opportunity. We have begun to implement this strategy, and our underlying volume in developing markets grew 11.9% from 1999 to 2000. This growth strategy has four key components. First, we expand geographically by introducing additional snacks, beverages and cheese categories within developing countries where we have an existing presence. Second, we leverage our portfolio by introducing additional brands across the key price segments within categories in markets where we have an existing presence. Third, we enter developing countries in which we have previously not had operations. Finally, we pursue tactical fill-in acquisitions, especially in snacks and beverages, to build upon our existing portfolio in developing markets.

   Optimize our Portfolio

   We actively manage our business and brand portfolio through acquisitions, licensing arrangements and divestitures to improve the mix of growing, profitable and high-return businesses. Our acquisition and licensing strategies add businesses that are in fast-growing categories, have valuable brands or provide improved scale and market position.

   The Nabisco acquisition is the largest and most recent example of our acquisition strategy. Nabisco improved our product mix and will accelerate our growth by increasing our share of the growing global snacks consumer sector. The combination of Nabisco and Kraft offers numerous opportunities for new products, larger scale promotions and expanded distribution. Thus far, we have identified opportunities that we estimate will generate incremental operating companies income from revenue synergies of approximately $50 million by 2003.

   We have announced plans to sell Nabisco's Canadian grocery business. We currently plan to sell a number of other Nabisco businesses that do not align strategically with our food and beverage operations.

   Maximize Operating Efficiency

   We continue to drive excess costs and unproductive assets out of our system, thus reducing our cost of sales and overhead expenditures, while enhancing our earnings and cash flow. At the same time we continue to emphasize product quality and customer service. Our ongoing plan for continuing to achieve our productivity targets includes a number of operational improvements throughout the organization as follows:


  .  consolidate manufacturing plants;    .  adopt advanced manufacturing
                                             processes;

  .  consolidate purchasing;              .  streamline customer communications;
                                             and

  .  consolidate sales forces within      .  expand Internet-based purchasing.
     each country;

  .  streamline distribution processes;



   For example, we continue to consolidate and centralize our purchasing function by expanding its scope beyond traditional raw and packaging materials to encompass indirect products and services used by all our plants, offices and divisions. We will support this expansion by implementing Internet-based purchasing systems to reduce our transaction costs while centralizing purchasing responsibility.

   We also plan to reduce costs by migrating technical operations advances across borders, optimizing our capacity utilization and consolidating operations on a regional and global basis. We will continue to take advantage of lower cost raw material and production sources within regions covered by free trade agreements. For example, the Association of Southeast Asian Nations pact permitted us to replace our plant in the Philippines with a new plant in Thailand, from which we source Tang powdered soft drinks throughout Southeast Asia. This cost effective measure permitted us to situate our plant near the source of the lowest cost sugar available in the region. To take advantage of the Central Europe Free Trade Agreement, we now source some key confectionery products throughout Central Europe from the Slovak Republic.

   We have a proven history of generating cost savings by combining acquired operations with our own, and the acquisition of Nabisco provides significant cost synergy opportunities that we intend to capture. By combining Nabisco's operations with ours, we currently expect to generate annual cost synergies in excess of $400 million in 2002, growing to more than $550 million in 2003. Our statement of earnings charges to obtain these synergies will consist principally of systems integration, employee training and benefit costs, and will aggregate approximately $300 million from 2001 to 2003. Consequently, we expect to achieve net cost synergies of approximately $100 million in 2001, $300 million in 2002 and $475 million in 2003. We estimate that these savings will be derived from:

  .  more efficient operations and research and development--37% to 40%;

  .  lower administration costs--37% to 40%;

  .  more efficient selling organizations and programs--16% to 18%; and

  .  more efficient marketing--5% to 7%.

Our current estimates are subject to revision as we finalize and implement our integration plans.

   Build Employee and Organizational Excellence

   The effective execution of our growth strategies relies on experienced and well-trained management and employees at all levels and in all geographies. We will continue to build employee excellence and instill in our personnel the values we believe in: focus, innovation, passion, speed, trust and teamwork. We will also continue to invest in training, development and career management to continuously improve the quality of our management team. Finally, we will continue to align our measurement and reward systems with actions that drive our success in the marketplace and create superior value for our investors. As a result of this offering, we will have an important new management incentive tool, our common stock, that we can use to motivate and reward excellent performance by our key employees and more closely align their interests with those of our shareholders.

Markets and Products

   We conduct our business through two units: Kraft Foods North America and Kraft Foods International. Kraft Foods North America manages its operations in the following business segments: Cheese, Meals and Enhancers; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. Kraft Foods International manages its operations by geographic region in two business segments: Europe, Middle East and Africa; and Latin America and Asia Pacific.

   Our superior brand portfolio spans five core consumer sectors:

  .  Snacks--primarily cookies, crackers, salty snacks and confectionery;

  . Beverages--primarily coffee, aseptic juice drinks and powdered soft drinks;

  .  Cheese--primarily natural, process and cream cheeses;

  .  Grocery--primarily ready-to-eat cereals, enhancers and desserts; and

  . Convenient Meals--primarily frozen pizza, packaged dinners, lunch combinations and processed meats.

   The following table shows our business segments' participation in these five core consumer sectors.

                               2000 Pro Forma Revenue by Consumer Sector
                            -------------------------------------------------
                                                             Convenient
        Segment(1)          Snacks  Beverages Cheese Grocery   Meals    Total
        ----------          ------  --------- ------ ------- ---------- -----
                                             (in billions)
Kraft Foods North America
  Cheese, Meals and
   Enhancers(2)............ $ 0.5     $0.6     $5.0   $2.6      $1.6    $10.3
  Biscuits, Snacks and
   Confectionery...........   5.9                      0.1                6.0
  Beverages, Desserts and
   Cereals.................   0.6      2.8             2.1                5.5
  Oscar Mayer and Pizza....                                      3.5      3.5
                            -----     ----     ----   ----      ----    -----
   Total Kraft Foods North
    America................   7.0      3.4      5.0    4.8       5.1     25.3
                            -----     ----     ----   ----      ----    -----
Kraft Foods International
  Europe, Middle East and
   Africa..................   2.5      2.8      1.0    0.4       0.3      7.0
  Latin America and Asia
   Pacific.................   1.1      0.4      0.3    0.5       0.1      2.4
                            -----     ----     ----   ----      ----    -----
   Total Kraft Foods
    International..........   3.6      3.2      1.3    0.9       0.4      9.4
                            -----     ----     ----   ----      ----    -----
     Total 2000 pro forma
      revenue.............. $10.6     $6.6     $6.3   $5.7      $5.5    $34.7
                            =====     ====     ====   ====      ====    =====
Percentage of total 2000
 pro forma revenue(3)......  30.6%    19.0%    18.0%  16.6%     15.8%   100.0%
                            =====     ====     ====   ====      ====    =====

---------------------
(1) The amounts of operating revenue and long-lived assets attributable to each of our geographic regions and the amounts of our operating revenue and operating companies income of each of our segments for each of the last three fiscal years are set forth in Note 11 to our combined financial statements.
(2) Our Cheese, Meals and Enhancers segment includes our United States food service business and our Canada and Mexico businesses, which sell products across all consumer sectors.
(3) Percentages are calculated based upon dollars rounded to millions.

                             Snacks Consumer Sector

   Globally, snacks accounted for $10.6 billion, or 30.6%, of our 2000 pro forma revenue.

North America

   Snacks accounted for 28% of Kraft Foods North America's 2000 pro forma revenue. We participate in this consumer sector through our Biscuits, Snacks and Confectionery segment; our Beverages, Desserts and Cereals segment; and our Cheese, Meals and Enhancers segment via our Canada and Mexico businesses and our United States food service business. Our products within this consumer sector are primarily cookies, crackers, snack nuts, ready-to-eat snacks and sugar confectionery, as follows:

            Biscuits   . 8 of the top 12 cookie and cracker brands in the
                         United States

                       . #1 with a 40.9% dollar share of the $4.1 billion U.S.
                         cookies category

                         --cookie brands include Oreo, Chips Ahoy!, Newtons,
                           Nilla, Nutter Butter, Stella D'Oro and SnackWell's

                       . #1 with a 50.7% dollar share of the $3.2 billion U.S.
                         crackers category

                         --cracker brands include Ritz, Premium, Triscuit,
                           Wheat Thins, Cheese Nips, Better Cheddars, Nabisco
                           Honey Maid Grahams and Teddy Grahams

              Snacks   . #1 with a 46.8% dollar share of the $1.2 billion U.S.
                         snack nuts category, a share position that is more
                         than ten times greater than the nearest branded
                         competitor, through our Planters brand

                       . #1 with a 60.9% dollar share of the $0.5 billion U.S.
                         ready-to-eat refrigerated desserts category through our Jell-O brand

                       . another snack brand is Handi-Snacks two-compartment
                         snacks

       Confectionery   . #1 with a 15.5% dollar share of the $2.4 billion U.S.
                         sugar confectionery category

                       . Life Savers and Creme Savers are the #1 and #2 hard
                         candy brands in the U.S.

                       . other brands include Terry's and Toblerone chocolate
                         confectionery products and Altoids and Gummi Savers sugar confectionery products


International

   Snacks accounted for 38% of Kraft Foods International's 2000 pro forma revenue.

   Europe, Middle East and Africa. Snacks accounted for 36% of our 2000 pro forma revenue in the Europe, Middle East and Africa segment. We participate in this consumer sector primarily in chocolate confectionery and salty snacks, as follows:

       Confectionery   . #3 with an 11.1% volume share of the $22.6 billion
                         chocolate confectionery category in Western Europe

                       . #1 with a 23.4% volume share of the $3.1 billion
                         chocolate confectionery category in Central and Eastern Europe, excluding Russia

                       . brands include Milka, Suchard, Cote d'Or, Marabou,
                         Toblerone, Freia, Terry's, Daim, Figaro, Korona,
                         Poiana, Prince Polo and Siesta

              Snacks   . #1 with a 36.5% volume share of the $0.9 billion
                         salty snacks category in Scandinavia and Finland

                       . brands are Estrella, Maarud and Lyux

   We also have a 26.5% interest in the United Biscuits venture, a leader in the biscuits and snacks categories in Europe. Based on volume, United Biscuits holds the #1 position in biscuits in the United Kingdom, Spain and the Netherlands, and the #2 position in France and Belgium. Its leading brands include McVities, Verkade, Carr's, BN, Go Ahead!, Jaffa and Digestive.

   Latin America and Asia Pacific. The geographic regions served by our Latin America and Asia Pacific segment are home to more than one-half of the world's population. These regions present a significant growth opportunity because their populations are growing and increasing their purchasing power and, in Asia Pacific, trade barriers are being eliminated. Through our Nabisco acquisition we significantly increased our 2000 revenue in snacks in Latin America from $274 million to $863 million on a pro forma basis. We also increased our snacks 2000 revenue in Asia Pacific from $56 million to $244 million on a pro forma basis. Snacks accounted for 46% of our 2000 pro forma revenue in the Latin America and Asia Pacific segment. We participate in this consumer sector primarily in cookies, crackers and chocolate confectionery, as follows:

            Biscuits   . #2 with a 14.9% volume share of the $5.9 billion
                         biscuit category in Latin America

                       . biscuit brands include Oreo, Chips Ahoy!, Ritz,
                         Terrabusi, Canale, Club Social,
                         Cerealitas, Trakinas and Lucky

       Confectionery   . #2 with a 22.2% volume share of the $3.0 billion
                         chocolate confectionery category in Latin America

                       . brands include Milka, Lacta and Gallito

                       . growing sugar confectionery business in Asia Pacific
                         with Sugus and Artic brands

                           Beverages Consumer Sector

   Globally, beverages accounted for $6.6 billion, or 19.0%, of our 2000 pro forma revenue.

North America

   Beverages accounted for 13% of Kraft Foods North America's 2000 pro forma revenue. We participate in this consumer sector through our Beverages, Desserts and Cereals segment; and our Cheese, Meals and Enhancers segment via our Canada and Mexico businesses and our United States food service business. Our products within this consumer sector are primarily coffee, aseptic juice drinks and powdered soft drinks, as follows:

              Coffee   . #1 with a 34.3% dollar share of the $3.5 billion U.S.
                         coffee category

                       . brands include

                         --  Maxwell House, our largest brand

                         -- General Foods International Coffees, our entry into flavored coffees

                         -- Starbucks super premium bagged coffees, sold through grocery stores

                         --  Yuban, our premium western U.S. brand

                         -- Gevalia super premium coffees, sold through our direct mail coffee business

       Aseptic Juice   . #1 with a 41.5% dollar share of the $1.1 billion U.S.
              Drinks     aseptic juice drinks category

                       . Capri Sun revenue in the U.S. increased from less
                         than $100 million when we acquired the business in 1991 to nearly $500 million in 2000, a compound annual growth rate exceeding 20%

                       . other brands include Tang and Crystal Light

       Powdered Soft   . #1 with an 84.7% dollar share of the $0.8 billion
              Drinks     U.S. powdered soft drinks category

                       . brands include Kool-Aid, Tang, Crystal Light and
                         Country Time

International

   Beverages accounted for 35% of Kraft Foods International's 2000 pro forma revenue.

   Europe, Middle East and Africa. Beverages accounted for 40% of our 2000 pro forma revenue in the Europe, Middle East and Africa segment. We participate in this consumer sector primarily in coffee, powdered soft drinks and chocolate drinks, as follows:

              Coffee   . #1 with a 21.6% equivalent unit share of the $12.0
                         billion coffee category in Western Europe

                       . #1 with a 42.3% equivalent unit share of the $1.7
                         billion coffee category in France

                       . #1 with a 24.8% equivalent unit share of the $3.4
                         billion coffee category in Germany

                        . #2 with a 21.7% equivalent unit share of the $1.2
                          billion coffee category in the United Kingdom

                        . #1 with a 16.9% equivalent unit share of the $4.2
                          billion coffee category in Central and Eastern Europe

                        . brands include Jacobs, Gevalia, Carte Noire, Jacques
                          Vabre, Kaffee HAG, Grand' Mere, Kenco, Saimaza,
                          Maxwell House and Dadak

 Powdered Soft Drinks   . growing in Central and Eastern Europe through the
                          Tang brand

     Chocolate Drinks   . brands include Suchard Express, O'Boy, Milka and Kaba

   Latin America and Asia Pacific. Beverages accounted for 18% of our 2000 pro forma revenue in the Latin America and Asia Pacific segment. We participate in this consumer sector primarily in powdered soft drinks, as follows:

 Powdered Soft Drinks   . #1 with a 48.9% volume share of the $1.3 billion
                          powdered soft drinks category in Latin America

                        . brands include Tang, Clight, Kool-Aid, Royal, Verao,
                          Fresh, Frisco, Q-Refres-Ko and Ki-Suco

   We own a 50.0% interest in Ajinomoto General Foods, which holds the #2 share position in the Japanese coffee category. Its leading brands include Maxim and Blendy. We also own a 49.0% interest in Dong Suh Foods, which holds the #1 share position in coffee in Korea. Its leading brands include Maxim and Maxwell House.

                              Cheese Consumer Sector

   Globally, cheese products accounted for $6.3 billion, or 18.0%, of our 2000 pro forma revenue.

North America

   We participate in this consumer sector entirely through our Cheese, Meals and Enhancers segment. Cheese products accounted for 20% of Kraft Foods North America's 2000 pro forma revenue. We are the industry leader with more than a 42% dollar share of the United States cheese consumer sector:

                       . #1 with a 23.6% dollar share of the $4.2 billion U.S.
                         natural cheese category, primarily through the Kraft and Cracker Barrel brands

                       . #1 with a 67.6% dollar share of the $0.8 billion U.S.
                         cream cheese category through the Philadelphia brand

                       . #1 with a 55.2% dollar share of the $1.9 billion U.S.
                         process cheese slices category, primarily through the Kraft brand

                       . #1 with an 87.7% dollar share of the $0.4 billion
                         U.S. process cheese loaves category through the Velveeta brand

                       . #1 with a 55.4% dollar share of the $0.4 billion U.S.
                         grated cheese category, primarily through the Kraft brand

                       . #1 U.S. dollar share positions in the process cheese
                         sauces, aerosol cheese spreads, cottage cheese and sour cream categories; brands include:

                         --  Cheez Whiz process cheese sauce

                         --  Easy Cheese aerosol cheese spread

                         -- Breakstone's and Knudsen cottage cheese and sour cream

International

   Cheese products accounted for 13% of Kraft Foods International's 2000 pro forma revenue.

   Europe, Middle East and Africa. Cheese products accounted for 14% of our 2000 pro forma revenue in the Europe, Middle East and Africa segment. We participate in this consumer sector as follows:

                       . Philadelphia is the #1 cream cheese brand in

                         -- Germany, with a 23.0% volume share of the $0.5 billion category

                         -- Italy, with a 62.5% volume share of the $0.2 billion category

                         -- the United Kingdom, with a 60.2% share of the $0.1 billion category

                       . #1 with a 55.5% volume share of the $0.4 billion
                         process cheese category in Italy, primarily through the Kraft Sottilette brand

                       . #1 with a 43.8% volume share of the $0.3 billion
                         process cheese category in the United Kingdom through the Kraft Dairylea brand

                       . other brands include:

                         --  El Caserio and Invernizzi cheese

                         --  Kraft process cheese

   Latin America and Asia Pacific. Cheese products accounted for 12% of our 2000 pro forma revenue in the Latin America and Asia Pacific segment. We participate in this consumer sector as follows:

                       . #1 with a 48.5% volume share of the $0.1 billion
                         process cheese category in Australia, primarily through the Kraft Singles brand

                       . Kraft and Eden process cheeses

                       . Philadelphia cream cheese

                       . Kraft grated cheese

                       . Cheese Whiz process cheese sauce

                              Grocery Consumer Sector

   Globally, grocery accounted for $5.7 billion, or 16.6%, of our 2000 pro forma revenue.

North America

   Grocery products accounted for 19% of Kraft Foods North America's 2000 pro forma revenue. We participate in this consumer sector primarily through our Cheese, Meals and Enhancers segment, which includes our Canada and Mexico businesses and our United States food service business; and our Beverages, Desserts and Cereals segment. We participate in this consumer sector in desserts, cereals and enhancers as follows:

            Desserts   . #1 with an 82.8% dollar share of the $0.5 billion
                         U.S. dry packaged desserts category through the
                         Jell-O brand

                       . #1 with a 72.7% dollar share of the $0.4 billion U.S.
                         frozen whipped toppings category through the Cool
                         Whip brand

             Cereals   . #3 with a 16.5% dollar share of the $7.5 billion U.S.
                         ready-to-eat cereals category through the Post brand

                       . Post brands include: Alpha-Bits, Banana Nut Crunch,
                         Blueberry Morning, Cranberry Almond Crunch, Fruit &
                         Fibre, Golden Crisp, Grape-Nuts, Great Grains, Honey
                         Bunches of Oats, Honeycomb, Oreo O's, Pebbles, Raisin
                         Bran, Shredded Wheat, Toasties and Waffle Crisp

                       . other brands are Cream of Wheat and Cream of Rice hot
                         cereals

           Enhancers   . #1 with a 31.9% dollar share of the $1.8 billion U.S.
                         salad dressings category primarily through the Kraft
                         brand

                       . #1 with a 46.4% dollar share of the $1.2 billion U.S.
                         spoonable dressings category through the Kraft and Miracle Whip brands

                       . #1 with a 63.9% dollar share of the $0.2 billion U.S.
                         steak sauces category through the A.1. brand

                       . other brands include:

                         --  Kraft and Bull's-Eye barbecue sauces

                         --  Grey Poupon premium mustards

                         --  Shake 'N Bake coatings

International

   Grocery accounted for 10% of Kraft Foods International's 2000 pro forma revenue.

   Europe, Middle East and Africa. Grocery items accounted for 6% of our 2000 pro forma revenue in the Europe, Middle East and Africa segment. We participate in this consumer sector principally through our Kraft pourable and spoonable salad dressings and Miracel Whip spoonable dressing.

   Latin America and Asia Pacific. Grocery items accounted for 21% of our 2000 pro forma revenue in the Latin America and Asia Pacific segment. We participate in this consumer sector, as follows:

    .  Royal dry packaged desserts and baking powder

    .  Kraft spoonable and salad dressings

    .  Kraft and ETA peanut butter

    .  Vegemite yeast spread

                        Convenient Meals Consumer Sector

   Globally, convenient meals accounted for $5.5 billion, or 15.8%, of our 2000 pro forma revenue.

North America

   Convenient meals accounted for 20% of Kraft Foods North America's 2000 pro forma revenue. We participate in this consumer sector through our Oscar Mayer and Pizza segment; and our Cheese, Meals and Enhancers segment via our Canada and Mexico businesses and our United States food service business. Our products within this consumer sector are primarily frozen pizza, packaged dinners, lunch combinations and processed meats, as follows:

    . #1 with a 37.5% dollar share of the $2.6 billion U.S. frozen pizza category through the DiGiorno, Tombstone, Jack's and California Pizza Kitchen brands

    . #1 with a 34.8% dollar share of the growing Canadian frozen pizza category through the Delissio brand

    . #1 with an 82.6% dollar share of the $0.8 billion U.S. macaroni & cheese dinners category through the Kraft brand

    .  other packaged dinners brands include:

        --  Taco Bell Mexican-style food products

        --  Stove Top Oven Classics meal kits

    . #1 with an 83.6% dollar share of the $0.8 billion U.S. lunch combinations category, which we created, through the Lunchables brand

    . #1 with a 31.7% dollar share of the $3.2 billion U.S. cold cuts category through the Oscar Mayer and Louis Rich brands

    . #2 with a 21.3% dollar share of the $1.7 billion U.S. hot dogs category through the Oscar Mayer and Louis Rich brands

    . #1 with a 19.6% dollar share of the $2.0 billion U.S. bacon category through the Oscar Mayer and Louis Rich brands

    .  other brands include:

      --  Boca Burger soy-based meat alternative products

      --  Stove Top stuffing

      --  Minute rice

International

   Convenient meals accounted for 4% of Kraft Foods International's 2000 pro forma revenue.

   Europe, Middle East and Africa. Convenient meals accounted for 4% of our 2000 pro forma revenue in the Europe, Middle East and Africa segment. We participate in this consumer sector as follows:

    .  Lunchables lunch combinations

    .  Kraft and Miracoli pasta dinners and sauces

    .  Simmenthal meats in Italy

   Latin America and Asia Pacific. Convenient meals accounted for 3% of our pro forma revenue in the Latin America and Asia Pacific segment, principally through Kraft macaroni & cheese dinners in Australia and Latin America.

Additional Product Disclosure

   Products or similar products contributing 10% or more of our combined revenue for each of the three years in the period ended December 31, 2000 were as follows:

                                                                  1998  1999  2000
                                                                  ----  ----  ----
   Cheese........................................................  22%   23%   23%
   Coffee........................................................  20    18    17
   Confectionery.................................................  11    11    10

Sales, Retailer Relations and Food Service

   Sales

   We have more than 20,000 salespersons operating from sales offices in 60 countries and calling on approximately 120,000 retail stores. The structure of our sales forces is tailored to local markets.

   In the United States, we have a direct sales force that calls on retail outlets and retailer headquarters. It includes 150 customer business managers responsible for over 300 customer teams, servicing approximately 26,000 retail outlets. Each team has category captains charged with working with the customer to manage individual categories more effectively, creating a stronger customer relationship. For example, our Kraft Plus Three-Step Category Builder program enables retailers to improve sales within targeted product categories. This program provides retailers with consumer category data and analysis, identifies promotional, assortment, pricing and space management opportunities, and enables retailers to develop and implement plans to generate higher category growth and profits.

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

   In the United States, we also operate two strong direct-store-delivery systems: a dry products system for snacks obtained in our Nabisco acquisition and our frozen pizza system. Through these systems, we deliver selected snack products, primarily cookies and crackers, and frozen pizza directly to our customers' stores in our own trucks. These systems employ more than 6,000 representatives calling on more than 65,000 retail outlets. The frequent presence of our employees in supermarkets helps to ensure that our products are available and displayed in the best position for retail sale. Retailers benefit from direct-store-delivery systems because they save warehousing and shelf stocking costs and because products delivered through these systems generate a high level of retail sales and profits.

   In developed international markets we take an approach similar to the one we use in the United States, using direct sales forces consolidated on a country-by-country basis. We have also created specialty teams to focus on smaller retail outlets and to focus on the away-from-home channel. Because most developing markets are characterized by a large number of small retail outlets, we generally use established local distributors and wholesalers to obtain widespread penetration in these countries.

   Retailer Relations

   We sell our products in North America generally to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, convenience stores, gasoline stations and other retail food outlets. Internationally, we sell our products generally to retailers, supermarkets, wholesalers, distributors and gasoline stations.

   Our five largest customers accounted for approximately 23% of our 2000 pro forma revenue, while our 15 largest customers accounted for approximately 40% of our 2000 pro forma revenue. None of our customers accounted for 10% or more of our 2000 pro forma revenue. The table below lists our 15 largest customers based on 2000 pro forma revenue.

                               15 Largest Customers
     ----------------------------------------------------------------------------------
     .  Ahold                      .  Kroger                          .  SuperValu
     .  Albertson's                .  Metro                           .  Tenglemann
     .  Carrefour                  .  Publix                          .  Wal-Mart
     .  Delhaize le Lion           .  Rewe                            .  Weston/Loblaws
     .  Fleming                    .  Safeway (USA)                   .  Winn-Dixie

   Many of these customers have grown rapidly and have expanded across borders. In response, we have developed global strategies aimed at achieving our objective of being an indispensable partner to our customers. For our largest global customers, we have assembled global customer sales teams drawn from the countries in which the customers operate to assure coordinated sales and services and to execute global promotions.

   A recent survey by McKinsey & Company identified the needs of global retailers as including:

  .  strong global brands;

  .  category management skills;

  . managers who are highly qualified to deal with both local and multinational issues;

  .  significant supplier presence in the customers' key countries; and

  .  customized solutions.


   We are well positioned to satisfy each of these needs. Our direct sales force and our direct-store-delivery personnel provide the primary interface with our customers. We plan to further improve service to our customers by expanding our vendor managed inventory programs that allow our customers to manage their inventory levels more efficiently. In 2001, we plan to roll out in the United States our Kraft Plus ez-Serv website, which facilitates communications and information flow to our customers, and we will continue to implement our category management programs that help customers determine the optimal product and brand mix within a category. We will drive these service priorities through our national, regional and global dedicated customer teams.

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

   Food Service

   In the United States, according to Technomic, Inc., the food service channel totals approximately $129 billion in manufacturers' sales and has grown at a compound annual rate of approximately 5.3% from 1996 to 2000. We sell a wide range of our brands in this channel, covering all meal and beverage occasions. Approximately 50% of our pro forma food service sales are composed of products where consumers know they are consuming our brands, compared to an industry average estimated by Technomic, Inc. to be 15% to 20%.

   Kraft's United States food service business had $1.4 billion of pro forma revenue in 2000, primarily from sales in five outlets:

  .  national restaurant chains such as McDonald's and Burger King;

  . "down-the-street" outlets, including independent restaurants, small chains and hotels;

  . contract management firms, such as Host Marriott, that manage dining operations for offices, schools, healthcare and recreation;

  .  vending operations managed by operators such as Canteen; and

  . convenience stores, such as 7-Eleven, that offer prepared food for takeout.

   We are repositioning our food service business to participate in this growing channel. Our pre-Nabisco United States food service revenue declined 2.3% on a compound annual basis over the past four years as a result of two factors. First, we have been pruning our low margin businesses from our portfolio, reducing revenue, but growing operating companies income at 2.7% per year over the period. Second, our agreement granting the buyer of our former food service distribution business the exclusive right to distribute our Kraft branded products in the food service channel expired in 2000, and the buyer began to substitute private label products for some of our products. At the same time, other distributors were reluctant to authorize Kraft branded products, given our continued relationship with our former food service subsidiary. We expect this disruption to be temporary, and we recently became a preferred supplier to U.S. Foodservice, the second largest distributor in the United States food service industry, for Kraft branded pourable and spoonable dressings, barbecue sauce and cream cheese. We have trade programs and other contractual arrangements with U.S. Foodservice that cover the remainder of our food service portfolio. As a result of these factors, together with the opportunities provided by integrating Nabisco's food service business, we believe we are now well positioned to succeed in this growing channel.

   Outside North America, we have a food service business which had 2000 pro forma revenue of $0.6 billion, focused primarily on European coffee, as well as cheese and grocery products. We have a leading position in the European coffee away-from-home channel where we benefit from our new coffee machine technology, our strong retail brands and our integrated pan-European food service organization.

Consumer Marketing and Advertising

   We support our brands with worldclass advertising that has earned numerous awards. During the past five years, the New York American Marketing Association has presented us with 21 Effie awards, which recognize advertising that is effective in growing brands. We received more Effie awards during this period than any other company, including top-level Gold awards for our Altoids, Balance Bar, Gevalia Kaffe, Maxwell House, Miracle Whip and Wheat Thins campaigns. We also won the 1997 Kelly Award for General Excellence in advertising for Altoids, and the 1999 London International Advertising Award for best TV/cinema spot in the foods category for Kraft dinners.

   We also invest heavily in consumer promotions to stimulate demand for our products. For example, the Oreo "Cookie Stacking" and Kraft macaroni & cheese "I Want the Blues" contests increase consumer interest in our products, and the Oscar Mayer Wienermobile and Planters Mr. Peanut continue to travel the country, entertaining consumers and generating goodwill. We have garnered numerous awards for our consumer promotions, including five Reggie awards during the past five years from the Promotion Marketing Association. In 2000, we won the top-level Gold Reggie for our Oscar Mayer "Share the Smiles" consumer promotion.

   Our large marketing budget and brand portfolio also enable us to differentiate ourselves from competitors that share advertising space in newspaper promotional inserts sponsored by grocery chains. In the United States, we publish Kraft Food and Family, a standalone magazine inserted into newspapers, which advertises a multitude of our brands and combines meal solution ideas and coupons for our products.

   We have designed an Internet presence that enhances our position in the marketplace and enables us to develop a more direct, personal and interactive relationship with consumers. In the United States, we had four of the top ten consumer packaged goods websites--www.nabiscoworld.com, www.candystand.com, www.nabisco.com and www.kraftfoods.com. This last site, which hosts our award-winning Kraft Interactive Kitchen, achieves approximately one million visits per month and is one of the most popular food manufacturer websites of its type. The site gives consumers timely, practical meal solutions with services such as tips on making a meal with ingredients on hand, a dedicated health and wellness section, a personal recipe box and customized grocery lists by aisle. Nabiscoworld.com and Candystand.com are entertainment sites that appeal primarily to children. Our other websites for brands such as Gevalia and Altoids in the United States and Milka and Estrella in Europe in the aggregate averaged over one million visits per month in 2000.

Manufacturing and Processing Facilities

   As of March 15, 2001, we had 228 manufacturing and processing facilities worldwide. In North America, we have 106 facilities, and outside of North America we have 122 facilities located in 44 countries. These manufacturing and processing facilities are located throughout the following territories:

                                                                      Number of
     Territory                                                        Facilities
     ---------                                                        ----------
     United States...................................................     81
     Canada..........................................................     21
     Mexico..........................................................      4
     Western Europe..................................................     39
     Central and Eastern Europe, Middle East and Africa..............     14
     Latin America...................................................     51
     Asia Pacific....................................................     18
                                                                         ---
       Total.........................................................    228
                                                                         ===

   We own 213 and lease 15 of these manufacturing and processing facilities. All of our plants and properties are maintained in good condition, and we believe they are suitable and adequate for our present needs.

   As we further integrate Nabisco's operations into ours, we anticipate closing or selling a number of Nabisco's facilities that do not align strategically with ours. In addition, the further integration of Nabisco's operations could result in the closure or sale of a number of Kraft's facilities.

   We manage our global network of production facilities and distribution centers by eliminating excess capacity through consolidation, taking advantage of best practices, harmonizing production practices and safety procedures and aggressively pursuing productivity opportunities that cut across multiple divisions, product lines and geographies. As a result of these actions, many of our production facilities and distribution centers accommodate multiple product lines. We have created worldwide operations and technology councils to facilitate the application of new technologies for manufacturing our products and new information systems for managing our facilities. This approach reduces costs, fixed assets and inventories while delivering better service to our retail customers and higher quality products to our consumers.

   We believe we have highly effective manufacturing quality systems to ensure that the products we make are safe and wholesome. Over the past two years, we have invested over $100 million in our manufacturing processes designed to meet or exceed all applicable state and federal regulations and to produce food and beverages that meet our high standards. We continue to develop and commercialize new technologies and to work with government and industry associations to strengthen consumer confidence in the safety of our food supply.

   We also have arrangements with more than 300 contract manufacturers worldwide, in addition to our owned and operated manufacturing facilities. These contract manufacturers produce various components and finished products for us when we determine it is advantageous to outsource the production.

Distribution

   Our distribution network is an important part of our sales and customer service performance. Our objective is to meet the needs of our customers by providing them with desired stock levels and delivery times. We have developed a network of owned, leased and contracted distribution centers, depots and warehouses located throughout the world to meet the demands of our customers and our own objectives. We use a combination of owned, public and contract carriers to deliver our products from our distribution points to our customers. Our distribution system moves dry, refrigerated and frozen products.

   As of March 15, 2001, our distribution facilities consisted of 550 distribution centers and depots worldwide. In North America, we had 420 distribution centers and depots, more than 75% of which support our direct-store-delivery systems. Outside North America, we had 130 distribution centers and depots in 40 countries. We own 112 of these distribution centers and two of these depots and lease 224 of these distribution centers and 212 of these depots. We believe that all of these facilities are in good condition and that we have sufficient capacity to meet our distribution needs for the foreseeable future.

   We distribute food and beverage products in North America through distribution centers, satellite warehouses, company-operated and public cold-storage facilities, depots and other facilities. Most of our distribution in North America is to our customers' warehouses. We have similar warehouse delivery systems in Western Europe.

   We also distribute snacks and frozen pizza through two direct-store-delivery systems in North America. Our direct-store-delivery systems for snacks and frozen pizza consist of over 6,000 salespersons delivering products from plant-based and remote warehouse operations. These systems provide in-store presence of our salespersons to ensure quality, service, prompt new product introductions, promotion and merchandising.

   We have also implemented vendor managed inventory systems to meet the needs of our customers. These systems employ an electronic data interface with some of our retail customers to track their sales of our products and, consequently, their inventory requirements. We then ship the customer's requirements directly to the appropriate warehouse as needed, thereby reducing the retailer's potential for excess inventory or out-of-stock products. These vendor managed inventory systems enable our customers to improve their profitability and help us foster stronger relationships with our customers.

Competition

   We are subject to highly competitive conditions in all aspects of our business. Competitors include large national and international companies and numerous local and regional public and private companies. Some competitors have different profit objectives and some international competitors are less susceptible to changes in currency exchange rates. Some international competitors also benefit from government subsidies. Our products also compete with generic products and private-label products of food retailers, wholesalers and cooperatives. We compete primarily on the basis of product quality, brand recognition, brand loyalty, service, marketing, advertising and price. Substantial advertising and promotional expenditures are required to maintain or improve a brand's market position or to introduce a new product.

Raw Materials

   We are major purchasers of milk, cheese, nuts, green coffee beans, cocoa, corn products, wheat, rice, poultry, beef, vegetable oil, and sugar and other sweeteners. We also use significant quantities of glass, plastic and cardboard for our packaging requirements. We continuously monitor worldwide supply and cost trends of these commodities to enable us to take appropriate action to obtain ingredients and packaging needed for production. We purchase a substantial portion of our milk requirements from independent agricultural cooperatives and individual producers, and a substantial portion of our cheese requirements from independent sources. The prices for milk and other dairy product purchases are substantially influenced by government programs, as well as market supply and demand. The most significant cost item in coffee products is green coffee beans, which are purchased on world markets. Green coffee bean prices are affected by the quality and availability of supply, trade agreements among producing and consuming nations, the unilateral policies of the producing nations, changes in the value of the United States dollar in relation to certain other currencies and consumer demand for coffee products. Another significant cost item is the cocoa used in our chocolate confectionery products, which is purchased on world markets, the price of which is affected by the quality and availability of supply relative to demand, and changes in the value of the British pound sterling and the United States dollar relative to certain other currencies.

   The prices paid for raw materials and agricultural materials used in food products generally reflect external factors such as weather conditions, commodity market fluctuations, currency fluctuations and the effects of governmental agricultural programs. Although the prices of the principal raw materials can be expected to fluctuate as a result of these factors, we believe these raw materials to be in adequate supply and generally available from numerous sources. However, we use hedging techniques to minimize the impact of price fluctuations in our principal raw materials. We do not fully hedge against changes in commodity prices and these strategies may not protect us from sharp increases in specific raw material costs, which we have experienced in the past.

   We have created worldwide purchasing councils with representatives from our major geographic regions to coordinate our global sourcing requirements. The goal of these councils is to obtain the lowest available cost for our raw materials and other requirements. We are centralizing our formerly local requisitioning departments in North America and Europe, and many of our local operations will be able to order supplies through electronic catalogues on terms we plan to have centrally negotiated.

   We also use and plan to expand Internet-based procurement initiatives to source our supply of various raw materials. For example, we are currently testing electronic reverse auctions and similar models for the purchase of direct and indirect materials at substantial savings. We have taken a leadership role in the development of several Internet markets. These include TRANSORA, a joint effort of major consumer products manufacturers to automate procurement and logistics processes, and Dairy.com, a joint initiative to facilitate transactions between dairy suppliers and buyers.

Employees

   As of December 31, 2000, we employed approximately 117,000 people worldwide. About one-half of our 31,000 hourly employees in the United States are represented by labor unions. Most of the unionized workers at our domestic locations are represented under contracts with the Bakery, Confectionery, Tobacco Workers and Grain Millers International Union; the United Food and Commercial Workers International Union; and the International Brotherhood of Teamsters. These contracts expire at various times throughout the next several years. Other unions represent employees at a number of our United States locations. Outside the United States, approximately 70% of our 40,000 hourly employees are represented by labor unions or workers councils. Our business units are subject to a number of laws and regulations relating to our relationship with our employees that are specific to the location of each enterprise. In addition, in accordance with European Union requirements, we have established a European Works Council composed of management and elected members of our workforce. We believe that our relations with our employees and their representative organizations are good.

Research and Development

   We pursue four objectives in research and development:

  .  uncompromising product safety and quality;

  .  growth through new products;

  .  superior consumer satisfaction; and

  .  reduced costs.

   Our research and development resources include more than 2,000 food scientists, chemists and engineers, deployed primarily in five key technology centers: East Hanover, New Jersey; Glenview, Illinois; Tarrytown, New York; Banbury, United Kingdom and Munich, Germany. These technology centers are equipped with pilot plants and state-of-the-art instruments. Our research and development expense was $247 million in 1998, $262 million in 1999 and $270 million in 2000. Our 2000 pro forma research and development expense was $364 million.

   We regularly test our products with consumers to ensure that we are providing satisfying, high quality products. We also use our technology resources to improve consumer satisfaction, as we did recently by introducing Jacobs Kronung coffee with a proprietary process that retains the aroma of freshly ground coffee, and by introducing easier to open versions of our popular Capri Sun aseptic juice drinks and our Milka chocolate bars.

   We maintain excellent food safety standards and we are developing new technologies that reduce or eliminate food safety risks across our portfolio, and we work with government and industry associations across the globe. We recently shared a proprietary food safety approach for processed meats with the United States Department of Agriculture that we will share with other food companies.

   Finally, we apply technology innovations to our formulations and manufacturing processes to create high quality products at lower cost. This approach allows us to generate higher profit margins while investing more resources in new product development and marketing to drive top line growth.

Intellectual Property

   Our trademark portfolio is of material importance to our business. We protect these rights by registration or otherwise in the United States and other markets where the related products are sold. We have from time to time granted various parties exclusive or non-exclusive licenses to use one or more of our trademarks in particular locations. We do not believe that these licensing arrangements have had a material effect on the conduct of our business or operating results.

   Some of our products are sold under brands that we have licensed from others on terms that are generally renewable at our discretion. These licensed brands include the following:

  .  Starbucks bagged coffee for sale in United States grocery stores;

  .  Capri Sun aseptic juice drinks for sale in North America;

  . Taco Bell Mexican-style food products for sale in United States grocery stores;

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

  .  Pebbles ready-to-eat cereals; and

  .  Breyers yogurt products.

   Similarly, we own thousands of patents worldwide, and the patent portfolio as a whole is material to our business; however, no one patent or group of related patents is material to us. We also have proprietary trade secrets, technology, know-how, processes and other intellectual property rights that are not registered.

Regulation

   All of our United States food products and packaging materials are subject to regulations administered by the Food and Drug Administration or, with respect to products containing meat and poultry, the United States Department of Agriculture. Among other things, these agencies enforce statutory prohibitions against misbranded and adulterated foods, establish safety standards for food processing, establish ingredients and manufacturing procedures for certain foods, establish standards of identity for certain foods, determine the safety of food additives and establish labeling standards and nutrition labeling requirements for food products. In addition, various states regulate the business of our United States operating units by licensing dairy plants, enforcing federal and state standards of identity for selected food products, grading food products, inspecting plants, regulating certain trade practices in connection with the sale of dairy products and in a few instances imposing their own labeling requirements on food products. Many of the food commodities on which our United States businesses rely are subject to governmental agricultural programs. These programs have substantial effects on prices and supplies and are subject to Congressional and administrative review. Almost all of the activities of our food operations outside of the United States are subject to local and national regulations similar to those applicable to our United States businesses and, in some cases, international regulatory provisions, such as those of the European Union, relating to labeling, packaging, food content, pricing, marketing and advertising, and related areas.

   The European Union and certain individual countries require that food products containing genetically modified organisms or ingredients derived from them be labeled accordingly. Other countries may adopt similar regulations. The FDA has concluded that there is no basis for similar mandatory labeling under current United States law.

   We are subject to various federal, state, local and foreign laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, also known as Superfund. Superfund imposes joint and several liability on parties that arranged for the disposal of hazardous substances, and on current and previous owners and operators of a facility for the clean-up of hazardous substances released from the facility into the environment. At the end of 2000, our subsidiaries were involved in approximately 90 Superfund and other clean-up actions in the United States relating to our current operations and certain former or divested operations for which we retain environmental liability.

   Outside the United States, we are subject to applicable multi-national, national and local environmental laws and regulations in the host countries in which we do business. We have specific programs across our international business units designed to meet compliance requirements in the environmental area.

   Although it is not possible to predict precisely the estimated costs for such environmental-related expenditures, compliance with environmental laws and regulations, including the payment of any clean-up costs, has not had, and is not expected to have, a material adverse effect on our capital expenditures, results of operations or our competitive or financial position.

Legal Proceedings

   Our subsidiaries are parties to a variety of legal proceedings arising out of the normal course of business, including the matters discussed below. We believe that we have valid defenses, and we are vigorously defending all of the litigation pending against us. While the results of litigation cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have a material adverse effect on our results of operations or financial position.

   National Cheese Exchange Cases. Since 1996, seven putative class actions have been filed by various dairy farmers alleging that we and others engaged in a conspiracy to fix and depress the prices of bulk cheese and milk through our trading activity on the National Cheese Exchange. Plaintiffs seek injunctive and equitable relief and unspecified treble damages. Two of the actions were voluntarily dismissed by plaintiffs after class certification was denied. Three cases were consolidated in state court in the Circuit Court of Wisconsin, Dane County, and in November 1999, the court granted our motion for summary judgment. The plaintiffs' appeal is now pending before the Wisconsin Court of Appeals, Fourth Circuit. Our motions to dismiss were granted in cases pending in the Circuit Court of Cook County, Illinois and in the U.S. District Court for the Central District of California. Appellate courts have reversed and remanded both cases for further proceedings. No classes have been certified in any of the cases.

   Environmental Matters. On March 20, 2000, the state of Missouri filed a civil action in the Circuit Court of Boone County, Missouri against us alleging that our practice from 1995 through 1999 of sending spent wiener casings to a farm site near Columbia, Missouri, for recycling violated the Missouri solid waste and clean water laws. The state is seeking civil penalties and injunctive relief, including the removal of the spent casings from the farm site and disposal in a permitted solid waste facility.

   We are potentially liable for certain environmental matters arising from the operations of Nabisco's former wholly-owned subsidiary, Rowe Industries. Rowe operated a small engine manufacturing facility in Sag Harbor, New York in the 1950s, 1960s and early 1970s that used various solvents. About 20 homes downgradient from the site were connected to public drinking water in the mid-1980s after solvents were detected in their individual wells. Since 1996, three toxic tort cases have been brought against Nabisco in New York state court, collectively by or on behalf of approximately 80 individuals, including 17 minors. The first case, filed on March 6, 1996 in Supreme Court of the State of New York, was dismissed by the trial judge as barred by the statute of limitations and is presently on appeal. The other two cases, which were both filed on January 3, 2000 in Supreme Court of the State of New York, are at an early stage in the trial court. Each complaint states that the relief sought by the plaintiffs is $10 million in compensatory and $100 million in punitive damages. The primary claims are based on alleged personal injury, diminution of property value and fear or risk of cancer.

   We are also potentially liable for certain environmental matters arising from Nabisco's or a former affiliate's connection with Del Monte Corporation in the 1970s and 1980s. Del Monte Corporation operated a plantation on Oahu, Hawaii, which used various pesticides for crop application over an extended time period. A pesticide spill at the site led to the closure of nearby drinking water wells and an investigation, under the oversight of the United States Environmental Protection Agency, of soil and groundwater contamination associated with the site. Upon completion of this investigation, the EPA will be selecting a plan to remedy the contamination.

   In addition, two lawsuits were filed in 1999 against Del Monte Corporation and approximately six other Oahu growers and pesticide manufacturers seeking unspecified compensatory and punitive damages for alleged pesticide contamination of drinking water supplies. The Board of Water Supply of the City and County of Honolulu filed the first lawsuit on September 27, 1999 in the Circuit Court of the First Circuit of the State of Hawaii. The second lawsuit, which was filed on October 7, 1999 in the Circuit Court of the First Circuit of the State of Hawaii, was brought by numerous area residents alleging bodily injury, emotional distress and wrongful death. Both cases are in the early stages of discovery and, to our knowledge, Del Monte Corporation has not received a settlement demand in either case.

   We believe a third party has indemnification obligations for these potential Del Monte Corporation environmental liabilities, and we are vigorously seeking enforcement of these indemnification rights.

                                   MANAGEMENT

Directors and Executive Officers

   We have provided below information about our directors and executive officers and their ages as of May 1, 2001.

         Name         Age                         Title
         ----         --- -----------------------------------------------------
 Geoffrey C. Bible...  63 Director and Chairman

 Louis C. Camilleri..  46 Director

 William H. Webb.....  61 Director

 Roger K. Deromedi...  47 Director and Co-Chief Executive Officer; and
                          President and Chief Executive Officer, Kraft Foods
                          International

 Betsy D. Holden.....  45 Director and Co-Chief Executive Officer; and
                          President and Chief Executive Officer, Kraft Foods
                          North America

 Ronald J.S. Bell....  51 Group Vice President, Kraft Foods International and
                          President European Union Region

 Calvin J. Collier...  59 Senior Vice President, General Counsel and Corporate
                          Secretary; and Senior Vice President, General Counsel and Corporate Affairs, Kraft Foods North America

 Irene B. Rosenfeld..  48 Group Vice President, Kraft Foods North America, and
                          President, Operations, Technology and Kraft Foods
                          Canada, Mexico and Puerto Rico

 James P. Dollive....  49 Senior Vice President and Chief Financial Officer

   All directors and officers of Kraft Foods Inc., a newly-formed holding company, have held their positions with Kraft Foods Inc. since March 2001.

   Geoffrey C. Bible; Director and Chairman. Mr. Bible is Chairman and Chief Executive Officer of Philip Morris Companies Inc., a position he has held since February 1995. Mr. Bible has been employed continuously by Philip Morris and its subsidiaries in various capacities since 1976. He is a director of The News Corporation Limited and the Lincoln Center for the Performing Arts, Inc.

   Louis C. Camilleri; Director. Mr. Camilleri is Senior Vice President and Chief Financial Officer of Philip Morris Companies Inc., a position he has held since November 1996. Mr. Camilleri has been employed continuously by Philip Morris and its subsidiaries in various capacities since 1978. Before assuming his current position, Mr. Camilleri was President and Chief Executive Officer, Kraft Foods International from December 1995 until October 1996.

   William H. Webb; Director. Mr. Webb is Chief Operating Officer of Philip Morris Companies Inc., a position he has held since March 1997. Mr. Webb has been employed continuously by Philip Morris and its subsidiaries in various capacities since 1966. Before assuming his current position, Mr. Webb was President and Chief Executive Officer, Philip Morris International Inc. from 1993 until 1997. Mr. Webb is a director of the International Tennis Hall of Fame and the Alvin Ailey American Dance Theater.

   Roger K. Deromedi; Director and Co-Chief Executive Officer, Kraft Foods Inc.; and President and Chief Executive Officer, Kraft Foods International, a position he has held since April 1999. Mr. Deromedi has been employed continuously by Kraft and its subsidiaries and predecessor, General Foods Corporation, in various capacities since 1977. Before assuming his current position, Mr. Deromedi served as Group Vice President, Kraft Foods International and President Asia Pacific from 1998 until 1999; President Western Europe, Kraft Foods International from December 1995 until 1998; and Executive Vice President, Kraft Foods North America, and General Manager of the Kraft Cheese Division from 1993 until 1995.

   Betsy D. Holden; Director and Co-Chief Executive Officer, Kraft Foods Inc.; and President and Chief Executive Officer, Kraft Foods North America, a position she has held since May 2000. Ms. Holden has been employed continuously by Kraft and its subsidiaries and predecessor, General Foods Corporation, in various capacities since 1982. Before assuming her current position, Ms. Holden served as Executive Vice President, Kraft Foods North America from 1998 until May 2000; Executive Vice President, Kraft Foods North America, and President of the Kraft Cheese Division from 1997 until 1998; and Executive Vice President, Kraft Foods North America, and General Manager of the Kraft Cheese Division from 1995 until 1997. Ms. Holden is a director of Tupperware Corporation, the Grocery Manufacturers Association, Evanston Northwestern Hospital and the Ravinia Music Festival. She also serves on the Advisory Board of the J.L. Kellogg Graduate School of Management at Northwestern University and is President of the Board of the Off the Street Club.

   Ronald J.S. Bell; Group Vice President, Kraft Foods International and President European Union Region, a position he has held since 1998. Mr. Bell has been employed continuously by Kraft and its subsidiaries and predecessor, General Foods Corporation, in various capacities since 1974. Before assuming his current position, Mr. Bell was Executive Vice President and Area Director, Northern Europe, Kraft Foods International from 1995 until 1998. Mr. Bell is a director of United Biscuits Group (Investments) Limited.

   Calvin J. Collier; Senior Vice President, General Counsel and Corporate Secretary, Kraft Foods Inc.; and Senior Vice President, General Counsel and Corporate Affairs, Kraft Foods North America, a position he has held since 1988. Before that he was a partner at the law firm of Hughes Hubbard & Reed. Mr. Collier is a member of the Board of Directors of eCPG.net, Inc. (d/b/a TRANSORA), an emeritus member of the Board of Visitors of Duke University and a member of the boards of the Council of Better Business Bureaus, Inc., the Private Adjudication Center of Duke University, and the National Advertising Review Council.

   Irene B. Rosenfeld; Group Vice President, Kraft Foods North America, and President, Operations, Technology and Kraft Foods Canada, Mexico and Puerto Rico, a position she has held since February 2001. Ms. Rosenfeld has been employed continuously by Kraft and its subsidiaries and predecessor, General Foods Corporation, in various capacities since 1981. Before assuming her current position, she served as Group Vice President, Kraft Foods North America, and President, Kraft Foods Canada and Operations Technology from May 2000 until February 2001, President, Kraft Foods Canada from 1996 until May 2000; and Executive Vice President and General Manager of the Desserts and Snacks Division, Kraft Foods North America from 1994 until 1996. Ms. Rosenfeld is a director of AutoNation Inc., and on the Board of Trustees of Cornell University and is the former Chair of the Board of the Food and Consumer Products Manufacturers of Canada.

   James P. Dollive; Senior Vice President and Chief Financial Officer, Kraft Foods Inc. From July 1998 until April 2001, Mr. Dollive was Senior Vice President, Finance and Information Systems, Kraft Foods North America. Mr. Dollive has been employed continuously by Kraft and its subsidiaries and predecessor, General Foods Corporation, in various capacities since 1978. Before assuming his current position, Mr. Dollive served as Vice President, Finance and Strategy, Kraft Foods International from 1997 until July 1998; and Senior Vice President, Strategy, Kraft Foods North America from 1996 until 1997.

Composition of Board of Directors

   When we complete this offering, our board of directors will consist of five persons. We intend for our board ultimately to consist of nine persons. Under the corporate agreement that we intend to enter into with Philip Morris, so long as Philip Morris holds more than 50% of our then outstanding common stock, our board will have three members designated by Philip Morris and four members unaffiliated with Kraft or Philip Morris. Our board will use its best efforts to elect its four unaffiliated members within 90 days following the completion of this offering. In the event the number of our directors changes, we will amend the corporate agreement to maintain these proportions. Under the corporate agreement, Philip Morris will also have the right to designate the chairman of the board. All board members will serve one-year terms.

Committees of Board of Directors

   Our board will establish various committees to assist it with its responsibilities. Those committees are described below.

   Audit Committee

   The Audit Committee, which will have no directors who are employees of Kraft or Philip Morris, will meet with management, our independent accountants and our internal auditors to consider the adequacy of our internal controls and other financial reporting matters. The Audit Committee will:

  . approve an audit committee charter and recommend it to our board for adoption;

  .  recommend to our board the engagement of independent accountants;

  . discuss with the independent accountants their audit procedures, including the proposed scope of the audit, the audit results and the related management letters; and

  . review the services performed by the independent accountants in connection with determining their independence.

Under the corporate agreement we will enter into with Philip Morris, the committee will approve all material transactions with Philip Morris. The initial members of the committee will be three or more "independent" (as defined under the rules of the New York Stock Exchange) members of our board when they are elected.

   Compensation and Governance Committee

   The Compensation and Governance Committee will:

  . administer our compensation programs and remuneration arrangements for our executive officers;

  . review the succession plans for our chief executive officers and other senior executives; and

  . make recommendations to our board on board practices, the functions and duties of committees of the board and nominees to the board, and advise the board generally on corporate governance matters, including our relations with the holders of our Class A common stock.

The members of the committee will be: Mr. Bible (chair) and three or more independent members of our board when they are elected.

   Executive Committee

   The Executive Committee will have authority to act for our board on most matters during intervals between board meetings. The members of the committee
will be:        .

Compensation of Directors

   Directors who are full-time employees of Kraft or Philip Morris will receive no additional compensation for services as a director. For our non-employee directors, we intend to provide competitive compensation and benefits that will attract and retain high quality directors, target director compensation at a level that is consistent with our compensation objectives and encourage ownership of our stock to further align their interests with those of our shareholders.

   Initially, we intend to pay non-employee directors an annual retainer of $35,000 and fees of $1,000 for each board meeting attended and $1,000 for each committee meeting attended. We intend to pay the chair of each committee an annual retainer of $5,000 for additional services rendered in connection with committee chair responsibilities.

   We also intend to pay non-employee directors stock-based compensation. On the date of each annual meeting of our shareholders, each non-employee director will receive shares of Class A common stock having an aggregate fair market value on that date of $30,000, and nonqualified stock options to purchase the number of shares of Class A common stock calculated by dividing $30,000 by the Black-Scholes value of a Kraft stock option. See pages 83 to 84 for a further description of the 2001 Kraft Director Plan under which we intend to grant these awards.

   A non-employee director may elect to defer meeting fees and all or part of the annual retainer. Deferred amounts are "credited" to an unfunded account and may be "invested" in eight "investment choices." These "investment choices" parallel the investment alternatives offered to employees under the Kraft Foods Thrift Plan and determine the "earnings" that are credited for bookkeeping purposes to a director's account. Subject to certain restrictions, a director is permitted to take cash distributions, in whole or in part, from his or her account before or after termination of service.

Compensation Committee Interlocks and Insider Participation

   With the exception of Mr. Bible, there are no "interlocks," as defined by the Securities and Exchange Commission, with respect to any member of the Compensation and Governance Committee. Mr. Bible is the Chairman and Chief Executive Officer of Philip Morris. Kraft was indebted to Philip Morris as of December 31, 2000, in the aggregate amount of $22.3 billion, which amount is in excess of 5% of our total consolidated assets as of that date.

Stock Ownership of Directors and Executive Officers

   All of our common stock is currently owned by Philip Morris, and, thus, none of our directors or executive officers own any of our common stock.

   The following table shows the number of shares of Philip Morris common stock beneficially owned as of February 28, 2001, by each director and executive officer named in the Summary Compensation Table in the "--Executive Compensation" section below, and by all of our directors and executive officers as a group. Unless otherwise noted, each of the named individuals had sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer and of the group is less than one percent of the outstanding shares of Philip Morris. The total number of shares of Philip Morris common stock outstanding as of February 28, 2001, was 2,206,007,834.

                                                    Amount and Nature of
                                                  Beneficial Ownership of
        Name                                  Philip Morris Common Stock(1)(2)
        ----                                  --------------------------------
Geoffrey C. Bible............................             6,651,162
Louis C. Camilleri...........................             1,471,462
William H. Webb..............................             1,828,858
Roger K. Deromedi............................               657,787
Betsy D. Holden..............................               223,936
Ronald J.S. Bell.............................               419,429
Calvin J. Collier............................               426,997
Irene B. Rosenfeld...........................               218,101
James P. Dollive.............................               239,760
Directors and executive officers as a group
 (9).........................................            12,137,492

---------------------

(1) Includes number of shares subject to purchase before April 28, 2001, upon the exercise of stock options, as follows: Mr. Bible, 5,710,839 shares; Mr. Camilleri, 1,310,190 shares; Mr. Webb, 1,586,207 shares; Mr. Deromedi, 618,280 shares; Ms. Holden, 204,020 shares; Mr. Bell, 389,290 shares; Mr. Collier, 338,846 shares; Ms. Rosenfeld, 203,350 shares; Mr. Dollive, 182,890 shares; and the directors and executive officers as a group, 10,543,912 shares.
(2) Includes 21,146 shares as to which voting and/or investment power is shared with or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Bible, 20,000 (shares held by spouse); Mr. Camilleri, 225 (shares held by spouse); and Ms. Rosenfeld, 921 (shares held in joint tenancy).

Executive Compensation

   The following table shows the compensation for the fiscal year ended December 31, 2000, received by or paid to our chief executive officers and each of our three most highly compensated executives other than our chief executive officers, based on salary and bonus compensation from Philip Morris and its subsidiaries. The option grants shown in this table represent options to acquire shares of Philip Morris common stock. This offering will not result in accelerated vesting of the remaining unvested portion of these option grants nor the conversion of these options. These options will continue to vest and be exercisable according to their terms.

                           Summary Compensation Table

                                                                        Long-Term Compensation
                                                                    ---------------------------------
                                 Annual Compensation                       Awards            Payouts
                             ----------------------------------     ---------------------   ---------
                                                                    Restricted Securities
  Name and Principal                               Other Annual       Stock    Underlying                   All Other
       Position         Year Salary      Bonus     Compensation      Value(1)   Options      LTIP(2)     Compensation(3)
  ------------------    ---- -------    -------    ------------     ---------- ----------   ---------    ---------------
                               ($)        ($)          ($)             ($)       (Shs.)        ($)             ($)
Roger K. Deromedi...... 2000 634,231(4) 725,000       10,316(5)          0      257,700(4)  2,086,100        43,352
 President and Chief
 Executive Officer,
 Kraft Foods
 International

Betsy D. Holden........ 2000 555,769(4) 700,000        4,205(6)          0       70,280(4)  1,438,500        30,088
 President and Chief
 Executive Officer,
 Kraft Foods North
 America

Ronald J.S. Bell....... 2000 431,163(7) 358,372(7)   317,942(7)(8)       0       98,390     1,234,433(7)     46,867(7)
 Group VP, Kraft Foods
 International and
 President European
 Union Region

Calvin J. Collier...... 2000 421,250    275,000            0             0       63,260       949,000        23,739
 Senior VP, General
 Counsel and Corporate
 Affairs, Kraft Foods
 North America

Irene B. Rosenfeld..... 2000 444,192    360,000            0             0       70,280       946,200        24,631
 Group VP, Kraft Foods
 North America, and
 President, Operations,
 Technology and Kraft
 Foods Canada, Mexico
 and Puerto Rico

---------------------
(1) On December 29, 2000, the final day of trading in 2000, each of the named executive officers held restricted shares of Philip Morris common stock, with a value at such date as follows: Mr. Deromedi, 24,040 shares, $1,057,760; Ms. Holden, 11,810 shares, $519,640; Mr. Bell, 14,940 shares,
    $657,360; Mr. Collier, 7,030 shares, $309,320; and Ms. Rosenfeld, 6,750 shares, $297,000. During 2000, dividends were paid on the restricted stock in cash at the same rates and dates as all other shares of Philip Morris common stock.
(2) In 2000, a limited number of senior executives earned long-term performance awards for performance covering a three-year cycle commencing January 1, 1998, and ending December 31, 2000. The awards to the executive officers named in this table were based upon the achievement of financial and strategic goals over the three-year period.
(3) The amounts in this column consist of matching contributions to defined contribution plans. Kraft has made available funding payments to certain executives with vested accrued benefits under non-qualified retirement plans. During 2000, the following amounts, less applicable tax withholding, were made available to the named executive officers to provide funding for matching contributions to the Kraft Foods supplemental defined contribution plan through November 30, 1999, and for earnings through May 1, 2000 on such matching contributions, unless otherwise noted: Mr. Collier, $515,949;
    Mr. Deromedi, $80,011 (matching contributions and earnings through May 31,
    2000); Ms. Holden, $159,289; and Ms. Rosenfeld, $149,275. The funding of these amounts is not intended to increase total promised benefits.
(4) Mr. Deromedi and Ms. Holden each has a current annual base salary of $740,000. In January 2001, Mr. Deromedi and Ms. Holden received equivalent grants of stock options to acquire 146,480 shares of Philip Morris common stock.
(5) Includes reimbursement for taxes on a portion of the earnings on assets held in trust for Mr. Deromedi. These trust assets offset amounts, otherwise payable by Kraft, for vested benefits under supplemental retirement plans and are not intended to increase total promised benefits.
(6) Includes reimbursement for taxes on a portion of the earnings on assets held in trust for Ms. Holden. These trust assets offset amounts, otherwise payable by Kraft, for vested benefits under supplemental retirement plans and are not intended to increase total promised benefits.
(7) These amounts have been converted from British pounds to U.S. dollars based on a currency translation rate of .6697 as of December 29, 2000.
(8) In connection with the relocation of the Kraft Foods International European Union headquarters, Mr. Bell received a temporary housing allowance of $317,942 for 2000 and $304,429 for 2001 under an arrangement that is expiring.

Grants of Stock Options

    The following table shows all grants of options to acquire shares of Philip Morris common stock to our executive officers named in the Summary Compensation Table in the fiscal year ended December 31, 2000:

                               2000 Option Grants

                             Number of      % of Total Options Exercise
                             Securities     Granted to Philip  or Base                Grant Date     Value at
                         Underlying Options  Morris Employees   Price    Expiration  Present Value December 31,
          Name             Granted (#)(1)     in Fiscal Year    ($/Sh)      Date        ($)(2)     2000 ($)(3)
          ----           ------------------ ------------------ -------- ------------ ------------- ------------
                                                                        January 26,
Roger K. Deromedi.......      257,700(4)           0.63%       21.3438  2010            823,094     5,838,502
                                                                        January 26,
Betsy D. Holden.........       70,280(4)           0.17%       21.3438  2010            224,474     1,592,278
                                                                        January 26,
Ronald J.S. Bell........       98,390              0.24%       21.3438  2010            314,258     2,229,144
                                                                        January 26,
Calvin J. Collier.......       63,260              0.15%       21.3438  2010            202,052     1,433,231
                                                                        January 26,
Irene B. Rosenfeld......       70,280              0.17%       21.3438  2010            224,474     1,592,278

---------------------
(1) Options are not exercisable until one year after the date of the grant.
(2) In accordance with Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. However, stock options granted by Philip Morris are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. In calculating the grant date present values shown in the table, the volatility was based on the monthly closing stock prices and dividends for the time period (as shown in the table below and rounded to the nearest whole year) preceding the grant dates, the dividend yield was based on an annual dividend rate of $1.92 per share (the dividend rate in effect at the time the options were granted), the risk-free rate of return was fixed at the rate for a five-year U.S. Treasury Note for the month of grant as reported in the Federal Reserve Statistic Release H.15(159), and an estimated time period equal to the lesser of the option term or five years was used. The following assumptions were used in the table:

                        Black-Scholes Model Assumptions

  Stock Option                                                  Risk-Free
     Grant         Expiration Date  Volatility Dividend Yield Rate of Return Time Period
  ------------    ----------------- ---------- -------------- -------------- -----------
January 26, 2000  January 26, 2010     31.7%          9%           6.58%       5 years

    The use of different assumptions can produce significantly different estimates of the present value of options. Consequently, the grant date present values shown in the table are only theoretical values and may not accurately represent present value. The actual value, if any, an optionee will realize will depend on the excess of market value of the Philip Morris common stock over the exercise price on the date the option is exercised.
(3) Based on the closing price of Philip Morris common stock of $44.00 on December 29, 2000, the final day of trading in 2000.
(4) In January 2001, Mr. Deromedi and Ms. Holden received equivalent grants of stock options to acquire 146,480 shares of Philip Morris common stock.

Exercises of Stock Options

   The following table shows total exercises of options to purchase Philip Morris common stock in the fiscal year ended December 31, 2000, by our executive officers named in the Summary Compensation Table:

                   2000 Option Exercises and Year-End Values

                                                         Total Shares of
                                                      Philip Morris Common      Value of Unexercised
                                                        Stock Underlying      in-the-Money Options Held
                         Philip Morris               Unexercised Options at     at December 31, 2000
                         Common Stock                   December 31, 2000              ($)(1)
                          Acquired on     Value     ------------------------- -------------------------
          Name           Exercise (#)  Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ------------- ------------ ----------- ------------- ----------- -------------
Roger K. Deromedi.......         0             0      351,460      309,950     3,319,907    6,047,516
Betsy D. Holden.........         0             0      133,740       76,530     1,131,293    1,617,281
Ronald J.S. Bell........         0             0      275,900      122,390     2,733,639    2,325,148
Calvin J. Collier.......    29,400       331,056      275,586       69,510     2,057,952    1,458,234
Irene B. Rosenfeld......    46,320       852,170      133,070       76,530       970,147    1,617,281

---------------------
(1) Based on the closing price of Philip Morris common stock of $44.00 on December 29, 2000, the final day of trading in 2000.

Pension Plan Tables

                          Kraft Foods Retirement Plan

 Five-Year                              Years of Service(1)
  Average     ------------------------------------------------------------------------
Compensation     10       15        20         25         30         35         40
------------  -------- -------- ---------- ---------- ---------- ---------- ----------
$  500,000    $ 82,355 $123,532 $  164,709 $  205,886 $  247,064 $  259,564 $  272,064
   750,000     124,230  186,344    248,459    310,574    372,689    391,439    410,189
 1,000,000     166,105  249,157    332,209    415,261    498,314    523,314    548,314
 1,250,000     207,980  311,969    415,959    519,949    623,939    655,189    686,439
 1,500,000     249,855  374,782    499,709    624,636    749,564    787,064    824,564
 1,750,000     291,730  437,594    583,459    729,324    875,189    918,939    962,689
 2,000,000     333,605  500,407    667,209    834,011  1,000,814  1,050,814  1,100,814
 2,250,000     375,480  563,219    750,959    938,699  1,126,439  1,182,689  1,238,939
 2,500,000     417,355  626,032    834,709  1,043,386  1,252,064  1,314,564  1,377,064
 2,750,000     459,230  688,844    918,459  1,148,074  1,377,689  1,446,439  1,515,189
 3,000,000     501,105  751,657  1,002,209  1,252,761  1,503,314  1,578,314  1,653,314

---------------------
(1) At February 1, 2001, Mr. Deromedi had accredited service of 13 years; Ms. Holden had accredited service of 17 years; Mr. Collier had accredited service of 12 years; and Ms. Rosenfeld had accredited service of 20 years.

   Mr. Deromedi, Ms. Holden, Mr. Collier and Ms. Rosenfeld participate in the tax-qualified Kraft Foods Retirement Plan and a supplemental non-qualified pension plan. These plans provide for fixed retirement benefits in relation to the participant's years of accredited service, five-year average annual compensation (the highest average annual compensation during any period of five full consecutive years out of the 10 years preceding retirement) and applicable Social Security-covered compensation amount. The fixed retirement benefit is also dependent upon the periods of service before January 1, 1989 (for former Kraft participants), or January 1, 1991 (for former General Foods participants), in which the participant elected to make contributions. Allowances are payable upon retirement at the normal retirement age of 65 and upon attainment of certain conditions at earlier ages. Annual compensation includes the amount shown as annual salary and bonus in the Summary Compensation Table. At December 31, 2000, five-year average annual compensation was $803,373 for Mr. Deromedi; $535,073 for Ms. Holden; $626,579 for Mr. Collier; and $527,572 for Ms. Rosenfeld.

   The above table gives examples of annual pension benefits payable under these plans. The examples, which assume retirement at the normal retirement age of 65, are based on the Social Security covered compensation amount in effect for an employee attaining age 65 in calendar year 2001. Since participant contributions could be substantial in individual cases, the benefit amounts shown in the table may be attributed in certain instances to participant contributions to a significant degree, depending upon retirement date and years of service. Kraft provides funding for individual trusts for covered officers and certain other employees with vested accrued benefits under non-qualified supplemental retirement plans. During 2000, the following amounts, less applicable tax withholding, were made available to the following executive officers named in the Summary Compensation Table to provide funding for pension benefits earned under the Kraft Foods supplemental defined benefit plan as of December 31, 1999, and valued at May 1, 2000, unless otherwise noted: Mr. Deromedi, $94,363 (projected benefit to be earned through July 1, 2001 and valued at July 1, 2000), Ms. Holden, $96,617; Mr. Collier, $734,049; and Ms. Rosenfeld, $132,834. These amounts offset benefits previously accrued and do not increase total promised benefits.

                 Kraft Foods Retirement Benefits Plan in the UK

  Three-Year                           Years of Service(1)
Average Covered  ---------------------------------------------------------------
Compensation(2)     10       15       20       25       30       35       40
---------------  -------- -------- -------- -------- -------- -------- ---------
  $  500,000     $ 66,500 $ 99,750 $133,000 $166,250 $199,500 $232,750 $ 266,000
     750,000       99,750  149,625  199,500  249,375  299,250  349,125   399,000
   1,000,000      133,000  199,500  266,000  332,500  399,000  465,500   532,000
   1,250,000      166,250  249,375  332,500  415,625  498,750  581,875   665,000
   1,500,000      199,500  299,250  399,000  498,750  598,500  698,250   798,000
   1,750,000      232,750  349,125  465,500  581,875  698,250  814,625   931,000
   2,000,000      266,000  399,000  532,000  665,000  798,000  931,000 1,064,000

---------------------
(1) At January 31, 2001, Mr. Bell had accredited service of 26 years.
(2) The amounts in this table have been converted from British pounds to U.S. dollars based on a currency translation rate of .6697 as of December 29, 2000.

   Mr. Bell participates in the Kraft Foods Retirement Benefits Plan in the UK. The Kraft Foods Retirement Benefits Plan in the UK is a non-contributory plan providing benefits related to the participant's years of accredited service and three-year average covered compensation as illustrated by the above table. Benefits are payable upon retirement at the normal retirement age of 62 and at earlier ages, in the form of a 50% joint and survivor annuity. Covered compensation is determined at April 6 as the rate of salary and a three-year average of bonus shown in the Summary Compensation Table less an offset for the UK State Basic Pension. At December 31, 2000, three-year average covered compensation for Mr. Bell was $644,381 ((Pounds)431,542), based on a currency translation rate of .6697 as of December 29, 2000.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

   Philip Morris has entered into change of control employment agreements with Mr. Deromedi, Ms. Holden and Mr. Collier. The agreements provide that, if the executive is terminated other than for cause within three years after a change of control of Philip Morris or if the executive terminates his or her employment for good reason within this three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive a lump-sum severance payment equal to two and one-half times the sum of base salary and highest annual bonus, times a fraction, the numerator of which is the number of months remaining until the expiration of the three-year period, and the denominator of which is 30, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for excise taxes imposed upon payments under the agreements.

Kraft Performance Incentive Plan

   Our board of directors has adopted the 2001 Kraft Performance Incentive Plan and our sole shareholder has approved the Kraft Performance Incentive Plan, which will be established concurrently with this offering.

   The Kraft Performance Incentive Plan will permit us to grant to our salaried employees stock options, stock appreciation rights, restricted stock and other awards based on our Class A common stock, as well as performance-based annual and long-term incentive awards. The Kraft Performance Incentive Plan will support our ongoing efforts to develop and retain worldclass leaders and will give us the ability to provide our employees with incentives that are directly linked to the profitability of our businesses and increases in shareholder value.

   Eligibility and Limits on Awards

   Our salaried employees and those of our subsidiaries and affiliates who are responsible for or contribute to our combined management, growth and profitability will be eligible to receive awards under the Kraft Performance Incentive Plan, except that employees of Philip Morris and its subsidiaries other than Kraft will not be eligible to receive awards. The Kraft Performance Incentive Plan places limits on the maximum amount of awards that we may grant to any employee in any plan year.

   Under the Kraft Performance Incentive Plan, no employee may receive stock options or stock appreciation rights that total more than 7,500,000 shares in any plan year. The value of an employee's annual incentive award may not exceed $7,500,000; and individual long-term incentive awards are limited to 150,000 shares times the number of years in the applicable performance cycle and, in the case of awards expressed in currency, $4,500,000 times the number of years in the applicable performance cycle.

   Administration

   Our Compensation and Governance Committee will administer the Kraft Performance Incentive Plan. Our Compensation and Governance Committee will select the eligible employees to receive awards and will set the terms of the awards, including any performance goals applicable to annual and long-term incentive awards. Our Compensation and Governance Committee may delegate its authority under the Kraft Performance Incentive Plan to our officers, subject to guidelines, for employees who are not our "executive officers."

   Shares Reserved for Awards

   The total number of shares of Class A common stock available under the Kraft Performance Incentive Plan will be 75,000,000. If any award under the Kraft Performance Incentive Plan is exercised, cashed out, terminated, expired or forfeited without payment being made in the form of our Class A common stock, the shares subject to the award will again be available for distribution under the Kraft Performance Incentive Plan, as will shares that are used by an employee to pay withholding taxes or as payment for the exercise price of an award. We may not award more than 25% of the shares issuable under the Kraft Performance Incentive Plan as restricted stock or under incentive awards or "other stock-based awards." Stock options may be exercised by tendering Class A common stock to us in full or partial payment of the exercise price.

   In the event of any transaction or event that affects our Class A common stock, including but not limited to a merger, share exchange, reorganization, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off or issuance of rights or warrants, then our board is authorized, to the extent it deems appropriate, to make substitutions or adjustments in the number and kind of shares reserved for issuance under the Kraft Performance Incentive Plan, in the number, kind and price of shares subject to outstanding awards under the Kraft Performance Incentive Plan and in the limits on individual awards described above.

   Annual and Long-Term Incentive Awards

   We may grant annual and long-term incentive awards under the Kraft Performance Incentive Plan. The awards will be earned only if corporate, business unit or individual performance objectives over performance cycles established by or under the direction of our Compensation and Governance Committee are met. The performance objectives may vary from employee to employee, group to group and period to period. The performance objectives for awards that are intended to constitute "qualified performance-based compensation" will be based upon one or more of the following:

  .  earnings per share;

  .  total shareholder return;

  .  operating companies income;

  .  net income;

  .  cash flow;

  .  return on equity;

  .  return on capital; or

  . economic value added, which we calculate as net after-tax operating profit less the cost of capital.

Awards may be paid in the form of cash, shares of Class A common stock or in any combination, as determined by our Compensation and Governance Committee.

   Stock Options

   The Kraft Performance Incentive Plan will permit us to grant to our eligible employees incentive stock options, which qualify for special tax treatment, and nonqualified stock options. The option grants may include executive ownership stock options to an eligible employee who tenders mature shares of Class A common stock already owned by the employee for at least six months to pay all or a portion of the exercise price of a stock option and/or to cover minimum-required withholding tax liabilities, including Social Security and Medicare, resulting from the exercise of the stock option. An executive ownership stock option will entitle the employee to acquire shares of Class A common stock equal to the number of mature shares tendered to pay the exercise price and/or withholding tax liabilities. The exercise price for any stock option will not be less than the fair market value of Class A common stock on the date of grant.

   Stock Appreciation Rights

   We may also grant stock appreciation rights either singly or in combination with underlying stock options. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash or shares of Class A common stock (as determined by our Compensation and Governance Committee) equal in value to the excess of the fair market value of the shares covered by the right over the grant price. The grant price for any stock appreciation right will not be less than the fair market value of the Class A common stock on the date of grant.

   Restricted Stock

   We may also award shares of restricted Class A common stock. The restricted stock will vest and become transferable upon the satisfaction of conditions described in the restricted stock award agreement. If, for example, a recipient's employment terminates before the award vests, he or she will forfeit his or her restricted stock awards. Except as specified in the restricted stock award agreement, the holder of a restricted stock award will have all the rights of a holder of Class A common stock on his or her restricted shares.

   Other Stock-Based Awards

   The Kraft Performance Incentive Plan also provides for awards that are denominated in, valued by reference to, or otherwise based on or related to, Class A common stock. These awards may include performance shares and restricted stock units that entitle the recipient to receive, upon satisfaction of performance goals or other conditions, a specified number of shares of Class A common stock or the cash equivalent of those shares. Where the value of the stock-based award is based on the difference between the fair market value of the shares covered by the award and the exercise price, the grant price for the award will not be less than the fair market value of our Class A common stock on the date of grant.

   Change-in-Control Provisions

   In the event of a change in control of Kraft, such as a merger with or into another corporation in which our shareholders before the transaction do not continue to hold at least 50% of the successor or resulting entity; the sale by Philip Morris of the Kraft common stock it holds with the result that Philip Morris holds less than 50% of the aggregate voting power of Kraft; the sale of substantially all of our assets; and other transactions described in the Kraft Performance Incentive Plan, the following events will occur:

  . all stock options and stock appreciation rights will become fully vested and immediately exercisable;

  . the restrictions applicable to outstanding restricted stock and other stock-based awards will lapse;

  . unless otherwise determined by our Compensation and Governance Committee, the value of outstanding stock options, stock appreciation rights, restricted stock and other stock-based awards will be cashed out on the basis of the highest price per share paid in any transaction reported on the New York Stock Exchange-Composite Transactions or paid or offered in any bona fide transaction related to a potential or actual change in control of Kraft during the preceding 60-day period; and

  . outstanding incentive awards will be vested and paid out on a prorated basis, based on the maximum award opportunity of the awards and the number of months elapsed compared with the total number of months in the performance cycle.

   Amendment

   Our board may amend the Kraft Performance Incentive Plan at any time, provided that no amendment will be made without shareholder approval if shareholder approval is required under applicable law, or if the amendment would:

  . decrease the grant or exercise price of any stock option, stock appreciation right or other stock-based award to less than fair market value of our Class A common stock on the date of grant; or

  . increase the number of shares that may be distributed under the Kraft Performance Incentive Plan.

   Transferability and Other Terms

   The Kraft Performance Incentive Plan provides that an award may not be transferred except in the event of the employee's death or unless otherwise required by law. The award agreements, which will include other terms and conditions of each award, can be amended by our Compensation and Governance Committee. Awards under the Kraft Performance Incentive Plan may earn dividends or dividend equivalents, as determined by the Compensation and Governance Committee.

   Founders Grant Program

   Our board of directors has approved two grants of options to purchase shares of our Class A common stock, as of the closing date of this offering, to the following individuals and groups of executive officers and employees of Kraft and its subsidiaries, with the fair market values specified below.

   The first grant of options in the founders grant program is intended to align the interests of a broad group of our middle and senior level management with the interests of our shareholders. The exercise price for each of these options is equal to the initial public offering price per share. The options will become exercisable on January 31, 2003, and will expire 10 years from the date of the grant.

                                                 Number of Shares
                                                    Underlying    Fair Market
   Option Recipient                                Options (1)     Value ($)
   ----------------                              ---------------- ------------
   Roger K. Deromedi............................       228,070    $  6,500,000
   Betsy D. Holden..............................       228,070       6,500,000
   Ronald J.S. Bell.............................        84,211       2,400,000
   Calvin J. Collier............................        49,123       1,400,000
   Irene B. Rosenfeld...........................        70,175       2,000,000
   James P. Dollive.............................        52,632       1,500,000
   Executive officers of Kraft and its
    subsidiaries as a group (6).................       712,281      20,300,000
   All eligible employees of Kraft and its
    subsidiaries as a group (2,560).............    20,368,421    $580,500,000

  ---------------------

  (1)  Based on an assumed initial public offering price of $28.50 per share.

   The second grant of options in the founders grant program is intended to provide our senior executives who are most critical to the success of our business with additional performance incentives tied closely to the value of our Class A common stock. The exercise price for each of these options is equal to the initial public offering price per share. The options will become exercisable on a schedule based on total shareholder return for our Class A common stock during the three years following the date of grant. Any options that are not exercisable after these three years will become exercisable five years from the date of the grant. These options will expire 10 years from the date of the grant.

                                                  Number of Shares
                                                     Underlying    Fair Market
   Option Recipient                                 Options (1)     Value ($)
   ----------------                               ---------------- -----------
   Roger K. Deromedi.............................      228,070     $ 6,500,000
   Betsy D. Holden...............................      228,070       6,500,000
   Ronald J.S. Bell..............................       70,175       2,000,000
   Calvin J. Collier.............................       52,632       1,500,000
   Irene B. Rosenfeld............................       70,175       2,000,000
   James P. Dollive..............................       52,632       1,500,000
   Executive officers of Kraft and its
    subsidiaries as a group (6)..................      701,754      20,000,000
   All eligible employees of Kraft and its
    subsidiaries as a group (66).................    2,350,877     $67,000,000

  ---------------------

  (1)  Based on an assumed initial public offering price of $28.50 per share.

See "Option Grants and Sales to Employees" on page 92 for additional information regarding shares of our Class A common stock made available to our employees and to employees of Philip Morris and its subsidiaries.

Kraft Director Plan

   Our board of directors has adopted the 2001 Kraft Director Plan and our sole shareholder has approved the Kraft Director Plan.

   The Kraft Director Plan will provide for the annual grant to non-employee directors of awards of stock and stock options. The Kraft Director Plan will promote greater alignment of the interests of our non-employee directors, our shareholders and us and will assist us in attracting and retaining highly qualified non-employee directors by affording them an opportunity to share in our future success.

   Eligibility

   We will only grant awards under the Kraft Director Plan to members of our board who are not full-time employees of Kraft or Philip Morris or their subsidiaries. The four non-employee directors to be elected after the completion of this offering will be granted awards under the Kraft Director Plan.

   Administration

   Our board will designate our Compensation and Governance Committee or a subcommittee of the Compensation and Governance Committee to administer the Kraft Director Plan.

   Shares Reserved for Awards

   500,000 shares of Class A common stock will be reserved and available for awards under the Kraft Director Plan. If any stock option under the Kraft Director Plan is forfeited or expires without the delivery of Class A common stock, the shares subject to the stock option will again be available for distribution under the Kraft Director Plan, as will shares that are used by a non-employee director as payment for the exercise price of a stock option. Stock options may be exercised by tendering mature Class A common stock to Kraft in full or partial payment of the exercise price.

   In the event of any transaction or event that affects our Class A common stock, including but not limited to a merger, share exchange, reorganization, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off or issuance of rights or warrants, then our board is authorized, to the extent it deems appropriate, to make substitutions or adjustments in the number and kind of shares reserved for issuance under the Kraft Director Plan, in the number, kind and price of shares subject to outstanding awards under the Kraft Director Plan and in the amounts of annual awards under the Kraft Director Plan or to make provision for cash payments to holders.

   Annual Awards

   On the date of each annual meeting of our shareholders, each non-employee director will receive shares of Class A common stock having an aggregate fair market value on that date of $30,000, and nonqualified stock options to purchase the number of shares of Class A common stock calculated by dividing $30,000 by the Black-Scholes value of each option. In each case, fractional shares will be rounded up to the next whole share. Non-employee directors may elect to defer the receipt of the shares of Class A common stock awarded by timely filing an election to establish a notional deferred stock account, which will be credited with earnings or dividend equivalents. The term of each stock option will be 10 years and the exercise price of each option will be the fair market value of a share of our Class A common stock on the date of grant.

   Amendment

   Our board of directors may amend the Kraft Director Plan at any time, provided that no amendment will be made without shareholder approval if shareholder approval is required under applicable law, or if the amendment would:

  . decrease the grant or exercise price for stock options to less than fair market value of our Class A common stock on the date of grant; or

  . increase the number of shares that may be distributed under the Kraft Director Plan.

   Transferability and Other Terms

   The Kraft Director Plan provides that an award may not be transferred except in the event of a non-employee director's death or unless otherwise required by law. Other terms and conditions of each award will be included in award agreements, which can be amended.

                                SOLE SHAREHOLDER

   Before this offering, all of the outstanding shares of our common stock will be owned by Philip Morris. After the completion of this offering, Philip Morris will own approximately 49.5% of our Class A common stock, or 47.2% if the underwriters exercise their over-allotment option in full, and 100% of our Class B common stock. Philip Morris has advised us that its current intent is to continue to hold all of our common stock beneficially owned by it following the completion of this offering, other than shares of our common stock subject to stock options granted by Philip Morris to its employees. However, Philip Morris is not subject to any contractual obligation to retain its controlling interest, except that Philip Morris has agreed, subject to exceptions described under "Underwriting," not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. on behalf of the underwriters.

                        RELATIONSHIP WITH PHILIP MORRIS

   Included below are descriptions of certain agreements, relationships and transactions we have with Philip Morris.

Corporate Agreement

   We intend to enter into a corporate agreement with Philip Morris under which we will grant to Philip Morris a continuing option to purchase additional shares of our Class A common stock. Philip Morris may exercise the option simultaneously with the issuance of any equity security of Kraft, only to the extent necessary to permit Philip Morris to maintain its then-existing percentage ownership of our common stock. This option is not exercisable in connection with this offering, upon the exercise of the underwriters' over-allotment option or upon the issuance of stock in connection with employee compensation. The purchase price of the shares of our Class A common stock purchased upon any exercise of this option will be equal to the price paid for the Class A common stock in the related issuance if we issue Class A common stock for cash, or the then current market price of Class A common stock if we issue a different equity security or Class A common stock for other than cash.


   The corporate agreement will provide that, upon the request of Philip Morris, we will use our best efforts to register under the applicable federal and state securities laws any of the shares of our Class A common stock beneficially owned by Philip Morris, including shares underlying stock options or other incentive awards made by Philip Morris to its employees or the employees of its subsidiaries. Philip Morris will also have the right to include the shares of our Class A common stock it beneficially owns in certain other registrations of our common equity securities initiated by us on our own behalf or on behalf of our other shareholders. Philip Morris will agree to pay our out-of-pocket costs and expenses in connection with each registration that Philip Morris requests or in which Philip Morris participates.

   The corporate agreement will contain indemnification and contribution provisions by Philip Morris for the benefit of Kraft and related persons and by Kraft for the benefit of Philip Morris and related persons. The corporate agreement will also provide that neither Kraft nor Philip Morris will take any action or enter into any commitment or agreement that may reasonably be anticipated to result in a violation by the other party of:

  .  any provision of applicable law or regulation;

  .  any provision of the other party's articles of incorporation or bylaws;

  . any existing credit agreement or other material instrument binding upon the other party; or

  . any judgment, order or decree of any governmental body, agency or court having jurisdiction over the other party or any of its respective assets.

   The corporate agreement will provide that all material intercompany transactions, including any material amendments to the corporate agreement, the services agreement, the tax sharing agreement or any other agreement between Kraft and Philip Morris, will be subject to the approval of the Audit Committee of our board of directors.

   We have agreed with Philip Morris that both Kraft and Philip Morris have the right to:

  .  engage in the same or similar business activities as the other party;

  .  do business with any customer or client of the other party; and

  .  employ or engage any officer or employee of the other party.

Neither Philip Morris nor Kraft, nor their respective related persons, will be liable to the other as a result of engaging in any of these activities.

   Under the corporate agreement, if one of our officers or directors who also serves as an officer or director of Philip Morris becomes aware of a potential transaction related primarily to the food and beverage industry, other than beer, that may represent a corporate opportunity for both Kraft and Philip Morris, the officer or director has no duty to present that opportunity to Philip Morris; and we will have the sole right to pursue the transaction if our board so determines. If one of our officers or directors who also serves as an officer or director of Philip Morris becomes aware of any other potential transaction that may represent a corporate opportunity for both Kraft and Philip Morris, the officer or director will have a duty to present that opportunity to Philip Morris; and Philip Morris will have the sole right to pursue the transaction if Philip Morris' board so determines. If one of our officers or directors who does not serve as an officer or director of Philip Morris becomes aware of a potential transaction that may represent a corporate opportunity for both Kraft and Philip Morris, neither Kraft nor the officer or director has a duty to present that opportunity to Philip Morris; and we may pursue the transaction if our board so determines.

   Under the corporate agreement, we must obtain Philip Morris' written consent before taking any of the following actions:

  . entering into any agreement or arrangement that binds or purports to bind Philip Morris or any of its affiliates, or contains provisions that trigger a default or require a material payment when Philip Morris exercises its rights to convert the Class B common stock;

  . declaring extraordinary dividends or making other extraordinary distributions to the holders of our capital stock; and

  . issuing any equity securities or securities convertible into or exercisable for equity securities except for Class A common stock equity securities issued or granted to our employees.

   Philip Morris may assign these consent rights to a third party who may exercise them so long as the third party directly or indirectly owns or has the right to acquire more than 50% of our then outstanding common stock.

   The corporate agreement will terminate when Philip Morris owns less than 50% of our then outstanding common stock, except that the indemnification provisions will survive the termination.

Services Agreement

   Philip Morris Management Corp., a wholly-owned subsidiary of Philip Morris, has provided, and we expect that it will continue to provide, certain services to us for fees based on costs incurred by Philip Morris and its subsidiaries in providing the services and a management fee. In 2000, we paid $248 million for these services and we expect to make comparable payments to Philip Morris Management Corp. for similar levels of services in 2001. In 2001, Philip Morris Management Corp. will also provide additional information technology and financial services for approximately $50 million. We expect these additional payments to be approximately equivalent to the costs we will eliminate from previously providing these services internally. We believe the terms of these services in the aggregate are at least as favorable to us as those we could have obtained from unrelated third parties through arm's-length negotiations. These services, which are the subject of a services agreement, include:

  .  government and corporate affairs services;

  .  human resources services;

  .  treasury services, including insurance services;

  .  financial, reporting, research and ledger services;

  .  internal auditing services;

  .  information technology services;

  .  legal and corporate secretary services;

  .  aviation, building and conference services;

  .  tax services;

  .  corporate planning and analysis services;

  .  corporate business development services; and

  .  financial communications and investor relations services.


   Philip Morris Management Corp. and we may each terminate any or all of the services under the services agreement by giving the other party written notice at least 12 months in advance of termination. Philip Morris Management Corp. has agreed to provide us with reasonable assistance to make an orderly transition to other service providers upon the termination of the services agreement.

Tax-Sharing Agreement

   We are, and after the completion of this offering will continue to be, included in Philip Morris' federal consolidated income tax group, and our federal income tax liability will be included in the consolidated federal income tax liability of Philip Morris and its subsidiaries. In certain circumstances, certain of our subsidiaries will also be included with certain Philip Morris subsidiaries in combined, consolidated or unitary income tax groups for state and local income tax purposes. We intend to enter into a tax-sharing agreement with Philip Morris. Under the tax-sharing agreement, we will make payments to Philip Morris, with respect to any period, for the amount of taxes to be paid by us, and these taxes will be determined as though we were to file separate federal, state and local income tax returns as the common parent of an affiliated group of corporations filing combined, consolidated or unitary, as applicable, federal, state and local income tax returns. Our payments to Philip Morris will also include amounts determined by a tax authority or estimated by Philip Morris to be due as a result of a redetermination of the tax liability of Philip Morris arising from an audit or otherwise. We will be reimbursed, however, for tax items such as foreign tax credits, net operating losses and alternative minimum tax credits, based on the usage of the tax items by the consolidated group.

   In determining the amount of tax-sharing payments under the tax-sharing agreement, Philip Morris will prepare pro forma returns with respect to federal and applicable state and local income taxes that reflect the same positions and elections used by Philip Morris in preparing the returns for Philip Morris' consolidated group and other applicable groups. The tax-sharing agreement provides that Philip Morris:

  . will continue to have all the rights of a parent of a consolidated group, and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group;

  . will be the sole and exclusive agent for Kraft in any and all matters relating to the income, franchise and similar liabilities of Kraft, to the extent included in the consolidated federal and combined, consolidated or unitary state and local income tax returns;

  . will have sole and exclusive responsibility for the preparation and filing of consolidated federal and combined, consolidated or unitary state and local income tax returns, or amended returns; and

  . will have the power, in its sole discretion, with respect to any consolidated federal and combined, consolidated or unitary state and local income tax returns, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on our behalf.

In addition, Philip Morris will undertake to provide the services mentioned above with respect to our separate state and local returns and our foreign returns.

   In general, we will be included in Philip Morris' consolidated group for federal income tax purposes for so long as Philip Morris beneficially owns at least 80% of the total voting power and value of our outstanding common stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax-sharing agreement allocates tax liabilities between Kraft and Philip Morris, during the period in which we are included in Philip Morris' consolidated group, we could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Philip Morris' consolidated group. See "Risk Factors--Risks Related to Our Relationship with Philip Morris." However, Philip Morris and we will agree to indemnify each other for the respective obligations under the tax-sharing agreement, which includes any liability of Nabisco for the payment of federal tax liability as a result of an express or implied obligation to indemnify any other person.

Litigation Against Philip Morris

   Various legal actions, proceedings and claims relating to tobacco products are pending or may be instituted against operating subsidiaries of Philip Morris that are engaged in the manufacture and sale of cigarettes and also against Philip Morris. If plaintiffs were successful in holding Philip Morris responsible, shares of our Class A or Class B common stock that are owned by Philip Morris would be among the assets of Philip Morris available to satisfy these liabilities. Because Kraft Foods Inc. and its subsidiaries are separate corporations that have not engaged in the business of manufacturing and selling cigarettes, we believe that the risk that our assets could be attached to satisfy these liabilities is remote.

Borrowings from Philip Morris

   During 2000, we issued long-term notes payable to Philip Morris in the aggregate principal amount of $15.0 billion. See Note 3 to our combined financial statements for a description of the terms of these notes and other short-term borrowings from Philip Morris and its affiliates.

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

                          DESCRIPTION OF CAPITAL STOCK

General

   The authorized capital stock of Kraft consists of:

  .  3,000,000,000 shares of Class A common stock, without par value;

  .  2,000,000,000 shares of Class B common stock, without par value; and

  .  500,000,000 shares of preferred stock, without par value.

   Before this offering, there were 275,000,000 shares of Class A common stock and 1,180,000,000 shares of Class B common stock outstanding, all of which were held by Philip Morris. After this offering there will be 555,000,000 shares of Class A common stock outstanding, not including shares subject to the underwriters' over-allotment option, and 1,180,000,000 shares of Class B common stock outstanding. At the closing of this offering, no shares of preferred stock will be outstanding.

   The following description of our capital stock is subject to our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Virginia law.

Common Stock

   Voting Rights

   The holders of Class A common stock and Class B common stock generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 10 votes per share on all matters to be voted on by shareholders. Directors are elected by a plurality of the votes cast by shares entitled to vote. With certain exceptions, other matters to be voted on by shareholders must be approved by a majority of the votes cast on the matter by the holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single voting group at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock. Approval of an amendment of our articles of incorporation, a merger, a share exchange, a sale of all our property or a dissolution must be approved by a majority of all votes entitled to be cast by the holders of Class A common stock and Class B common stock, voting together as a single group.

   Dividends

   Holders of Class A common stock and Class B common stock will share equally on a per share basis in any dividend declared by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock. Dividends payable in shares of common stock may be paid only as follows: shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and the number of shares so paid will be payable at the same rate per share so as to retain the relative proportion of outstanding shares of Class A common stock and Class B common stock.

   Conversion

   Each share of Class B common stock is convertible while held by Philip Morris or any of its subsidiaries, excluding Kraft, at the option of the holder into one share of Class A common stock. Following any distribution of Class B common stock to shareholders of Philip Morris in a transaction, including any distribution in exchange for Philip Morris shares or securities, intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, or any corresponding provision of any successor statute (a "Tax-Free Spin-Off"), shares of Class B common stock will no longer be convertible into shares of Class A common stock. Shares of Class B common stock transferred to shareholders of Philip Morris in a Tax-Free Spin-Off will not be converted into shares of Class A common stock and, following a Tax-Free Spin-Off, shares of Class B common stock will be transferable as Class B common stock, subject to applicable laws.

   Before a Tax-Free Spin-Off, any shares of Class B common stock transferred to a person other than Philip Morris or any of its subsidiaries, excluding Kraft, will automatically be converted into shares of Class A common stock.

   Other Rights

   In the event of any reorganization of Kraft with one or more corporations or a merger or share exchange of Kraft with another corporation in which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of our common stock, regardless of class, will be entitled to receive with respect to each share held the same kind and amount of shares of stock and other securities and property, including cash.

   On liquidation, dissolution or winding up of Kraft, after payment in full of the amounts required to be paid to holders of any outstanding shares of preferred stock, if any, all holders of common stock, regardless of class, are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of common stock.

   No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock or other securities of Kraft.

   Upon closing of this offering, all the outstanding shares of Class A common stock and Class B common stock will be validly issued, fully paid and nonassessable.

Preferred Stock

   Our board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, the effects might include, among other things:

  .  restricting dividends on our common stock;

  .  diluting the voting power of our common stock;

  .  impairing the liquidation rights of our common stock; or

  . delaying or preventing a change in control of us without further action by the shareholders.

   We have no present plans to issue any shares of preferred stock.

Certain Provisions of Virginia Law, our Articles of Incorporation and our
Bylaws

   Board of Directors; Removal; Vacancies

   Virginia law provides that the board of directors of a Virginia corporation shall consist of a number of individuals specified in or fixed in accordance with the bylaws of the corporation or, if not specified in or fixed in accordance with the bylaws, then a number specified in or fixed in accordance with the articles of incorporation of the corporation.

   Our bylaws will provide that the number of members of our board of directors shall be nine. Under Virginia law, our board of directors may amend the bylaws from time to time to increase or decrease the number of directors by up to 30% of the number of directors last elected by our shareholders; provided, that any decrease in the number of directors may not shorten an incumbent director's term or reduce any quorum or voting requirements until the person ceases to be a director.

   Under Virginia law, a member of our board of directors may be removed with or without cause by a majority of the votes entitled to be cast at a meeting of shareholders called expressly for that purpose at which a quorum is present. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.

   Our bylaws provide that any vacancy occurring on our board of directors may be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum.

   Shareholder Meetings

   Under our bylaws, only our board of directors, the chairman of our board of directors and, until Philip Morris owns less than 50% of our common stock, Philip Morris, may call special meetings of shareholders.

   No Cumulative Voting

   Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

   Shareholder Nominations and Proposals

   Our bylaws provide that, subject to the rights of holders of any outstanding shares of preferred stock, a shareholder may nominate one or more persons for election as directors at a meeting only if written notice of the shareholder's nomination has been given, either by personal delivery or certified mail, to the corporate secretary of Kraft not less than 120 nor more than 150 days before the first anniversary of the date of our proxy statement in connection with the last annual meeting of shareholders. Each notice must contain:

  . the name, age, business address and, if known, residential address of each nominee;

  .  the principal occupation or employment of each nominee;

  . the number and class of capital shares of Kraft beneficially owned by each nominee;

  . any other information relating to each nominee required by the Securities and Exchange Commission's proxy rules; and

  . the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

The corporate secretary of Kraft will deliver all notices to the Compensation and Governance Committee of our board of directors for review. After review, the Compensation and Governance Committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.

   For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice of the proposed business in writing to the corporate secretary of Kraft. To be timely, a shareholder's notice must be given, either by personal delivery or by certified mail, to the Secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with the last annual meeting. The notice must contain:

  . a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

  . the name and address of the shareholder proposing the business as they appear on the stock transfer books of Kraft;

  . a representation that the shareholder is a shareholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

  . the class, series and number of our shares beneficially owned by the shareholder; and

  .  any material interest of the shareholder in the business.

Business brought before an annual meeting without complying with these provisions will not be transacted.

   Liability of Officers and Directors

   Our articles of incorporation provide that no director or officer shall be liable to Kraft or its shareholders for monetary damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws.

   Our articles of incorporation require us to indemnify any director, officer or employee who was or is a party to any proceeding due to his or her status as a director, officer or employee of Kraft, and any director, officer or employee serving at the request of Kraft as a director, trustee, partner, officer or employee of another entity, unless he or she engaged in willful misconduct or a knowing violation of the criminal law. We have been informed that in the opinion of the Securities and Exchange Commission indemnification for liabilities under the Securities Act of 1933 is against public policy and is unenforceable.

   Anti-Takeover Statutes

   We have opted out of the Virginia anti-takeover law regulating "control share acquisitions." Under Virginia law, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or bylaws of the corporation provide that this regulation does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation's voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person's request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation's articles of incorporation or bylaws permit, the acquiring person's shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person's cost. Virginia law grants dissenters' rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation's voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

   Virginia law also regulates "affiliated transactions." Material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent. Because Philip Morris currently owns 100% of our stock, the Virginia law regulating affiliated transactions will not apply to Philip Morris.

   Transfer Agent and Registrar

   The transfer agent and registrar for our Class A common stock is EquiServe Trust Company, N.A.

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

                      OPTION GRANTS AND SALES TO EMPLOYEES

   We intend to grant options to purchase shares of our Class A common stock to approximately 2,600 employees in a founders grant program pursuant to the Kraft Performance Incentive Plan. See "Management--Kraft Performance Incentive Plan" on page 79. Philip Morris intends to grant options to purchase shares of our Class A common stock that Philip Morris owns to approximately 1,600 employees of its subsidiaries. Each option will have an exercise price equal to the initial public offering price shown on the cover page of this prospectus. Each option will become exercisable on January 31, 2003, and will expire 10 years from the date of grant. We currently expect to file registration statements under the Securities Act of 1933 to register these shares.

   At our request, the underwriters have reserved for sale to U.S.-based employees of Kraft and Philip Morris and their respective subsidiaries in a directed share purchase plan up to 8,400,000 of the shares of our Class A common stock offered by this prospectus at the initial public offering price shown on the cover page of this prospectus. See "Underwriting" on page 97.

   Finally, we intend to grant to approximately 4,355 of our employees resident in countries other than the United States an option to purchase 100 shares of our Class A common stock at the initial public offering price shown on the cover page of this prospectus. Philip Morris intends to grant to each of approximately 3,000 employees of its subsidiaries resident in countries other than the United States an option to purchase 100 shares of our Class A common stock that Philip Morris owns at the initial public offering price shown on the cover page of this prospectus.

                        SHARES ELIGIBLE FOR FUTURE SALE

   All of the shares of our Class A common stock sold in this offering will be freely tradable without restriction under the Securities Act of 1933, except for any shares that may be acquired by an affiliate of Kraft, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, Kraft and may include directors and officers of Kraft as well as significant shareholders of Kraft.

   The shares of our Class A and Class B common stock held by Philip Morris are "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144.

   Generally, Rule 144 provides that a person who has beneficially owned "restricted" shares for at least one year will be entitled to sell on the open market in brokers' transactions, within any three-month period, a number of shares that does not exceed the greater of:

  .  1% of the then outstanding shares of common stock; and

  . the average weekly trading volume of the common stock on the open market during the four calendar weeks preceding such sale.

   Sales under Rule 144 are also subject to post-sale notice requirements and the availability of current public information about the issuer.

   In the event that any person other than Philip Morris who is deemed to be our affiliate purchases shares of our common stock in this offering or acquires shares of our common stock pursuant to one of our employee benefit plans, the shares held by that person are required under Rule 144 to be sold in brokers' transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are thereafter freely tradable without restriction.

   Philip Morris and we have agreed not to offer or sell any shares of our Class A or Class B common stock, subject to the exceptions listed on page 98, for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. as representatives of the underwriters.

   Our senior officers and the senior officers of Philip Morris and its subsidiaries who are purchasing our Class A common stock in this offering have signed lock-up agreements with the underwriters under which they have agreed not to transfer or dispose of, directly or indirectly, any shares of our Class A common stock for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. as representatives of the underwriters.

   Kraft has been advised by the representatives that they may at their discretion waive the lock-up agreements; however, they have no current intention of releasing any shares subject to a lock-up agreement. The release of any lock-up would be considered on a case-by-case basis. In considering any request to release shares covered by a lock-up agreement, the representatives would consider, among other factors, the particular circumstances surrounding the request, including but not limited to the number of shares requested to be released, market conditions, the possible impact on the market for our Class A common stock, the trading price of our Class A common stock, historical trading volumes of our Class A common stock, the reasons for the request and whether the person seeking the release is one of Kraft's or Philip Morris' officers or directors, or is Kraft or Philip Morris. No agreement has been made between the representatives and Kraft or any shareholder pursuant to which the representatives will waive the lock-up restrictions.

   Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock.

   All shares issued in this offering or to employees as described in the previous section, other than shares issued to affiliates, generally will be freely tradable.

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


              MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                       FOR NON-UNITED STATES SHAREHOLDERS

   This is a general summary of material United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of Class A common stock if you are a beneficial owner of shares other than:

  .  a citizen or resident of the United States;

  . a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision of the United States;

  . an estate, the income of which is subject to United States federal income taxation regardless of its source;

  . a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

  . a trust that existed on August 20, 1996, was treated as a United States person on August 19, 1996, and elected to be treated as a United States person.

   This summary does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States income tax laws (such as a "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company," company that accumulates earnings to avoid United States federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities or former United States citizen or resident). This summary does not discuss any aspect of state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code ("Code"), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service ("IRS") and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

   We urge prospective non-United States shareholders to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of shares of Class A common stock.

Dividends

   In general, any distributions we make to you with respect to your shares of Class A common stock that constitute dividends for United States federal income tax purposes will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of Class A common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of Class A common stock.

   Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a United States permanent establishment maintained by you may be eligible for a reduced rate of United States withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Class A Common Stock

   You generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of your shares of Class A common stock unless:

  . the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain);

  . you are an individual, you hold your shares of Class A common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

  . we are or have been a "United States real property holding corporation" for United States federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of Class A common stock, more than 5% of our Class A common stock.

   Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

   We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of Class A common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

   The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons at a rate of 31% of the gross amount. You will not be subject to backup withholding tax on dividends you receive on your shares of Class A common stock if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-United States person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an "exempt recipient").

   Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of Class A common stock through a United States broker or the United States office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also backup withhold at a rate of 31% of that amount unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-United States person or you are an exempt recipient. Information reporting (and backup withholding if the appropriate certification is not provided) also apply if you sell your shares of Class A common stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States.

   Any amounts withheld with respect to your shares of Class A common stock under the backup withholding rules will be refunded to you or credited against your United States federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

   Class A common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of his or her death will be included in the individual's gross estate for United States federal estate tax purposes and therefore may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

   Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. are acting as joint book running managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and
conditions contained in the underwriting agreement dated       , 2001, we have
agreed to sell to the underwriters the number of shares of Class A common stock set forth opposite each underwriter's name below.

                                                                      Number of
        Underwriters                                                   Shares
        ------------                                                 -----------
   Credit Suisse First Boston Corporation...........................
   Salomon Smith Barney Inc. .......................................
   Deutsche Bank Alex. Brown Inc. ..................................
   J.P. Morgan Securities Inc. .....................................
   Morgan Stanley & Co. Incorporated................................
   UBS Warburg LLC..................................................
   BNP Paribas......................................................
   HSBC Securities (USA) Inc. ......................................
   Lehman Brothers Inc. ............................................
   Blaylock & Partners, L.P. .......................................
   Dresdner Kleinwort Wasserstein Securities LLC ...................
   Prudential Securities Incorporated...............................
   Ramirez & Co., Inc. .............................................
   Sanford C. Bernstein & Co., LLC..................................
   Utendahl Capital Partners, L.P. .................................
                                                                     -----------
     Total.......................................................... 280,000,000
                                                                     ===========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 28,000,000 additional shares of our Class A common stock at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Class A common stock.

   The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus and
to selling group members at that price less a selling concession of $    per
share. The underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

   The following table summarizes the compensation and estimated expenses we will pay:

                                            Underwriting
                                              Discounts
                                           and Commissions        Expenses
                                         ------------------- -------------------
                                          Without    With     Without    With
                                           Over-     Over-     Over-     Over-
                                         allotment allotment allotment allotment
                                         --------- --------- --------- ---------
Per Share...............................   $         $         $         $
Total (in millions).....................   $         $         $         $

   We and Philip Morris have agreed that we and Philip Morris will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our Class A common stock, any shares of our Class B common stock or any securities convertible into or exchangeable or exercisable for any shares of our Class A or Class B common stock, or, in the case of Philip Morris, enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A or Class B common stock, or publicly announce or disclose the intention to make any offer, sale, pledge, disposition or filing, or, in the case of Philip Morris, to enter into any transaction, swap, hedge or other arrangement, without the prior written consent of Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. as representatives of the underwriters, for a period of 180 days after the date of this prospectus. The following exceptions to the lock-up apply in the case of
Kraft:

      . issuances of Class A common stock pursuant to the conversion, if any, during the 180 day period of our Class B common stock that is outstanding on the date of this prospectus;

      . grants of employee stock options or stock appreciation rights pursuant to the terms of a plan described in this prospectus or otherwise described in this prospectus;

      . issuances of Class A common stock pursuant to the exercise of any employee stock options granted pursuant to the terms of a plan described in this prospectus;

      . issuances of Class A common stock pursuant to any of our employee benefit plans described in this prospectus or our dividend reinvestment plan;

      . issuances of Class A common stock in connection with the merger with or acquisition of another company or the acquisition of the assets or property of a company and the related entry into a merger or acquisition agreement, so long as recipients of the Class A common stock agree to be bound by the lock-up restrictions described in this prospectus; and

      . the public announcement and related filings of registration statements with respect to any of these issuances;

however, if we are unable to obtain signed, written lock-up agreements from the recipients of Class A common stock in connection with a merger or acquisition as described in the fifth bullet point above, then we may only enter into a merger or acquisition agreement, make a public announcement of the transaction and make the related filing of a registration statement but we may not make the related issuance of our Class A common stock.

   The following exceptions to the lock-up apply in the case of Philip Morris:


      . grants of employee stock options with respect to our Class A common stock as described in this prospectus; and

      . issuances of our Class A common stock pursuant to the exercise of employee stock options as described in this prospectus.

   Our senior officers and the senior officers of Philip Morris and its subsidiaries who are purchasing Class A common stock in this offering have agreed that they will not offer, sell, pledge or otherwise dispose of any shares of our Class A common stock, enter into any transaction that would have the same effect or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any of these transactions are to be settled by delivery of our Class A common stock, in cash or otherwise, or publicly announce or disclose the intention to make any offer, sale, pledge or disposition of Class A common stock, or to enter into any transaction, swap, hedge or other arrangement, without the prior written consent of Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. as representatives of the underwriters, for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale at the initial public offering price up to 8,400,000 shares of our Class A common stock for employees who have expressed an interest in purchasing Class A common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in that respect.

   We will apply to list our shares of Class A common stock on the New York Stock Exchange under the symbol "KFT." The underwriters have undertaken to sell shares of our Class A common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares to meet the New York Stock Exchange distribution requirements for trading.

   Prior to this offering, there has been no public market for our Class A common stock. Consequently, the initial public offering price for the shares will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price are:

      .  our record of operations;

      .  our current financial condition;

      .  our future prospects;

      .  our markets;

      . the economic conditions in and future prospects for the industry in which we compete;

      .  our management; and

      . currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies we consider comparable to us.

   There can be no assurance, however, that the prices at which our shares will sell in the public market after this offering will not be lower than the price at which our shares are sold by the underwriters or that an active trading market in our Class A common stock will develop and continue after this offering.

   In connection with the offering, the representatives, on behalf of the underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934:

      . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

      . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

      . Syndicate covering transactions involve purchases of our Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

      . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when our Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format, from which you can review a "Meet the Management of Kraft" presentation through an embedded hyperlink--click here for "Meet the Management of Kraft" presentation--will be made available on www.kraftipo.com, www.csfb.com/ipo/us/, www.csfbdirect.com and www.salomonsmithbarney.com. A description of this "Meet the Management of Kraft" presentation is included in an appendix to this prospectus. A prospectus in electronic format may be made available on the websites maintained by one or more of the other underwriters participating in this offering.

   The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an online distribution through its affiliate, CSFBdirect Inc., an online broker dealer, as a selling group member. In addition, Morgan Stanley DW Inc., an affiliate of Morgan Stanley & Co. Incorporated, through Morgan Stanley Online, its online service, may be a member of the syndicate and engage in electronic offers, sales and distribution of the shares being offered.

   The underwriters have informed us that they do not expect sales to discretionary accounts to exceed 5% of the shares of Class A common stock being offered.

   The representatives and some of the underwriters have performed investment banking and advisory services for us and Philip Morris from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. Banks affiliated with the underwriters participating in this offering are lenders under Philip Morris' credit facilities. In connection with the acquisition of Nabisco, Philip Morris entered into a $9.0 billion, 364-day revolving credit agreement, expiring in October 2001. Philip Morris may assign this credit agreement to us following this offering upon fulfillment of conditions. Credit Suisse First Boston, New York Branch, an affiliate of Credit Suisse First Boston Corporation and The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., acted as administrative agents, and Citibank, N.A., an affiliate of Salomon Smith Barney Inc., and Deutsche Bank AG, New York Branch and/or Deutsche Bank AG, Cayman Islands Branch, an affiliate of Deutsche Bank Alex. Brown Inc., acted as co-syndication agents in connection with this credit facility. These companies received customary fees for their services.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of our Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A common stock are made. Any resale of our Class A common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our Class A common stock.

Representations of Purchasers

   By purchasing our Class A common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase our Class A common stock without the benefit of a prospectus qualified under those securities laws;

  . where required by law, that the purchaser is purchasing as principal and not as agent; and

  .  the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the United States federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of Class A common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for Class A common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of our Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our Class A common stock in their particular circumstances and about the eligibility of our Class A common stock for investment by the purchaser under relevant Canadian legislation.

                        VALIDITY OF CLASS A COMMON STOCK

   The validity of our Class A common stock offered hereby and other legal matters will be passed upon for us by Hunton & Williams, New York, New York. The validity of our Class A common stock offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York. Simpson Thacher & Bartlett acts as counsel from time to time in matters for some subsidiaries of Philip Morris.

                                    EXPERTS

   The combined financial statements of Kraft at December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Nabisco at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-l under the Securities Act of 1933, with respect to our Class A common stock offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit are qualified in all respects by reference to the actual text of the exhibit. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which you can electronically access the registration statement, including the exhibits and schedules to the registration statement.

   As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to those requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing combined financial statements audited by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                      Reference
Kraft Foods Inc. and Subsidiaries:                                    ---------
  Report of PricewaterhouseCoopers LLP, Independent Accountants......    F-2
  Combined Balance Sheets At December 31, 1999 and 2000..............    F-3
  Combined Statements of Earnings For the Years Ended December 31,
   1998, 1999 and 2000...............................................    F-4
  Combined Statements of Shareholder's Equity For the Years Ended
   December 31, 1998, 1999 and 2000..................................    F-5
  Combined Statements of Cash Flows For the Years Ended December 31,
   1998, 1999 and 2000...............................................    F-6
  Notes to Combined Financial Statements.............................    F-7

Nabisco Holdings Corp.:
  Report of Deloitte & Touche LLP, Independent Auditors..............   F-30
  Consolidated Balance Sheets At December 31, 1998 and 1999..........   F-31
  Consolidated Statements of Income (Loss) For the Years Ended
   December 31, 1997, 1998 and 1999..................................   F-32
  Consolidated Statements of Comprehensive Income (Loss) For the
   Years Ended December 31, 1997, 1998 and 1999......................   F-33
  Consolidated Statements of Cash Flows For the Years Ended December
   31, 1997, 1998 and 1999...........................................   F-34
  Consolidated Statements of Shareholders' Equity For the Years Ended
   December 31, 1997, 1998 and 1999..................................   F-35
  Notes to Consolidated Financial Statements.........................   F-36
  Unaudited Consolidated Condensed Balance Sheet At September 30,
   2000..............................................................   F-60
  Unaudited Consolidated Condensed Statements of Income For the Nine
   Months Ended September 30, 1999 and 2000..........................   F-61
  Unaudited Consolidated Condensed Statements of Comprehensive Income
   For the Nine Months Ended September 30, 1999 and 2000.............   F-62
  Unaudited Consolidated Condensed Statements of Cash Flows For the
   Nine Months Ended September 30, 1999 and 2000.....................   F-63
  Unaudited Notes to Consolidated Condensed Financial Statements.....   F-64

         REPORT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of KRAFT FOODS INC. AND SUBSIDIARIES:

   In our opinion, the accompanying combined balance sheets and the related combined statements of earnings, shareholder's equity and cash flows present fairly, in all material respects, the combined financial position of Kraft Foods Inc. and its subsidiaries (the "Company") at December 31, 1999 and 2000, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
January 29, 2001

                       KRAFT FOODS INC. AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS
                            (in millions of dollars)

                                                             At December 31,
                                                             ----------------
                                                              1999     2000
                                                             -------  -------
                           ASSETS
Cash and cash equivalents................................... $    95  $   191
Receivables (less allowances of $100 and $152)..............   2,755    3,231
Inventories:
  Raw materials.............................................   1,158    1,175
  Finished product..........................................   1,405    1,866
                                                             -------  -------
                                                               2,563    3,041
Deferred income tax benefits................................     356      504
Other current assets........................................     121      185
                                                             -------  -------
  Total current assets......................................   5,890    7,152
Property, plant and equipment, at cost:
  Land and land improvements................................     272      419
  Buildings and building equipment..........................   2,395    2,949
  Machinery and equipment...................................   6,851    8,858
  Construction in progress..................................     573      816
                                                             -------  -------
                                                              10,091   13,042
  Less accumulated depreciation.............................   3,565    3,637
                                                             -------  -------
                                                               6,526    9,405
Goodwill and other intangible assets (less accumulated
 amortization of $5,652 and $6,100).........................  15,296   31,584
Prepaid pension assets......................................   2,254    2,623
Assets held for sale........................................              276
Other assets................................................     370    1,031
                                                             -------  -------
  TOTAL ASSETS.............................................. $30,336  $52,071
                                                             =======  =======
            LIABILITIES AND SHAREHOLDER'S EQUITY
Short-term borrowings....................................... $    42  $   146
Current portion of long-term debt...........................      63      713
Due to parent and affiliates................................     688      865
Accounts payable............................................   1,561    1,971
Accrued liabilities:
  Marketing.................................................   1,310    1,601
  Employment costs..........................................     454      625
  Other.....................................................     968    1,411
Income taxes................................................     287      258
                                                             -------  -------
  Total current liabilities.................................   5,373    7,590
Long-term debt..............................................     433    2,695
Deferred income taxes.......................................   1,145    1,446
Accrued postretirement health care costs....................   1,239    1,867
Notes payable to parent and affiliates......................   6,602   21,407
Other liabilities...........................................   2,083    3,018
                                                             -------  -------
  Total liabilities.........................................  16,875   38,023
                                                             -------  -------
Contingencies (Note 15).....................................
Class A common stock, no par value (275,000,000 shares
 issued and outstanding)....................................
Class B common stock, no par value (1,180,000,000 shares
 issued and outstanding)....................................
Additional paid-in capital..................................  15,230   15,230
Earnings reinvested in the business.........................              992
Accumulated other comprehensive losses (primarily currency
 translation adjustments)...................................  (1,769)  (2,174)
                                                             -------  -------
  Total shareholder's equity................................  13,461   14,048
                                                             -------  -------
  TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY................ $30,336  $52,071
                                                             =======  =======

                  See notes to combined financial statements.

                       KRAFT FOODS INC. AND SUBSIDIARIES

                        COMBINED STATEMENTS OF EARNINGS
                (in millions of dollars, except per share data)

                                                          For the Years Ended
                                                             December 31,
                                                        -----------------------
                                                         1998    1999    2000
                                                        ------- ------- -------
Operating revenue...................................... $27,311 $26,797 $26,532
Cost of sales..........................................  15,544  14,573  13,917
                                                        ------- ------- -------
  Gross profit.........................................  11,767  12,224  12,615
Marketing, administration and research costs...........   7,688   8,106   8,068
Amortization of goodwill...............................     544     539     535
                                                        ------- ------- -------
  Operating income.....................................   3,535   3,579   4,012
Interest and other debt expense, net...................     536     539     597
                                                        ------- ------- -------
  Earnings before income taxes.........................   2,999   3,040   3,415
Provision for income taxes.............................   1,367   1,287   1,414
                                                        ------- ------- -------
  Net earnings......................................... $ 1,632 $ 1,753 $ 2,001
                                                        ======= ======= =======
Per share data:
  Basic earnings per share............................. $  1.12 $  1.20 $  1.38
                                                        ======= ======= =======
  Diluted earnings per share........................... $  1.12 $  1.20 $  1.38
                                                        ======= ======= =======


                  See notes to combined financial statements.

                       KRAFT FOODS INC. AND SUBSIDIARIES

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY

              For the Years Ended December 31, 1998, 1999 and 2000
                            (in millions of dollars)

                                                               Accumulated Other
                                                             Comprehensive Losses
                           Class                           --------------------------
                          A and B Additional   Earnings     Currency                       Total
                          Common   Paid-in   Reinvested in Translation                 Shareholder's
                           Stock   Capital   the Business  Adjustments Other   Total      Equity
                          ------- ---------- ------------- ----------- -----  -------  -------------
Balances, January 1,
 1998...................   $ --    $17,033      $   --       $(1,272)  $ --   $(1,272)    $15,761
Comprehensive earnings:
 Net earnings...........                         1,632                                      1,632
 Other comprehensive
  losses, net of income
  taxes:
  Currency translation
   adjustments..........                                         (77)             (77)        (77)
  Additional minimum
   pension liability....                                                (10)      (10)        (10)
                                                                                          -------
  Total other
   comprehensive
   losses...............                                                                      (87)
                                                                                          -------
  Total comprehensive
   earnings.............                                                                    1,545
                                                                                          -------
Cash dividends
 declared...............              (540)     (1,632)                                    (2,172)
                           ----    -------      ------       -------   ----   -------     -------
 Balances, December 31,
  1998..................     --     16,493          --        (1,349)   (10)   (1,359)     15,134
Comprehensive earnings:
 Net earnings...........                         1,753                                      1,753
 Other comprehensive
  losses, net of income
  taxes:
  Currency translation
   adjustments..........                                        (392)            (392)       (392)
  Additional minimum
   pension liability....                                                (18)      (18)        (18)
                                                                                          -------
  Total other
   comprehensive
   losses...............                                                                     (410)
                                                                                          -------
  Total comprehensive
   earnings.............                                                                    1,343
                                                                                          -------
Cash dividends
 declared...............            (1,263)     (1,753)                                    (3,016)
                           ----    -------      ------       -------   ----   -------     -------
 Balances, December 31,
  1999..................     --     15,230          --        (1,741)   (28)   (1,769)     13,461
Comprehensive earnings:
 Net earnings...........                         2,001                                      2,001
 Other comprehensive
  losses, net of income
  taxes:
  Currency translation
   adjustments..........                                        (397)            (397)       (397)
  Additional minimum
   pension liability....                                                 (8)       (8)         (8)
                                                                                          -------
  Total other
   comprehensive
   losses...............                                                                     (405)
                                                                                          -------
  Total comprehensive
   earnings.............                                                                    1,596
                                                                                          -------
Cash dividends
 declared...............                        (1,009)                                    (1,009)
                           ----    -------      ------       -------   ----   -------     -------
 Balances, December 31,
  2000..................   $ --    $15,230      $  992       $(2,138)  $(36)  $(2,174)    $14,048
                           ====    =======      ======       =======   ====   =======     =======

                  See notes to combined financial statements.

                       KRAFT FOODS INC. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS
                            (in millions of dollars)

                                                      For the Years Ended
                                                          December 31,
                                                    --------------------------
                                                     1998     1999      2000
                                                    -------  -------  --------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
  Net earnings..................................... $ 1,632  $ 1,753  $  2,001
  Adjustments to reconcile net earnings to
   operating cash flows:
    Depreciation and amortization..................   1,038    1,030     1,034
    Deferred income tax provision..................     337      151       245
    Gains on sales of businesses...................              (62)     (172)
    Cash effects of changes, net of effects
     from acquired and divested companies:
      Receivables, net.............................    (320)     156       204
      Inventories..................................      84      (95)      175
      Accounts payable.............................     (26)     (18)       13
      Income taxes.................................     177      127        35
      Other working capital items..................    (491)    (137)     (195)
    Increase in pension assets and postretirement
     liabilities, net..............................     (57)    (205)     (215)
    Other..........................................     (50)      (7)      129
                                                    -------  -------  --------
    Net cash provided by operating activities......   2,324    2,693     3,254
                                                    -------  -------  --------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
  Purchase of Nabisco, net of acquired cash........                    (15,159)
  Purchases of other businesses, net of acquired
   cash............................................     (17)     (14)     (365)
  Proceeds from sales of businesses................      16      175       300
  Capital expenditures.............................    (841)    (860)     (906)
  Other............................................      79       30        (8)
                                                    -------  -------  --------
    Net cash used in investing activities..........    (763)    (669)  (16,138)
                                                    -------  -------  --------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
  Net repayment of short-term borrowings...........     (12)     (22)     (816)
  Long-term debt proceeds..........................      80       78        87
  Long-term debt repaid............................    (195)    (111)     (112)
  Proceeds from issuance of notes payable to parent
   and affiliates..................................   1,111      768    15,000
  Repayment of notes payable to parent and
   affiliates......................................             (178)     (124)
  (Decrease) increase in amounts due to parent and
   affiliates......................................    (377)     450       143
  Dividends paid...................................  (2,172)  (3,016)   (1,009)
  Other............................................                       (187)
                                                    -------  -------  --------
    Net cash (used in) provided by financing
     activities....................................  (1,565)  (2,031)   12,982
                                                    -------  -------  --------
Effects of exchange rate changes on cash and cash
 equivalents.......................................      (6)     (10)       (2)
                                                    -------  -------  --------
Cash and cash equivalents:
  (Decrease) increase..............................     (10)     (17)       96
  Balance at beginning of year.....................     122      112        95
                                                    -------  -------  --------
  Balance at end of year........................... $   112  $    95  $    191
                                                    =======  =======  ========
Cash paid:
  Interest......................................... $   522  $   533  $    605
                                                    =======  =======  ========
  Income taxes..................................... $   807  $ 1,022  $  1,051
                                                    =======  =======  ========

                  See notes to combined financial statements.

                       KRAFT FOODS INC. AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Background and Basis of Presentation:

   Kraft Foods Inc. (the "Company"), a wholly-owned subsidiary of Philip Morris Companies Inc. ("Philip Morris"), was incorporated in 2000 in the Commonwealth of Virginia. Following the Company's formation, Philip Morris transferred to the Company its ownership interest in Kraft Foods North America, Inc., a Delaware corporation, through a capital contribution. In addition, during 2000, Philip Morris transferred management responsibility for its food businesses in Latin America to Kraft Foods North America, Inc. and its wholly-owned subsidiary, Kraft Foods International, Inc. The legal transfer of the Latin American food businesses began in 2000 and is expected to be completed in 2001. The Company, together with its subsidiaries, is engaged in the manufacture and sale of retail packaged foods in the United States, Canada, Europe, Latin America and Asia Pacific.

   On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco Holdings Corp. ("Nabisco") for $55 per share in cash. See Note 5, Acquisitions, for a complete discussion of this transaction.

   Basis of presentation:

   The combined financial statements include the Company and its subsidiaries, as well as the Latin American food businesses, the managerial responsibility for which was transferred from Philip Morris to the Company during 2000. The combined financial statements have been prepared to present the combined financial position and results of operations for the food businesses owned by Philip Morris, in contemplation of a potential initial public offering of less than 20% of the Company's common stock. Due to common control and ownership, the combined financial statements have been prepared as if the Latin American food entities, owned directly or indirectly by Philip Morris, were combined on January 1, 1996, in a manner similar to a pooling of interests. The combined financial statements have been prepared using historical results of operations and the historical basis of the assets and liabilities.

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of operating revenue and expenses during the reporting periods. Actual results could differ from those estimates. The Company's operating subsidiaries report year-end results as of the Saturday closest to December 31 each year. This resulted in fifty-three weeks of operating results in the Company's combined statement of earnings for the year ended December 31, 2000.

Note 2. Summary of Significant Accounting Policies:

   Cash and cash equivalents:

   Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

   Inventories:

   Inventories are stated at the lower of cost or market. The last-in, first-out method is used to cost substantially all domestic inventories. The cost of other inventories is principally determined by the average cost method.

   Impairment of long-lived assets:

   The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

                       KRAFT FOODS INC. AND SUBSIDIARIES

   Depreciation, amortization and goodwill valuation:

   Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 40 years. Goodwill and other intangible assets substantially comprise brand names purchased through acquisitions. In consideration of the long histories of these brands, goodwill and other intangible assets associated with them are amortized on the straight-line method over 40 years. The Company periodically evaluates the recoverability of its intangible assets and measures any impairment by comparison with estimated undiscounted operating cash flows.

   Advertising costs:

   Advertising costs are expensed as incurred.

   Revenue recognition:

   The Company recognizes operating revenue upon shipment of goods when title and risk of loss pass to customers. Staff Accounting Bulletin No. 101, "Revenue Recognition," issued by the Securities and Exchange Commission, did not have an impact on the Company's operating revenue for any of the years presented.

   During 2000, the Emerging Issues Task Force issued EITF No. 00-14, "Accounting for Certain Sales Incentives." EITF Issue No. 00-14 addresses the recognition, measurement and statement of earnings classification for certain sales incentives and will be effective in the second quarter of 2001. As a result, certain items previously included in marketing, administration and research costs on the combined statements of earnings will be recorded as reductions of operating revenue. Due to anticipated additional consideration of EITF No. 00-14 by the EITF, the Company is currently unable to quantify the impact of adoption. The Company presently expects that adoption or subsequent application of EITF No. 00-14 will not have a material effect on its financial position or results of operations. Upon adoption, prior period amounts will be reclassified to conform to the new requirements. In addition, the EITF issued EITF No. 00-10, "Accounting for Shipping and Handling Fees and Costs." EITF No. 00-10 addresses the statement of earnings classification of shipping and handling costs billed to customers and was effective for the fourth quarter of 2000. The Company classifies the cost of shipping and handling in cost of sales. EITF No. 00-10 did not have an impact on the combined financial statements of the Company for any of the years presented.

   Hedging instruments:

   The Company utilizes certain financial instruments to manage its commodity, foreign currency and interest rate exposures. The Company does not engage in speculative use of these financial instruments. For a financial instrument to qualify as a hedge, the Company must be exposed to price, currency or interest rate risk, and the financial instrument must reduce the exposure and be designated as a hedge. Additionally, for hedges of anticipated transactions, the significant characteristics and expected terms of the anticipated transaction must be identified, and it must be probable that the anticipated transaction will occur. Financial instruments qualifying for hedge accounting must maintain a high correlation between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

   Commodity futures and forward contracts are used by the Company to procure raw materials, primarily coffee, cocoa, sugar, milk, cheese, wheat and corn. Commodity futures and options are also used to hedge the price of certain commodities, primarily coffee and cocoa. Realized gains and losses on commodity futures, forward contracts and options are deferred as a component of inventories and are recognized when related raw material costs are charged to cost of sales. If the anticipated transaction were not to occur, any gain or loss would be recognized in earnings currently.

                       KRAFT FOODS INC. AND SUBSIDIARIES

   The Company uses forward contracts and options to mitigate its foreign currency exposure. The corresponding gains and losses on those contracts are deferred and included in the basis of the underlying hedged transactions when settled. Options are used to hedge anticipated transactions. Option premiums are recorded generally as other current assets on the combined balance sheets and amortized to interest and other debt expense, net, over the lives of the related options. The intrinsic values of options are recognized as adjustments to the related hedged items. If anticipated transactions were not to occur, any gain or loss would be recognized in earnings currently.

   The Company uses interest rate swaps to hedge certain interest rate exposures. The differential to be paid or received is accrued and recognized as interest expense. Any premium paid or received is amortized on a straight-line basis over the duration of the hedged instrument. If an interest rate swap agreement is terminated prior to maturity, the realized gain or loss is recognized over the remaining life of the agreement if the hedged amount remains outstanding, or immediately if the underlying hedged exposure does not remain outstanding. If the underlying exposure is terminated prior to the maturity of the interest rate swap, the unrealized gain or loss on the related interest rate swap is recognized in earnings currently.

   During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which had an initial adoption date of January 1, 2000. During 1999, the FASB postponed the required adoption date of SFAS No. 133 until January 1, 2001. In addition, during 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends the requirements of SFAS No. 133. These standards require that all derivative financial instruments be recorded on balance sheets at fair value as either assets or liabilities. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in other comprehensive earnings will be reclassified as earnings in the periods in which earnings are affected by the hedged item. Initial adoption of these new standards on January 1, 2001 will have an insignificant impact on the Company's combined financial position and results of operations. Since the impact of SFAS No. 133 after adoption is dependent on future market rates and outstanding derivative positions, the Company cannot determine the impact that application subsequent to January 1, 2001 will have on its combined financial position or results of operations.

   Stock-based compensation:

   Certain employees of the Company participate in Philip Morris' employee stock compensation plans. Philip Morris accounts for these plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which does not result in compensation cost.

   Income taxes:

   The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The accounts of the Company are included in the consolidated federal income tax return of Philip Morris. Income taxes are generally computed on a separate company basis. To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot be utilized on a separate company basis, are utilized in Philip Morris' consolidated federal income tax return, the benefit is recognized in the calculation of the Company's provision for income taxes. The Company's provision for income taxes included in the combined statements of earnings for the years ended December 31, 1998, 1999 and 2000 were lower than provisions calculated on a separate return basis by $156 million, $107 million and $139 million, respectively. The Company makes payments to, or is reimbursed by, Philip Morris for the tax effects resulting from its inclusion in Philip Morris' consolidated federal income tax return.

                       KRAFT FOODS INC. AND SUBSIDIARIES

   Software costs:

   The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use in accordance with Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which was adopted by the Company as of January 1, 1998. Capitalized software costs, which are not significant, are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

   Foreign currency translation:

   The Company translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of shareholder's equity. Transaction gains and losses for all periods presented were not significant.

Note 3. Related Party Transactions:

   Philip Morris and certain of its affiliates provide the Company with various services, including planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services. Billings for these services, which were based on the cost to Philip Morris to provide such services, were $122 million, $165 million and $248 million for the years ended December 31, 1998, 1999 and 2000, respectively. These costs were billed and paid to Philip Morris quarterly. Although the cost of these services cannot be quantified on a stand-alone basis, management believes that the billings are reasonable based on the level of support provided by Philip Morris and its affiliates, that they reflect all services provided and that, in the aggregate, the terms are at least as favorable as the Company could have obtained from unrelated third parties. The effects of these transactions are included in other operating cash flows in the Company's combined statements of cash flows. In 2001, the Company intends to enter into a formal agreement with Philip Morris providing for a continuation of these services, the cost of which is expected to increase approximately $50 million as Philip Morris provides additional information technology and financial services previously performed internally. Under the provisions of the 2001 agreement, assessments will be paid monthly.

   In addition, the Company's daily net cash or overdraft position is transferred to Philip Morris or a European subsidiary of Philip Morris. The Company pays or receives interest based upon the applicable commercial paper rate or the London Interbank Offered Rate, on the net amount payable to, or receivable from, Philip Morris or its European subsidiary. The amounts due to parent and affiliates consisted primarily of amounts payable for cash transactions at December 31, 1999 and 2000.

   The Company also has long-term notes payable to its parent, Philip Morris, and its affiliates as follows:

                                                               At December 31,
                                                               ----------------
                                                                1999     2000
                                                               ------- --------
                                                                (in millions)
     Notes payable in 2002, interest at 7.75%.................          $11,000
     Notes payable in 2002, interest at 7.40%.................            4,000
     Notes payable in 2009, interest at 7.00%.................  $5,000    5,000
     Swiss franc notes payable in 2008, interest at 4.58%.....     880      715
     Swiss franc notes payable in 2006, interest at 3.58%.....     722      692
                                                                ------  -------
                                                                $6,602  $21,407
                                                                ======  =======

   The two notes issued in 2000, maturing in 2002, were related to the financing for the Nabisco acquisition and were at market interest rates available to Philip Morris for debt with matching maturities. During 2001, the

                       KRAFT FOODS INC. AND SUBSIDIARIES

Company intends to undertake an IPO of less than 20% of its common stock. If completed as anticipated, the IPO proceeds will be used to retire a portion of the notes payable to Philip Morris.

   Based on interest rates available to the Company for issuances of debt with similar terms and remaining maturities, the aggregate fair values of the Company's long-term notes payable to Philip Morris and its affiliates at December 31, 1999 and 2000 were $6,036 million and $21,357 million, respectively. The fair values of the Company's current amounts due to parent and affiliates approximate carrying amounts.

   The amounts reported as due to parent and affiliates and as long-term debt as of December 31, 1999 and 2000, as well as borrowings during each of the three years in the period ended December 31, 2000, represent the amounts required to finance the Company's operations on a stand alone basis.

Note 4. Divestitures:

   During 1999, the Company sold several small international and domestic food businesses. The aggregate proceeds received in these transactions were $175 million, on which the Company recorded pre-tax gains of $62 million.

   During 2000, the Company sold a French confectionery business for proceeds of $251 million, on which a pre-tax gain of $139 million was recorded. Several small international and domestic food businesses were also sold in 2000. The aggregate proceeds received in these transactions were $300 million, on which the Company recorded pre-tax gains of $172 million.

   The operating results of the businesses sold were not material to the Company's combined operating results in any of the periods presented. Pre-tax gains on these divestitures were included in marketing, administration and research costs on the Company's combined statements of earnings.

Note 5. Acquisitions:

   Nabisco:

   On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco for $55 per share in cash. The purchase of the outstanding shares, retirement of employee stock options and other payments totaled approximately $15.2 billion. In addition, the acquisition included the assumption of approximately $4.0 billion of existing Nabisco debt. The Company financed the acquisition through the issuance of two long-term notes payable to Philip Morris totaling $15.0 billion and short-term intercompany borrowings of $255 million. The acquisition has been accounted for as a purchase. Nabisco's balance sheet has been consolidated with the Company as of December 31, 2000; however, Nabisco's earnings subsequent to December 11, 2000 have not been included in the combined operating results of the Company since such amounts were insignificant to combined operating results for the year ended December 31, 2000. The Company's interest cost of $65 million associated with acquiring Nabisco has been included in interest and other debt expense, net, on the Company's combined statement of earnings for the year ended December 31, 2000.

   In order to address concerns raised by United States trade regulation authorities, Nabisco sold its domestic dry packaged dessert and baking powder businesses, as well as its intense mints and gum businesses in December 2000. Since these businesses were sold at fair value, no gain or loss related to these sales was recorded in the Company's combined statement of earnings for the year ended December 31, 2000. In addition, the Company has announced that it will sell Nabisco's Canadian grocery business. The Company also currently plans to sell a number of Nabisco businesses that do not align strategically with the Company's food

                       KRAFT FOODS INC. AND SUBSIDIARIES
operations. These businesses have been accounted for in accordance with EITF No. 87-11 "Allocation of Purchase Price to Assets to be Sold." Accordingly, the estimated selling prices of these businesses less costs of disposal, plus the estimated results of operations through anticipated sales dates, total $276 million and have been segregated as assets held for sale on the Company's combined balance sheet at December 31, 2000. It is expected that these assets will be disposed of within one year from the acquisition date. Future operating results of these businesses through the sales dates will be excluded from the Company's combined net earnings.

   The excess of the purchase price over the estimated fair value of the net assets purchased was approximately $16.8 billion and will be amortized over 40 years by the straight-line method. The allocation of excess purchase price is based upon preliminary estimates and assumptions and is subject to revision when appraisals and integration plans have been finalized. Accordingly, revisions to the allocation, which may be significant, will be reported in a future period as increases or decreases to amounts reported as goodwill, other intangible assets (including trade names), deferred income taxes and amortization of goodwill. Excess purchase price has been allocated to reflect current estimates as follows:

                                                           At December 31, 2000
                                                          ----------------------
                                                          Increase (Decrease) to
                                                          Excess Purchase Price
                                                          ----------------------
                                                              (in millions)
Purchase price..........................................         $15,254
Historical value of assets acquired and liabilities
 assumed................................................          (1,271)
                                                                 -------
Excess of purchase price over assets acquired
 and liabilities assumed at the date of acquisition.....          16,525
Adjustments for allocation of purchase price:
  Inventories...........................................              (4)
  Property, plant and equipment.........................             (45)
  Assets held for sale..................................             (59)
  Other intangibles (primarily workforce)...............            (100)
  Debt..................................................              70
  Other, principally benefit plans......................             561
  Deferred income taxes.................................            (176)
                                                                 -------
Unallocated excess purchase price at December 31, 2000..         $16,772
                                                                 =======

   In addition to the above, the Company is evaluating plans to close a number of Nabisco domestic and international facilities, pending the completion of logistical studies. It is currently estimated that the closure of these facilities could result in additional severance and other exit liabilities (and a corresponding increase to excess purchase price) of $500 million to $600 million. These amounts will be recorded on the combined balance sheet as adjustments to excess purchase price when plans have been finalized and announced to employees.

   The integration of Nabisco into the operations of the Company may result in the closure of a number of the Company's existing plants. These actions could result in charges of $200 million to $300 million, which will be recorded as expense in the Company's combined statement of earnings in the period during which plans are finalized and announced.

                       KRAFT FOODS INC. AND SUBSIDIARIES

   Had the acquisition of Nabisco occurred at the beginning of 1999 and 2000, pro forma operating revenue, net earnings, basic earnings per share and diluted earnings per share, after giving effect to the previously discussed preliminary allocation of excess purchase price, Nabisco businesses sold or to be sold and the interest expense on acquisition borrowings, would have been as follows:

                                                         For the Years Ended
                                                             December 31,
                                                     ---------------------------
                                                         1999          2000
                                                     ------------- -------------
                                                        (in millions, except
                                                     per share data, unaudited)
     Operating revenue..............................       $34,339       $34,679
     Net earnings...................................         1,116         1,404
     Basic earnings per share.......................          0.77          0.96
     Diluted earnings per share.....................          0.77          0.96

   The pro forma results do not give effect to any synergies expected to result from the merger of Nabisco's operations with those of the Company. Accordingly, the pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been consummated at the beginning of each year, nor are they necessarily indicative of future combined operating results.

   The Nabisco condensed balance sheet at December 31, 2000, including the previously discussed preliminary allocations of excess purchase price, has been included in the Company's combined balance sheet as follows:

                                                                 At December 31,
                                                                      2000
                                                                 ---------------
                                                                  (in millions)
     Assets
       Current assets...........................................     $ 1,840
       Property, plant and equipment............................       2,851
       Goodwill.................................................      16,772
       Other assets.............................................         909
                                                                     -------
         Total assets...........................................     $22,372
                                                                     =======
     Liabilities
       Current liabilities......................................     $ 2,242
       Long-term debt...........................................       2,392
       Other long-term liabilities..............................       1,464
                                                                     -------
         Total liabilities......................................     $ 6,098
                                                                     =======

   In 2001, the Company plans to undertake an IPO of less than 20% of its common stock. If completed as anticipated, the IPO proceeds will be used to retire a portion of the debt incurred as a result of the acquisition of Nabisco.

   Other acquisitions:

   During 1998 and 1999, the Company purchased several small North American and international food businesses for $17 million and $14 million, respectively. The effects of these acquisitions were not material to the Company's combined financial position or results of operations in any of the periods presented.

   During 2000, the Company purchased the outstanding common stock of Balance Bar Co., a maker of energy and nutrition snack products. In a separate transaction, the Company also acquired Boca Burger, Inc., a

                       KRAFT FOODS INC. AND SUBSIDIARIES
manufacturer and marketer of soy-based meat alternatives. The total cost of these acquisitions was $358 million. The effects of these and other smaller acquisitions were not material to the Company's combined financial position or results of operations.

Note 6. Inventories:

   The cost of approximately 46% and 56% of inventories in 1999 and 2000, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $102 million and $171 million higher than the current cost of inventories at December 31, 1999 and 2000, respectively.

Note 7. Short-Term Borrowings and Borrowing Arrangements:

   The Company's short-term borrowings and related average interest rates consisted of the following:

                                                    At December 31,
                                       -----------------------------------------
                                               1999                 2000
                                       -------------------- --------------------
                                                   Average              Average
                                         Amount    Year-end   Amount    Year-end
                                       Outstanding   Rate   Outstanding   Rate
                                       ----------- -------- ----------- --------
                                                     (in millions)
   Bank loans.........................     $42      19.6%      $146       9.2%

   The Company's short-term borrowings at December 31, 1999 were in certain high interest rate Central and Eastern European markets and were used primarily for working capital requirements.

   The fair values of the Company's short-term borrowings at December 31, 1999 and 2000, based upon current market interest rates, approximate the amounts disclosed above.

   The Company and its subsidiaries maintain credit facilities with a number of lending institutions, amounting to approximately $430 million at December 31, 2000. Approximately $284 million of these facilities were unused at December 31, 2000. These facilities were used primarily to meet the working capital requirements of certain international subsidiaries. In addition, in connection with the acquisition of Nabisco, Philip Morris entered into a $9.0 billion 364-day revolving credit agreement. This agreement enables Philip Morris to transfer to the Company this revolving credit line and any outstanding balances, provided certain conditions are met, after the consummation of an IPO of the Company's common stock. At December 31, 2000, Philip Morris had no borrowings under the agreement, which expires during October 2001.

Note 8. Long-Term Debt:

   The Company's long-term debt consisted of the following:

                                                              At December 31,
                                                              ----------------
                                                               1999     2000
                                                              ------- --------
                                                               (in millions)
   Notes, 6.00% to 7.86% (average effective rate 6.68%), due
    through 2035............................................            $2,751
   Debentures, 6.00% to 8.50% (average effective rate
    10.45%), $465 million face amount, due through 2017.....    $391       401
   Foreign currency obligations.............................      68       173
   Other....................................................      37        83
                                                                ----    ------
                                                                 496     3,408
   Less current portion of long-term debt...................     (63)     (713)
                                                                ----    ------
                                                                $433    $2,695
                                                                ====    ======

                       KRAFT FOODS INC. AND SUBSIDIARIES

   Aggregate maturities of long-term debt are as follows:

                                                                   (in millions)
   2001...........................................................     $713
   2002...........................................................      443
   2003...........................................................      383
   2004...........................................................       95
   2005...........................................................      736
   2006-2010......................................................      469
   Thereafter.....................................................      633

   Based on market quotes, where available, or interest rates then currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of the Company's long-term debt, including the current portion of long-term debt, at December 31, 1999 and 2000 was $552 million and $3,459 million, respectively.

Note 9. Capital Stock, Stock Plans and Earnings per Share:

   Capital stock:

   The Company's articles of incorporation authorize 3.0 billion shares of Class A common stock, 2.0 billion shares of Class B common stock and 500 million shares of preferred stock. Philip Morris presently holds 275 million Class A common shares and 1.18 billion Class B common shares of the Company, representing all of the issued and outstanding common shares of the Company. There are no preferred shares issued and outstanding. Class A common shares are entitled to one vote each while Class B common shares are entitled to ten votes each. During the three years ended December 31, 2000, the Company did not have any stock option or other stock benefit plans.

   Stock plans:

   Certain employees of the Company participate in Philip Morris' stock compensation plans. Philip Morris accounts for the plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which does not result in compensation cost. Had compensation cost for stock option awards under Philip Morris' plans been determined by using the fair value at the grant date, the Company's net earnings and earnings per share (basic and diluted) would have been $1,594 million and $1.10 for the year ended December 31, 1998; $1,713 million and $1.18 for the year ended December 31, 1999; and $1,947 million and $1.34 for the year ended December 31, 2000. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions:

                            Weighted
             Risk-Free       Average     Expected     Expected     Fair Value
            Interest Rate Expected Life Volatility Dividend Yield at Grant Date
           -------------- ------------- ---------- -------------- -------------
   1998...      5.52%        5 years      23.83%        4.03%         $7.78
   1999...      5.81         5            26.06         4.41           8.21
   2000...      6.58         5            31.71         9.00           3.19

   The Company's employees held options to purchase the following number of shares of Philip Morris' stock: 32,497,459 shares at an average exercise price of $32.37 per share at December 31, 1998; 39,911,082 shares at an average exercise price of $34.34 per share at December 31, 1999; and 56,977,329 shares at an average exercise price of $30.46 per share at December 31, 2000. Of these amounts, the following were exercisable at each date: 24,757,659 at an average exercise price of $30.07 per share at December 31, 1998; 31,071,681 at an average exercise price of $32.75 per share at December 31, 1999; and 38,444,963 at an average exercise price of $34.82 per share at December 31, 2000.

                       KRAFT FOODS INC. AND SUBSIDIARIES

   In addition, certain of the Company's employees held shares of Philip Morris restricted stock and rights to receive shares of stock, giving these employees in most instances all of the rights of shareholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares are subject to forfeiture if certain employment conditions are not met. During 1998 and 2000, Philip Morris granted to certain of the Company's U.S. employees restricted stock of 128,000 shares and 2,113,570 shares, respectively. Philip Morris also issued to certain of the Company's non-U.S. employees rights to receive 68,000 and 683,790 equivalent shares during 1998 and 2000, respectively. During 1999, there were no restricted stock grants issued to the Company's employees. At December 31, 2000, restrictions on the stock, net of forfeitures, lapse as follows: 2001--21,188 shares; 2002--2,707,822 shares; 2003--177,040 shares and thereafter--12,000 shares. The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period through a charge from Philip Morris. In 1998, 1999 and 2000, the Company recorded compensation expense related to restricted stock awards of $2 million, $3 million and $23 million, respectively.

   Philip Morris does not currently intend to issue additional Philip Morris stock compensation to the Company's employees. In future periods, the Company intends to issue its own stock compensation to its employees in accordance with a plan expected to be approved in 2001.

   Earnings per share:

   Basic and diluted earnings per share are calculated on the total shares outstanding, which was 1.455 billion. Prior period earnings per share amounts reflect the current capital structure of the Company.

Note 10. Pre-tax Earnings and Provision for Income Taxes:

   Pre-tax earnings and provision for income taxes consisted of the following:

                                                          For the Years Ended
                                                              December 31,
                                                          ---------------------
                                                           1998   1999    2000
                                                          ------ ------  ------
                                                             (in millions)
   Pre-tax earnings:
     United States....................................... $2,020 $1,990  $2,188
     Outside United States...............................    979  1,050   1,227
                                                          ------ ------  ------
   Total pre-tax earnings................................ $2,999 $3,040  $3,415
                                                          ====== ======  ======
   Provision for income taxes:
     United States federal:
       Current........................................... $  430 $  543  $  572
       Deferred..........................................    290    164     218
                                                          ------ ------  ------
                                                             720    707     790
     State and local.....................................    169    144     120
                                                          ------ ------  ------
     Total United States.................................    889    851     910
                                                          ------ ------  ------
     Outside United States:
       Current...........................................    431    449     477
       Deferred..........................................     47    (13)     27
                                                          ------ ------  ------
     Total outside United States.........................    478    436     504
                                                          ------ ------  ------
   Total provision for income taxes...................... $1,367 $1,287  $1,414
                                                          ====== ======  ======

                       KRAFT FOODS INC. AND SUBSIDIARIES

   At December 31, 2000, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $972 million of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. If these amounts were not considered permanently reinvested, additional deferred income taxes of approximately $60 million would have been provided.

   The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons:

                                                          For the Years
                                                        Ended December 31,
                                                       ----------------------
                                                        1998    1999    2000
                                                       ------  ------  ------
    U.S. federal statutory rate.......................   35.0%   35.0%   35.0%
    Increase (decrease) resulting from:
     State and local income taxes, net of federal tax
      benefit.........................................    3.5     3.0     2.2
     Rate differences--foreign operations.............    2.8    (0.1)    0.1
     Goodwill amortization............................    6.1     5.9     5.2
     Other............................................   (1.8)   (1.5)   (1.1)
                                                       ------  ------  ------
    Effective tax rate................................   45.6%   42.3%   41.4%
                                                       ======  ======  ======

   The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following:

                                                              At December 31,
                                                              ----------------
                                                               1999     2000
                                                              -------  -------
                                                               (in millions)
   Deferred income tax assets:
     Accrued postretirement and postemployment benefits...... $   559  $   789
     Other...................................................     497      539
                                                              -------  -------
     Total deferred income tax assets........................   1,056    1,328
                                                              -------  -------
   Deferred income tax liabilities:
     Property, plant and equipment...........................  (1,171)  (1,527)
     Prepaid pension costs...................................    (674)    (743)
                                                              -------  -------
     Total deferred income tax liabilities...................  (1,845)  (2,270)
                                                              -------  -------
   Net deferred income tax liabilities....................... $  (789) $  (942)
                                                              =======  =======

Note 11. Segment Reporting:

   The Company manufactures and markets packaged retail food products, consisting principally of beverages, cheese, snacks, convenient meals and various packaged grocery products through its North American and international food businesses. Reportable segments for the North American businesses are organized and managed principally by product category. The North American food segments are Cheese, Meals and Enhancers, which includes U.S. food service, Canadian and Mexican operations; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. Kraft Foods North America's food service business within the United States and its businesses in Canada and Mexico are managed under the Cheese, Meals and Enhancers segment. International operations are organized and managed by geographic location. The international food segments are Europe, Middle East and Africa; and Latin America and Asia Pacific.

   The Company's management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income excludes general corporate expenses from Philip Morris and

                       KRAFT FOODS INC. AND SUBSIDIARIES
amortization of goodwill. Interest and other debt expense, net and provision for income taxes are managed in conjunction with Philip Morris and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by management. The Company's assets, which are principally in the United States and Europe, are managed geographically. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

   Reportable segment data were as follows:

                                                        For the Years Ended
                                                           December 31,
                                                      -------------------------
                                                       1998     1999     2000
                                                      -------  -------  -------
                                                           (in millions)
Operating revenue:
  Cheese, Meals and Enhancers........................ $ 9,322  $ 9,360  $ 9,405
  Biscuits, Snacks and Confectionery.................     220      265      329
  Beverages, Desserts and Cereals....................   5,039    5,074    5,266
  Oscar Mayer and Pizza..............................   3,059    3,198    3,461
                                                      -------  -------  -------
    Total North American food........................  17,640   17,897   18,461
                                                      -------  -------  -------
  Europe, Middle East and Africa.....................   8,307    7,676    6,824
  Latin America and Asia Pacific.....................   1,364    1,224    1,247
                                                      -------  -------  -------
    Total international food.........................   9,671    8,900    8,071
                                                      -------  -------  -------
    Total operating revenue.......................... $27,311  $26,797  $26,532
                                                      =======  =======  =======
Operating companies income:
  Cheese, Meals and Enhancers........................ $ 1,599  $ 1,658  $ 1,845
  Biscuits, Snacks and Confectionery.................      54       73      100
  Beverages, Desserts and Cereals....................   1,005    1,009    1,090
  Oscar Mayer and Pizza..............................     470      450      512
                                                      -------  -------  -------
    Total North American food........................   3,128    3,190    3,547
                                                      -------  -------  -------
  Europe, Middle East and Africa.....................     884      895    1,019
  Latin America and Asia Pacific.....................     170      168      189
                                                      -------  -------  -------
    Total international food.........................   1,054    1,063    1,208
                                                      -------  -------  -------
    Total operating companies income.................   4,182    4,253    4,755
  Amortization of goodwill...........................    (544)    (539)    (535)
  General corporate expenses.........................    (103)    (135)    (208)
                                                      -------  -------  -------
    Total operating income...........................   3,535    3,579    4,012
  Interest and other debt expense, net...............    (536)    (539)    (597)
                                                      -------  -------  -------
    Earnings before income taxes..................... $ 2,999  $ 3,040  $ 3,415
                                                      =======  =======  =======

                       KRAFT FOODS INC. AND SUBSIDIARIES

   As previously noted, the Company's international operations are managed by geographic location. International food's operating revenue by consumer sector for each of the three years in the period ended December 31, 2000 is as follows:

                                                               For the Years Ended
                                                                   December 31,
                                                               --------------------
Consumer Sector                                                 1998   1999   2000
---------------                                                ------ ------ ------
                                                                  (in millions)
Snacks........................................................ $3,174 $2,999 $2,723
Beverages.....................................................  4,054  3,551  3,201
Cheese........................................................  1,346  1,316  1,259
Grocery.......................................................    648    664    584
Convenient Meals..............................................    449    370    304
                                                               ------ ------ ------
  Total....................................................... $9,671 $8,900 $8,071
                                                               ====== ====== ======

   During 1999, the Company's North American food business announced that it was offering voluntary retirement incentive or separation programs to certain eligible hourly and salaried employees in the United States. Employees electing to terminate employment under the terms of these programs were entitled to enhanced retirement or severance benefits. Approximately 1,100 hourly and salaried employees accepted the benefits offered by these programs and elected to retire or terminate. As a result, the Company recorded a pre-tax charge of $157 million during 1999. This charge was included in marketing, administration and research costs in the combined statement of earnings for the following segments: Cheese, Meals and Enhancers, $71 million; Oscar Mayer and Pizza, $38 million; Biscuits, Snacks and Confectionery, $2 million; and Beverages, Desserts and Cereals, $46 million. Payments of pension and postretirement benefits are made in accordance with the terms of the applicable benefit plans. Severance benefits, which were paid over a period of time, commenced upon dates of termination which ranged from April 1999 to March 2000. The program and related payments were completed during 2000. Salary and related benefit costs of employees prior to their retirement or termination date were expensed as incurred.

                       KRAFT FOODS INC. AND SUBSIDIARIES

   See Notes 4 and 5 regarding divestitures and acquisitions. The acquisition of Nabisco will primarily affect the reported results of the Biscuits, Snacks and Confectionery and the Latin America and Asia Pacific segments.

                                                                  For the Years
                                                                      Ended
                                                                   December 31,
                                                                  --------------
                                                                  1998 1999 2000
                                                                  ---- ---- ----
                                                                  (in millions)
   Depreciation expense:
     Cheese, Meals and Enhancers................................. $127 $135 $150
     Beverages, Desserts and Cereals.............................  100  102  109
     Oscar Mayer and Pizza.......................................   44   49   51
                                                                  ---- ---- ----
       Total North American food.................................  271  286  310
                                                                  ---- ---- ----
     Europe, Middle East and Africa..............................  189  175  163
     Latin America and Asia Pacific..............................   34   30   26
                                                                  ---- ---- ----
       Total international food..................................  223  205  189
                                                                  ---- ---- ----
       Total depreciation expense................................ $494 $491 $499
                                                                  ==== ==== ====
   Capital expenditures:
     Cheese, Meals and Enhancers................................. $233 $246 $247
     Beverages, Desserts and Cereals.............................  171  204  193
     Oscar Mayer and Pizza.......................................  141  125  148
                                                                  ---- ---- ----
       Total North American food.................................  545  575  588
                                                                  ---- ---- ----
     Europe, Middle East and Africa..............................  251  255  239
     Latin America and Asia Pacific..............................   45   30   79
                                                                  ---- ---- ----
       Total international food..................................  296  285  318
                                                                  ---- ---- ----
       Total capital expenditures................................ $841 $860 $906
                                                                  ==== ==== ====

                       KRAFT FOODS INC. AND SUBSIDIARIES

   Geographic data for operating revenue, total assets and long-lived assets (which consists of all non-current assets, other than goodwill and other intangible assets and prepaid pension assets) were as follows:

                                                          For the Years Ended
                                                             December 31,
                                                        -----------------------
                                                         1998    1999    2000
                                                        ------- ------- -------
                                                             (in millions)
   Operating revenue:
     United States..................................... $16,170 $16,540 $16,910
     Europe............................................   8,127   7,500   6,642
     Other.............................................   3,014   2,757   2,980
                                                        ------- ------- -------
       Total operating revenue......................... $27,311 $26,797 $26,532
                                                        ======= ======= =======

                                                            At December 31,
                                                        -----------------------
                                                         1998    1999    2000
                                                        ------- ------- -------
                                                             (in millions)
   Total assets:
     United States..................................... $19,243 $19,429 $40,454
     Europe............................................   9,281   8,292   7,351
     Other.............................................   2,867   2,615   4,266
                                                        ------- ------- -------
       Total assets.................................... $31,391 $30,336 $52,071
                                                        ======= ======= =======
   Long-lived assets:
     United States..................................... $ 3,691 $ 3,904 $ 6,684
     Europe............................................   2,192   2,021   1,837
     Other.............................................     974     971   2,191
                                                        ------- ------- -------
       Total long-lived assets......................... $ 6,857 $ 6,896 $10,712
                                                        ======= ======= =======

   The excess purchase price associated with the acquisition of Nabisco is presented above as an asset in the United States. However, the classification of excess purchase price among geographic areas may change as appraisals and integration plans are finalized.

                       KRAFT FOODS INC. AND SUBSIDIARIES

Note 12. Benefit Plans:

   The Company and its subsidiaries sponsor noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, the Company's U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

   Pension plans:

   Net pension (income) cost consisted of the following:

                                           U. S. Plans       Non-U.S. Plans
                                        -------------------  -----------------
                                        For the Years Ended December 31,
                                        --------------------------------------
                                        1998   1999   2000   1998  1999  2000
                                        -----  -----  -----  ----  ----  -----
                                                  (in millions)
Service cost........................... $  74  $  76  $  69  $ 38  $ 40  $  37
Interest cost..........................   209    212    213   104   100     98
Expected return on plan assets.........  (420)  (511)  (523)  (89)  (97)  (103)
Amortization:
  Net gain on adoption of SFAS No. 87..   (12)   (11)   (11)   (1)   (1)    (1)
  Unrecognized net (gain) loss from
   experience differences..............    (2)   (15)   (36)   (2)    2     (1)
  Prior service cost...................     6      6      7     4     4      4
Settlements............................   (28)   (41)   (34)
                                        -----  -----  -----  ----  ----  -----
  Net pension (income) cost............ $(173) $(284) $(315) $ 54  $ 48  $  34
                                        =====  =====  =====  ====  ====  =====

   During 1999, the Company instituted an early retirement and workforce reduction program that resulted in settlement gains, net of additional termination benefits of $41 million. In 1998 and 2000, retiring employees elected lump-sum payments, resulting in settlement gains of $28 million and $34 million, respectively.

                       KRAFT FOODS INC. AND SUBSIDIARIES

   The changes in benefit obligations and plan assets, as well as the funded status of the Company's pension plans were as follows:

                                                                  Non-U.S.
                                                 U.S. Plans         Plans
                                                --------------  --------------
                                                      At December 31,
                                                ------------------------------
                                                 1999    2000    1999    2000
                                                ------  ------  ------  ------
                                                       (in millions)
Benefit obligation at January 1................ $3,079  $2,766  $1,778  $1,740
  Service cost.................................     76      69      40      37
  Interest cost................................    212     213     100      98
  Benefits paid................................   (530)   (258)   (100)    (94)
  Acquisitions.................................          1,463             236
  Settlements..................................    155      11
  Actuarial (gains) losses.....................   (231)     51      11      91
  Currency.....................................                    (93)   (205)
  Other........................................      5      12       4      12
                                                ------  ------  ------  ------
Benefit obligation at December 31..............  2,766   4,327   1,740   1,915
                                                ------  ------  ------  ------
Fair value of plan assets at January 1.........  5,937   6,282   1,213   1,314
  Actual return on plan assets.................    818    (215)     97     103
  Contributions................................      3      33      32      32
  Benefits paid................................   (494)   (278)    (63)    (64)
  Acquisitions.................................          1,226             265
  Currency.....................................                    (53)   (121)
  Actuarial gains (losses).....................     18      (9)     88      60
                                                ------  ------  ------  ------
Fair value of plan assets at December 31.......  6,282   7,039   1,314   1,589
                                                ------  ------  ------  ------
  Excess (deficit) of plan assets versus
   benefit obligations at December 31..........  3,516   2,712    (426)   (326)
  Unrecognized actuarial gains................. (1,574)   (691)    (52)    (42)
  Unrecognized prior service cost..............     48      54      30      27
  Unrecognized net transition obligation.......    (11)              8       7
                                                ------  ------  ------  ------
Net prepaid pension asset (liability).......... $1,979  $2,075  $ (440) $ (334)
                                                ======  ======  ======  ======

   The combined U.S. and non-U.S. pension plans resulted in a net prepaid asset of $1,539 million and $1,741 million at December 31, 1999 and 2000, respectively. These amounts were recognized in the Company's combined balance sheets at December 31, 1999 and 2000 as prepaid pension assets of $2,254 million and $2,623 million, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations and as other liabilities of $715 million and $882 million at December 31, 1999 and 2000, respectively, for plans in which the accumulated benefit obligations exceeded their plan assets.

   At December 31, 1999 and 2000, certain of the Company's U.S. plans were unfunded, with projected benefit and accumulated benefit obligations of $100 million and $65 million, respectively, in 1999 and $156 million and $97 million, respectively, in 2000. For certain non-U.S. plans, which have accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $697 million, $652 million and $46 million, respectively, as of December 31, 1999 and $639 million, $596 million and $49 million, respectively, as of December 31, 2000.

                       KRAFT FOODS INC. AND SUBSIDIARIES

   The following weighted-average assumptions were used to determine the Company's obligations under the plans:

                                                   U.S. Plans    Non-U.S. Plans
                                                   ------------  ---------------
                                                   1999   2000    1999    2000
                                                   -----  -----  ------- -------
   Discount rate.................................. 7.75%  7.75%   6.04%   5.88%
   Expected rate of return on plan assets......... 9.00   9.00    8.50    8.51
   Rate of compensation increase.................. 4.50   4.50    3.36    3.55

   The Company and certain of its subsidiaries sponsor employee savings plans, to which the Company contributes. These plans cover certain salaried, non-union and union employees. The Company's contributions and costs are determined by the matching of employee contributions, as defined by the plans. Amounts charged to expense for defined contribution plans totaled $40 million, $41 million and $43 million in 1998, 1999 and 2000, respectively.

   Postretirement benefit plans:

   Net postretirement health care costs consisted of the following:

                                                               For the Years
                                                             Ended December 31,
                                                            --------------------
                                                             1998   1999   2000
                                                            ------ ------ ------
                                                               (in millions)
   Service cost............................................  $ 24   $ 27   $ 23
   Interest cost...........................................    98    101    109
   Amortization:
    Unrecognized net loss from experience differences......     2      3      2
    Unrecognized prior service cost........................    (6)    (7)    (8)
   Other expense...........................................           21
                                                             ----   ----   ----
     Net postretirement health care costs..................  $118   $145   $126
                                                             ====   ====   ====

   During 1999, the Company instituted early retirement and workforce reduction programs that resulted in curtailment losses of $21 million.

                       KRAFT FOODS INC. AND SUBSIDIARIES

   The Company's postretirement health care plans are not funded. The changes in the benefit obligations of the plans were as follows:

                                                                   At December 31,
                                                                   ----------------
                                                                    1999     2000
                                                                   -------  -------
                                                                    (in millions)
   Accumulated postretirement benefit obligation at January 1....   $1,457   $1,380
    Service cost.................................................       27       23
    Interest cost................................................      101      109
    Benefits paid................................................      (97)    (111)
    Acquisitions.................................................               633
    Termination, settlement and curtailment......................       21
    Plan amendments..............................................      (12)      (7)
    Actuarial (gains) losses.....................................     (117)      75
                                                                    ------   ------
   Accumulated postretirement benefit obligation at December 31..    1,380    2,102
    Unrecognized actuarial losses................................      (92)    (159)
    Unrecognized prior service cost..............................       63       62
                                                                    ------   ------
   Accrued postretirement health care costs......................   $1,351   $2,005
                                                                    ======   ======

   The current portion of the Company's accrued postretirement health care costs of $112 million and $138 million at December 31, 1999 and 2000, respectively, are included in other accrued liabilities on the combined balance sheets.

   The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for U.S. plans was 7.0% in 1999, 6.5% in 2000 and 6.0% in 2001, gradually declining to 5.0% by the year 2003 and remaining at that level thereafter. For Canadian plans, the assumed health care cost trend rate was 9.0% in 1999, 8.0% in 2000 and 7.0% in 2001, gradually declining to 4.0% by the year 2004 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 2000 and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 9.7% and 12.9%, respectively. A one-percentage-point decrease in the assumed health care cost trend rates for each year would decrease the accumulated postretirement benefit obligation as of December 31, 2000 and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 7.9% and 9.8%, respectively.

   The accumulated postretirement benefit obligations for U.S. plans at December 31, 1999 and 2000 were determined using an assumed discount rate of 7.75%. The accumulated postretirement benefit obligations for Canadian plans at December 31, 1999 and 2000 were determined using an assumed discount rate of 7.0%.

                       KRAFT FOODS INC. AND SUBSIDIARIES

   Postemployment benefit plans:

   The Company and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working lives of the covered employees. Net postemployment costs consisted of the following:

                                                            For the Years Ended
                                                                December 31,
                                                            --------------------
                                                             1998   1999   2000
                                                            ------ ------ ------
                                                               (in millions)
   Service cost............................................   $14    $12    $13
   Amortization of unrecognized net gains..................    (1)    (8)    (4)
   Other expense...........................................           19
                                                              ---    ---    ---
     Net postemployment costs..............................   $13    $23    $ 9
                                                              ===    ===    ===

   The Company instituted a workforce reduction program in its North American food business in 1999. This action resulted in incremental postemployment costs, which are shown as other expense above.

   The Company's postemployment plans are not funded. The changes in the benefit obligations of the plans were as follows:

                                                                 At December 31,
                                                                 ---------------
                                                                  1999    2000
                                                                 ------- -------
                                                                  (in millions)
   Accumulated benefit obligation at January 1..................  $376    $333
     Service cost...............................................    12      13
     Benefits paid..............................................   (74)    (76)
     Acquisitions...............................................            74
     Actuarial losses...........................................            29
     Other expense..............................................    19
                                                                  ----    ----
   Accumulated benefit obligation at December 31................   333     373
     Unrecognized actuarial gains...............................    65      22
                                                                  ----    ----
   Accrued postemployment costs.................................  $398    $395
                                                                  ====    ====

   The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 1999 and 2000, assumed compensation cost increases of 4.5% in 1999 and 2000, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

                       KRAFT FOODS INC. AND SUBSIDIARIES

Note 13. Additional Information:

                                                         For the Years Ended
                                                             December 31,
                                                         ----------------------
                                                          1998    1999    2000
                                                         ------  ------  ------
                                                            (in millions)
   Research and development expense..................... $  247  $  262  $  270
                                                         ======  ======  ======
   Advertising expense.................................. $1,271  $1,272  $1,198
                                                         ======  ======  ======
   Interest and other debt expense, net:
     Interest expense, parent and affiliates............ $  425  $  458  $  531
     Interest expense, external debt....................    124      89      84
     Interest income....................................    (13)     (8)    (18)
                                                         ------  ------  ------
                                                         $  536  $  539  $  597
                                                         ======  ======  ======
   Rent expense......................................... $  259  $  285  $  277
                                                         ======  ======  ======

   Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2000 were as follows (in millions):

            2001.................................... $200
            2002....................................  166
            2003....................................  133
            2004....................................  113
            2005....................................   97
            Thereafter..............................  177
                                                     ----
                                                     $886
                                                     ====

Note 14. Financial Instruments:

   Derivative financial instruments:

   The Company operates internationally, with manufacturing and sales facilities in various locations around the world. Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates by creating offsetting exposures. The Company is not a party to leveraged derivatives.

   The Company has interest rate swap agreements that were executed to reduce the Company's borrowing costs. At December 31, 2000, the aggregate notional principal amount of those agreements was $96 million. Aggregate maturities at December 31, 2000 were $23 million in 2003 and $73 million in 2004.

   Forward foreign exchange contracts and foreign currency options are used by the Company to reduce the effect of fluctuating foreign currencies on foreign currency denominated intercompany and third-party transactions. At December 31, 1999 and 2000, the Company had option and forward foreign exchange contracts, principally for the Japanese yen, the Australian dollar and the Euro, with aggregate notional amounts of $231 million and $237 million, respectively, for both the purchase and sale of foreign currencies. Unrealized gains or losses on foreign currency contracts were immaterial at December 31, 1999 and 2000.

                       KRAFT FOODS INC. AND SUBSIDIARIES

   Commodities:

   The Company is exposed to price risk related to anticipated purchases of certain commodities used as raw materials in the various businesses. Accordingly, the Company enters into commodity future, forward and option contracts to manage the fluctuations in prices of anticipated purchases, primarily coffee, milk, cheese, cocoa, sugar, wheat and corn. At December 31, 1999 and 2000, the Company had net long commodity positions of $163 million and $617 million, respectively. Unrealized gains or losses on net commodity positions were immaterial at December 31, 1999 and 2000.

   Credit exposure and credit risk:

   The Company is exposed to credit loss in the event of nonperformance by counterparties. However, the Company does not anticipate nonperformance and such exposure was not material at December 31, 2000.

   Fair value:

   The aggregate fair value, based on market quotes, of the Company's total debt at December 31, 1999 was $594 million as compared to its carrying value of $538 million. The aggregate fair value of the Company's total debt at December 31, 2000 was $3,605 million as compared to its carrying value of $3,554 million. Based on interest rates available to the Company for issuances of debt with similar terms and remaining maturities, the aggregate fair values and carrying value of the Company's long-term notes payable to Philip Morris and its affiliates were $6,036 million and $6,602 million, respectively at December 31, 1999 and $21,357 million and $21,407 million, respectively at December 31, 2000.

   The carrying values of the Company's derivative instruments, which did not differ significantly from their fair values, were not material.

   See Notes 3, 7 and 8 for additional disclosures of fair value for short-term borrowings and long-term debt.

Note 15. Contingencies:

   The Company and its subsidiaries are parties to a variety of legal proceedings arising out of the normal course of business, including a few cases in which substantial amounts of damages are sought. The Company believes that it has valid defenses and is vigorously defending the litigation pending against it. While the results of litigation cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have a material adverse effect on the Company's combined financial position or results of operations.

                       KRAFT FOODS INC. AND SUBSIDIARIES

Note 16. Quarterly Financial Data (Unaudited):

                                                           1999 Quarters
                                                    ---------------------------
                                                    First  Second Third  Fourth
                                                    ------ ------ ------ ------
                                                     (in millions, except per
                                                          share amounts)
Operating revenue.................................. $6,638 $6,830 $6,326 $7,003
                                                    ====== ====== ====== ======
Gross profit....................................... $3,046 $3,197 $2,822 $3,159
                                                    ====== ====== ====== ======
Net earnings....................................... $  361 $  526 $  422 $  444
                                                    ====== ====== ====== ======
Per share data:
  Basic earnings per share......................... $ 0.25 $ 0.36 $ 0.29 $ 0.30
                                                    ====== ====== ====== ======
  Diluted earnings per share....................... $ 0.25 $ 0.36 $ 0.29 $ 0.30
                                                    ====== ====== ====== ======

   During the first quarter of 1999, the Company recorded pre-tax charges of $157 million primarily for voluntary retirement incentive or separation programs.

                                                           2000 Quarters
                                                    ---------------------------
                                                    First  Second Third  Fourth
                                                    ------ ------ ------ ------
                                                     (in millions, except per
                                                          share amounts)
Operating revenue.................................. $6,460 $6,974 $6,215 $6,883
                                                    ====== ====== ====== ======
Gross profit....................................... $3,079 $3,417 $2,958 $3,161
                                                    ====== ====== ====== ======
Net earnings....................................... $  479 $  567 $  572 $  383
                                                    ====== ====== ====== ======
Per share data:
  Basic earnings per share......................... $ 0.33 $ 0.39 $ 0.39 $ 0.27
                                                    ====== ====== ====== ======
  Diluted earnings per share....................... $ 0.33 $ 0.39 $ 0.39 $ 0.27
                                                    ====== ====== ====== ======

   During the third quarter of 2000, the Company recorded a pre-tax gain of $139 million on the sale of a French confectionery business.

             REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

Nabisco Holdings Corp.:

   We have audited the accompanying consolidated balance sheets of Nabisco Holdings Corp. ("Nabisco Holdings") as of December 31, 1998 and 1999, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Nabisco Holdings at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 2, 2000

                             NABISCO HOLDINGS CORP.

                          CONSOLIDATED BALANCE SHEETS
                            (in millions of dollars)

                                                                At December 31,
                                                                ----------------
                                                                 1998     1999
                                                                -------  -------
                            ASSETS
Current assets:
  Cash and cash equivalents.................................... $   111  $   110
  Accounts receivable, net of allowance for doubtful accounts
   of $29 and $52, respectively................................     506      681
  Deferred income taxes........................................      98      116
  Inventories..................................................     753      898
  Prepaid expenses and other current assets....................      70       79
                                                                -------  -------
    Total current assets.......................................   1,538    1,884
                                                                -------  -------
Property, plant and equipment--at cost.........................   4,806    5,053
Less accumulated depreciation..................................  (1,859)  (1,966)
                                                                -------  -------
  Net property, plant and equipment............................   2,947    3,087
                                                                -------  -------
Trademarks, net of accumulated amortization of $1,102 and
 $1,214, respectively..........................................   3,368    3,443
Goodwill, net of accumulated amortization of $910 and $1,007,
 respectively..................................................   3,182    3,159
Other assets and deferred charges..............................      82      134
                                                                -------  -------
                                                                $11,117  $11,707
                                                                =======  =======
             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable................................................ $    68  $    39
  Accounts payable.............................................     407      642
  Accrued liabilities..........................................   1,043    1,020
  Current maturities of long-term debt.........................     118      158
  Income taxes accrued.........................................     111      104
                                                                -------  -------
    Total current liabilities..................................   1,747    1,963
                                                                -------  -------
Long-term debt.................................................   3,619    3,892
Other noncurrent liabilities...................................     704      744
Deferred income taxes..........................................   1,162    1,176
Contingencies (Note 11)........................................
Shareholders' equity:
  Class A common stock (51,434,872 and 51,412,707 shares issued and outstanding at December 31, 1998 and 1999,
   respectively)...............................................       1        1
  Class B common stock (213,250,000 shares issued and
   outstanding at December 31, 1998 and 1999)..................       2        2
  Paid-in capital..............................................   4,092    4,093
  Retained (deficit) earnings..................................      (5)     148
  Treasury stock, at cost......................................     (18)     (17)
  Accumulated other comprehensive loss.........................    (185)    (293)
  Notes receivable on common stock purchases...................      (2)      (2)
                                                                -------  -------
    Total shareholders' equity.................................   3,885    3,932
                                                                -------  -------
                                                                $11,117  $11,707
                                                                =======  =======

                See notes to consolidated financial statements.

                             NABISCO HOLDINGS CORP.

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
               (in millions of dollars, except per share amounts)

                                                       For the Years Ended
                                                          December 31,
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  -------  -------
Net sales..........................................   $8,734   $8,400   $8,268
Costs and expenses:
  Cost of products sold............................    4,950    4,683    4,502
  Selling, advertising, administrative and general
   expenses........................................    2,476    2,672    2,747
  Amortization of trademarks and goodwill..........      226      221      213
  Restructuring charges (credits) (Note 3).........               530      (67)
                                                      ------   ------   ------
    Operating income...............................    1,082      294      873
Interest and other debt expense....................     (326)    (296)    (260)
Other expense, net.................................      (32)     (29)     (31)
                                                      ------   ------   ------
    Income (loss) before income taxes..............      724      (31)     582
Provision for income taxes.........................      293       40      222
                                                      ------   ------   ------
    Income (loss) before extraordinary item........      431      (71)     360
Extraordinary item--loss on early extinguishment of
 debt, net of income taxes (Note 10)...............      (26)               (3)
                                                      ------   ------   ------
    Net income (loss)..............................   $  405   $  (71)  $  357
                                                      ======   ======   ======
Net income (loss) per common share--basic:
  Income (loss) before extraordinary item..........   $ 1.63   $ (.27)  $ 1.36
  Extraordinary item...............................     (.10)             (.01)
                                                      ------   ------   ------
    Net income (loss)..............................   $ 1.53   $ (.27)  $ 1.35
                                                      ======   ======   ======
Net income (loss) per common share--diluted:
  Income (loss) before extraordinary item..........   $ 1.61   $ (.27)  $ 1.35
  Extraordinary item...............................     (.10)             (.01)
                                                      ------   ------   ------
    Net income (loss)..............................   $ 1.51   $ (.27)  $ 1.34
                                                      ======   ======   ======
Dividends declared per common share................   $  .68   $  .70   $  .75
                                                      ======   ======   ======
Average number of common shares outstanding (in
 thousands):
  Basic............................................  265,057  264,547  264,670
                                                     =======  =======  =======
  Diluted..........................................  267,374  264,547  266,757
                                                     =======  =======  =======


                See notes to consolidated financial statements.

                             NABISCO HOLDINGS CORP.

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                            (in millions of dollars)

                                                               For the Years
                                                                   Ended
                                                               December 31,
                                                              -----------------
                                                              1997  1998   1999
                                                              ----  -----  ----
Net income (loss)............................................ $405  $ (71) $357
                                                              ----  -----  ----
Other comprehensive income (loss):
  Cumulative translation adjustment..........................  (73)   (57) (111)
  Minimum pension liability adjustment.......................   (6)     3     3
                                                              ----  -----  ----
Other comprehensive loss before income taxes.................  (79)   (54) (108)
  (Benefit) provision for income taxes.......................   (2)     1     1
                                                              ----  -----  ----
Other comprehensive loss, net of income taxes................  (77)   (55) (109)
                                                              ----  -----  ----
Comprehensive income (loss).................................. $328  $(126) $248
                                                              ====  =====  ====



                See notes to consolidated financial statements.

                             NABISCO HOLDINGS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in millions of dollars)

                                                          For the Years
                                                       Ended December 31,
                                                      -----------------------
                                                       1997     1998    1999
                                                      -------  -------  -----
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
 Net income (loss)................................... $   405  $   (71) $ 357
 Adjustments to reconcile net income to cash flows
 from operating activities:
  Depreciation of property, plant and equipment......     277      273    265
  Amortization of intangibles........................     226      221    213
  Deferred income tax provision (benefit)............      11     (188)    48
  Restructuring items, net of cash payments..........    (135)     491   (157)
  Accounts receivable................................      14            (139)
  Inventories........................................     (12)      44   (102)
  Prepaid expenses and other current assets..........      (6)     (10)     3
  Accounts payable...................................      10      (49)   174
  Accrued liabilities................................    (192)     (32)    77
  Income taxes accrued...............................      19       (3)   (15)
  Other, net.........................................     (55)     (12)    (1)
  Extraordinary loss.................................      43               3
  Gain on divestitures, net..........................     (32)     (14)
                                                      -------  -------  -----
 Net cash flows from operating activities............     573      650    726
                                                      -------  -------  -----
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
 Capital expenditures................................    (392)    (340)  (241)
 Acquisition of businesses...........................     (46)      (9)  (578)
 Other, net..........................................      15       13     36
 Proceeds from sale of businesses....................      50      550
                                                      -------  -------  -----
 Net cash flows (used in) from investing
  activities.........................................    (373)     214   (783)
                                                      -------  -------  -----
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
 Net proceeds from the issuance of long-term debt....   1,229    1,279    777
 Repayments of long-term debt........................  (1,145)  (1,893)  (491)
 Decrease in notes payable...........................     (45)    (103)   (23)
 Dividends paid on common stock......................    (175)    (185)  (195)
 Repurchase of Class A common stock..................     (22)     (38)   (12)
 Net proceeds from issuance of Class A common stock..               25      8
 Proceeds from the sale of call options on long-term
  debt...............................................               41
                                                      -------  -------  -----
 Net cash flows (used in) from financing
  activities.........................................    (158)    (874)    64
                                                      -------  -------  -----
Effect of exchange rate changes on cash and cash
 equivalents.........................................      (8)      (6)    (8)
                                                      -------  -------  -----
 Net change in cash and cash equivalents.............      34      (16)    (1)
Cash and cash equivalents at beginning of period.....      93      127    111
                                                      -------  -------  -----
Cash and cash equivalents at end of period........... $   127  $   111  $ 110
                                                      =======  =======  =====
Income taxes paid, net of refunds.................... $   247  $   231  $ 190
                                                      =======  =======  =====
Interest paid........................................ $   358  $   276  $ 261
                                                      =======  =======  =====

                See notes to consolidated financial statements.

                             NABISCO HOLDINGS CORP.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              For the Years Ended December 31, 1997, 1998 and 1999
                (in millions of dollars and thousands of shares)

                                                            Accumulated
                          Common Stock                         Other
                         --------------- Paid-in  Retained Comprehensive Treasury   Notes
                         Shares   Amount Capital  Earnings    Income      Stock   Receivable Total
                         -------  ------ -------  -------- ------------- -------- ---------- ------
Balance at January 1,
 1997................... 265,070    $3   $4,093    $  43       $ (53)      $ --      $(2)    $4,084
Net income..............                             405                                        405
Cumulative translation
 adjustment.............                                         (73)                           (73)
Minimum pension
 liability, net of tax
 benefit of $1..........                                          (4)                            (4)
Dividends declared......                            (180)                                      (180)
Repurchase of Class A
 shares.................    (682)                                           (32)                (32)
Other...................                      4                                                   4
                         -------   ---   ------    -----       -----       ----      ---     ------
Balance at December 31,
 1997................... 264,388     3    4,097      268        (130)       (32)      (2)     4,204
Net loss................                             (71)                                       (71)
Cumulative translation
 adjustment.............                                         (57)                           (57)
Minimum pension
 liability, net of tax
 expense of $2..........                                           2                              2
Dividends declared......                            (185)                                      (185)
Repurchase of Class A
 shares.................    (568)                                           (27)                (27)
Class A treasury shares
 issued.................     865              5      (17)                    41                  29
Other...................                    (10)                                                (10)
                         -------   ---   ------    -----       -----       ----      ---     ------
Balance at December 31,
 1998................... 264,685     3    4,092       (5)       (185)       (18)      (2)     3,885
Net income..............                             357                                        357
Cumulative translation
 adjustment.............                                        (111)                          (111)
Minimum pension
 liability, net of tax
 expense of $1..........                                           2                              2
Dividends declared......                            (198)                                      (198)
Repurchase of Class A
 shares.................    (300)                                           (12)                (12)
Class A treasury shares
 issued.................     278                      (5)                    13                   8
Other...................                      1       (1)          1                              1
                         -------   ---   ------    -----       -----       ----      ---     ------
Balance at December 31,
 1999................... 264,663    $3   $4,093    $ 148       $(293)      $(17)     $(2)    $3,932
                         =======   ===   ======    =====       =====       ====      ===     ======

                See notes to consolidated financial statements.

                             NABISCO HOLDINGS CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies:

   The Summary of Significant Accounting Policies below and the other notes to the consolidated financial statements on the following pages are integral parts of the accompanying consolidated financial statements ("Consolidated Financial Statements") of Nabisco Holdings Corp. ("Nabisco Holdings" or the "Company").

   Consolidation and use of estimates:

   The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

   Certain prior year amounts have been reclassified to conform to the 1999 presentation.

   Cash and cash equivalents:

   Cash equivalents include all short-term, highly liquid investments that are readily convertible to known amounts of cash and that have original maturities of three months or less. Cash equivalents at December 31, 1998 and 1999, valued at cost (which approximated market value), totaled $71 million and $54 million, respectively.

   Inventories:

   Inventories are stated at the lower of cost or market. Cost is determined principally under the first-in, first-out method.

   Commodity contracts:

   Due to wide fluctuations in the market prices for various agricultural commodities, the Company frequently enters into futures contracts to hedge the price risk associated with anticipated purchases. The Company realizes changes in the market value of futures contracts that qualify as hedges as an addition to, or reduction from, the raw material inventory cost. Realized gains and losses are recorded in cost of products sold when the related finished products are sold. The amount of hedging losses deferred as of December 31, 1998 and 1999 was $5 million and $7 million, respectively. Any futures contracts that do not qualify for hedge accounting treatment are marked-to-market each reporting period with the resulting market change reflected in cost of products sold in the current period.

   Depreciation:

   For financial reporting purposes, depreciation expense is generally provided on a straight-line basis, using estimated useful lives of up to 20 years for land improvements, 20 to 40 years for buildings and leasehold improvements and 3 to 30 years for machinery and equipment.

   Trademarks and goodwill:

   Values assigned to trademarks and goodwill are amortized on a straight-line basis principally over a 40-year period.

                             NABISCO HOLDINGS CORP.

   Long-lived assets:

   Long-lived assets are comprised of intangible assets and property, plant and equipment. Long-lived assets, including certain identifiable intangibles and goodwill related to those assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows and fundamental analysis. Assets to be disposed of are reported at the lower of their carrying value or estimated net realizable value.

   Revenue recognition:

   Revenue is recognized when title to finished product passes to the customer. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts and product returns.

   Other income (expense), net:

   Other expense, net includes interest income, certain foreign currency gains and losses, expenses related to the sales of accounts receivable and fees related to banking and borrowing programs.

   Advertising:

   Advertising costs are generally expensed as incurred. Advertising expense was $223 million, $226 million and $250 million for the years ended December 31, 1997, 1998 and 1999, respectively.

   Research and development:

   Research and development expenses, which are expensed as incurred, were $95 million, $100 million and $96 million for the years ended December 31, 1997, 1998 and 1999, respectively.

   Interest rate financial instruments:

   Interest rate swaps and caps are used to effectively hedge certain interest rate exposures. In both types of hedges, the differential to be paid or received is accrued and recognized in interest expense and may change as market interest rates change. Any premium paid or received is amortized over the duration of the hedged instrument. If an arrangement is terminated or effectively terminated prior to maturity, then the realized or unrealized gain or loss is effectively recognized over the remaining original life of the agreement if the hedged item remains outstanding, or immediately, if the underlying hedged instrument does not remain outstanding. If the arrangement is not terminated or effectively terminated prior to maturity, but the underlying hedged instrument is no longer outstanding, then the unrealized gain or loss on the related interest rate swap or cap is recognized immediately.

   Foreign currency financial instruments:

   The forward foreign exchange contracts and other hedging arrangements entered into by the Company generally mature at the time the hedged foreign currency transactions are settled. Gains or losses on forward foreign currency transactions are determined by changes in market rates and are generally included at

                             NABISCO HOLDINGS CORP.

settlement in the basis of the underlying hedged transaction. To the extent that the foreign currency transaction does not occur, gains and losses are recognized immediately.

   Recently issued accounting pronouncements:

   During the second quarter of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which was required to be adopted by January 1, 2000, with early adoption permitted. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133, which amended SFAS No. 133 to delay its effective date one year. SFAS No. 133 requires that all derivative instruments be recorded on the consolidated balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Nabisco Holdings has not yet determined the impact, if any, that adoption or subsequent application of SFAS No. 133 will have on its financial position or results of operations.

   Net income per share:

   Per share data has been computed and presented pursuant to the provisions of SFAS No. 128, Earnings per Share, which was adopted in the fourth quarter of 1997. Net income per common share--basic is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Net income per common share--diluted is calculated by dividing net income by the weighted average number of common shares and common equivalent shares for stock options outstanding during the period.

   Income taxes:

   During the second quarter of 1999, the former direct and indirect parents of Nabisco Holdings, RJR Nabisco, Inc., which has been renamed R.J. Reynolds Tobacco Holdings, Inc. ("RJR") and RJR Nabisco Holdings Corp., which has been renamed Nabisco Group Holdings Corp. ("NGH"), completed a series of reorganization transactions as described in Note 2 to the Consolidated Financial Statements. As part of those transactions, NGH, Nabisco Holdings and RJR entered into a tax sharing agreement that sets forth, among other things, each company's rights and obligations relating to tax payments and refunds for periods before and after those transactions, certain tax indemnification arrangements and other tax matters such as the filing of tax returns and the handling of audits and other tax proceedings.

   The Company calculates its income taxes on a separate basis from NGH; however, the following modifications were made to the Company's income taxes because federal income taxes are calculated and paid on a consolidated basis by NGH. To the extent foreign tax credits of the Company cannot be used currently on a consolidated basis, no current credit is given to the Company under the tax sharing agreement with NGH, and other credits, losses or benefits of the Company not used separately are recognized by the Company if they could be used in filing a consolidated tax return. Deferred federal income taxes are recorded on the Company's books, and current federal income taxes payable are remitted to NGH. Generally, any adjustments to federal and state income tax liabilities for years after 1989 will be paid by NGH and charged or credited to Nabisco Holdings, as applicable. Any adjustments to federal and state income tax liabilities for 1989 or earlier are the obligation of RJR. NGH will generally pay to Nabisco Holdings any tax refund received by NGH and attributable to the Company for years after 1989. Foreign income taxes generally are computed on a separate company basis.

                             NABISCO HOLDINGS CORP.

Note 2. Reorganization of Nabisco Holdings' Parents:

   During the second quarter of 1999, a series of reorganization transactions was completed, as a result of which Nabisco Holdings and its subsidiaries are no longer affiliated with RJR and its subsidiaries. The principal transactions in this reorganization that affected Nabisco Holdings are the following:

  . On May 18, 1999, RJR transferred all of the outstanding Class B common stock of Nabisco Holdings to NGH through a merger transaction.

  . On June 14, 1999, NGH distributed all of the outstanding shares of RJR common stock to NGH common shareholders of record as of May 27, 1999.

   NGH owns 100% of the outstanding Class B common stock of Nabisco Holdings, which represents approximately 80.6% of the economic interest and 97.6% of the combined voting power of all of the outstanding common stock as of March 15, 2000.

Note 3. Operations:

   Acquisitions:

   In recent years, subsidiaries of Nabisco Holdings have completed a number of acquisitions to expand the domestic and international food businesses, all of which have been accounted for using the purchase method of accounting for business combinations. In December 1997, the Company acquired the stock of Cornnuts, Inc., a manufacturer of crispy corn kernel snacks, for approximately $51 million. As of December 31, 1997, the acquisition was carried in other assets in the consolidated balance sheet pending completion of the purchase price allocation. During 1998 the purchase price was allocated resulting in goodwill of $30 million, including $4 million for a plant closure. In 1998, the Company acquired the assets of the Jamaican biscuit and snacking company, Butterkist, Ltd. for $9 million. The fair value of the assets acquired approximated the purchase price. In September 1999, the Company acquired the stock of Canale S.A., Argentina's fourth largest biscuit company for approximately $134 million resulting in goodwill of $45 million. In November 1999, the Company also acquired certain assets and liabilities of Favorite Brands International, Inc., the fourth largest non-chocolate candy company in the United States for approximately $480 million. As of December 31, 1999, a preliminary purchase price allocation was completed, resulting in goodwill of approximately $68 million, subject to finalization of integration plans which could result in an adjustment to goodwill in 2000.

   The Consolidated Statements of Income and Comprehensive Income do not include any revenues or expenses related to the acquisitions described above prior to their respective closing dates. The acquisitions were financed through commercial paper borrowings. The following are the Company's unaudited pro forma results of operations for 1998 and 1999, assuming that the 1999 acquisition of certain assets and liabilities of Favorite Brands International, Inc. had occurred on January 1, 1998.

                                                            For the Years
                                                         Ended December 31,
                                                         ------------------
                                                           1998        1999
                                                           ----        ----
                                                        (in millions, except
                                                         per share amounts,
                                                             unaudited)
     Net sales.........................................   $9,146      $8,890
     (Loss) income before extraordinary item...........     (110)        317
     (Loss) income per common share before
      extraordinary item:
      Basic............................................     (.42)       1.20
      Diluted..........................................     (.42)       1.19

                             NABISCO HOLDINGS CORP.

   These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

   Divestitures and other charges:

   In June 1997, the Company sold certain domestic regional brands for $50 million that resulted in a $32 million gain ($19 million after tax). In addition, non-recurring expenses of $31 million ($18 million after tax) were recognized. These included a $14 million additional provision to write-down property, plant and equipment ($10 million), intangibles ($2 million) and inventory ($2 million) of the Plush Pippin frozen pie business sold in 1998 at its approximate carrying value of $5 million; $10 million of severance and related benefits for approximately 80 sales persons in the U.S. Foods Group sales organization; and $7 million of exit costs resulting from the relocation of Nabisco International's headquarters from New York City to New Jersey consisting of $6 million for lease abandonment costs and $1 million for employee severance benefits. The net $1 million pre-tax gain from these items is included in selling, advertising, administrative and general expenses in the Consolidated Statements of Income. 1997 net sales from the Plush Pippin frozen pie business were $40 million and operating income was not material.

   The 1998 cost of products sold includes a $35 million net gain ($19 million after tax) related to businesses sold and a $21 million charge ($17 million after tax) to exit non-strategic businesses. Both items were recorded in the third quarter. Businesses sold in 1998 include the College Inn brand of canned broths, Plush Pippin frozen pies, the U.S. and Canadian tablespreads and U.S. egg substitute businesses (formerly included in the U.S. Foods Group operating segment) and the Del Monte brand canned vegetable business in Venezuela (formerly included in the International Food Group operating segment) for net proceeds of approximately $550 million.

   Net sales for 1997 and 1998 from all divestitures in both years by the Company were $632 million and $298 million, respectively. Operating income for 1997 and 1998 from the divested businesses was $87 million and $33 million, respectively.

   1998 restructuring charges:

   In the second and fourth quarters of 1998, the Company recorded restructuring charges of $406 million ($268 million after tax) and $124 million ($94 million after tax), respectively. These restructuring programs were undertaken to streamline operations and improve profitability and will result in a workforce reduction of approximately 6,900 employees of which 6,100 positions were eliminated as of December 31, 1999. The headcount reduction represents a slight increase from the original projection of 6,500. The increase resulted from higher than anticipated eliminations as projects were completed and is primarily due to projects in International manufacturing locations and to a lesser extent the Biscuit sales force reorganization. The increase in the number of positions eliminated did not result in incremental spending as higher costs for these projects were offset by lower costs and cash outlays overall, as described below.

   The June 1998 program was substantially completed in 1999 and the December 1998 program is expected to be substantially completed by mid-year 2000. The restructuring programs when completed will require net cash expenditures of approximately $140 million. In addition, the programs required additional restructuring-related expenses of $132 million ($79 million after tax), of which $76 million ($46 million after tax) was incurred in the twelve months ended December 31, 1999, and are now completed. These additional expenses were principally for implementation and integration of the programs and included costs for relocation of employees and equipment and training.

                             NABISCO HOLDINGS CORP.

   In 1999, the Company recorded a net restructuring credit of $67 million ($48 million after tax), related to the Biscuit, U.S. Foods Group and International businesses of $30 million, $18 million and $19 million, respectively. The credit primarily reflects higher than anticipated proceeds from the sale of facilities closed as part of the 1998 restructuring programs, lower costs and cash outlays than originally estimated for certain of these programs and minor project cancellations offset to a minor extent by increased costs in certain programs.

   The major components of the credit were lower severance and benefit costs for: the sales force reorganization of $21 million; staff reduction at headquarters and operating units of $24 million; and distribution reorganizations of $5 million. The reduced costs reflected unanticipated staff reductions through voluntary separations rather than planned terminations and other net changes in cost estimates. In addition, asset impairment costs were lower by $14 million reflecting higher proceeds and anticipated proceeds from the sales of facilities.

   The key elements of the restructuring programs include:

                           Severance     Contract      Asset    Other Exit
                          and Benefits Terminations Impairments   Costs    Total
                          ------------ ------------ ----------- ---------- -----
                                              (in millions)
Sales force
 reorganizations........     $  37         $  3                            $  40
Distribution
 reorganizations........        16            8        $   9                  33
Staff reductions........        83                         3                  86
Manufacturing costs
 reduction initiatives..        22                         8                  30
Plant closures..........        46            3          217       $ 15      281
Product line
 rationalizations.......         4            4           20         32       60
                             -----         ----        -----       ----    -----
  Total 1998
   restructuring
   reserves.............       208           18          257         47      530
1999 net restructuring
 credit.................       (50)           1          (14)        (4)     (67)
                             -----         ----        -----       ----    -----
                               158           19          243         43      463
                             -----         ----        -----       ----    -----
Charges and payments:
Year ended December 31,
 1998...................       (34)          (3)         (12)       (12)     (61)
Year ended December 31,
 1999...................       (98)         (11)        (221)       (23)    (353)
                             -----         ----        -----       ----    -----
  Total charges and
  payments, net of
  cash proceeds.........      (132)         (14)        (233)       (35)    (414)
                             -----         ----        -----       ----    -----
Reserve and valuation
 account balances
 as of December 31,
 1999...................     $  26         $  5        $  10       $  8    $  49
                             =====         ====        =====       ====    =====

  . Sales force reorganizations consist of $35 million for the Nabisco Biscuit Company to reorganize its direct store delivery sales force to improve its effectiveness and $5 million for the International Food Group, principally Latin America.

  . Distribution reorganizations consist of plans to exit a number of domestic and international distribution and warehouse facilities, principally $19 million for the Nabisco Biscuit Company and $14 million for the International Food Group.

  . Staff reductions consist of headquarters and operating unit realignments, functional consolidations and eliminations of positions throughout the Company. Amounts are: $37 million for the U.S. Foods Group; $26 million for Nabisco International headquarters, Canada and other foreign units; $15 million for corporate headquarters; and $8 million for the Nabisco Biscuit Company.

                             NABISCO HOLDINGS CORP.

  . Manufacturing cost reduction initiatives consist of a number of domestic and international programs to increase productivity, principally $19 million for the Nabisco Biscuit Company and $7 million for Canada.

  . Plant closure accruals are for the closure and future sale of 18 production facilities in order to improve manufacturing efficiencies and reduce costs. Amounts are: Nabisco Biscuit Company $217 million; U.S. Foods Group $12 million; and International Food Group $52 million. Other exit costs consist of carrying costs to be incurred prior to sale.

  . Product line rationalizations consist of exit costs to discontinue a number of domestic and international product lines. Other exit costs are principally write-offs for disposals of various discontinued products. Amounts are: U.S. Foods Group $34 million; Nabisco Biscuit Company
     $14 million; and International Food Group $12 million.

   The key elements of the restructuring programs, after the restructuring credit of $67 million include:

                              Severance     Contract      Asset    Other Exit
                             and Benefits Terminations Impairments   Costs    Total
                             ------------ ------------ ----------- ---------- -----
                                                 (in millions)
   Sales force
    reorganizations........      $ 16         $ 3                             $ 19
   Distribution
    reorganizations........        11           4         $  7                  22
   Staff reductions........        59           1            4                  64
   Manufacturing costs
    reduction initiatives..        19                        8                  27
   Plant closures..........        51           6          203        $15      275
   Product line
    rationalizations.......         2           5           21         28       56
                                 ----         ---         ----        ---     ----
     Total restructuring
      charges..............      $158         $19         $243        $43     $463
                                 ====         ===         ====        ===     ====

   Total charges and payments include cash expenditures, non-cash charges primarily for asset impairments and committed severance and benefits to be paid. The total cash payments, net of cash proceeds applied against the restructuring reserves totaled $103 million, which is comprised of cumulative cash expenditures of $124 million and cumulative cash proceeds of $21 million. For the year ended December 31, 1999, cash payments, net of cash proceeds totaled $65 million, which is comprised of $86 million of cash expenditures and $21 million of cash proceeds which were applied against the restructuring reserves.

   Asset impairments in connection with the restructuring program were identified and measured in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In instances where the held and used method was applied, which includes all plant closures, the fair value of impaired assets was determined using the discounted cash flows generated from assets while still in use and the estimated proceeds from their ultimate sale.

   As of December 31, 1999, production had ceased in 16 of the 18 facilities identified under the programs. Nabisco decided not to close the remaining two small facilities in the International Food Group due to volatile economic conditions and a highly inflationary economy which made the economic benefit unachievable.

Note 4. Accounts Receivable:

   Nabisco maintains an arrangement to sell for cash substantially all of its eligible domestic trade accounts receivable to a financial institution pursuant to a purchase and sale agreement. Eligible trade accounts receivable, which are sold without recourse, are accounts that are not in excess of certain agreed-upon

                             NABISCO HOLDINGS CORP.

concentration amounts, and exclude amounts that may be delinquent, in default, or disputed. Eligible accounts are sold on a daily basis and are settled monthly. The maximum amount of outstanding eligible trade accounts receivable sold at any time is $400 million. The Company provides ongoing credit and collection services on the sold accounts. The current agreement will expire in October 2001. The weighted-average discount rates were 5.8%, 5.8% and 5.6% for the three years ended December 31, 1997, 1998 and 1999, respectively. These rates were based upon the financial institution's commercial paper borrowing rate plus participation fees of approximately 0.3% which are adjusted annually. In addition, similar arrangements have been established for the sale of trade accounts receivable by certain foreign subsidiaries. Eligible trade accounts receivable balances sold were $381 million and $260 million at December 31, 1998 and 1999, respectively. The aggregate expenses related to the sales of trade accounts receivable included in Other expense, net were $20 million in 1997, $19 million in 1998 and $17 million in 1999.

Note 5. Inventories:

   The major classes of inventory are shown in the table below:

                                                                 At December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                  (in millions)
     Finished products.........................................     $457    $551
     Raw materials.............................................      164     199
     Other.....................................................      132     148
                                                                 ------- -------
       Total...................................................     $753    $898
                                                                 ======= =======

Note 6. Property, Plant and Equipment:

   Components of property, plant and equipment were as follows:

                                                               At December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                                (in millions)
     Land and land improvements............................... $   192  $   196
     Buildings and leasehold improvements.....................     937      962
     Machinery and equipment..................................   3,385    3,596
     Construction-in-process..................................     292      299
                                                               -------  -------
                                                                 4,806    5,053
     Less accumulated depreciation............................  (1,859)  (1,966)
                                                               -------  -------
       Net property, plant and equipment...................... $ 2,947  $ 3,087
                                                               =======  =======

Note 7. Notes Payable:

   Notes payable consist of notes payable to banks by foreign subsidiaries and $9 million of commercial paper borrowings by certain foreign subsidiaries as of December 31, 1998 and $5 million of commercial paper borrowings by certain foreign subsidiaries as of December 31, 1999. The weighted average interest rate on all notes payable and commercial paper borrowings was 8.0% and 8.2% at December 31, 1998 and 1999, respectively. The weighted average interest rates include borrowing rates in countries with high inflation, primarily in Latin America and South Africa.

                             NABISCO HOLDINGS CORP.

Note 8. Accrued Liabilities:

   Accrued liabilities consisted of the following:

                                                                 At December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                  (in millions)
     Payroll and employee benefits..............................  $  274  $  349
     Marketing and advertising..................................     237     272
     Restructuring..............................................     202      35
     Insurance..................................................      50      53
     Taxes, other than income taxes.............................      47      53
     Interest...................................................      70      69
     Dividends payable on common stock..........................      46      50
     All other..................................................     117     139
                                                                  ------  ------
     Total accrued liabilities..................................  $1,043  $1,020
                                                                  ======  ======

Note 9. Income Taxes:

   The provision (benefit) for income taxes before extraordinary item consisted of the following:

                                                            For the Years Ended
                                                                December 31,
                                                            --------------------
                                                             1997   1998   1999
                                                            ------ ------ ------
                                                               (in millions)
     Current:
       Federal.............................................  $211   $158   $109
       Foreign and other...................................    71     70     65
                                                             ----   ----   ----
                                                              282    228    174
                                                             ----   ----   ----
     Deferred:
       Federal.............................................     2   (172)    39
       Foreign and other...................................     9    (16)     9
                                                             ----   ----   ----
                                                               11   (188)    48
                                                             ----   ----   ----
     Provision for income taxes............................  $293   $ 40   $222
                                                             ====   ====   ====

                             NABISCO HOLDINGS CORP.

   The components of the deferred income tax (assets) and liabilities were as follows:

                                                              At December 31,
                                                              ----------------
                                                               1998     1999
                                                              -------  -------
                                                               (in millions)
     Current deferred income tax assets:
       Accrued liabilities and other........................   $ (103)  $ (121)
       Valuation allowance..................................        5        5
                                                               ------   ------
         Net current deferred income tax assets.............      (98)    (116)
                                                               ------   ------
     Non-current deferred income tax assets:
       Pension liabilities..................................      (24)     (14)
       Other postretirement liabilities.....................     (149)    (149)
       Other non-current liabilities........................     (134)     (82)
                                                               ------   ------
         Total non-current deferred income tax assets before
          valuation allowance...............................     (307)    (245)
       Valuation allowance, primarily foreign net operating
        losses..............................................       82       85
                                                               ------   ------
       Net non-current deferred income tax assets...........     (225)    (160)
                                                               ------   ------
     Non-current deferred income tax liabilities:
       Property, plant and equipment........................      322      277
       Trademarks...........................................    1,027    1,004
       Other................................................       38       55
                                                               ------   ------
         Total non-current deferred income tax liabilities..    1,387    1,336
                                                               ------   ------
         Net non-current deferred income tax liabilities....   $1,162   $1,176
                                                               ======   ======

   Pre-tax income (loss) before extraordinary item for domestic and foreign operations is shown in the following table:

                                                           For the Years Ended
                                                               December 31,
                                                           ---------------------
                                                            1997   1998    1999
                                                           ------ ------  ------
                                                              (in millions)
     Domestic (includes U.S. exports).....................   $553   $(77)   $371
     Foreign..............................................    171     46     211
                                                             ----   ----    ----
     Pre-tax income (loss)................................   $724   $(31)   $582
                                                             ====   ====    ====

                             NABISCO HOLDINGS CORP.

   The differences between the provision for income taxes and income taxes computed at statutory U.S. federal income tax rates are explained as follows:

                                                        For the Years Ended
                                                           December 31,
                                                        -----------------------
                                                        1997    1998     1999
                                                        ------ -------   ------
                                                           (in millions)
Reconciliation from statutory rate to effective rate:
Income taxes computed at statutory U.S. federal income
 tax rates............................................  $ 254  $   (11)  $ 204
State taxes, net of federal benefit...................     21       17      15
Goodwill amortization.................................     30       30      30
Taxes on foreign operations at rates other than
 statutory U.S. federal rate..........................    (10)      12     (24)
Other items, net......................................     (2)      (8)     (3)
                                                        -----  -------   -----
Provision for income taxes............................  $ 293  $    40   $ 222
                                                        =====  =======   =====
Effective tax rate....................................   40.5%  (129.0)%  38.1%
                                                        =====  =======   =====

   The reported effective tax rate for 1997 was 40.5%. The reported effective tax rate was (129.0)% in 1998 versus the 38.1% rate for 1999. The 38.1% effective tax rate benefited from the 28.3% effective tax rate recorded on restructuring credits. Excluding the tax related impact from restructuring credits in 1999 and restructuring charges and the net gain from divestitures in 1998, the effective tax rates are 40.5% and 39.5% for 1998 and 1999, respectively.

   At December 31, 1999, there was $802 million of accumulated and undistributed income of foreign subsidiaries. These earnings are intended by management to be reinvested abroad indefinitely. Accordingly, no applicable U.S. federal deferred income taxes have been provided nor is a determination of the amount of unrecognized U.S. federal deferred income taxes practicable.

Note 10. Long-term Debt:

   Long-term debt consisted of the following:

                                                              At December 31,
                                                              ----------------
                                                               1998     1999
                                                              -------  -------
                                                               (in millions)
Commercial paper, average interest rates of 5.7% and 6.4%....  $  174   $  902
8.3% notes due April 15, 1999................................     106
8.0% notes due January 15, 2000..............................     148      148
6.24% pound sterling notes due August 12, 2001...............     163
6.8% notes due September 1, 2001.............................      80       80
6.7% notes due June 15, 2002.................................     400      400
6.85% notes due June 15, 2005................................     400      400
7.05% notes due July 15, 2007................................     400      400
5.38% notes due August 26, 2009..............................     200
6.0% notes due February 15, 2011.............................     400      400
7.55% debentures due June 15, 2015...........................     399      399
6.13% notes due February 1, 2033.............................     299      299
6.38% notes due February 1, 2035.............................     299      299
Other long-term debt.........................................     269      323
Less current maturities......................................    (118)    (158)
                                                               ------   ------
Total........................................................  $3,619   $3,892
                                                               ======   ======

                             NABISCO HOLDINGS CORP.

   The payment of long-term debt through December 31, 2004 is due as follows (in millions): 2001-$139; 2002-$1,399; 2003-$52 and 2004-$97.

   Nabisco Holdings maintains a $1.5 billion revolving credit facility and a 364-day $1.10 billion credit facility primarily to support commercial paper issuances. At the end of the 364-day period, any borrowings outstanding under the 364-day credit facility are convertible into a three-year term loan at the Company's option. The commitments under the revolving credit facility decline to approximately $1.46 billion on October 31, 2001 for the final year. Borrowings under the revolving credit facility bear interest at rates which vary with the prime rate or LIBOR. Borrowings under the 364-day credit facility bear interest at rates which vary with LIBOR. At December 31, 1999, the full $1.5 billion was available under the revolving credit facility and $198 million was available under the 364-day credit facility. Similar facilities were in place during 1997 and 1998.

   Commercial paper borrowings have been included under long-term debt based on the Company's intention, and ability under its credit facilities, to refinance these borrowings for more than one year.

   The credit facilities restrict dividends and distributions after January 1, 1999 by Nabisco Holdings to holders of its equity securities by requiring a minimum net worth amount. As of December 31, 1999, actual net worth, as defined, exceeded required net worth by approximately $915 million.

   The credit facilities also limit the ability of Nabisco Holdings and its subsidiaries to incur indebtedness, engage in transactions with shareholders and affiliates, create liens, acquire, sell or dispose of certain assets and securities and engage in certain mergers or consolidations. Nabisco Holdings believes that they are currently in compliance with all covenants and restrictions imposed by the terms of their indebtedness.

   In August 1997, the Company issued $200 million of floating rate (5.38% at December 31, 1998) notes due August 2009. During the third quarter of 1999 the Company exercised a call option to redeem these notes and recognized an after tax extraordinary loss of approximately $3 million. This redemption was refinanced with commercial paper.

   In December 1997, the Company completed a tender offer and redeemed $432 million of its $538 million 8.3% notes due 1999 and $541 million of its $688 million outstanding 8% notes due 2000. An extraordinary loss of $43 million ($26 million after tax) was recorded for this transaction. The redemption of these notes was financed with additional short-term borrowings, which in turn were refinanced by the issuance of long-term debt in January 1998.

   In January 1998, the Company issued $400 million of 6% notes due February 15, 2011 which are putable and callable on February 15, 2001; $300 million of 6 1/8% notes due February 1, 2033 which are putable and callable on February 1, 2003; and $300 million of 6 3/8% notes due February 1, 2035 which are putable and callable on February 1, 2005. Unless the notes are put, the interest rates on the 6% notes, the 6 1/8% notes and the 6 3/8% notes are reset on the applicable put/call date at 5.75%, 6.07% and 6.07%, respectively, plus, in each case, the Company's future credit spread on treasury notes of comparable maturities. The Company no longer retains the right to call these notes as these options were sold at issuance for $41 million. The net proceeds from these notes and the sale of call options were used to repay commercial paper borrowings.

   The Company filed a shelf registration statement with the Securities and Exchange Commission for $1.0 billion of debt which was declared effective on December 10, 1999.

   The estimated fair value of long-term debt, including current maturities at December 31, 1998 and 1999 was approximately $4.0 billion for both years. Considerable judgment was required in interpreting market data to develop the estimates of fair value. In addition, the use of different market assumptions and/or estimation

                             NABISCO HOLDINGS CORP.

methodologies may have had a material effect on the estimated fair value amounts. Accordingly, the estimated fair value of long-term debt as of December 31, 1998 and 1999 is not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Note 11. Contingencies:

   Nabisco Holdings or certain of its subsidiaries have been named "potentially responsible parties" with third parties under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or may have indemnification obligations with respect to 14 sites. Liability under CERCLA is joint and several. Although it is difficult to identify precisely the estimated cost of resolving these CERCLA matters, such expenditures or costs are not expected to have a material adverse effect on Nabisco Holdings' financial condition or results of operations.

   In addition, a subsidiary of the Company may have indemnification obligations to a third party with respect to certain lawsuits arising from a CERCLA site although the subsidiary itself is not named in the lawsuits. Management cannot currently predict the likelihood that it will have to perform on these obligations or what the magnitude of the obligations would be.

Note 12. Related Party Transactions:

   NGH, RJR and R.J. Reynolds Tobacco Company entered into several agreements governing the relationships among the parties after the distribution of RJR's shares to NGH shareholders, including the provision of intercompany services by the Company to NGH, certain tax matters, indemnification rights and obligations and other matters among the parties.

   These agreements replaced a predecessor intercompany services agreement, a predecessor tax sharing agreement and a predecessor corporate agreement that had previously been in place between Nabisco Holdings and RJR. Nabisco Holdings does not anticipate that its entry into these new agreements will have a material effect on its financial condition or results of operations.

Note 13. Commitments:

   At December 31, 1999, other commitments totaled approximately $239 million, which included $28 million for capital commitments and $211 million related to operating lease commitments. The operating lease amounts for each of the five succeeding years are: 2000--$37 million; 2001--$29 million; 2002--$25 million; 2003--$20 million; 2004--$20 million; and in 2005 and thereafter--$80 million. Rent expense, including operating leases was $84 million, $89 million and $102 million for the three years ended December 31, 1997, 1998 and 1999, respectively.

Note 14. Financial Instruments:

   Interest rate:

   The Company manages its debt structure and interest rate risk through the use of fixed and floating rate debt, and through the use of derivatives. The Company uses interest rate swaps and caps to hedge its exposure to interest rate changes, and also to lower its financing costs.

   At December 31, 1999, outstanding interest rate caps had an aggregate notional principal amount of $700 million and expire in June 2000. The estimated fair values of these financial instruments as of December 31, 1999, and similar financial instruments as of December 31, 1998, were favorable by less than $1 million.

                             NABISCO HOLDINGS CORP.

   At December 31, 1999, outstanding fixed to floating interest rate swaps for $102 million notional principal amount had estimated fair values which were unfavorable by approximately $4 million. These swaps expire as follows: $29 million in 2003; and $73 million in 2004. At December 31, 1998, similar financial instruments for $565 million had estimated fair values which were favorable by approximately $11 million.

   Estimated fair values for all interest rate financial instruments were based on calculations by independent third parties.

   Foreign currency:

   At December 31, 1998 and 1999, the Company had outstanding forward foreign exchange contracts with banks to purchase and sell aggregate amounts of $21 million and $5 million, respectively. Such contracts were primarily entered into to hedge certain international subsidiary debt. The purpose of the Company's foreign currency hedging activities is to protect the Company from risk that the eventual U.S. dollar cash flows resulting from transactions with international parties will be adversely affected by changes in exchange rates. Based on calculations from independent third parties, the estimated fair value of these financial instruments as of December 31, 1998 was unfavorable by approximately $1 million and as of December 31, 1999 was favorable by less than $1 million.

   Market and credit risk:

   The outstanding interest rate and foreign currency financial instruments involve, to varying degrees, elements of market risk as a result of potential changes in interest and foreign currency exchange rates. To the extent that the financial instruments entered into remain outstanding as effective hedges of existing interest rate and foreign currency exposure, the impact of such potential changes in interest rates and foreign currency exchange rates on the financial instruments entered into would offset the related impact on the items being hedged. Also, the Company may be exposed to credit losses in the event of non-performance by the counterparties to these financial instruments. However, management continually monitors its positions and the credit rating of its counterparties and therefore, does not anticipate any non-performance.

   There are no significant concentrations of credit risk with any individual counterparties or groups of counterparties as a result of any financial instruments entered into including those financial instruments discussed above.

Note 15. Retirement Benefits:

   The Company sponsors a number of non-contributory and contributory defined benefit pension plans covering most U.S. and certain foreign employees and former employees of Nabisco Holdings and NGH. Additionally, the Company participates in several (i) multi-employer plans, which provide benefits to certain union employees, and (ii) defined contribution plans, which provide benefits to certain employees in foreign countries. The Company also provides certain other postretirement health and life insurance benefits for retired employees of Nabisco Holdings, NGH and their dependents.

   In connection with the reorganization transactions described in Note 2 to the Consolidated Financial Statements, the assets and liabilities of the Retirement Plan for Employees of RJR Nabisco, Inc. (the "old plan") were split into two plans. One plan covers employees and former employees of Nabisco Holdings and NGH (the "Nabisco Plan") and the other plan covers employees and former employees of RJR.

                             NABISCO HOLDINGS CORP.

   The split of assets and liabilities of the old plan was in accordance with a May 1999 agreement between the Pension Benefit Guaranty Corporation ("PBGC") and RJR Nabisco Holdings Corp. (now known as NGH). Based on this agreement and as required by Section 414(l) of the Internal Revenue Code, the assets of the old plan were allocated in proportion to the benefit obligations of each of the respective plans. The use of this methodology resulted in a lower actual net transfer of assets to the Nabisco Plan of $69 million and assumption of higher actual benefit obligations of $30 million than the allocated amounts used in the December 31, 1998 consolidated financial statements. These amounts have been reflected as transfers between other members of a controlled group in the following disclosures. The impact of this change, an increase in the unfunded pension liability of $99 million, will be recognized in net periodic benefit costs over future periods. As a result, the 1999 net periodic benefit cost for the Company increased by approximately $7 million. The PBGC agreement did not require the Company to make additional contributions to the Nabisco Plan.

   Effective in 1999, all assets and benefit obligations for Nabisco Holdings and NGH were consolidated in the following disclosures. However, the net periodic benefit cost for former employees of NGH continues to be accrued in the financial statements of NGH.

   In addition to the change in unfunded pension liability in the Nabisco Plan described above, $28 million of unfunded benefit obligations were reflected as a transfer from other members of a controlled group due to benefit obligations attributable to former employees of NGH. All of the liabilities attributable to these obligations are accrued in the financial statements of NGH.

                             NABISCO HOLDINGS CORP.

   The portion of the unfunded (benefit) surplus obligation for pension benefits attributable to the Company was $(117) million and $98 million as of December 31, 1998 and 1999, respectively.

                                          Pension Benefits    Other Benefits
                                          ------------------  ----------------
                                           At December 31,    At December 31,
                                          ------------------  ----------------
                                            1998      1999     1998     1999
                                          --------  --------  -------  -------
                                                    (in millions)
Change in benefit obligation
Benefit obligation at January 1.........    $1,718    $1,693    $ 531    $ 460
Service cost............................        46        50        6        6
Interest cost...........................       114       112       33       32
Plan amendments.........................        (6)
Actuarial gain..........................        (6)     (206)     (68)     (31)
Foreign currency translation............       (15)       15       (2)       2
Benefits paid...........................      (158)     (158)     (40)     (44)
Transfer from other members of
 controlled group.......................                  58                 4
                                          --------  --------  -------  -------
Obligations at December 31..............     1,693     1,564      460      429
                                          --------  --------  -------  -------
Change in plan assets
Fair value of plan assets at January 1..     1,568     1,576
Actual return on plan assets............       141       247
Employer contributions..................        40        36       40       44
Plan participants' contributions........         1         1
Foreign currency translation............       (16)       17
Benefits paid...........................      (153)     (158)     (40)     (44)
Settlements.............................        (5)
Transfer to other members of controlled
 group..................................                 (69)
                                          --------  --------  -------  -------
Fair value of plan assets at
 December 31............................     1,576     1,650       --       --
                                          --------  --------  -------  -------
Funded status
Funded status at December 31............      (117)       86     (460)    (429)
Unrecognized transition asset...........        (2)       (1)      (3)      (2)
Unrecognized prior service cost.........         5         4
Unrecognized loss (gain)................        35      (189)      37        8
                                          --------  --------  -------  -------
Net amount recognized...................    $  (79)   $ (100)   $(426)   $(423)
                                          ========  ========  =======  =======
Amounts recognized in the Consolidated
 Balance Sheets
Prepaid benefit cost....................    $   19    $   22
Accrued benefit liability...............      (112)     (135)   $(426)   $(423)
Intangible asset........................         2         2
Accumulated other comprehensive income..        12        11
                                          --------  --------  -------  -------
Net amount recognized...................    $  (79)   $ (100)   $(426)   $(423)
                                          ========  ========  =======  =======

   Of the net amount recognized at December 31, 1999, $(16) million for pension benefits and $(6) million for other benefits was recorded by NGH.

                            NABISCO HOLDINGS CORP.

   Plan assets consist primarily of a diversified portfolio of fixed-income investments, debt and equity securities and cash equivalents. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were as follows:

                                                                 At December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                  (in millions)
   Projected benefit obligation.................................   $95     $67
   Accumulated benefit obligation...............................    92      67
   Fair value of plan assets....................................    40       3

   The components of net periodic benefit cost are as follows:

                                         Pension Benefits     Other Benefits
                                         -------------------  ----------------
                                         For the Years Ended December 31,
                                         -------------------------------------
                                         1997   1998   1999   1997  1998  1999
                                         -----  -----  -----  ----  ----  ----
                                                  (in millions)
   Service cost......................... $  39  $  46  $  50  $ 7   $ 6   $ 6
   Employee contributions...............                  (1)
   Interest cost........................   116    114    112   36    33    32
   Expected return on plan assets.......  (129)  (135)  (133)
   Amortization of transition asset.....    (1)    (1)    (1)  (3)   (2)   (3)
   Amortization of prior service cost...     3      3      3
   Amortization of net (gain) loss......    (2)    (2)     1                1
   Settlement loss......................            2
                                         -----  -----  -----  ---   ---   ---
   Net periodic benefit cost............    26     27     31  $40   $37   $36
                                                              ===   ===   ===
   Multi-employer and defined
    contribution plans..................    33     32     32
                                         -----  -----  -----
   Total pension benefit cost........... $  59  $  59  $  63
                                         =====  =====  =====

   Of the 1999 net periodic benefit cost, approximately $1 million for pension benefits and less than $1 million for other benefits was recorded by NGH.

   The principal plans used the following weighted average actuarial assumptions for accounting purposes:

                                             Pension Benefits  Other Benefits
                                             ----------------- ----------------
                                               1998     1999    1998     1999
                                             -------- -------- -------  -------
   Discount rate............................    6.9%     7.9%    6.8%     8.0%
   Expected return on plan assets...........    9.3      9.3
   Rate of compensation increase............    4.7      4.6

                             NABISCO HOLDINGS CORP.

   The assumed health care cost trend rate was 5.5% in 1999 and 5% in 2000 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in the assumed health care cost trend rates would have had the following impact on 1999 amounts:

                                                   1-Percentage- 1-Percentage-
                                                       Point         Point
                                                     Increase      Decrease
                                                   ------------- -------------
                                                          (in millions)
   Increase (decrease) in postretirement benefit
    cost..........................................      $ 3          $ (2)
   Increase (decrease) in postretirement benefit
    obligation....................................       31           (27)


Note 16. Shareholders' Equity:

   The authorized capital stock of Nabisco Holdings consists of (a) 1 billion shares of common stock, par value $.01 per share, of which (i) 265,000,000 shares have been designated as Class A common stock, of which 51,819,653 shares are issued, (ii) 213,250,000 shares have been designated as Class B common stock, all of which are issued and outstanding, (iii) the remaining 521,750,000 shares may be designated by the board of directors as either Class A or Class B common stock prior to issuance, and (b) 75,000,000 shares of preferred stock, par value $.01 per share, of which no shares have been issued.

   The holders of Class A common stock and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by shareholders. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock.

   NGH beneficially owns 100% of the Class B common stock of Nabisco Holdings which represents 80.6% of the economic interest and 97.6% of the combined voting power of the common stock as of December 31, 1999. Any shares of Class B common stock disposed of by NGH shall automatically convert to shares of Class A common stock on a share-for-share basis upon such disposition, except for (i) a disposition to one of its subsidiaries or (ii) a disposition effected in connection with a transfer of Class B common stock to the shareholders of NGH as a dividend intended to be on a tax-free basis in which case the conversion of the Class B common stock to Class A common stock will be structured as necessary to preserve the tax-free status of the transfer.

   In December 1997, Nabisco Holdings' board of directors authorized the repurchase from time to time of up to 2 million shares of Class A common stock. As of December 31, 1999, Nabisco Holdings had reacquired 1,550,000 shares, of which 1,143,054 shares were used to satisfy awards under the Nabisco Holdings Corp. 1994 Long Term Incentive Plan (the "Nabisco LTIP").

   During 1996, 54,981 shares of Class A common stock were sold in connection with purchase stock grants awarded under the Nabisco LTIP. The shares were purchased at their fair market value for a total of approximately $2 million by two then current members of the board of directors. The borrowings are presented as notes receivable in the Consolidated Statement of Shareholders' Equity.

   Nabisco Holdings' dividends are funded from matching dividends paid on the same dates by Nabisco, Inc., its wholly-owned subsidiary.

                             NABISCO HOLDINGS CORP.

   Stock plans:

   The Nabisco LTIP provides for grants of incentive stock options, other stock options, stock appreciation rights, restricted stock, purchase stock, dividend equivalent rights, performance units, performance shares, or other stock-based grants. Awards under the Nabisco LTIP may be granted to key employees of, or other persons having a unique relationship to Nabisco Holdings and its subsidiaries, all as determined by the compensation committee of the board of directors. Members of the compensation committee are ineligible for grants. The maximum number of shares which may be granted in respect of all awards during the term of the Nabisco LTIP is 28.3 million shares of Class A common stock. The Nabisco LTIP has limits as to the amount of shares which may be issued. The annually granted stock options have a 15 year term for the 1995 grants and a 10 year term for grants made thereafter. Stock option grants vest over three years, and are exercisable three years after the grant date. The exercise price is the fair market value of the stock at the grant date.

   Directors of Nabisco Holdings who have never been employees of NGH or any of its subsidiaries are eligible to be granted options under a separate plan which provides for the issuance of a maximum of 300,000 shares of Class A common stock. The option terms are substantially similar to the Nabisco LTIP. Stock option grants during 1997, 1998 and 1999 were 6,000, 3,600 and 4,700 shares, respectively.

   As of December 31, 1999, 9,108,434 shares were available for future grants under the Nabisco Holdings stock plans. The changes in stock options under the stock plans were as follows:

                                   1997               1998               1999
                             ------------------ ------------------ ------------------
                                      Weighted-          Weighted-          Weighted-
                                       Average            Average            Average
                                      Exercise           Exercise           Exercise
   Options in thousands      Options    Price   Options    Price   Options    Price
   --------------------      -------  --------- -------  --------- -------  ---------
   Balance at beginning of
    year...................  11,728    $28.57   14,160    $30.15   15,514    $32.75
   Granted.................   2,759     37.22    2,831     45.51    3,604     42.61
   Exercised...............                       (833)    27.50     (278)    28.89
   Cancelled...............    (327)    33.13     (644)    38.59     (528)    42.62
                             ------             ------             ------
   Balance at end of year..  14,160     30.15   15,514     32.75   18,312     34.46
                             ======             ======             ======
   Exercisable at end of
    year...................      --              7,806     26.67   10,222     28.52
                             ======             ======             ======

                                                      Options Outstanding
                                               ---------------------------------
                                                            Weighted-
                                                             Average   Weighted-
                                                 Number     Remaining   Average
   Options in thousands, life in years         Outstanding Contractual Exercise
   Range of Exercise Prices                    At 12/31/99    Life       Price
   -----------------------------------         ----------- ----------- ---------
   $24.50-$27.88..............................    4,476       10.1      $25.61
   $28.00-$32.94..............................    3,237       10.0       28.26
   $33.00-$36.94..............................    2,516        6.2       33.99
   $37.00-$43.31..............................    5,700        8.3       40.44
   $44.88-$52.88..............................    2,383        8.1       45.69
                                                 ------
                                                 18,312        8.7       34.46
                                                 ======

                             NABISCO HOLDINGS CORP.

   Nabisco Holdings recognizes and measures costs related to employee stock plans utilizing the intrinsic value based method. Had compensation expense been determined based upon the fair value of awards granted during 1997, 1998 and 1999, Nabisco Holdings' results would have been as indicated in the table below.

                                            For the Years Ended December 31,
                            -----------------------------------------------------------------
                                    1997                  1998                  1999
                            --------------------- --------------------- ---------------------
                            As Reported Pro Forma As Reported Pro Forma As Reported Pro Forma
                            ----------- --------- ----------- --------- ----------- ---------
   Net income (loss) (in
    millions)..............    $ 405      $ 387      $ (71)     $ (89)     $ 357      $ 337
   Net income (loss) per
    share--basic...........     1.53       1.46       (.27)      (.34)      1.35       1.27
   Net income (loss) per
    share--diluted.........     1.51       1.44       (.27)      (.34)      1.34       1.27
   Weighted-average fair
    value of options
    granted during the
    year...................               12.55                 14.27                 13.17

   For options granted, fair value was determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                               1997  1998  1999
                                                               ----  ----  ----
   Dividend yield............................................. 1.7%  1.7%  1.9%
   Expected volatility........................................  23%   23%   26%
   Risk-free interest rate.................................... 6.6%  5.7%  5.1%
   Expected option life (years)...............................   7     7     7

Note 17. Segment Information:

   Operating segment data:

   Nabisco Holdings is a holding company whose subsidiaries are engaged in the manufacture, distribution and sale of cookies, crackers, and other food products. Nabisco Holdings is organized and reports its results of operations in three business segments: Nabisco Biscuit, the U.S. Foods Group and the International Food Group which are segregated by both product and geographic area.

   The Company evaluates performance and allocates resources based on ongoing operating company contribution ("OCC"). Ongoing OCC for each reportable segment is operating income before amortization of intangibles and exclusive of restructuring charges and credits, restructuring-related expenses and net gains on divested businesses. The accounting policies of the segments are the same as those described in Note 1.

   Nabisco Biscuit manufactures and markets cookies and crackers in the United States. Its products are sold to major grocery and other large retail chains through its own direct store delivery system. The U.S. Foods Group represents other food operations in the United States and manufactures and markets sauces and condiments, pet snacks, hot cereals, dry mix desserts, gelatins, non-chocolate candy, gum, nuts and salty snacks. It sells to major grocery chains, national drug and mass merchandisers, convenience channels and warehouse clubs through a direct sales force. It also sells to small retail grocery chains and regional mass merchandisers through independent brokers. The International Food Group conducts the Company's international operations, outside the United States, primarily in markets in Latin America, Canada, certain markets in Europe, the Middle East, Africa and Asia. The International Food Group primarily produces and markets biscuits, powdered dessert and dry mixes, baking powder, pasta, juices, milk products and other grocery items.

                             NABISCO HOLDINGS CORP.

   No customer accounted for 10% or more of consolidated net sales in 1997 and 1998 and one of Nabisco's customers accounted for approximately 11% of consolidated net sales in 1999. Sales to this customer are included in the net sales amount for each of our business segments.

                                                         For the Years Ended
                                                             December 31,
                                                         ----------------------
                                                          1997    1998    1999
                                                         ------  ------  ------
                                                            (in millions)
   Net sales from external customers:
     Nabisco Biscuit..................................   $3,545  $3,542  $3,640
     U.S. Foods Group.................................    1,988   2,047   2,246
     International Food Group.........................    2,569   2,513   2,382
                                                         ------  ------  ------
      Total ongoing...................................    8,102   8,102   8,268
                                                         ------  ------  ------
     U.S. Foods Group.................................      616     287
     International Food Group.........................       16      11
                                                         ------  ------  ------
      Total divested..................................      632     298     --
                                                         ------  ------  ------
      Total...........................................   $8,734  $8,400  $8,268
                                                         ======  ======  ======
   Segment operating company contribution:
     Nabisco Biscuit..................................   $  691  $  542  $  557
     U.S. Foods Group.................................      281     301     338
     International Food Group.........................      236     205     200
                                                         ------  ------  ------
      Total ongoing...................................    1,208   1,048   1,095
                                                         ------  ------  ------
     U.S. Foods Group.................................       97      38
     International Food Group.........................        2       1
                                                         ------  ------  ------
      Total divested..................................       99      39     --
                                                         ------  ------  ------
   Total segment operating company contribution.......    1,307   1,087   1,095
   Restructuring-related expenses.....................       31      56      76
   Net gain on divested businesses....................      (32)    (14)
   Amortization of trademarks and goodwill............      226     221     213
   Restructuring charges (credits)....................              530     (67)
                                                         ------  ------  ------
   Consolidated operating income......................    1,082     294     873
   Interest and debt expense..........................      326     296     260
   Other expense, net.................................       32      29      31
                                                         ------  ------  ------
   Income (loss) before income taxes..................   $  724  $  (31) $  582
                                                         ======  ======  ======
                                                         For the Years Ended
                                                             December 31,
                                                         ----------------------
                                                          1997    1998    1999
                                                         ------  ------  ------
                                                            (in millions)
   Depreciation:
     Nabisco Biscuit..................................     $148    $146    $146
     U.S. Foods Group.................................       49      46      42
     International Food Group.........................       80      81      77
                                                           ----    ----    ----
      Total...........................................     $277    $273    $265
                                                           ====    ====    ====

                             NABISCO HOLDINGS CORP.

                                                                 For the Years
                                                                     Ended
                                                                  December 31,
                                                                 --------------
                                                                 1997 1998 1999
                                                                 ---- ---- ----
                                                                 (in millions)
   Capital expenditures:
     Nabisco Biscuit............................................ $206 $188 $128
     U.S. Foods Group...........................................   64   49   42
     International Food Group...................................  122  103   71
                                                                 ---- ---- ----
       Total.................................................... $392 $340 $241
                                                                 ==== ==== ====

                                                                At December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
                                                                 (in millions)
   Segment assets:
     Nabisco Biscuit........................................... $ 2,124 $ 2,170
     U.S. Foods Group..........................................     840   1,506
     International Food Group..................................   2,579   2,644
                                                                ------- -------
     Total segment assets......................................   5,543   6,320
     Unallocated intangibles, net (1)..........................   5,574   5,387
                                                                ------- -------
     Consolidated assets....................................... $11,117 $11,707
                                                                ======= =======

 Geographic segment information:

                                                                   Net Property
                                           Net Sales For the Years      At
                                             Ended December 31,    December 31,
                                           ----------------------- -------------
                                            1997    1998    1999    1998   1999
                                           ------- ------- ------- ------ ------
                                                       (in millions)


   United States..........................  $6,149  $5,876  $5,886 $2,023 $2,188
   Latin America..........................   1,438   1,428   1,249    550    499
   Other..................................   1,147   1,096   1,133    374    400
                                            ------  ------  ------ ------ ------
                                            $8,734  $8,400  $8,268 $2,947 $3,087
                                            ======  ======  ====== ====== ======

---------------------
(1) Represents unallocated goodwill, trademarks and tradename resulting from the 1989 acquisition of Nabisco Holdings' parent company.

                             NABISCO HOLDINGS CORP.

Note 18. Quarterly Results of Operations (Unaudited):

   The following is a summary of 1998 and 1999 quarterly results of operations and per share data for Nabisco Holdings:

                              First          Second        Third          Fourth
                            ---------      ----------    ---------      ----------
                                     (in millions, except per share amounts)
   1998(1)
     Net sales.............    $1,962         $2,131        $2,098         $2,209
     Gross profit..........       837            944           932          1,004
     Operating income
      (loss)...............       182           (210)          184            138
     Net income (loss).....        55           (200)           55             19

   Per share data:
     Net income (loss)--
      basic................    $  .21         $ (.76)       $  .21         $  .07
     Net income (loss)--
      diluted..............       .21           (.76)          .21            .07
     Dividends declared....      .175           .175          .175           .175
     Market price
       High................        50 3/8         54 1/4        39 3/16        42 3/8
       Low.................        38             34 7/8        31 3/4         33 3/4
                              First          Second        Third          Fourth
                            ---------      ----------    ---------      ----------
                                     (in millions, except per share amounts)
   1999(2)
     Net sales.............    $1,855         $2,023        $2,057         $2,333
     Gross profit..........       828            934           924          1,080
     Operating income......       134            177           252            310
     Income before
      extraordinary item...        36             65           117            142
     Net income............        36             65           114            142

   Per share data:
     Net income--basic.....    $  .14         $  .25        $  .43         $  .54
     Net income--diluted...       .13            .24           .43            .53
     Dividends declared....     .1875          .1875         .1875          .1875
     Market price
       High................        45 13/16       43 1/2        43 15/16       38 1/8
       Low.................        38 5/16        37 9/16       34 7/16        31 3/16

---------------------
(1) The second quarter of 1998 includes a $406 million ($268 million after tax or $1.01 per share) restructuring charge and $6 million expense ($4 million after tax or $.02 per share) of restructuring related expenses.

    The third quarter of 1998 includes a net gain of $14 million ($2 million after tax or $.01 per share) from divestitures and $15 million ($8 million after tax or $.03 per share) of restructuring related expenses.

    The fourth quarter of 1998 includes a $124 million ($94 million after tax or $0.35 per share) restructuring charge and $35 million ($21 million after tax or $.08 per share) of restructuring related expenses.

(2) The first quarter of 1999 includes $15 million ($9 million after tax or $.04 per share) of restructuring related expenses.

    The second quarter of 1999 includes $19 million ($11 million after tax or $.04 per share) of restructuring related expenses.

    The third quarter of 1999 includes $12 million ($8 million after tax or $.03 per share) of restructuring related expenses and a credit of $59 million ($44 million after tax or $.16 per share) applicable to the June and December 1998 restructuring programs.

    The fourth quarter of 1999 includes $30 million ($18 million after tax or $.07 per share) of restructuring related expenses and a credit of $8 million ($4 million after tax or $.02 per share) applicable to the June and December 1998 restructuring programs.

                             NABISCO HOLDINGS CORP.

Note 19. Subsequent Event (Unaudited):

   On December 14, 1999, the Company announced its participation in a joint venture, Burlington Biscuits plc ("Burlington"), with Hicks, Muse, Tate & Furst Limited ("HMTF"), an investment firm, to bid for 100% of United Biscuits (Holdings) plc ("UB"). Subsequently, Burlington acquired 29.9% of UB. As announced on March 20, 2000, the Company and HMTF have entered into definitive agreements under which: (i) the Company and HMTF will join a consortium of investors, Finalrealm Limited ("Finalrealm"), also bidding for UB; (ii) an associate of Finalrealm will acquire Burlington's 29.9% interest in UB, giving Finalrealm a 47.6% interest in UB; (iii) Finalrealm's cash offer of 265 pence per UB share becomes a Final Offer under the City Code and is extended until April 5, 2000; (iv) subject to Finalrealm being entitled to exercise compulsory acquisition rights in respect of minority interests in UB and regulatory competition clearance, the Company will contribute approximately $45 million in cash and its operations in Spain, Portugal and the Middle East (in 1999, these operations had net sales of approximately $290 million) to an associate of Finalrealm; (v) Finalrealm has agreed to procure the sale to the Company of UB's operations in China, Hong Kong and Taiwan conditional on the Final Offer becoming or being declared wholly unconditional (in 1999, these operations had net sales of approximately $66 million); and (vi) following completion of the Final Offer and its related transactions, the Company would have an equity interest of 24.6% in the joint venture.

   Upon completion, the joint venture will be comprised of UB businesses in the United Kingdom, France and the Benelux countries, the Company's operations named above and HMTF's UK Horizon Biscuits business.

                             NABISCO HOLDINGS CORP.

                      CONSOLIDATED CONDENSED BALANCE SHEET
                            (in millions of dollars)
                                  (unaudited)

                                                               At September 30,
                                                                     2000
                                                               ----------------
                            ASSETS
Current assets:
  Cash and cash equivalents...................................     $   140
  Accounts receivable, net of allowance for doubtful accounts
   of $39.....................................................         555
  Deferred income taxes.......................................         111
  Inventories.................................................         951
  Prepaid expenses and other current assets...................          72
                                                                   -------
    Total current assets......................................       1,829
                                                                   -------
Property, plant and equipment--at cost........................       4,997
Less accumulated depreciation.................................      (2,055)
                                                                   -------
  Net property, plant and equipment...........................       2,942
                                                                   -------
Trademarks, net of accumulated amortization of $1,298.........       3,343
Goodwill, net of accumulated amortization of $1,060...........       3,045
Other assets and deferred charges.............................         451
                                                                   -------
                                                                   $11,610
                                                                   =======
             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable...............................................     $    80
  Accounts payable............................................         359
  Accrued liabilities.........................................       1,089
  Current maturities of long-term debt........................         100
  Income taxes accrued........................................         173
                                                                   -------
    Total current liabilities.................................       1,801
                                                                   -------
Long-term debt................................................       3,834
Other noncurrent liabilities..................................         783
Deferred income taxes.........................................       1,143
Contingencies.................................................
Shareholders' equity:
  Class A common stock (51,819,593 shares issued and
   outstanding)...............................................           1
  Class B common stock (213,250,000 shares issued and
   outstanding)...............................................           2
  Paid-in capital.............................................       4,097
  Retained earnings...........................................         224
  Accumulated other comprehensive loss........................        (273)
  Notes receivable on common stock purchases..................          (2)
                                                                   -------
    Total shareholders' equity................................       4,049
                                                                   -------
                                                                   $11,610
                                                                   =======


           See notes to consolidated condensed financial statements.

                             NABISCO HOLDINGS CORP.

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
               (in millions of dollars, except per share amounts)
                                  (unaudited)

                                                                For the
                                                           Nine Months Ended
                                                             September 30,
                                                           ------------------
                                                             1999      2000
                                                           --------  --------
Net sales.................................................   $5,935    $6,580
Costs and expenses:
  Cost of products sold...................................    3,249     3,594
  Selling, advertising, administrative and general
   expenses...............................................    2,021     2,231
  Amortization of trademarks and goodwill.................      161       165
  Restructuring credit....................................      (59)      (27)
                                                             ------    ------
    Operating income......................................      563       617
Interest and debt expense.................................     (193)     (213)
Other expense, net........................................      (22)      (10)
                                                             ------    ------
    Income before income taxes............................      348       394
Provision for income taxes................................      130       158
                                                             ------    ------
    Income before extraordinary item......................      218       236
Extraordinary item-loss on early extinguishment of debt,
 net of $2 of income taxes................................       (3)
                                                             ------    ------
    Net income............................................   $  215    $  236
                                                             ======    ======
Basic net income (loss) per common share:
  Income before extraordinary item........................   $  .82    $  .89
  Extraordinary item......................................     (.01)
                                                             ------    ------
    Net income............................................   $  .81    $  .89
                                                             ======    ======
Diluted net income (loss) per common share:
  Income before extraordinary item........................   $  .82    $  .88
  Extraordinary item......................................     (.01)
                                                             ------    ------
    Net income............................................   $  .81    $  .88
                                                             ======    ======
Dividends declared per common share.......................   $.5625    $.5625
                                                             ======    ======
Average number of common shares outstanding (in
 thousands):
  Basic...................................................  264,676   264,843
                                                            =======   =======
  Diluted.................................................  266,867   268,001
                                                            =======   =======

           See notes to consolidated condensed financial statements.

                             NABISCO HOLDINGS CORP.

           CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
                            (in millions of dollars)
                                  (unaudited)

                                                                   For the
                                                              Nine Months Ended
                                                                September 30,
                                                              -----------------
                                                                1999     2000
                                                              -------- --------
Net income...................................................   $215     $236
                                                                ----     ----
Other comprehensive (loss) income:
  Reclassification of cumulative translation losses related
   to businesses sold included in net income.................              51
  Cumulative translation adjustment..........................   (133)     (31)
                                                                ----     ----
Other comprehensive (loss) income, net of income tax.........   (133)      20
                                                                ----     ----
Comprehensive income.........................................   $ 82     $256
                                                                ====     ====

Total comprehensive income for the quarters ended September 30, 1999 and 2000 was $97 and $74, respectively.



           See notes to consolidated condensed financial statements.

                             NABISCO HOLDINGS CORP.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (in millions of dollars)
                                  (unaudited)

                                                                    For the
                                                                  Nine Months
                                                                     Ended
                                                                   September
                                                                      30,
                                                                  ------------
                                                                  1999   2000
                                                                  -----  -----
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
 Net income...................................................... $ 215  $ 236
 Adjustments to reconcile net income to net cash flows from
  operating activities:
  Depreciation of property, plant and equipment..................   198    200
  Amortization of intangibles....................................   161    165
  Deferred income tax provision..................................    27     30
  Restructuring credit...........................................   (59)   (27)
  Restructuring payments.........................................   (65)   (46)
  Accounts receivable, net.......................................   (49)    49
  Inventories....................................................  (184)  (108)
  Prepaid expenses and other current assets......................    (8)    (8)
  Accounts payable...............................................  (109)  (259)
  Accrued liabilities............................................    94     72
  Income taxes accrued...........................................   (21)    75
  Extraordinary loss on early retirement of debt, net............     3
  Other, net.....................................................   (13)    25
                                                                  -----  -----
 Net cash flows from operating activities........................   190    404
                                                                  -----  -----
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
 Capital expenditures............................................  (150)  (131)
 Proceeds from sale of assets....................................    27     31
 Acquisition of business.........................................  (107)
 Investment in Finalrealm transaction............................         (151)
                                                                  -----  -----
 Net cash flows used in investing activities.....................  (230)  (251)
                                                                  -----  -----
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
 Net proceeds from the issuance of long-term debt................   497    111
 Repayments of long-term debt....................................  (324)  (222)
 (Decrease) increase in notes payable............................    (8)   133
 Dividends paid on common stock..................................  (146)  (149)
 Repurchases of Class A common stock.............................   (12)   (13)
 Proceeds from exercise of Class A common stock options..........     7     20
                                                                  -----  -----
 Net cash flows from (used in) financing activities..............    14   (120)
                                                                  -----  -----
Effect of exchange rate changes on cash and cash equivalents.....    (9)    (3)
                                                                  -----  -----
 Net change in cash and cash equivalents.........................   (35)    30
Cash and cash equivalents at beginning of period.................   111    110
                                                                  -----  -----
Cash and cash equivalents at end of period....................... $  76  $ 140
                                                                  =====  =====
Income taxes paid, net of refunds................................ $ 126  $  53
                                                                  =====  =====
Interest paid.................................................... $ 204  $ 211
                                                                  =====  =====

           See notes to consolidated condensed financial statements.

                             NABISCO HOLDINGS CORP.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (unaudited)

Note 1. Interim Reporting and Results of Operations:

   General:

   For interim reporting purposes, certain costs and expenses are charged to operations in proportion to the estimated total annual amount expected to be incurred. The results for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the year ended December 31, 2000.

   In management's opinion, the accompanying unaudited consolidated condensed financial statements (the "Consolidated Condensed Financial Statements") of Nabisco Holdings Corp. ("Nabisco Holdings" or the "Company") contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented. The Consolidated Condensed Financial Statements should be read in conjunction with the consolidated financial statements and footnotes for the year ended December 31, 1999 included herein.

   Business disposals:

   In April 2000, Nabisco Holdings joined Finalrealm Limited ("Finalrealm"), a consortium of investors, which acquired the equity of United Biscuits (Holdings) plc ("UB"), a United Kingdom company. At that time, Nabisco Holdings invested approximately $45 million in cash in DeluxeStar Limited ("DeluxeStar"), an affiliate of Finalrealm. In July 2000, Nabisco Holdings sold its operations in Spain, Portugal and the Middle East, which included $10 million in cash and cash equivalents, to DeluxeStar and agreed to pay an additional $41 million in cash to Finalrealm. In exchange for the total cash consideration and businesses sold, Nabisco Holdings received mandatorily redeemable discounted preferred stock from DeluxeStar and warrants from Bladeland Limited ("Bladeland"), the indirect parent company of Finalrealm and DeluxeStar. The discounted preferred stock and warrants were fair valued at approximately $277 million based on a valuation opinion received from an independent investment banker. The discounted preferred stock accretes non-cash dividend income at an annual rate of 11.72% and is mandatorily redeemable in 2049. The discounted preferred stock converts into 26.51% of the common equity of Bladeland upon the future exercise of the warrants. The warrants are exercisable at maturity, which is in 25 years, upon an initial public offering by Bladeland, or upon a change of control in Bladeland, in which the ownership of the equity investors becomes less than 50%. These securities are being accounted for on a cost basis.

   The sale of operations resulted in the recognition of a pre-and-after tax loss of approximately $18 million that was recorded in selling, advertising, administrative and general expenses in the quarter ended June 30, 2000. In 1999, these operations had annual net sales of approximately $290 million.

   As a result of the transaction, Nabisco Holdings recorded $12 million of investor financing fee income during the third quarter of 2000 in other expense, net.

   Business acquisitions:

   In November 1999, Nabisco Holdings acquired certain assets and liabilities of Favorite Brands International, Inc., a company operating under Chapter 11 of Title 11 of the U.S. Code. As of June 30, 2000, the purchase price allocation was completed and resulted in total goodwill of $106 million, an increase of $38 million from December 31, 1999. The after-tax net increase in goodwill consisted of:

                                                                   (in millions)
   Fair value adjustments to:
    Property, plant and equipment.................................      $16
    Certain working capital items.................................       12
   Severance accruals.............................................        5
   Contract exit cost accruals....................................        5
                                                                        ---
                                                                        $38
                                                                        ===

                             NABISCO HOLDINGS CORP.

                                  (unaudited)

   In July 2000, Nabisco Holdings acquired UB's operations in China, Hong Kong and Taiwan for approximately $99 million as part of its agreement to join the consortium of investors discussed above. In 1999, these operations had annual net sales of approximately $66 million.

   Recently issued accounting pronouncements:

   During the second quarter of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires that all derivative instruments be recorded on the consolidated balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Nabisco Holdings will adopt SFAS No. 133, as amended, on January 1, 2001 but has not yet determined the impact that such adoption or subsequent application will have on its financial position or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Nabisco Holdings is required to adopt SAB No. 101, as amended, in the fourth quarter of 2000. SAB No. 101 provides additional guidance on revenue recognition, as well as criteria for when certain revenue is generally realized and earned, and also requires the deferral of incremental direct selling costs. Nabisco Holdings has determined that the impact of adoption or subsequent application of SAB No. 101 will not have a material effect on its financial position or results of operations.

   During the second quarter 2000, the Emerging Issues Task Force issued EITF Issue No. 00-14, Accounting for Certain Sales Incentives. EITF No. 00-14 addresses the recognition, measurement and statement of income classification of various sales incentives and will be effective for the fourth quarter of 2000. Nabisco Holdings has determined that the impact of adoption will be a reduction of approximately 1% to 2% on its net sales, with no impact on Nabisco Holdings' net income. Certain sales incentives, principally for consumer coupon redemption expenses, currently included in selling, advertising, administrative and general expenses will be reclassified as a reduction of net sales and, upon adoption, prior period amounts will be restated for comparative purposes.

   In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaced SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. Nabisco Holdings will adopt SFAS No. 140 for transactions occurring after March 31, 2001. Nabisco Holdings has not yet determined the impact that such adoption or subsequent application will have on its financial position or results of operations.

   1998 restructuring charges:

   In the second and fourth quarters of 1998, Nabisco Holdings recorded restructuring charges of $406 million ($268 million after tax) and $124 million ($94 million after tax), respectively. In the second quarter of 2000, Nabisco Holdings recorded a net reduction of $27 million in the previously recorded restructuring expense due to higher than anticipated proceeds from assets sold and lower than anticipated spending primarily in severance programs. This restructuring credit combined with the $67 million net restructuring credit recorded in 1999 resulted in a total net charge for the 1998 restructuring programs of $436 million ($296 million after tax). These restructuring programs were undertaken to streamline operations and improve profitability and have resulted in the elimination of approximately 6,900 employee positions.

                             NABISCO HOLDINGS CORP.

                                  (unaudited)
   The June 1998 program was completed in 1999 and the December 1998 program was completed as of June 30, 2000.

   The key elements of the restructuring programs were:

                           Severance     Contract      Asset    Other Exit
                          and Benefits Terminations Impairments   Costs    Total
                          ------------ ------------ ----------- ---------- -----
                                              (in millions)
Sales force
 reorganizations........     $  37         $  3                            $  40
Distribution
 reorganizations........        16            8        $   9                  33
Staff reductions........        83                         3                  86
Manufacturing costs
 reduction initiatives..        22                         8                  30
Plant closures..........        46            3          217       $ 15      281
Product line
 rationalizations.......         4            4           20         32       60
                             -----         ----        -----       ----    -----
  Total 1998
   restructuring
   reserves.............       208           18          257         47      530
1999 net restructuring
 credit.................       (50)           1          (14)        (4)     (67)
2000 net restructuring
 credit.................        (4)          (3)         (21)         1      (27)
                             -----         ----        -----       ----    -----
  Total program
   reserves.............       154           16          222         44      436
                             -----         ----        -----       ----    -----
Charges and payments:
Cumulative through
 December 31, 1999......      (132)         (14)        (233)       (35)    (414)
Six months ended June
 30, 2000...............       (22)          (2)          11         (9)     (22)
                             -----         ----        -----       ----    -----
  Total charges and
   payments, net of cash
   proceeds.............      (154)         (16)        (222)       (44)    (436)
                             -----         ----        -----       ----    -----
Program reserves as of
 June 30, 2000..........     $  --         $ --        $  --       $ --    $  --
                             =====         ====        =====       ====    =====

   The key elements of the restructuring programs, after the restructuring credits of $94 million were:

                           Severance     Contract      Asset    Other Exit
                          and Benefits Terminations Impairments   Costs    Total
                          ------------ ------------ ----------- ---------- -----
                                              (in millions)
Sales force
 reorganizations........     $  16         $  3                            $  19
Distribution
 reorganizations........        10            4        $  (2)                 12
Staff reductions........        56            1            3                  60
Manufacturing costs
 reduction initiatives..        19                         8                  27
Plant closures..........        51            3          192       $ 15      261
Product line
 rationalizations.......         2            5           21         29       57
                             -----         ----        -----       ----    -----
  Total restructuring
   charges..............     $ 154         $ 16        $ 222       $ 44    $ 436
                             =====         ====        =====       ====    =====

   Total charges and payments include net cash expenditures, non-cash charges primarily for asset impairments and committed severance and benefits to be paid. The total cash payments, net of cash proceeds applied against the restructuring reserves totaled $122 million, which is comprised of cumulative cash expenditures of $170 million and cumulative cash proceeds of $48 million. For the nine months ended September 30, 2000, cash payments, net of cash proceeds totaled $19 million, which is comprised of $46 million of cash expenditures and $27 million of cash proceeds which were applied against the restructuring reserves. Although projects have been completed, proceeds to be collected and certain cash payments, primarily severance and benefits that are paid over time, are being transacted after the program completion dates. This is expected to result in a net cash inflow of approximately $7 million subsequent to September 30, 2000.

                             NABISCO HOLDINGS CORP.

                                  (unaudited)

Note 2. Change of Control:

   On June 25, 2000, the board of directors of Nabisco Group Holdings Corp. ("NGH") approved two major transactions: (1) the sale of NGH's 80.5% interest in Nabisco Holdings to Philip Morris Companies Inc. (the "Nabisco Sale") pursuant to a merger in which Philip Morris Companies Inc. will acquire all of the outstanding Nabisco Holdings common stock for $55 per share (the "Nabisco merger"), and (2) the subsequent acquisition of NGH by R. J. Reynolds Tobacco Holdings, Inc. ("RJR") pursuant to a merger in which RJR will acquire all of the outstanding NGH common stock for $30 per share (the "NGH merger"). Completion of the Nabisco merger is subject to customary closing conditions, including receipt of regulatory approvals. Completion of the NGH merger is also subject to customary closing conditions, including receipt of regulatory approvals and is conditioned on the completion of the Nabisco Sale. There can be no assurance that such approvals will be obtained. On October 27, 2000 the shareholders of NGH approved the acquisition of Nabisco Holdings by Philip Morris Companies Inc. and the subsequent acquisition of NGH by RJR as discussed in Note 5--Subsequent Events. The transactions are expected to close during the fourth quarter of 2000.

   The sale of Nabisco Holdings requires approval by holders of a majority of the outstanding shares of NGH common stock because the Nabisco Holdings shares constitute substantially all of the assets of NGH. NGH has entered into a voting and indemnity agreement with Philip Morris Companies Inc. with respect to the sale of Nabisco Holdings which generally provides that, subject to receiving approval of the sale of Nabisco Holdings from NGH shareholders, NGH will promptly vote in favor of the Nabisco merger. The approval by NGH, as discussed above, is the only Nabisco Holdings shareholder approval required to complete the Nabisco merger.

   All costs and expenses incurred in connection with the Nabisco merger agreement and related transactions will be paid by the company incurring such costs or expenses, except that Nabisco Holdings and NGH have agreed that Nabisco Holdings will be responsible for fees and expenses of the financial, legal and other advisors to Nabisco Holdings and NGH up to $50 million, and NGH will be responsible for all such fees and expenses in excess of $50 million.

   In connection with the Nabisco merger and the NGH merger, Nabisco Holdings incurred costs during the third quarter and first nine months of 2000 of $21 million for financial, legal and other advisor fees. In addition, in accordance with the terms of the Nabisco merger agreement, and upon depletion of its existing treasury stock inventory, Nabisco Holdings paid cash to satisfy the excess of the market price of Nabisco Holdings stock at the time of exercise, over the exercise price of Nabisco Holdings stock options. As a result, Nabisco Holdings recognized compensation expense of $28 million during the third quarter and first nine months of 2000. These costs have been classified as selling, advertising, administrative and general expenses in the accompanying Consolidated Condensed Statement of Income.

Note 3. Inventories:

   The major classes of inventory are shown in the table below:

                                                                At September 30,
                                                                      2000
                                                                ----------------
                                                                 (in millions)
      Finished products........................................       $605
      Raw materials............................................        211
      Work in process..........................................         32
      Other....................................................        103
                                                                      ----
        Total..................................................       $951
                                                                      ====

                             NABISCO HOLDINGS CORP.

                                  (unaudited)

Note 4. Segment Reporting:

   Nabisco Holdings is a holding company whose subsidiaries are engaged in the manufacture, distribution and sale of cookies, crackers and other food products. Nabisco Holdings is organized and reports its results of operations in three business segments: Nabisco Biscuit Company, the Nabisco Foods Company and the International Food Group which are segregated by both product and geographic area.

   Nabisco Holdings evaluates performance and allocates resources based on operating company contribution ("OCC"). OCC for each reportable segment is operating income before amortization of intangibles and exclusive of a restructuring credit, loss on sale of businesses, restructuring-related expenses and costs associated with the Nabisco merger and the NGH merger. Such costs include the cash buyout of exercised Nabisco Holdings stock options and financial, legal and other advisor fees.

                                                                    For the
                                                                  Nine Months
                                                                     Ended
                                                                 September 30,
                                                                 --------------
                                                                 (in millions)
                                                                  1999    2000
                                                                 ------  ------
   Net sales from external customers:
     Nabisco Biscuit Company.................................... $2,688  $2,779
     Nabisco Foods Company......................................  1,527   2,112
     International Food Group...................................  1,720   1,689
                                                                 ------  ------
       Total.................................................... $5,935  $6,580
                                                                 ======  ======
   Segment operating company contribution:
     Nabisco Biscuit Company.................................... $  386  $  439
     Nabisco Foods Company......................................    196     271
     International Food Group...................................    129     112
                                                                 ------  ------
   Total segment operating company contribution.................    711     822
   Cash buyout of exercised Nabisco Holdings stock options......            (28)
   Financial, legal and other advisor fees......................            (21)
   Loss on sale of businesses...................................            (18)
   Restructuring credit.........................................     59      27
   Restructuring-related expenses...............................    (46)
   Amortization of trademarks and goodwill......................   (161)   (165)
                                                                 ------  ------
   Consolidated operating income................................    563     617
   Interest and debt expense....................................   (193)   (213)
   Other expense, net...........................................    (22)    (10)
                                                                 ------  ------
   Income before income taxes................................... $  348  $  394
                                                                 ======  ======

Note 5. Subsequent Events:

   On October 27, 2000, the shareholders of NGH approved the acquisition of Nabisco Holdings by Philip Morris Companies Inc. and the subsequent acquisition of NGH by RJR.

   In November 2000, Nabisco Holdings signed definitive agreements for the sale of its domestic breath mints, gum, dry mix dessert and baking powder businesses. These transactions are conditioned on completion of the acquisition of Nabisco Holdings by Philip Morris Companies Inc., and are subject to customary closing conditions, including receipt of regulatory approvals. In 1999, these businesses had net sales and operating income of approximately $314 million and $96 million, respectively.

                                 Appendix

                      "MEET THE MANAGEMENT OF KRAFT"

                     PRESENTATION FOR KRAFT FOODS INC.

   Prospective investors will be able to log onto www.kraftipo.com, www.csfb.com/ipo/us/, www.csfbdirect.com and www.salomonsmithbarney.com where a prospectus will be available for review. Within designated sections of the prospectus, including the "Table of Contents" and the "Underwriting" section of the prospectus, an embedded hyperlink {click here for "Meet the Management of Kraft" presentation} will provide exclusive access to the "Meet the Management of Kraft" presentation. This presentation highlights selected information contained elsewhere in the prospectus. This presentation does not contain all of the information that you should consider before investing in our Class A common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

I. Visual: Logo

Imagery:    Large Kraft logo.

II. Visual: Meet the Management of Kraft

Imagery:    Border and Kraft logo.

Visual      Heading: "Meet the Management of Kraft." "Betsy Holden." "Roger
Text:       Deromedi." "Co-CEOs, Kraft Foods Inc."

Script: (Betsy Holden): "Hello, I'm Betsy Holden, Co-Chief Executive Officer of Kraft Foods Inc. and President and Chief Executive Officer of Kraft Foods North America."

            (Roger Deromedi): "Hello, I'm Roger Deromedi, Co-Chief Executive Officer of Kraft Foods Inc. and President and Chief Executive Officer of Kraft Foods International, and we're pleased to have this opportunity to tell you about our company."

III. Visual: Disclaimer

Imagery:    Border and Kraft logo.

Visual      "Our 'Meet the Management of Kraft' presentation is part of our
Text:       prospectus. This presentation highlights selected information contained elsewhere in our prospectus. This presentation does not contain all of the information that you should consider before investing in our Class A common stock. You should be sure to read our entire prospectus carefully, including the 'Risk Factors' and our financial statements and notes to those financial statements, before making an investment decision."

Script: (Speaker Name): "Before we get started, I would like to remind you that our 'Meet the Management of Kraft' presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in our prospectus. This presentation does not contain all of the information that you should consider before investing in our Class A common stock. You should be sure to read our entire prospectus carefully, including the 'Risk Factors' and our financial statements and notes to those financial statements, before making an investment decision.

            With that, let's get started."

IV. Visual: Kraft Foods Worldwide

Imagery:    Border and Kraft logo. Map of the world with textual overlay.

Visual      Heading: "Kraft Foods Worldwide." Below the heading appears the
Text:       following information: "$34.7 Billion Revenue*"; "$6.3 Billion
            EBITDA*"; "Sales in Over 140 Countries"; and "*2000 Pro forma."


Script: (Speaker Name): (see "Business--Overview") "Kraft is the largest branded food and beverage company headquartered in the United States and the second largest in the world based on 2000 pro forma revenue. We generated 2000 pro forma revenue of $34.7 billion and 2000 pro forma earnings before interest, income taxes, depreciation and amortization of $6.3 billion. Our brands are sold in more than 140 countries and are enjoyed in 99.6% of the households in the United States. Consumers of all ages around the world enjoy our brands, whether at home or away from home, across the entire spectrum of food and beverage occasions: breakfast, lunch, dinner and snacks."

V. Visual: Our Mission

Imagery: Border and Kraft logo. Six square bullet points on the left of the slide describing our goals.

Visual      Heading: "Our Mission." "Undisputed Leader of the Global Food and
Text:       Beverage Industry." The six bullet points are:

            .  First choice of our consumers

            .  Indispensable partner to our retailers and other customers

            .  Most desired partner for strategic alliances

            .  Employer of choice in our industry

            .  Responsible citizen in our communities

            . Consistent producer of industry-leading financial performance and returns for our investors

Script: (Speaker Name): (see "Prospectus Summary--Our Goals, Strengths and Strategies--Our Goals") "Our long-term mission is to be recognized as the undisputed leader of the global food and beverage industry. To that end, we strive to be:

            .  The first choice of our consumers;

            .  An indispensable partner to our retailers and other customers;


            .  The most desired partner for strategic alliances;

            .  The employer of choice in our industry;

            .  A responsible citizen in our communities; and

            . A consistent producer of industry-leading financial performance and returns for our investors."

VI. Visual: Our Strengths

Imagery: Border and Kraft logo. Five square bullet points on the left of the slide describing our strengths.

Visual      Heading: "Our Strengths." The five bullet points are:
Text:

            .  Superior brand portfolio

            .  Innovative products supported by worldclass marketing

            .  Successful portfolio management

            .  Global scale

            .  Management's proven ability to execute

Script: (Speaker Name): (see "Prospectus Summary--Our Goals, Strengths and Strategies--Our Strengths") "We intend to achieve our goals by leveraging our competitive strengths, which include:

            .  Our superior brand portfolio;

            .  Our innovative products supported by worldclass marketing;

            .  Our successful portfolio management;

            .  Our global scale; and

            .  Our management's proven ability to execute."

VII. Visual: Seven "Billion Dollar Brands"

Imagery:    Border, Kraft logo and logos of our seven billion dollar brands:
            Kraft, Nabisco, Philadelphia, Jacobs, Oscar Mayer, Maxwell House and Post.

Visual      Heading: "Seven 'Billion Dollar Brands.' "
Text:

Script: (Speaker Name): (see "Business--Overview") "We have a superior brand portfolio that includes seven brands which had 2000 revenue over $1 billion. These include: Kraft, the #1 cheese brand in the world, as well as our best known brand for salad dressings, packaged dinners and other products; Nabisco, the umbrella brand for the #1 cookie and cracker business in the world; Philadelphia, the #1 cream cheese brand in the world; Jacobs, the #1 roast and ground coffee brand in Western Europe; Oscar Mayer, the #1 processed meats brand in the United States; Maxwell House, one of the leading coffee brands in the world; and Post, the #3 brand of ready-to-eat cereals in the United States."

VIII. Visual: Total of 61 Brands Over $100 Million

Imagery: Border, Kraft logo and brand logos: All Natural Breakstone's, Kool-Aid, Altoids, Lacta, Planters, Jacques Vabre, Capri Sun All Natural, Kraft Velveeta, Milka, Terry's, Cracker Barrel, Cote d'Or, Sathers, Balance, Kenco, SnackWell's, Royal, Jack's Pizza, Polly-O, Kaffee HAG, DiGiorno, Wheat Thins, Louis Rich, Marabou, Crystal Light, Carte Noire, Freia, Stove Top, Oreo, Tang, A.1., Premium, Newtons, Ritz, Jell-O, Nabisco Grahams, Breyers All Natural Yogurt, Claussen Cold.Crisp.Delicious, Teddy Grahams, Chips Ahoy!, General Foods International Coffees, Life Savers, Oscar Mayer Lunchables Lunch Combinations, Kraft Minute Brand, Suchard, Gevalia, Cool Whip, Toblerone, Knudsen, Tombstone, Original Milk-Bone Brand, Triscuit, Country Time and Kraft Cheez Whiz Cheese Dip.

Visual      Heading: "Total of 61 Brands Over $100 Million."
Text:

Script: (Speaker Name): (see "Business--Overview") "In total, we have 61 brands with 2000 revenue of over $100 million, accounting for 75% of our 2000 pro forma revenue." (see "Business--Our Competitive Strengths--Our Superior Brand Portfolio") "This portfolio is one of the strongest in the food and beverage industry. Our brands command consumer loyalty and trust and offer our retail customers a strong combination of growth and profitability. Our established brands also provide a powerful platform for growth driven by new products, line extensions and geographic expansion."


IX. Visual: Category Leadership Advantages

Imagery: Border and Kraft logo. Two rectangular boxes labeled with the headings "Strong Category Positions" and "Leadership Advantages." Three square bullet points appear on the left side in each box and a large triangular arrow appears between the boxes pointing from left to right from the first box to the second box.

Visual      Heading: "Category Leadership Advantages." Above the first
Text:       rectangular box, the heading "Strong Category Positions" appears.
            The bullet points in the first box are:

            .  #1 in 11 global categories

            .  #1 in 23 of top 25 U.S. categories

            .  #1 in 21 of top 25 international country categories

            The arrow points to a second rectangular box. Above the second rectangular box, the heading "Leadership Advantages" appears. The bullet points in the second box are:

            .  Scale advantages

            .  Consumer loyalty

            .  Customer leverage

Script: (Speaker Name): (see "Business--Overview" and "--Strategies--Drive Global Category Leadership") "Due to our superior brand portfolio, we hold the #1 global share position in eleven product categories, including coffee, cookies, crackers, cream cheese, process cheese and snack nuts. We hold the #1 share position in 23 of our 25 most profitable United States categories and the #1 share position in 21 of our 25 most profitable international country categories. Category leaders often achieve higher margins than other category participants due to the benefits of scale, consumer loyalty and retail customer emphasis that are frequently associated with category leadership."

X. Visual: Kraft Global Consumer Sectors

Imagery: Border and Kraft logo. Pie chart showing 2000 pro forma revenue contribution for Kraft's five consumer sectors: Snacks, Beverages, Cheese, Grocery and Convenient Meals.

Visual      Heading: "Kraft Global Consumer Sectors." "Total 2000 Pro Forma
Text:       Revenue $34.7 Billion." Pie chart: Snacks--$10.6 billion;
            Beverages--$6.6 billion; Cheese--$6.3 billion; Grocery--$5.7 billion; and Convenient Meals--$5.5 billion.

Script: (Speaker Name): (see "Business--Markets and Products") "Our brand portfolio spans five core consumer sectors:

            . Snacks: With 2000 pro forma revenue of $10.6 billion, consists primarily of cookies, crackers, salty snacks and confectionery;


            . Beverages: With 2000 pro forma revenue of $6.6 billion, includes coffee, aseptic juice drinks and powdered soft drinks;


            . Cheese: With 2000 pro forma revenue of $6.3 billion, includes natural, process and cream cheeses;

            . Grocery: With 2000 pro forma revenue of $5.7 billion, consists primarily of ready-to-eat cereals, enhancers and desserts; and


            . Convenient Meals: With 2000 pro forma revenue of $5.5 billion, includes frozen pizza, packaged dinners, lunch combinations and processed meats."

XI. Visual: New Products Drive Sales Growth

Imagery: Border and Kraft logo. Two column bar chart showing 2000 pro forma revenue from new products since 1998 ($2.8 billion) and since 1996 ($4.2 billion).

Visual      Heading: "New Products Drive Sales Growth." "2000 Pro Forma
Text:       Revenue from New Products."

Script: (Speaker Name): (see "Business--Our Competitive Strengths-- Innovative Products Supported by Worldclass Marketing") "We maintain strong and vibrant brands and nurture their growth by developing new and innovative products and line extensions that appeal to consumer preferences. We also introduce to new geographic markets products that have been successful in other markets. We support all of these efforts with worldclass marketing and a significant investment in research and development. As a result, new products introduced from 1998 to 2000 contributed nearly $3 billion to 2000 pro forma revenue, and new products introduced since 1996 contributed over $4 billion to 2000 pro forma revenue."


XII. Visual: New Product Growth: Lunchables

Imagery: Border and Kraft logo. Box containing a picture of Lunchables products: packaged Lean Turkey Breast and Cheddar Lunchables meal, packaged Lean Ham and Swiss Lunchables meal, five crackers, five slices of cheese and four pieces of meat on a blue mat on top of a checkered cloth. Two column bar chart showing Lunchables revenue in 1989 ($60 million) and 2000 (>$600 million); within the bar for 2000 there is a dotted line separating the U.S. and international portions. A diagonal dotted line connects the upper right side of the bar for 1989 to the upper left side of the bar for 2000.

Visual      Heading: "New Product Growth: Lunchables."
Text:

Script: (Speaker Name): (see "Business--Our Competitive Strengths--Our Superior Brand Portfolio" and "--Innovative Products Supported by Worldclass Marketing--Innovative Products with Consumer Appeal") "Take for example our Oscar Mayer Lunchables ready-to-eat lunch combinations. Here, we created a new category of conveniently packaged meals, snacks, beverages, and desserts. Lunchables remains #1 in the U.S. category with an 83.6% dollar share. We've extended Lunchables to more than 50 varieties, including Pizza, All Star Burgers and Hot Dogs and Mega Pack Lunchables, and we recently extended Lunchables from the U.S. to Europe. As a result, Lunchables revenue has increased from approximately $60 million in the U.S. in 1989 to over $600 million worldwide in 2000, a compound annual growth rate of nearly 25%."

XIII. Visual: Worldclass Marketing

Imagery: Border and Kraft logo. Three square bullet points on the left of the slide. To the right of the bullet points is an example of an advertisement for Cinnamon Altoids. The advertisement includes a picture of a woman dressed in a red devil's outfit resting on top of a package of Cinnamon Altoids mints. Above the picture in the advertisement is the caption: "I've Got the Hots For You." Below the picture in the advertisement is the caption: "The Curiously Strong Mints."

Visual      Heading: "Worldclass Marketing." The three bullet points are:
Text:


            . Communicates benefits; builds brand equity

            . 2000 pro forma advertising spending greater than $1.4 billion

            . Award winning campaigns


Script: (Speaker Name): (see "Business--Our Competitive Strengths-- Innovative Products Supported by Worldclass Marketing--Worldclass Marketing") "We use worldclass marketing and advertising to communicate the benefits of our products to consumers and to build brand equity, thus increasing demand for our products. Our 2000 pro forma advertising expenditures exceeded $1.4 billion. We invest more in advertising in the U.S. than any other food and beverage company and we are one of the largest food and beverage advertisers in the world." (see "Business--Consumer Marketing and Advertising") "During the past five years, the New York American Marketing Association has presented us with 21 Effie awards, which recognize advertising that is effective in growing brands. These include top-level Gold awards for our Altoids, Balance Bar, Gevalia Kaffe, Maxwell House, Miracle Whip and Wheat Thins campaigns."

XIV. Visual: Successful Portfolio Management

Imagery: Border and Kraft logo. Two rectangular boxes labeled with the headings "Acquisitions" and "Divestitures" appear side by side. Two square bullet points appear on the left side in each box. In the first box, four company logos appear: General Foods, Kraft, Jacobs Suchard and Nabisco.

Visual      Heading: "Successful Portfolio Management." Above the first
Text:       rectangular box, the heading "Acquisitions" appears. The bullet points in the first box are:

            . 4 major acquisitions

              General Foods logo  Kraft logo

              Jacobs Suchard logo   Nabisco logo

            . 50+ additional acquisitions since 1990

            Above the second rectangular box, the heading "Divestitures" appears.

            The bullet points in the second box are:

            . 50+ divestitures since 1990

            . Businesses sold:

                --$9.0 billion in revenue

                --$0.5 billion in operating companies income

Script: (Speaker Name): (see "Business--Our History") "We have a successful track record in managing our portfolio. Our company was created through a series of acquisitions, beginning with Philip Morris' acquisitions of General Foods in 1985 and Kraft in 1988, and our acquisition of Jacobs Suchard in 1990. In December 2000, we acquired Nabisco to expand our global presence and to strengthen our position in the growing snacks consumer sector."


            (see "Business--Strategies--Optimize Our Portfolio") "Nabisco improved Kraft's product mix and will accelerate growth by increasing our share of the growing global snacks consumer sector. The combination of Nabisco and Kraft also offers numerous opportunities for new products, larger scale promotions and expanded distribution."

            (see "Business--Our History") "Since 1990, we have also acquired more than 50 other domestic and international food businesses, and we have successfully integrated these businesses."

            (see "Business--Competitive Strengths--Our Successful Portfolio Management") "We also aggressively manage our portfolio by divesting underperforming businesses to concentrate on our core brands. Since 1990, we have divested businesses that had an aggregate of $9.0 billion of revenue, but only $0.5 billion of operating companies income, in the year before sale."

XV. Visual: Our Global Scale Supports: Customer Service

Imagery: Border and Kraft logo. One main square bullet point appears on the left of the slide with four square sub-bullet points.

Visual      Heading: "Our Global Scale Supports:." The bullet points are:
Text:

            . Customer Service

                . 20,000 salespersons

                . Call on approximately 120,000 retail stores

                . 60 countries

                . Strengthen relationships with customers

Script: (Speaker Name): (see "Business--Our Competitive Strengths--Our Global Scale Drives Customer Service, Productivity and Geographic Expansion") "Our global scale enables us to be more efficient and effective in serving our customers, while reducing costs, improving productivity and sustaining our high margins."

            (see "Business--Our Competitive Strengths--Our Global Scale Drives Customer Service, Productivity and Geographic Expansion--Customer Service" and "Business--Sales, Retailer Relations and Food Service") "We provide customer service through our more than 20,000 salespersons, who call on approximately 120,000 retail stores in 60 countries. We also use our global scale to strengthen our relationships with our retail customers, which is essential in the face of ongoing global retailer consolidation. For example, we help to improve retailers' profitability by providing them with many leading brands, efficiently delivering products to their warehouses and stores, including direct-store-delivery systems, and helping them manage their inventory."

XVI. Visual: Our Global Scale Supports: Productivity

Imagery: Border and Kraft logo. Two main square bullet points appear on the left of the slide with three sub-bullet points.

Visual      Heading: "Our Global Scale Supports:." The bullet points are:
Text:



            . Customer Service

            . Productivity

                . Averaged more than $450 million annual savings since 1996


                . Target savings at 3.5% of cost of sales


                . Nabisco cost synergies

Script: (Speaker Name): (see "Business--Our Competitive Strengths--Our Global Scale Drives Customer Service, Productivity and Geographic Expansion--Productivity") "Our scale also helps us to improve productivity, an area that has been a key contributor to our financial performance. Excluding Nabisco, we averaged more than $450 million per year in productivity savings over the last five years. Our target is to realize productivity savings of

           3.5% of cost of sales each year." (see "Business--Strategies-- Maximize Operating Efficiency"). "In addition, by combining Nabisco's operations with Kraft's, we currently expect to generate annual cost synergies in excess of $400 million in 2002, growing to more than $550 million in 2003. After associated charges to obtain these synergies, we expect to achieve net cost synergies of approximately $100 million in 2001, $300 million in 2002 and $475 million in 2003."

XVII. Visual: Our Global Scale Supports: Geographic Expansion

Imagery: Border and Kraft logo. Three main square bullet points appear on the left of the slide with two sub-bullet points.

Visual     Heading: "Our Global Scale Supports:." The bullet points are:
Text:


           . Customer Service

           . Productivity

           . Geographic expansion

               . Fast adapt products to new markets

               . Strong growth in developing markets

Script: (Speaker Name): (see "Business--Our Competitive Strengths--Our Global Scale Drives Customer Service, Productivity and Geographic Expansion--Geographic Expansion") "We also use our global scale and our local consumer insights to quickly adapt products popular in one market for introduction into other markets. This has contributed to our strong growth in developing markets, including Central and Eastern Europe, the Middle East and Africa, Latin America and Asia Pacific, where underlying volume was up 11.9% from 1999 to 2000."

XVIII. Visual: Experienced Management Team

Imagery: Border and Kraft logo. Two square bullet points on the left side of the slide.

Visual     Heading: "Experienced Management Team." The bullet points are:
Text:

           . Top 25 Kraft executives

               --Average 20 years of industry experience

               --Multiple business, function and country experience

           . Strong management development program

           Centered at the bottom of the slide appears the italicized quote from The Wall Street Journal on May 18, 2000 "In the food world, Kraft is considered the Harvard of career management" and "The Wall Street Journal May 18, 2000."

Script: (Speaker Name): (see "Business--Our Competitive Strengths--Our Management's Proven Ability to Execute") "Another key strength for Kraft is management's proven ability to execute. Our top 25 executives have an average of 20 years industry experience. More than one-half have worked outside their home country to gain global experience. Kraft is renowned not only for the quality of its senior management team, but also for its promotion of excellence at all levels of the organization. According to The Wall Street Journal, 'In the food world, Kraft is considered the Harvard of career management.' "

XIX. Visual: 2000 Cannondale U.S. Retailer Survey

Imagery: Border and Kraft logo. Three square bullet points on the left of the slide.

Visual      Heading: "2000 Cannondale U.S. Retailer Survey." The three bullet
Text:       points are:

            . "Best Combination of Growth and Profitability"

            . "Best Sales Force/Customer Teams"

            . "Best of the Best" among food and beverage companies

Script: (Speaker Name): (see "Business--Competitive Strengths--Our Management's Proven Ability to Execute") "Our retail customers have recognized our execution abilities in the 2000 annual PoweRanking(TM) survey of retailers conducted by Cannondale Associates, a sales and marketing consulting firm that surveys the U.S.'s leading retailers to produce a benchmark rating of the performance of food, beverage, household and personal care products manufacturers. Among all consumer packaged goods companies, we were ranked #1 in the category of 'Best combination of growth and profitability' to retailers, and tied for #1 in the 'Best sales force/customer teams' category. We also ranked #1 among all food and beverage companies in the 'Best of the Best' composite ranking and in every surveyed category."

XX. Visual: Our Strategies: Accelerate Growth of Our Core Brands

Imagery: Border and Kraft logo. Main square bullet point on the left of the slide with four sub-bullet points.

Visual      Heading: "Our Strategies." The bullet points are:
Text:

            . Accelerate growth of our core brands

                . Growing consumer sectors

                   --Snacks, beverages, convenient meals

                . Health and wellness needs

                . Growing distribution channels

                . Attractive demographic and economic segments

Script: (Speaker Name): (see "Business--Strategies--Accelerate Growth of Core Brands") "Turning now to our strategies, our first strategy is to accelerate the growth of our core brands. We strive to grow these brands by focusing on the growing consumer sectors of snacks, beverages and convenient meals; addressing consumer health and wellness needs; expanding our presence in faster growing distribution channels; and targeting attractive demographic and economic segments in each market."

XXI. Visual: Our Strategies: Drive Global Category Leadership

Imagery: Border and Kraft logo. Two main square bullet points on the left of the slide with three sub-bullet points.

Visual      Heading: "Our Strategies." The bullet points are:
Text:

            . Accelerate growth of our core brands

            . Drive global category leadership

                . Attain/expand leading position in core categories across key markets

                . Capture category leadership benefits and greater share of growth and profit

                .  Expand in developing markets


Script: (Speaker Name): (see "Business--Strategies--Drive Global Category Leadership") "Our second strategy is to drive global category leadership. Our strategy is to attain and expand the leading position in core categories across our key markets. As a category leader, with the benefits of scale, consumer loyalty and retail customer emphasis, we are positioned to capture a significant share of a category's growth and profit. A key element of this strategy is to expand our sales in developing markets, which contain 86% of the world's population with 18% of its disposable income, but which accounted for only 9% of our 2000 underlying revenue, presenting a significant growth opportunity."

XXII. Visual: Our Strategies: Optimize Our Portfolio

Imagery: Border and Kraft logo. Three main square bullet points on the left of the slide with three sub-bullet points.

Visual      Heading: "Our Strategies." The bullet points are:
Text:

            . Accelerate growth of our core brands

            . Drive global category leadership

            . Optimize our portfolio

                .  Acquisitions

                .  Licensing agreements

                .  Divestitures

Script: (Speaker Name): (see "Business--Strategies--Optimize our Portfolio") "Our third strategy is to continue to optimize our portfolio. We will actively manage our business and brand portfolio through acquisitions, licensing arrangements, and divestitures to improve our mix of growing, profitable, and high-return businesses."

XXIII. Visual: Our Strategies: Maximize Operating Efficiency

Imagery: Border and Kraft logo. Four square bullet points on the left of the slide with three sub-bullet points.

Visual      Heading: "Our Strategies." The bullet points are:
Text:

            . Accelerate growth of our core brands

            . Drive global category leadership

            . Optimize our portfolio

            . Maximize operating efficiency

                .  Drive excess costs and unproductive assets out of system


                .  Reduce cost of sales and overhead

                .  Enhance earnings and cash flow

Script: (Speaker Name): (see "Business--Strategy--Maximize Operating Efficiency") "Our fourth strategy is to maximize our operating efficiency. We do this by driving excess costs and unproductive assets out of our system, thus reducing our cost of sales and overhead expenditures, while enhancing our earnings and cash flow."

XXIV. Visual: Our Strategies: Build Employee and Organizational Excellence

Imagery: Border and Kraft logo. Five square bullet points on the left of the slide with two sub-bullet points.

Visual      Heading: "Our Strategies." The bullet points are:
Text:

            .  Accelerate growth of our core brands

            .  Drive global category leadership

            .  Optimize our portfolio

            .  Maximize operating efficiency

            .  Build employee and organizational excellence

                .  Training and development

                .  Measurement and reward systems

Script: (Speaker Name): (see "Business--Strategy--Build Employee and Organizational Excellence") "Our final strategy is to build employee and organizational excellence. We will continue to invest in training, development and career management. We will also align our measurement and reward systems with actions that drive our success in the marketplace and create superior value for our investors."

XXV. Visual: Our Operating Results

Imagery: Border and Kraft logo. Table showing selected pro forma 2000 financial and other data for Kraft.

Visual      Heading: "Our Operating Results." Table showing the following pro
Text:       forma 2000 operating results in dollars and pounds in billions:
            Volume--17.6 lb; Operating Revenue--$34.7; EBITDA--$6.3; and Net
            Earnings--$1.4.

Script: (Speaker Name): (see "Prospectus Summary--Summary Historical and Pro Forma Combined Financial and Other Data") "Turning now to our financials, our overall 2000 pro forma results are shown here.



            .  We generated total volume of 17.6 billion pounds; and

            .  Operating revenue of $34.7 billion.

            . Our earnings before interest, taxes, depreciation and amortization were $6.3 billion; and

            .  Net earnings were $1.4 billion."

XXVI. Visual: Our Reported Segments

Imagery: Border and Kraft logo. Pie chart showing the 2000 pro forma revenue contribution for each of Kraft's reported segments. Summary box showing 2000 pro forma revenue for Kraft Foods North America to the upper left of the pie chart and summary box showing 2000 pro forma revenue for Kraft Foods International to the lower right of the pie chart.

Visual      Heading: "Our Reported Segments." Text above the pie chart: "Total
Text:       2000 Pro Forma Revenue $34.7 Billion." Pie chart: Cheese Meals &
            Enhancers--$10.3 billion; Europe, Middle East & Africa--
            $7.0 billion, Latin America & Asia Pacific--$2.4 billion; Oscar
            Mayer & Pizza--$3.5 billion; Beverages, Desserts & Cereals--$5.5 billion; and Biscuits, Snacks & Confectionery--$6.0 billion. First summary box: KFNA--$25.3 billion. Second summary box: KFI--$9.4 billion.

Script: (Speaker Name): (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview of Our Business--General" and "--Combined Operating Results by Segment" and "Business--Overview") "We conduct our global food business through two units: Kraft Foods North America, or KFNA, and Kraft Foods International, or KFI. KFNA had 2000 pro forma revenue of $25.3 billion. KFNA's reported segments are Cheese, Meals & Enhancers with $10.3 billion in revenue, Biscuits, Snacks & Confectionery with $6.0 billion in revenue, Beverages, Desserts & Cereals with $5.5 billion in revenue and Oscar Mayer & Pizza with $3.5 billion in revenue.

            KFI had 2000 pro forma revenue of $9.4 billion. Its reported segments are Europe, Middle East & Africa with $7.0 billion in revenue and Latin America & Asia Pacific with $2.4 billion in revenue."

XXVII. Visual: Summary

Imagery: Border and Kraft logo. Three square bullet points on the left of the slide.

Visual      Heading: "Summary." The three bullet points are:
Text:

            .  Mission: Undisputed Global Food and Beverage Leadership

            .  Significant strengths and strategies to get there

            .  Strong track record of performance

Script: (Speaker Name): "Now, let me summarize what we've said here today. First, Kraft has a clear mission to become the undisputed global food and beverage leader, and we are well on our way to achieving this mission. Second, as you've heard today, we have significant strengths and the right strategies to help us get there. Finally, we have a strong track record of performance, both financially and operationally."

XXVIII. Visual: Conclusion

Imagery:    Large Kraft logo.


Script: (Speaker Name): "This concludes our presentation. Thank you for your interest in Kraft. We strongly encourage you to refer back to the prospectus, and in particular, the Risk Factors before making any investment decisions. We hope that our presentation has added to your understanding of our company."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                               [KRAFT LOGO]


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following are the estimated expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the Class A common stock being registered.

      Item                                                             Amount
      ----                                                           ----------

      Securities and Exchange Commission registration fee........... $2,387,000
      NASD filing Fee...............................................     30,500
      NYSE filing fee...............................................    250,000
      Blue Sky fees and expenses....................................      7,500
      Printing and engraving expenses...............................  1,580,000
      Legal fees and expenses.......................................  3,000,000
      Accounting fees and expenses..................................  1,000,000
      Transfer Agent and Registrar fee..............................     40,000
      Miscellaneous.................................................    105,000
                                                                     ----------
        Total....................................................... $8,400,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   The Virginia Stock Corporation Act (the "VSCA") permits, and the Registrant's Articles of Incorporation require, indemnification of the Registrant's directors, officers and controlling persons in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Articles of Incorporation require the Registrant to indemnify its directors, officers and controlling persons to the full extent permitted by the VSCA. Sections 13.01-697 and 13.01-702 of the VSCA generally authorize a Virginia corporation to indemnify its directors, officers, employees or agents in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful.
Section 13.01-704 of the VSCA also provides that a Virginia corporation has the power to make any further indemnity to any director, officer, employee or agent, including under its articles of incorporation or any bylaw or shareholder resolution, except an indemnity against their willful misconduct or a knowing violation of the criminal law.

   The Registrant's Articles of Incorporation also provide that, to the full extent that the VSCA permits the limitation or elimination of the liability of directors, officers and certain controlling persons, no director, officer or such controlling person of the Registrant shall be liable to the Registrant or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct. Section 13.1-692.1 of the VSCA presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the VSCA are hereby incorporated by reference herein.

   The Registrant will carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

   Since formation, the Registrant has issued the following securities that were not registered under the Securities Act:

   On December 8, 2000, the Registrant issued 275,000,000 shares of its Class A Common Stock to Philip Morris Companies Inc. On December 11, 2000, the Registrant issued 1,180,000,000 shares of its Class B Common Stock to Philip Morris Companies Inc. Each issuance was made in reliance upon an exemption from the registration provisions of the Securities Act set forth in section 4(2) thereof relating to sales by an issuer not involving a public offering. The foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedule.

   (a) Exhibits:

 Exhibit
   No.                                 Description
 -------                               -----------
    1    Form of Underwriting Agreement

    3.1  Registrant's Articles of Incorporation*

    3.2 Articles of Amendment to the Articles of Incorporation of the Registrant*

    3.3  Form of Registrant's Amended and Restated Bylaws

    4.1  Specimen Class A Common Stock Certificate

    4.2  Specimen Class B Common Stock Certificate

    4.3  $11 Billion Promissory Note dated December 1, 2000 issued by Kraft
         Foods North America, Inc. (formerly Kraft Foods, Inc.) payable to
         Philip Morris Companies Inc.

    4.4 Amended and Restated Note Exchange Agreement and Note Amendment by and among Philip Morris Companies Inc., PM Holdings of Delaware LLC and
         Kraft Foods North America, Inc.

    4.5 The Registrant agrees to furnish copies of any instruments defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries that does not exceed 10 percent of the total assets of the Registrant and its consolidated subsidiaries to the Commission upon request.

    5    Opinion of Hunton & Williams with respect to legality

   10.1  Form of Corporate Agreement between Philip Morris Companies Inc. and
         Kraft Foods Inc.

   10.2  Form of Services Agreement between Philip Morris Management Corp. and
         Kraft Foods Inc.

   10.3  Tax-Sharing Agreement between Philip Morris Companies Inc. and Kraft
         Foods Inc.

   10.4  Form of 2001 Kraft Performance Incentive Plan

   10.5  Form of 2001 Kraft Non-Employee Director Plan

 10.6.1  Form of Employment Agreement entered into by Philip Morris Companies
         Inc. with each of Betsy D. Holden and Roger K. Deromedi

 10.6.2  Employment Agreement between Philip Morris Companies Inc. and Calvin
         J. Collier

   10.7  Kraft Foods, Inc. Supplemental Benefits Plan I (including First
         Amendment adding Supplement A)

   10.8  Kraft Foods, Inc. Supplemental Benefits Plan II

   10.9 Form of Employee Grantor Trust Enrollment Agreement (incorporated by reference to Exhibit 10.26 of the Annual Report on Form 10-K of Philip
         Morris Companies Inc. for the year ended December 31, 1995)**

 Exhibit
   No.                                 Description
 -------                               -----------
  10.10  The Philip Morris 1992 Incentive Compensation and Stock Option Plan
         (incorporated by reference to Exhibit 10.9 of the Annual Report on
         Form 10-K of Philip Morris Companies Inc. for the year ended December
         31, 1997)**

  10.11 The Philip Morris 1987 Long Term Incentive Plan (incorporated by reference to Exhibit 10.12 of the Annual Report on Form 10-K of Philip
         Morris Companies Inc. for the year ended December 31, 1997)**

  10.12  1997 Performance Incentive Plan (incorporated by reference to
         Exhibit A of the Proxy Statement of Philip Morris Companies Inc. dated
         March 10, 1997)**

  10.13  2000 Performance Incentive Plan (incorporated by reference to
         Exhibit A of the Proxy Statement of Philip Morris Companies Inc. dated
         March 10, 2000)**

  21     Subsidiaries of the Registrant*

  23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants

  23.2   Consent of Deloitte & Touche LLP, Independent Auditors

  23.3   Consent of Hunton & Williams (set forth in Exhibit 5)

  24     Powers of attorney*

---------------------

  *  Previously filed.



 ** Compensation plans maintained by Philip Morris and its subsidiaries in which officers of the Registrant participated historically.

   (b) Financial Statement Schedule:

   See Schedule II, Valuation and Qualifying Accounts, and related Report of PricewaterhouseCoopers LLP, Independent Accountants. All other schedules are omitted as the information is not required or is included in the Registrant's combined financial statements or the related notes.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to provide the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northfield, State of Illinois, on the 2nd day of May, 2001.

                                          Kraft Foods Inc.

                                                   /s/ James P. Dollive
                                          By: _________________________________
                                            Name:   James P. Dollive
                                            Title:  Senior Vice President and
                                                    Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.


                 Signature                            Title                  Date
                 ---------                            -----                  ----

                     *                      Co-Chief Executive Officer    May 2, 2001
___________________________________________  and Director (principal
              Betsy D. Holden                co-executive officer)

                     *                      Co-Chief Executive Officer    May 2, 2001
___________________________________________  and Director (principal
             Roger K. Deromedi               co-executive officer)

           /s/ James P. Dollive             Senior Vice President and     May 2, 2001
___________________________________________  Chief Financial Officer
             James P. Dollive                (principal financial
                                             officer)

                     *                      Vice President and            May 2, 2001
___________________________________________  Controller (principal
            John F. Mowrer, III              accounting officer)

                     *                      Director                      May 2, 2001
___________________________________________
             Geoffrey C. Bible

                     *                      Director                      May 2, 2001
___________________________________________
            Louis C. Camilleri

                     *                      Director                      May 2, 2001
___________________________________________
              William H. Webb

         *By: /s/ James P. Dollive                                        May 2, 2001
___________________________________________
             James P. Dollive
             Attorney-in-fact


         Report of PricewaterhouseCoopers LLP, Independent Accountants

To the Board of Directors and Shareholder of Kraft Foods Inc.:

   Our audits of the combined financial statements referred to in our report dated January 29, 2001 appearing in the Form S-1 of Kraft Foods Inc. also included an audit of the financial statement schedule listed in Item 16 of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
March 16, 2001

                                                                     Schedule II

                       KRAFT FOODS INC. AND SUBSIDIARIES

                       Valuation and Qualifying Accounts

              For the Years Ended December 31, 1998, 1999 and 2000
                            (in millions of dollars)

                                            Additions
                                       -------------------
                            Balance at Charged to Charged             Balance at
                            Beginning  Costs and  to Other              End of
        Description         of Period   Expenses  Accounts Deductions   Period
        -----------         ---------- ---------- -------- ---------- ----------
                                          (a)        (b)
1998
Allowance for:
 Discounts.................    $  6       $12       $--       $(12)      $  6
 Doubtful Accounts.........      99        25        18        (22)       120
                               ----       ---       ---       ----       ----
                               $105       $37       $18       $(34)      $126
                               ====       ===       ===       ====       ====
1999
Allowance for:
 Discounts.................    $  6       $ 4       $--       $ (5)      $  5
 Doubtful Accounts.........     120        37         5        (43)       119
                               ----       ---       ---       ----       ----
                               $126       $41       $ 5       $(48)      $124
                               ====       ===       ===       ====       ====
2000
Allowance for:
 Discounts.................    $  5       $15       $--       $(13)      $  7
 Doubtful Accounts.........     119        11        65        (30)       165
                               ----       ---       ---       ----       ----
                               $124       $26       $65       $(43)      $172
                               ====       ===       ===       ====       ====

---------------------
Notes:
(a) Related to divestitures, acquisitions and currency translation.
(b) Represents charges for which allowances were created.

                                 Exhibit Index

 Exhibit
   No.                                 Description
 -------                               -----------
   1     Form of Underwriting Agreement

   3.1   Registrant's Articles of Incorporation*

   3.2 Articles of Amendment to the Articles of Incorporation of the Registrant*

   3.3   Form of Registrant's Amended and Restated Bylaws

   4.1   Specimen Class A Common Stock Certificate

   4.2   Specimen Class B Common Stock Certificate

   4.3   $11 Billion Promissory Note dated December 1, 2000 issued by Kraft
         Foods North America, Inc. (formerly Kraft Foods, Inc.) payable to
         Philip Morris Companies Inc.

   4.4 Amended and Restated Note Exchange Agreement and Note Amendment by and among Philip Morris Companies Inc., PM Holdings of Delaware LLC and
         Kraft Foods North America, Inc.

   4.5 The Registrant agrees to furnish copies of any instruments defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries that does not exceed 10 percent of the total assets of the Registrant and its consolidated subsidiaries to the Commission upon request.

   5     Opinion of Hunton & Williams with respect to legality

  10.1   Form of Corporate Agreement between Philip Morris Companies Inc. and
         Kraft Foods Inc.

  10.2   Form of Services Agreement between Philip Morris Management Corp. and
         Kraft Foods Inc.

  10.3   Tax-Sharing Agreement between Philip Morris Companies Inc. and Kraft
         Foods Inc.

  10.4   Form of 2001 Kraft Performance Incentive Plan

  10.5   Form of 2001 Kraft Non-Employee Director Plan

 10.6.1  Form of Employment Agreement entered into by Philip Morris Companies
         Inc. with each of Betsy D. Holden and Roger K. Deromedi

 10.6.2  Employment Agreement between Philip Morris Companies Inc. and Calvin
         J. Collier

  10.7   Kraft Foods, Inc. Supplemental Benefits Plan I (including First
         Amendment adding Supplement A)

  10.8   Kraft Foods, Inc. Supplemental Benefits Plan II

  10.9 Form of Employee Grantor Trust Enrollment Agreement (incorporated by reference to Exhibit 10.26 of the Annual Report on Form 10-K of Philip
         Morris Companies Inc. for the year ended December 31, 1995)**

  10.10  The Philip Morris 1992 Incentive Compensation and Stock Option Plan
         (incorporated by reference to Exhibit 10.9 of the Annual Report on Form 10-K of Philip Morris Companies Inc. for the year ended December
         31, 1997)**

  10.11 The Philip Morris 1987 Long Term Incentive Plan (incorporated by reference to Exhibit 10.12 of the Annual Report on Form 10-K of Philip
         Morris Companies Inc. for the year ended December 31, 1997)**

  10.12  1997 Performance Incentive Plan (incorporated by reference to Exhibit
         A of the Proxy Statement of Philip Morris Companies Inc. dated March
         10, 1997)**

  10.13  2000 Performance Incentive Plan (incorporated by reference to Exhibit
         A of the Proxy Statement of Philip Morris Companies Inc. dated March
         10, 2000)**

 Exhibit
   No.                             Description
 -------                           -----------
  21     Subsidiaries of the Registrant*

  23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants

  23.2   Consent of Deloitte & Touche LLP, Independent Auditors

  23.3   Consent of Hunton & Williams (set forth in Exhibit 5)

  24     Powers of attorney*

---------------------

  *  Previously filed.



 ** Compensation plans maintained by Philip Morris and its subsidiaries in which officers of the Registrant participated historically.

                                                                Exhibit 1
                                                                ---------

                               _________ Shares

                               KRAFT FOODS INC.

                             Class A Common Stock

                            UNDERWRITING AGREEMENT
                            ----------------------

                                                          _____________ __, 2001

CREDIT SUISSE FIRST BOSTON CORPORATION
Eleven Madison Avenue
New York, N.Y. 10010-3629

       and

SALOMON SMITH BARNEY INC.
388 Greenwich Street
New York, N.Y.  10013

As Representatives of the Several Underwriters

Ladies and Gentlemen:

          1. Introductory. Kraft Foods Inc., a Virginia corporation (the "Company"), proposes to issue and sell __________ shares ("Firm Securities") of its Class A Common Stock, no par value ("Securities"), and also proposes to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than __________ additional shares ("Optional Securities") of its Securities as set forth below. The Firm Securities and the Optional Securities are herein collectively called the "Offered Securities". As part of the offering contemplated by this Agreement, the Underwriters (as defined herein) have agreed to reserve out of the Firm Securities purchased by them under this Agreement, up to __________ shares, for sale to the directors, officers and employees of the Company and its subsidiaries, Philip Morris Companies Inc., a Virginia corporation (the "Parent") and the other subsidiaries of the Parent (collectively, "Participants"), as set forth in the Prospectus (as defined herein) under the heading "Underwriting" (the "Directed Share Program"). The Firm Securities to be sold pursuant to the Directed Share Program (the "Directed Shares") will be sold at the public offering price. Any Directed Shares not subscribed for by the end of the business day on which this Agreement is executed will be offered to the public by the Underwriters as set forth in the Prospectus. The Company is a wholly owned subsidiary of the Parent. The Company hereby agrees with the several Underwriters named in Schedule A hereto ("Underwriters") as follows:

          2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:

               (a) A registration statement (No. 333-57162) relating to the Offered Securities, including a form of prospectus, has been filed with the Securities and Exchange Commission (the "Commission") and either (i) has been declared effective under the Securities Act of 1933, as amended (the "Act") and is not proposed to be amended or (ii) is proposed to be amended by amendment or post-effective amendment. If such registration statement (the "initial registration statement") has been declared effective, either
     (i) an additional registration statement (the "additional registration statement") relating to the Offered Securities may have been filed with the Commission pursuant to Rule 462(b) ("Rule 462(b)") under the Act and, if so filed, has become effective upon filing pursuant to such Rule and the Offered Securities all have been duly registered under the Act pursuant to the initial registration statement and, if applicable, the additional registration statement or (ii) such an additional registration statement is proposed to be filed with the Commission pursuant to Rule 462(b) and will become effective upon filing pursuant to such Rule and upon such filing the Offered Securities will all have been duly registered under the Act pursuant to the initial registration statement and such additional registration statement. If the Company does not propose to amend the initial registration statement or if an additional registration statement has been filed and the Company does not propose to amend it, and if any post-effective amendment to either such registration statement has been filed with the Commission prior to the execution and delivery of this Agreement, the most recent amendment (if any) to each such registration statement has been declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c) ("Rule 462(c)") under the Act or, in the case of the additional registration statement, Rule 462(b). For purposes of this Agreement, "Effective Time" with respect to the initial registration statement or, if filed prior to the execution and delivery of this Agreement, the additional registration statement means (i) if the Company has advised the Representatives that it does not propose to amend such registration statement, the date and time as of which such registration statement, or the most recent post-effective amendment thereto (if any) filed prior to the execution and delivery of this Agreement, was declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c), or (ii) if the Company has advised the Representatives that it proposes to file an amendment or post-effective amendment to such registration statement, the date and time as of which such registration statement, as amended by such amendment or post-effective amendment, as the case may be, is declared effective by the Commission. If an additional registration statement has not been filed prior to the execution and delivery of this Agreement but the Company has advised the Representatives that it proposes to file one, "Effective Time" with respect to such additional registration statement means the date and time as of which such registration statement is filed and becomes effective pursuant to Rule 462(b). "Effective Date" with respect to the initial registration statement or the additional registration statement (if any) means the date of the Effective Time thereof. The initial registration statement, as amended at its Effective Time, including all information contained in the additional registration statement (if any) and deemed to be a part of the initial registration statement as of the Effective Time of the additional registration statement pursuant to the General Instructions of the Form on which it is filed and including all information (if any) deemed to be a part of the initial registration statement as of its Effective Time pursuant to Rule 430A(b) ("Rule 430A(b)") under the Act, is hereinafter referred to as the "Initial Registration Statement". The additional registration statement, as amended at its Effective Time, including the contents of the initial registration statement incorporated by reference therein and including all information (if any) deemed to be a part of the additional registration statement as of its Effective Time pursuant to Rule 430A(b), is hereinafter referred to as the "Additional Registration Statement". The Initial Registration Statement and the Additional Registration Statement are herein referred to collectively as the "Registration Statements" and individually as a "Registration Statement". The form of prospectus relating to the Offered Securities, as first filed with the Commission pursuant to and in accordance with Rule 424(b) ("Rule 424(b)") under the Act or (if no such filing is required) as included in a Registration Statement, is hereinafter referred to as the "Prospectus". No document has been or will be prepared or distributed in reliance on Rule 434 under the Act.

               (b) If the Effective Time of the Initial Registration Statement is prior to the execution and delivery of this Agreement: (i) on the Effective Date of the Initial Registration Statement, the Initial Registration Statement conformed in all material respects to the requirements of the Act and the rules and regulations of the Commission (the "Rules and Regulations") and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) on the Effective Date of the Additional Registration Statement (if any), each Registration Statement conformed, or will conform, in all respects to the requirements of the Act and the Rules and Regulations and did not include, or will not include, any untrue statement of a material fact and did not omit, or will not omit, to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
     (iii) on the date of this Agreement and on each Closing Date (as defined below), the Initial Registration Statement and, if the Effective Time of the Additional Registration Statement is prior to the execution and delivery of this Agreement, the Additional Registration Statement each conforms, and at the time of filing of the Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Date of the Additional Registration Statement in which the Prospectus is included, each Registration Statement and the Prospectus will conform, in all respects to the requirements of the Act and the Rules and Regulations, and neither of such documents includes, or will include, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If the Effective Time of the Initial Registration Statement is subsequent to the execution and delivery of this Agreement: on the Effective Date of the Initial Registration Statement and on each Closing Date, the Initial Registration Statement and the Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations, neither of such documents will include any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and no Additional Registration Statement has been or will be filed. The two preceding sentences do not apply to statements in or omissions from a Registration Statement or the Prospectus based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7(b) hereof.

               (c) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Virginia, with power and authority (corporate and other) to own and lease its properties and conduct its business as described in the Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where such failure to be so qualified or be in good standing would not individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole ("Material Adverse Effect").

               (d) Each subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Act (the "Significant Subsidiaries") has been duly incorporated or organized, as the case may be, and is an existing corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate, limited liability company and other) to own and lease its properties and conduct its business as described in the Prospectus; and each Significant Subsidiary is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not individually or in the aggregate have a Material Adverse Effect; all of the issued and outstanding capital stock or limited liability company interests of each Significant Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock or limited liability company interests of each Significant Subsidiary owned by the Company, directly or through subsidiaries, is owned free from claims, liens, encumbrances or other adverse claims. Annex I attached hereto sets forth all of the Significant Subsidiaries.

               (e) The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized; all outstanding shares of capital stock of the Company are, and, when the Offered Securities have been delivered and paid for in accordance with this Agreement on each Closing Date, such Offered Securities will have been, validly issued, fully paid and nonassessable and will conform, and all other outstanding shares of capital stock of the Company conform, to the description thereof contained in the Prospectus; the Company's authorized equity capitalization is as set forth in the Prospectus; the certificates for the Offered Securities will be in valid and sufficient form; except as disclosed in the Prospectus, the shareholders of the Company have no preemptive rights with respect to the Securities or other rights to subscribe for the Securities; except as set forth in the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

               (f) There are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder's fee or other like payment in connection with this offering.

               (g) Except as disclosed in the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act.

               (h) The Offered Securities have been approved for listing on the New York Stock Exchange subject to notice of issuance.

               (i) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Offered Securities by the Company, except (i) such as have been obtained and made under the Act, (ii) such as may be required under state securities laws and (iii) such as may be required under foreign securities laws (other than such as may be required under the securities laws and regulations of foreign jurisdictions in connection with the offering of the Directed Shares outside of the United States).

               (j) The execution, delivery and performance of this Agreement, the Corporate Agreement, dated as of _____ __, 2001, between the Parent and the Company (the "Corporate Agreement"), the Services Agreement, dated as of _____ __, 2001 between Philip Morris Management Corp. and the Company (the "Services Agreement") and the Tax Sharing Agreement, dated as of April 11, 2001 between the Parent and the Company (the "Tax Sharing Agreement," and collectively with the Corporate Agreement and the Services Agreement, the "Intercompany Agreements"), and the issuance and sale of the Offered Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary of the Company pursuant to, any law or statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their respective properties, or any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject, or the charter or by-laws of the Company or any such subsidiary, which conflict, breach, default, lien, charge or encumbrance would have a Material Adverse Effect or have a material adverse effect on the transactions contemplated by this Agreement, and the Company has full power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement.

               (k) This Agreement has been duly authorized, executed and delivered by the Company.

               (l) The Company and its Significant Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and the Company and its Significant Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them; and each of the Company and its Significant Subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted.

               (m) The Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct their business as described in the Prospectus and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

               (n) No labor problem or dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is threatened that might have a Material Adverse Effect.

               (o) The Company and its subsidiaries own, possess or can acquire on reasonable terms, all material trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, "intellectual property rights") necessary to conduct the business now operated by them, or presently employed by them, and neither the Company nor any subsidiary of the Company has received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

               (p) Except as disclosed in the Prospectus, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "environmental laws"), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

               (q) Except as disclosed in the Prospectus, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that individually or in the aggregate the Company reasonably expects to have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings are threatened or, to the Company's knowledge, contemplated.

               (r) Neither the Company nor any subsidiary is in violation or default of (i) any provision of its charter or bylaws, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except (A) in the case of clause (i) with respect to subsidiaries of the Company that are not Significant Subsidiaries, for violations or defaults that would not individually or in the aggregate have a Material Adverse Effect and (B) in the case of clauses (ii) and (iii) for violations or defaults that would not individually or in the aggregate have a Material Adverse Effect.

               (s) The financial statements included in each Registration Statement and the Prospectus present fairly (i) the combined financial position of the Company and its subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown and (ii) the financial position of Nabisco Holdings Corp. and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the period shown, and all such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis and comply as to form with the applicable accounting requirements of the Act; the schedules included in each Registration Statement present fairly the information required to be stated therein; the summary and selected financial data included in each Registration Statement and the Prospectus present fairly, on the basis stated in each Registration Statement and the Prospectus, the information shown therein; the pro forma financial statements included in each Registration Statement and the Prospectus comply as to form in all material respects with Regulation S-X under the Act; and the assumptions used in preparing the pro forma financial statements included in each Registration Statement and the Prospectus provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

               (t) (i) PricewaterhouseCoopers LLP, who have audited certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited combined financial statements and schedule of the Company included in each Registration Statement and the Prospectus are independent public accountants with respect to the Company within the meaning of the Act and the Rules and Regulations; and (ii) Deloitte & Touche LLP, who have audited certain financial statements of Nabisco Holdings Corp. and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements included in each Registration Statement and the Prospectus, are independent public accountants with respect to Nabisco Holdings Corp. within the meaning of the Act and the Rules and Regulations.

               (u) Except as disclosed in the Prospectus, since the date of the latest audited financial statements included in the Prospectus there has been no material adverse change, nor any development or event reasonably likely to have a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole, and, except as disclosed in or contemplated by the Prospectus, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

               (v) The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the Prospectus, will not be an "investment company" as defined in the Investment Company Act of 1940, as amended.

               (w) There is no franchise, contract or other document of a character required to be described in any Registration Statement or the Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required; and the statements in the Prospectus under the headings "Certain United States Federal Tax Consequences For Non-United States Shareholders," "Business - Regulation," "Business - Intellectual Property," "Business - Legal Proceedings," "Description of Capital Stock" and "Relationship with Philip Morris," insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.

               (x) No Significant Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Significant Subsidiary's capital stock, from repaying to the Company any loans or advances to such Significant Subsidiary from the Company or from transferring title to any of such Significant Subsidiary's property or assets to the Company or any other subsidiary of the Company, except (i) as described in or contemplated by the Prospectus or (ii) in the case of any

     Significant Subsidiaries organized outside of the United States, the effects of foreign tax laws and monetary exchange policies.

               (y) Each of the Intercompany Agreements has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (z) (i) The Registration Statement, the Prospectus and any preliminary prospectus comply, and any further amendments or supplements thereto will comply, with any applicable laws or regulations of foreign jurisdictions in which the Prospectus or any preliminary prospectus, as amended or supplemented, if applicable, are distributed in connection with the Directed Share Program, and (ii) no authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been obtained, is necessary under the securities law and regulations of foreign jurisdictions in which the Directed Shares are offered outside the United States.

               (aa) Offers in the Directed Share Program will be made only to employees of the Company, the Parent and their subsidiaries and have not been made to any other persons.

          3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to sell to the Underwriters, and the Underwriters agree, severally and not jointly, to purchase from the Company, at a purchase price of $ ___ per share, the respective numbers of shares of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

             The Company will deliver the Firm Securities to the Representatives through the facilities of The Depository Trust Company ("DTC") for the accounts of the Underwriters, against payment of the purchase price in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank identified by the Company to Credit Suisse First Boston Corporation ("CSFBC") and Salomon Smith Barney Inc. ("SSB") drawn to the order of the Company, at the office of Hunton & Williams, 200 Park Avenue, New York, New York 10166, at [9:00 A.M.], New York time, on _________ __, 2001, or at such other time not later than seven full business days thereafter as CSFBC, SSB and the Company determine, such time being herein referred to as the "First Closing Date". For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The certificates for the Firm Securities so to be delivered will be in the form of one or more global securities in definitive form deposited with DTC and registered in the name of Cede & Co., as nominee for DTC, and will be made available for checking at least 24 hours prior to the First Closing Date.

             In addition, upon written notice from CSFBC and SSB given to the Company from time to time not more than 30 days subsequent to the date of the Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. The Company agrees to sell to the Underwriters the number of shares of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of shares of Firm Securities set forth opposite such Underwriter's name bears to the total number of shares of Firm Securities (subject to adjustment by CSFBC and SSB to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time up to five times and to the extent not previously exercised may be surrendered and terminated at any time upon notice by CSFBC and SSB to the Company.

          Each time for the delivery of and payment for the Optional Securities, being herein referred to as an "Optional Closing Date", which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a "Closing Date"), shall be determined by CSFBC and SSB but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to the Representatives through the facilities of DTC for the accounts of the several Underwriters, against payment of the purchase price therefor in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to CSFBC and SSB drawn to the order of the Company, at the above
office of Hunton & Williams.   The certificates for the Optional Securities
being purchased on each Optional Closing Date will be in the form of one or more global securities in definitive form deposited with DTC and registered in the name of Cede & Co., as nominee for DTC and will be made available for checking at a reasonable time in advance of such Optional Closing Date.

          4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Prospectus.

          5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:

               (a) If the Effective Time of the Initial Registration Statement is prior to the execution and delivery of this Agreement, the Company will file the Prospectus with the Commission pursuant to and in accordance with subparagraph (1) (or, if applicable and if consented to by CSFBC and SSB, subparagraph (4)) of Rule 424(b) not later than the earlier of (A) the second business day following the execution and delivery of this Agreement or (B) the fifteenth business day after the Effective Date of the Initial Registration Statement. If the Effective Time of the Initial Registration Statement has not occurred prior to the execution and delivery of this Agreement, the Company will use its best efforts to cause the Initial Registration Statement and any amendment thereof to become effective and will file the Prospectus with the Commission pursuant to and in accordance with subparagraph (3) of Rule 424(b) not later than the second business day following the execution and delivery of this Agreement. The Company will advise CSFBC and SSB promptly of any such filing pursuant to Rule 424(b). If the Effective Time of the Initial Registration Statement is prior to the execution and delivery of this Agreement and an additional registration statement is necessary to register a portion of the Offered Securities under the Act but the Effective Time thereof has not occurred as of such execution and delivery, the Company will file the additional registration statement or, if filed, will file a post-effective amendment thereto with the Commission pursuant to and in accordance with Rule 462(b) on or prior to 10:00 P.M., New York time, on the date of this Agreement or, if earlier, on or prior to the time the Prospectus is printed and distributed to any Underwriter, or will make such filing at such later date as shall have been consented to by CSFBC and SSB.

               (b) The Company will advise CSFBC and SSB promptly of any proposal to amend or supplement the initial or any additional registration statement as filed or the related prospectus or the Initial Registration Statement, the Additional Registration Statement (if any) or the Prospectus and will not effect such amendment or supplementation without CSFBC's and SSB's consent; and the Company will also advise CSFBC and SSB promptly of the effectiveness of each Registration Statement (if its Effective Time is subsequent to the execution and delivery of this Agreement) and of any amendment or supplementation of a Registration Statement or the Prospectus and of the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose and will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and to obtain as soon as possible its lifting, if issued.

               (c) If, at any time when a prospectus relating to the Offered Securities is required to be delivered under the Act in connection with sales by any Underwriter or dealer, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus to comply with the Act, the Company will promptly notify CSFBC and SSB of such event and will promptly prepare and file with the Commission, at its own expense, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither CSFBC's or SSB's consent to, nor the Underwriters' delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.

               (d) As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the Effective Date of the Initial Registration Statement (or, if later, the Effective Date of the Additional Registration Statement) which will satisfy the provisions of Section 11(a) of the Act. For the purpose of the preceding sentence, "Availability Date" means the 45th day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Date, except that, if such fourth fiscal quarter is the last quarter of the Company's fiscal year, "Availability Date" means the 90th day after the end of such fourth fiscal quarter.

               (e) The Company will furnish to the Representatives copies of each Registration Statement (sixteen of which will be signed and will include all exhibits), each related preliminary prospectus, and, so long as a prospectus relating to the Offered Securities is required to be delivered under the Act in connection with sales by any Underwriter or dealer, the Prospectus and all amendments and supplements to such documents, in each case in such quantities as CSFBC and SSB reasonably request. The Prospectus shall be so furnished on or prior to 3:00 P.M., New York time, on the business day following the later of the execution and delivery of this Agreement or the Effective Time of the Initial Registration Statement. All other documents shall be so furnished as soon as available. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

               (f) The Company will use its reasonable efforts to arrange for the qualification of the Offered Securities for sale under the laws of such jurisdictions as CSFBC and SSB reasonably designate and will continue such qualifications in effect so long as required for the distribution; provided that the Company will not be required to qualify to do business in any jurisdiction where it is not now qualified or take any action which would subject it to general or unlimited service of process in any jurisdiction where it is not now subject.

               (g) The Company will pay all expenses incident to the performance of its obligations under this Agreement, for any filing fees and other expenses (including reasonable fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as CSFBC or SSB reasonably designates and the printing of memoranda relating thereto, for the filing fee incident to the review by the National Association of Securities Dealers, Inc. ("NASD") of the Offered Securities, for any travel expenses of the Company's officers and employees and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of the Offered Securities, for all fees and expenses incidental to the listing of the Offered Securities on the New York Stock Exchange and the registration of the Offered Securities under the Exchange Act, and for expenses incurred in distributing preliminary prospectuses and the Prospectus (including any amendments and supplements thereto) to the Underwriters.

               (h) For a period of 180 days after the date of the initial public offering of the Offered Securities, the Company will not offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any other shares of the Company's Securities, any shares of the Company's Class B Common Stock or any securities convertible into or exchangeable or exercisable for any shares of the Company's Securities or the Company's Class B Common Stock, or publicly announce or disclose an intention to effect any such transaction, without the prior written consent of CSFBC and SSB, except (i) issuances of Securities pursuant to the conversion of the Company's Class B common stock outstanding on the date hereof, (ii) grants of employee stock options or stock appreciation rights pursuant to the terms of a plan described in the Prospectus or otherwise described in the Prospectus, (iii) issuances of the Company's Securities pursuant to the exercise of any employee stock options granted pursuant to the terms of a plan described in the Prospectus, (iv) issuances of the Company's Securities pursuant to the Company's employee benefit plans which are described in the Prospectus or the Company's dividend reinvestment plan or (v) issuances of the Company's Securities in connection with the merger with or acquisition of another corporation or entity or the acquisition of the assets or properties of any such corporation or entity and the related entry into a merger or acquisition agreement with respect to such merger or acquisition, so long as the recipients of the Company's Securities agree in writing prior to the consummation of any such transaction, pursuant to an instrument in form and substance reasonably satisfactory to CSFBC and SSB, to be bound by the provisions of this Section 5(h) for the remainder of the lockup period as if such recipients were the Company, and the public announcements and related filings of registration statements with respect to any such issuances; provided that if the Company is unable to obtain signed, written lockup agreements from the recipients of the Company's Securities in connection with a merger or acquisition as described in clause (v) of this
     Section 5(h), then only the entry into the merger or acquisition agreement, the public announcement of such transaction and the related filing of a registration statement shall be permitted and not the related issuance of the Company's Securities.

               (i) The Company will not take, directly or indirectly, any action designed or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

               (j) In connection with the Directed Share Program, the Company will ensure that the Directed Shares will be restricted to the extent required by the NASD or the NASD rules from sale, transfer, assignment, pledge or hypothecation for a period of three months following the date of the effectiveness of the Registration Statement. The Company will direct the transfer agent to place stop transfer restrictions upon such securities for such period of time.

               (k) The Company will pay any fees and disbursements of counsel incurred by the Underwriters in connection with the Directed Share Program and stamp duties, similar taxes or duties or other taxes, if any, incurred by the underwriters in connection with the Directed Share Program. Furthermore, the Company covenants with the Underwriters that the Company will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Directed Shares are offered in connection with the Directed Share Program.

          6. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

               (a) The Representatives shall have received a letter, dated the date of delivery thereof (which, if the Effective Time of the Initial Registration Statement is prior to the execution and delivery of this Agreement, shall be on or prior to the date of this Agreement or, if the Effective Time of the Initial Registration Statement is subsequent to the execution and delivery of this Agreement, shall be prior to the filing of the amendment or post-effective amendment to the registration statement to be filed shortly prior to such Effective Time), of PricewaterhouseCoopers LLP confirming that they are independent public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder and stating to the effect that:

            (i) in their opinion the financial statements and schedule audited by them and included in the Registration Statements comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations;

            (ii) they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 71, Interim Financial Information, on the unaudited financial statements of the Company included in the Registration Statements;

            (iii) on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of the Company, inquiries of officials of the Company and the Parent who have responsibility for financial and accounting matters and other specified procedures, including, without limitation, the reading of the minutes of the Boards of Directors of each of the Parent and the Company and the committees thereof, nothing came to their attention that caused them to believe that:

                    (A) the unaudited financial statements of the Company included in the Registration Statements do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements for them to be in conformity with generally accepted accounting principles;

                    (B) at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than three business days prior to the date of this Agreement, there was any change in the capital stock or any increase in short-term indebtedness or long-term debt of the Company and its subsidiaries or, at the date of the latest available balance sheet read by such accountants, there was any decrease in combined net current assets or net assets (shareholder's equity), as compared with amounts shown on the latest balance sheet included in the Prospectus;

                    (C) for the period from the closing date of the latest statement of earnings included in the Prospectus to the closing date of the latest available statement of earnings read by such accountants there were any decreases, as compared with the corresponding period of the previous year, in combined operating revenue, operating income, net earnings or basic or diluted earnings per share of the Company; or

                    (D) the information included in the Registration Statements and the Prospectus in response to Regulation S-K, Item 301 (Selected Financial Data) and Item 402 (Executive Compensation) is not in conformity with the applicable disclosure requirements of Regulation S-K;

               except in all cases set forth in clauses (B) and (C) above for changes, increases or decreases which the Prospectus discloses have occurred or may occur or which are described in such letter, in which case the letter shall be accompanied by an explanation by the Company as to the significance thereof unless said explanation is not deemed necessary by the Representatives;

            (iv) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Registration Statements (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Company and its subsidiaries subject to the internal controls of the Company's accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter;

            (v) on the basis of a reading of the unaudited condensed combined pro forma financial statements included in the Registration Statements and the Prospectus (the "pro forma financial statements"); carrying out certain specified procedures; inquiries of certain officials of the Company and the Parent who have responsibility for financial and accounting matters; and proving the arithmetic accuracy of the application of the pro forma adjustments to the historical amounts in the pro forma financial statements, nothing came to their attention which caused them to believe that the pro forma financial statements do not comply as to form in all material respects with the applicable accounting requirements of Rule 11-02 of Regulation S-X or that the pro forma adjustments have not been properly applied to the historical amounts in the compilation of such statements;

            (vi) they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 71, Interim Financial Information, on the unaudited financial statements of Nabisco Holdings Corp. at and for the nine months ended September 30, 2000 included in the Registration Statements; and

            (vii) on the basis of the review referred to in clause (vi) above, a reading of the latest available interim financial statements of Nabisco Holdings Corp., inquiries of officials of the Company and the Parent who have responsibility for financial and accounting matters and other specified procedures, including, without limitation, a reading of the minutes of the Boards of Directors of Nabisco Holdings Corp. and the committees thereof, if any, nothing came to their attention that caused them to believe that the unaudited financial statements of Nabisco Holdings Corp. at and for the nine months ended September 30, 2000 included in the Registration Statements do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements for them to be in conformity with generally accepted accounting principles.

          For purposes of this subsection and Section 6(b) below, (i) if the Effective Time of the Initial Registration Statement is subsequent to the execution and delivery of this Agreement, "Registration Statements" shall mean the initial registration statement as proposed to be amended by the amendment or post-effective amendment to be filed shortly prior to its Effective Time, (ii) if the Effective Time of the Initial Registration Statement is prior to the execution and delivery of this Agreement but the Effective Time of the Additional Registration is subsequent to such execution and delivery, "Registration Statements" shall mean the Initial Registration Statement and the additional registration statement as proposed to be filed or as proposed to be amended by the post-effective amendment to be filed shortly prior to its Effective Time, and (iii) "Prospectus" shall mean the prospectus included in the Registration Statements.

               (b) The Representatives shall have received a letter, dated the date of delivery thereof (which, if the Effective Time of the Initial Registration Statement is prior to the execution and delivery of this Agreement, shall be on or prior to the date of this Agreement or, if the Effective Time of the Initial Registration Statement is subsequent to the execution and delivery of this Agreement, shall be prior to the filing of the amendment or post-effective amendment to the registration statement to be filed shortly prior to such Effective Time), of Deloitte & Touche LLP confirming that they are independent public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder and stating to the effect that:

            (i) in their opinion the financial statements audited by them and included in the Registration Statements comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations;

            (ii) they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 71, Interim Financial Information, on the unaudited financial statements of Nabisco Holdings Corp. at and for the nine months ended September 30, 1999 included in the Registration Statements; and

            (iii) on the basis of the review referred to in clause (ii) above, inquiries of officials of Nabisco Holdings Corp. who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that the unaudited financial statements of Nabisco Holdings Corp. included in the Registration Statements do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements for them to be in conformity with generally accepted accounting principles.

               (c) If the Effective Time of the Initial Registration Statement is not prior to the execution and delivery of this Agreement, such Effective Time shall have occurred not later than 10:00 P.M., New York time, on the date of this Agreement or such later date as shall have been consented to by CSFBC and SSB. If the Effective Time of the Additional Registration Statement (if any) is not prior to the execution and delivery of this Agreement, such Effective Time shall have occurred not later than 10:00 P.M., New York time, on the date of this Agreement or, if earlier, the time the Prospectus is printed and distributed to any Underwriter, or shall have occurred at such later date as shall have been consented to by CSFBC and SSB. If the Effective Time of the Initial Registration Statement is prior to the execution and delivery of this Agreement, the Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) of this Agreement. Prior to such Closing Date, no stop order suspending the effectiveness of a Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Representatives, shall be contemplated by the Commission.

               (d) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event reasonably likely to have a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise which, in the judgment of CSFBC and SSB, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of the Company or of any debt securities of the Company by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (iv) any banking moratorium declared by U.S. Federal or New York authorities; or (v) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of CSFBC and SSB, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities.

               (e) The Representatives shall have received an opinion, dated such Closing Date, of Hunton & Williams, counsel for the Company, substantially to the effect that:

                  (i) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to own and lease its properties and conduct its business as described in the Prospectus;

                  (ii) Each Significant Subsidiary that is incorporated or organized under the laws of a State or Commonwealth of the United States of America (the "U.S. Significant Subsidiaries") has been duly incorporated or organized, as the case may be, and is an existing corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or organization, with corporate or limited liability company power and authority to own and lease its properties and conduct its business as described in the Prospectus; all of the issued and outstanding capital stock or limited liability company interests of each U.S. Significant Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; and all outstanding shares of capital stock or limited liability company interests of each Significant Subsidiary are owned by the Company, directly or through subsidiaries, to the knowledge of such counsel, free from security interests, claims, liens and encumbrances;

                  (iii) The Offered Securities delivered on such Closing Date and all other outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and conform to the description thereof contained in the Prospectus; the Company's authorized equity capitalization is as set forth in the Prospectus; the certificates for the Offered Securities are in valid and sufficient form; the shareholders of the Company are not entitled to statutory preemptive or to such counsel's knowledge and except as disclosed in the Prospectus, other similar contractual rights to subscribe for the Securities; except as set forth in the Prospectus, to such counsel's knowledge, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding;

                  (iv) Except as disclosed in the Prospectus, there are no contracts, agreements or understandings known to such counsel between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act;

                  (v) The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the Prospectus, will not be an "investment company" as defined in the Investment Company Act of 1940, as amended;

                  (vi) No consent, approval, authorization or order of, or filing with, any governmental agency or body of the United States of America, the State of New York or the Commonwealth of Virginia or, to such counsel's knowledge, any court thereof is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance or sale of the Offered Securities by the Company, except such as have been obtained and made under the Act and such as may be required under state securities laws;

                  (vii) The execution, delivery and performance of this Agreement and each of the Intercompany Agreements by the Company and the issuance and sale of the Offered Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any material property or material assets of the Company or any Significant Subsidiary pursuant to any law or statute, or to such counsel's knowledge, any rule, regulation or order of any governmental agency or body of the United States of America, the State of New York or the Commonwealth of Virginia or, to such counsel's knowledge, any court thereof having jurisdiction over the Company or any Significant Subsidiary or any of their properties, or any agreement or instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound or to which any of the properties of the Company or any Significant Subsidiary is subject and listed on Exhibit A to this opinion, or the charter or by-laws of the Company or any U.S. Significant Subsidiary, and the Company has full corporate power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement;

                  (viii) The Initial Registration Statement was declared effective under the Act as of the date and time specified in such opinion, the Additional Registration Statement (if any) was filed and became effective under the Act as of the date and time (if determinable) specified in such opinion, the Prospectus either was filed with the Commission pursuant to the subparagraph of Rule 424(b) specified in such opinion on the date specified therein or was included in the Initial Registration Statement or the Additional Registration Statement (as the case may be), and, to the best of the knowledge of such counsel, no stop order suspending the effectiveness of a Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act, and each Registration Statement and the Prospectus, and each amendment or supplement thereto, as of their respective effective or issue dates, complied as to form in all material respects with the requirements of the Act and the Rules and Regulations; such counsel has no reason to believe that on its effective date or such later date, if any, any Registration Statement was last deemed amended, such Registration Statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus or any amendment or supplement thereto, as of its date and on such Closing Date, included or includes any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (in each case other than the financial statements and other financial data contained therein, as to which such counsel need express no opinion); the descriptions in the Registration Statements and Prospectus of statutes, legal and governmental proceedings and contracts and other documents (other than with respect to matters relating to the Federal Food, Drug and Cosmetic Act and the United States Department of Agriculture and state laws and regulations covering similar matters and other than with respect to the National Cheese Exchange cases described under the caption "Business - Legal Proceedings" as to which such counsel need express no opinion) under the captions "Business - Regulation," "Business - Intellectual Property," "Business - Legal Proceedings," "Description of Capital Stock" and "Relationship with Philip Morris," insofar as such descriptions constitute summaries of the legal matters, documents or proceedings referenced therein, are accurate in all material respects and fairly present the information required to be shown; and such counsel does not know of any legal or governmental proceedings required to be described in a Registration Statement or the Prospectus which are not described as required or of any contracts or documents of a character required to be described in a Registration Statement or the Prospectus or to be filed as exhibits to a Registration Statement which are not described and filed as required;

                  (ix) This Agreement has been duly authorized, executed and delivered by the Company; and

                  (x) Each of the Intercompany Agreements have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     Such opinion shall be limited in all respects to matters governed by the laws of the State of New York and the Commonwealth of Virginia and the Federal laws of the United States of America. Such counsel may rely as to certain matters of fact, to the extent they deem proper and so long as acceptable in the reasonable opinion of CSFBC and SSB, on certificates of responsible officers of the Company and public officials.

               (f) The Representatives shall have received an opinion, dated such Closing Date, of Calvin J. Collier, Senior Vice President, General Counsel and Corporate Secretary of the Company, substantially to the effect that:

                    (i) The Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated by the Prospectus; notwithstanding the foregoing, the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of __________ and _________;

                  (ii) Each U.S. Significant Subsidiary is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated by the Prospectus; notwithstanding the foregoing, each U.S. Significant Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of those jurisdictions set forth on Annex I hereto;

                  (iii) No consent, approval, authorization or order of, or filing with, any governmental agency or body of the State of Illinois or, to such counsel's knowledge, any court thereof is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance or sale of the Offered Securities by the Company, except such as have been obtained and made under the Act and such as may be required under state securities laws;

                  (iv) The execution, delivery and performance of this Agreement and each of the Intercompany Agreements by the Company and the issuance and sale of the Offered Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Significant Subsidiary pursuant to any law or statute, any rule, regulation or order of any governmental agency or body of the State of Illinois or, to such counsel's knowledge, any court thereof having jurisdiction over the Company or any Significant Subsidiary or any of their properties;

                  (v) Such counsel has no reason to believe that on its effective date or such later date, if any, any Registration Statement was last deemed amended, such Registration Statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus or any amendment or supplement thereto, as of its date and on such Closing Date, included or includes any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (in each case other than the financial statements and other financial data contained therein, as to which such counsel need express no opinion); the descriptions in the Registration Statements and Prospectus of statutes, legal and governmental proceedings and contracts and other documents (including with respect to matters relating to the Federal Food, Drug and Cosmetic Act and the United States Department of Agriculture and state laws and regulations covering similar matters and including with respect to the National Cheese Exchange cases described under the caption "Business - Legal Proceedings") under the captions "Business - Regulation," "Business - Intellectual Property," "Business - Legal Proceedings" and "Relationship with Philip Morris," insofar as such descriptions constitute summaries of the legal matters, documents or proceedings referenced therein, are accurate in all material respects and fairly present the information required to be shown; and such counsel does not know of any legal or governmental proceedings required to be described in a Registration Statement or the Prospectus which are not described as required or of any contracts or documents of a character required to be described in a Registration Statement or the Prospectus or to be filed as exhibits to a Registration Statement which are not described and filed as required.

     Such opinion shall be limited in all respects to matters governed by the laws of the State of Illinois and the Federal laws of the United States of America.

               (g) The Representatives shall have received an opinion, dated such Closing Date, of Sutherland Asbill & Brennan LLP, special tax counsel for the Company, to the effect that the statements in the Prospectus under the heading "Certain United States Federal Tax Consequences For Non-United States Shareholders," insofar as such statements purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

               (h) The Representatives shall have received an opinion, dated such Closing Date, of Homberger Rechtsanwalte, Swiss counsel for the Company, to the effect that:

                    (i) Each Significant Subsidiary incorporated or organized under the laws of Switzerland (the "Non-U.S. Significant Subsidiaries") has been duly incorporated and is validly existing as a corporation or limited liability company, as the case may be, under the laws of Switzerland, with corporate power and authority to own and lease its properties and conduct its business as currently conducted; all of the issued shares or quotas, as the case may be, of each Non-U.S. Significant Subsidiary of the Company have been duly and validly authorized and issued, and are fully paid and nonassessable; and

                    (ii) No approval, authorization or filing with any Swiss court or governmental agency, or any Swiss stock exchange authorities is required under Swiss law in connection with the execution by the Company of this Agreement and the performance of its obligations hereunder, or for the issue and sale of the Offered Securities by the Company.

               (i) The Representatives shall have received from Simpson Thacher & Bartlett, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to the incorporation of the Company, the validity of the Offered Securities delivered on such Closing Date, the Registration Statements, the Prospectus and other related matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Simpson Thacher & Bartlett may rely as to the incorporation of the Company and all other matters governed by Virginia law upon the opinion of Hunton & Williams referred to above.

               (j) The Representatives shall have received a certificate, dated such Closing Date, of the President or any Vice President and a principal financial or accounting officer of the

     Company in which such officers shall state that, to their knowledge: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission; the Additional Registration Statement (if any) satisfying the requirements of subparagraphs (1) and (3) of Rule 462(b) was filed pursuant to Rule 462(b), including payment of the applicable filing fee in accordance with Rule 111(a) or (b) under the Act, prior to the time the Prospectus was printed and distributed to any Underwriter; and, subsequent to the date of the most recent financial statements in the Prospectus, there has been no material adverse change, nor any development or event reasonably likely to have a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in or contemplated by the Prospectus or as described in such certificate.

               (k) The Representatives shall have received a letter, dated such Closing Date, of PricewaterhouseCoopers LLP, which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to such Closing Date for the purposes of this subsection.

               (l) The Representatives shall have received a letter, dated such Closing Date, of Deloitte & Touche LLP, which meets the requirements of subsection (b) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to such Closing Date for the purposes of this subsection.

               (m) The Offered Securities shall have been listed and admitted and authorized for trading on the New York Stock Exchange, and satisfactory evidence of such actions shall have been provided to the Representatives.

               (n) On or prior to the date of this Agreement, the Representatives shall have received lockup letters from the Parent and certain directors, executive officers and other employees of the Company, the Parent and their subsidiaries agreed upon by the Representatives and the Company.

               (o) The Representatives shall have received a certificate, dated such Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Parent in which such officers shall state that, to their knowledge: (i) the representations and warranties of the Parent in the letter agreement delivered by the Parent to you concurrently with the execution and delivery of this Agreement are true and correct; and (ii) the Parent has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under such letter agreement at or prior to such Closing Date.

               (p) Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. CSFBC and SSB may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

          7. Indemnification and Contribution. The Company will indemnify and hold harmless each Underwriter, its partners, directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below; and provided, further, that that with respect to any untrue statement or omission of material fact made in any preliminary prospectus, the indemnity agreement contained in this Section 7(a) shall not inure to the benefit of any Underwriter from whom the person asserting any such loss, claim, damage or liability purchased the Offered Securities concerned, to the extent that any such loss, claim, damage or liability of such Underwriter occurs under the circumstance where it shall have been determined by a court of competent jurisdiction by final and nonappealable judgment that (w) the Company had previously furnished copies of the Prospectus to the Representatives, (x) delivery of the Prospectus was required by the Act to be made to such person, (y) the untrue statement or omission of a material fact contained in the preliminary prospectus was corrected in the Prospectus and
(z) there was not sent or given to such person, at or prior to the written confirmation of the sale of such securities to such person, a copy of the Prospectus.

          The Company agrees to indemnify and hold harmless each Underwriter, its partners, directors and officers and each person, if any, who controls such Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act (the "Designated Entities"), from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (i) caused by any untrue statement or alleged untrue statement of a material fact contained in any material prepared by or with the consent of the Company or the Parent for distribution to Participants in connection with the Directed Share Program or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) caused by the failure of any Participant to pay for and accept delivery of Directed Shares that the Participant agreed to purchase; or (iii) related to, arising out of, or in connection with the Directed Share Program, other than losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of such Designated Entity; provided that in the case of the indemnity provided by clause (ii), the Company will only be liable for net losses caused by such failures to the extent the aggregate of all such net losses exceeds $1,000,000 and then only to the extent of such excess.

          Each Underwriter will severally and not jointly indemnify and hold harmless the Company, its directors and officers and each person, if any who controls the Company within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Prospectus furnished on behalf of each
Underwriter: the concession and reallowance figures appearing in the fourth paragraph under the caption "Underwriting" and the information contained in the twelfth, thirteenth and fourteenth paragraphs under the caption "Underwriting."

          (a) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall (i) without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent
(A) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss of liability by reason of such settlement or judgment.

          (b) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Underwriters, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

          (c) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed a Registration Statement and to each person, if any, who controls the Company within the meaning of the Act.

          8. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, CSFBC and SSB may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to CSFBC, SSB and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 9 (provided that if such default occurs with respect to Optional Securities after the

First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term "Underwriter" includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

          9. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement and of the officers of the Parent set forth in the officers' certificate delivered pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the obligations of the Underwriters with respect to any offering of Securities are terminated pursuant to Section 8 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Underwriters pursuant to Section 7 shall remain in effect, and if any Offered Securities have been purchased hereunder the representations and warranties in
Section 2 and all obligations under Section 5 shall also remain in effect. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than because of the termination of this Agreement pursuant to Section 8 or the occurrence of any event specified in clause (iii), (iv) or
(v) of Section 6(d), the Company will reimburse the Underwriters for all substantiated out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

          10. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives, c/o Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: Transactions Advisory Group and Salomon Smith Barney Inc., 388 Greenwich Street, New York, N.Y.
10013, Attention: General Counsel, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093, Attention: __________________; provided, however, that any notice to an Underwriter pursuant to Section 7 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

          11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

          12. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives jointly or by CSFBC or SSB will be binding upon all the Underwriters.

          13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

          14. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

          If the foregoing is in accordance with the Representatives' understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

                                       Very truly yours,

                                       KRAFT FOODS INC.

                                       By: ______________________________
                                           Name:
                                           Title:


The foregoing Underwriting Agreement is
   hereby confirmed and accepted as of the
  date first above written.

CREDIT SUISSE FIRST BOSTON CORPORATION
SALOMON SMITH BARNEY INC.

     Acting on behalf of themselves and as the Representatives of the several
           Underwriters

     By  Credit Suisse First Boston Corporation


     By: _________________________________
          Title:


     By  Salomon Smith Barney Inc.


     By: _________________________________
         Title:

                                  SCHEDULE A

                           Underwriter                                       Number of
                           -----------                                       ---------
                                                                          Firm Securities
                                                                          ---------------
Credit Suisse First Boston Corporation............................
Salomon Smith Barney Inc..........................................
Deutsche Bank Alex. Brown Inc.....................................
J.P. Morgan Securities Inc........................................
Morgan Stanley & Co. Incorporated.................................
UBS Warburg LLC...................................................
BNP Paribas.......................................................
HSBC Securities (USA) Inc.........................................
Lehman Brothers Inc...............................................
Blaylock & Partners, L.P..........................................
Dresdner Kleinwort Wasserstein Securities LLC.....................
Prudential Securities Incorporated................................
Ramirez & Co., Inc................................................
Sanford C. Bernstein & Co., LLC...................................
Utendahl Capital Partners, L.P....................................



                                                                            _______________

          Total...................................................          ===============

                                    ANNEX I

                           SIGNIFICANT SUBSIDIARIES

Subsidiary                             Foreign Qualifications
----------                             ----------------------

Kraft Foods North America, Inc.
Kraft Foods Holdings, Inc.
Kraft Foods International, Inc.
Kraft Foods Holdings (Europa) GmbH
Kraft Foods Schweiz Holdings AG
Nabisco Holdings Corp.
Nabisco Inc.

                                                                Exhibit 3.3
                                                                -----------
                                    FORM OF

                         AMENDED AND RESTATED BY-LAWS

                                      of

                               KRAFT FOODS INC.

                                   ARTICLE I

                           Meetings of Shareholders


     Section 1.  Annual Meetings. - The annual meeting of the shareholders for
                 ---------------
the election of directors and for the transaction of such other business as may properly come before the meeting, and any postponement or adjournment thereof, shall be held on such date and at such time as the Board of Directors may in its discretion determine.

     Section 2.  Special Meetings. - Unless otherwise provided by law, special
                 ----------------
meetings of the shareholders may be called by the chairman of the Board of Directors or by order of the Board of Directors, whenever deemed necessary. In addition, until Philip Morris Companies Inc. ("PM Companies") owns less than 50 percent of the Corporation's outstanding voting shares on an as-converted basis, the Board of Directors shall call a special meeting of shareholders promptly upon the written request of PM Companies.

     Section 3.  Place of Meetings. - All meetings of the shareholders shall be
                 -----------------
held at such place in the Commonwealth of Virginia as from time to time may be fixed by the Board of Directors.

     Section 4.  Notice of Meetings. - Notice, stating the place, day and hour
                 ------------------
and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting (except as a different time is specified herein or by law), to each shareholder of record having voting power in respect of the business to be transacted thereat. Notice of a shareholders' meeting to act on an amendment of the Articles of Incorporation, a plan of merger or share exchange, a proposed sale of all, or substantially all of the Corporation's assets, otherwise than in the usual and regular course of business, or the dissolution of the Corporation shall be given not less than 25 nor more than 60 days before the date of the meeting and shall be accompanied, as appropriate, by a copy of the proposed amendment, plan of merger or share exchange or sale agreement.

     Notwithstanding the foregoing, a written waiver of notice signed by the person or persons entitled to such notice, either before or after the time stated therein, shall be equivalent to the giving of such notice. A shareholder who attends a meeting shall be deemed to have (a) waived objection to lack of notice or defective notice of the meeting, unless at the beginning of the meeting he or she objects to holding the meeting or transacting business at the meeting, and (b) waived objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless he or she objects to considering the matter when it is presented.

     Section 5.  Quorum. - At all meetings of the shareholders, unless a greater
                 ------
number or voting by classes is required by law, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. If a quorum is present, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number or voting by classes is required by law or the Articles of Incorporation, and except that in elections of directors those receiving the greatest number of votes shall be deemed elected even though not receiving a majority. Less than a quorum may adjourn.

     Section 6.  Organization and Order of Business. - At all meetings of the
                 ----------------------------------
shareholders, the chairman of the Board of Directors or, in the chairman's absence, any Philip Morris Designee (as defined in the Corporate Agreement, dated as of __________, between the Corporation and PM Companies), shall act as chairman. In the absence of all of the foregoing persons, or, if present, with their consent, a majority of the shares entitled to vote at such meeting, may appoint any person to act as chairman. The secretary of the Corporation shall act as secretary at all meetings of the shareholders. In the absence of the secretary, the chairman may appoint any person to act as secretary of the meeting.

     The chairman shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the dismissal of business not properly presented, the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

     At each annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 6. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a shareholder's notice must be given, either by personal delivery or by United States certified mail, postage prepaid, and received at the principal executive offices of the Corporation (i) not less than 120 days nor more than 150 days before the first anniversary of the date of the Corporation's proxy statement in connection with the last annual meeting of shareholders or (ii) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year's annual meeting, not less than 60 days before the date of the applicable annual meeting. A shareholder's notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's stock transfer books, of such shareholder proposing such business, (c) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to bring the business before the meeting specified in the notice, (d) the class, series and number of shares of stock of the Corporation beneficially owned by the shareholder and (e) any material interest of the shareholder in such business. Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 6. The chairman of an annual meeting shall, if the facts warrant, determine that the business was not brought before the meeting in accordance with the procedures prescribed by this Section 6. If the chairman should so determine, he or she shall so declare to the meeting and the business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 6, a shareholder seeking to have a proposal included in the Corporation's proxy statement shall comply with the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, but not limited to, Rule 14a-8 or its successor provision. The secretary of the Corporation shall deliver each such shareholder's notice that has been timely received to the Board of Directors or a committee designated by the Board of Directors for review.

     Section 7.  Voting. - A shareholder may vote his or her shares in person or
                 ------
by proxy. Any proxy shall be delivered to the secretary of the meeting at or prior to the time designated by the chairman or in the order of business for so delivering such proxies. No proxy shall be valid after 11 months from its date, unless otherwise provided in the proxy. Each holder of record of stock of any class shall, as to all matters in respect of which stock of such class has voting power, be entitled to such vote as is provided in the Articles of Incorporation for each share of stock of such class standing in the holders' name on the books of the Corporation. Unless required by statute or determined by the chairman to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the shareholder voting or by such shareholder's proxy, if there be such proxy.

     Section 8.  Written Authorization. - A shareholder or a shareholder's duly
                 ---------------------
authorized attorney-in-fact may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the shareholder or such shareholder's duly authorized attorney-in-fact or authorized officer, director, employee or agent signing such writing or causing such shareholder's signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

     Section 9.  Electronic Authorization. - The secretary or any senior vice
                 ------------------------
president may approve procedures to enable a shareholder or a shareholder's duly authorized attorney-in-fact to authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram, cablegram, internet transmission, telephone transmission or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which the inspectors of election can determine that the transmission was authorized by the shareholder or the shareholder's duly authorized attorney-in-fact. If it is determined that such transmissions are valid, the inspectors shall specify the information upon which they relied. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 9 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

     Section 10. Inspectors. - At every meeting of the shareholders for
                 ----------
election of directors, the proxies shall be received and taken in charge, all ballots shall be received and counted and all questions concerning the qualifications of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by two or more inspectors. Such inspectors shall be appointed by the chairman of the meeting. They shall be sworn faithfully to perform their duties and shall in writing certify to the returns. No candidate for election as director shall be appointed or act as inspector.

                                  ARTICLE II

                              Board of Directors

     Section 1.  General Powers. - The business and affairs of the Corporation
                 --------------
shall be managed under the direction of the Board of Directors.

     Section 2.  Number. - The number of directors shall be nine (9).
                 ------

     Section 3.  Term of Office and Qualification. - Each director shall serve
                 --------------------------------
for the term for which he or she shall have been elected and until a successor shall have been duly elected.

     Section 4.  Nomination and Election of Directors. - At each annual meeting
                 ------------------------------------
of shareholders, the shareholders entitled to vote shall elect the directors.
No person shall be eligible for election as a director unless nominated in accordance with the procedures set forth in this Section 4. Nominations of persons for election to the Board of Directors may be made by the Board of Directors or any committee designated by the Board of Directors or by any shareholder entitled to vote for the election of directors at the applicable meeting of shareholders who complies with the notice procedures set forth in this Section 4. Such nominations, other than those made by the Board of Directors or any committee designated by the Board of Directors, may be made only if written notice of a shareholder's intent to nominate one or more persons for election as directors at the applicable meeting of shareholders has been given, either by personal delivery or by United States certified mail, postage prepaid, to the secretary of the Corporation and received (i) not less than 120 days nor more than 150 days before the first anniversary of the date of the Corporation's proxy statement in connection with the last annual meeting of shareholders, or (ii) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year's annual meeting, not less than 60 days before the date of the applicable annual meeting, or (iii) with respect to any special meeting of shareholders called for the election of directors, not later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such shareholder's notice shall set forth (a) as to the shareholder giving the notice, (i) the name and address, as they appear on the Corporation's stock transfer books, of such shareholder, (ii) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, (iii) the class and number of shares of stock of the Corporation beneficially owned by such shareholder and (iv) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder; and (b) as to each person whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and, if known, residence address of such person,
(ii) the principal occupation or employment of such person, (iii) the class and number of shares of stock of the Corporation that are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act and (v) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected. The secretary of the Corporation shall deliver each such shareholder's notice that has been timely received to the Board of Directors or a committee designated by the Board of Directors for review. Any person nominated for election as director by the Board of Directors or any committee designated by the Board of Directors shall, upon the request of the Board of Directors or such committee, furnish to the secretary of the Corporation all such information pertaining to such person that is required to be set forth in a shareholder's notice of nomination. The chairman of the meeting of shareholders shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Section 4. If the chairman should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

     Section 5.  Organization. - At all meetings of the Board of Directors, the
                 ------------
chairman of the Board of Directors or, in the absence of the chairman, any Philip Morris Designee shall act as chairman of the meeting. The secretary of the Corporation shall act as secretary of meetings of the Board of Directors. In the absence of the secretary at such meeting, the chairman of the meeting shall appoint any person to act as secretary of the meeting.

     Section 6.  Vacancies. - Any vacancy occurring in the Board of Directors,
                 ---------
including a vacancy resulting from amending these By-Laws to increase the number of directors by 30 percent or less, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors.

     Section 7.  Place of Meeting. - Meetings of the Board of Directors, regular
                 ----------------
or special, may be held either within or without the Commonwealth of Virginia.

     Section 8.  Organizational Meeting. - The annual organizational meeting of
                 ----------------------
the Board of Directors shall be held immediately following adjournment of the annual meeting of shareholders and at the same place, without the requirement of any notice other than this provision of the By-Laws.

     Section 9.  Regular Meetings: Notice. - Regular meetings of the Board of
                 ------------------------
Directors shall be held at such times and places as it may from time to time determine. Notice of such meetings need not be given if the time and place have been fixed at a previous meeting.

     Section 10. Special Meetings. - Special meetings of the Board of Directors
                 ----------------
shall be held whenever called by order of the chairman of the Board of Directors or any Philip Morris Designee. Notice of each such meeting, which need not specify the business to be transacted thereat, shall be mailed to each director, addressed to his or her residence or usual place of business, at least twenty-four hours before the day on which the meeting is to be held, or shall be sent to such place by telegraph, telex or telecopy or be delivered personally or by telephone, not later than the day before the day on which the meeting is to be held.

     Section 11. Waiver of Notice. - Whenever any notice is required to be
                 ----------------
given to a director of any meeting for any purpose under the provisions of law, the Articles of Incorporation or these By-Laws, a waiver thereof in writing signed by the person or persons entitled to such notice, either before or after the time stated therein, shall be equivalent to the giving of such notice. A director's attendance at or participation in a meeting waives any required notice to him or her of the meeting unless at the beginning of the meeting or promptly upon the director's arrival, he or she objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

     Section 12. Quorum and Manner of Acting. - Except where otherwise provided
                 ---------------------------
by law, a majority of the directors fixed by these By-Laws at the time of any regular or special meeting shall constitute a quorum for the transaction of business at such meeting, and the act of a majority of the directors present at any such meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of those present may adjourn the meeting from time to time until a quorum be had. Notice of any such adjourned meeting need not be given.

     Section 13. Order of Business. - At all meetings of the Board of Directors
                 -----------------
business may be transacted in such order as from time to time the Board of Directors may determine.

     Section 14. Committees. - In addition to the executive committee
                 ----------
authorized by Article III of these By-Laws, other committees, consisting of two or more directors, may be designated by the Board of Directors by a resolution adopted by the greater number of (a) a majority of all directors in office at the time the action is being taken or (b) the number of directors required to take action under Article II, Section 12 hereof. Any such committee, to the extent provided in the resolution of the Board of Directors designating the committee, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, except as limited by law.

                                  ARTICLE III

                              Executive Committee

     Section 1.  How Constituted and Powers. - The Board of Directors, by
                 --------------------------
resolution adopted pursuant to Article II, Section 14 hereof, may designate one or more directors to constitute an executive committee, who shall serve during the pleasure of the Board of Directors. The executive committee, to the extent provided in such resolution and permitted by law, shall have and may exercise all of the authority of the Board of Directors.

     Section 2.  Organization, Etc. - The executive committee may choose a
                 -----------------
chairman and secretary. The executive committee shall keep a record of its acts and proceedings and report the same from time to time to the Board of Directors.

     Section 3.  Meetings. - Meetings of the executive committee may be called
                 --------
by any member of the committee. Notice of each such meeting, which need not specify the business to be transacted thereat, shall be mailed to each member of the committee, addressed to his or her residence or usual place of business, at least two days before the day on which the meeting is to be held or shall be sent to such place by telegraph, telex or telecopy or be delivered personally or by telephone, not later than the day before the day on which the meeting is to be held.

     Section 4.  Quorum and Manner of Acting. - A majority of the executive
                 ---------------------------
committee shall constitute a quorum for transaction of business, and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the executive committee. The members of the executive committee shall act only as a committee, and the individual members shall have no powers as such.

     Section 5.  Removal. - Any member of the executive committee may be
                 -------
removed, with or without cause, at any time, by the Board of Directors.

     Section 6.  Vacancies. - Any vacancy in the executive committee shall be
                 ---------
filled by the Board of Directors.

                                  ARTICLE IV

                                   Officers

     Section 1.  Number. - The officers of the Corporation shall be two co-chief
                 ------
executive officers, one of whom shall be the Chief Executive Officer, Kraft Foods International and the other of whom shall be the Chief Executive Officer, Kraft Foods North America, a chief financial officer, one or more senior vice presidents, a general counsel, a secretary and such other officers as may from time to time be chosen by the Board of Directors. Any two or more offices may be held by the same person.

     Section 2.  Election, Term of Office and Qualifications. - All officers of
                 -------------------------------------------
the Corporation shall be chosen annually by the Board of Directors, and each officer shall hold office until a successor shall have been duly chosen and qualified or until the officer resigns or is removed in the manner hereinafter provided.

     Section 3.  Vacancies. - If any vacancy shall occur among the officers of
                 ---------
the Corporation, such vacancy shall be filled by the Board of Directors.

     Section 4.  Other Officers, Agents and Employees - Their Powers and Duties.
                 --------------------------------------------------------------
- The Board of Directors may from time to time appoint such other officers as the Board of Directors may deem necessary, to hold office for such time as may be designated by it or during its pleasure, and the Board of Directors or either co-chief executive officer may appoint, from time to time, such agents and employees of the Corporation as may be deemed proper, and may authorize any officers to appoint and remove agents and employees. The Board of Directors or either co-chief executive officer may from time to time prescribe the powers and duties of such other officers, agents and employees of the Corporation.

     Section 5.  Removal. - Any officer, agent or employee of the Corporation
                 -------
may be removed, either with or without cause, by a vote of a majority of the Board of Directors or, in the case of any agent or employee not appointed by the Board of Directors, by a superior officer upon whom such power of removal may be conferred by the Board of Directors or either co-chief executive officer.

     Section 6.  Chairman of the Board of Directors. - The chairman of the Board
                 ----------------------------------
of Directors shall be chosen from among the directors but shall not be an officer of the Corporation. The chairman of the Board of Directors shall preside at meetings of the shareholders and of the Board of Directors and shall be responsible to the Board of Directors. The chairman shall from, time to time, report to the Board of Directors on matters within his or her knowledge that the interests of the Corporation may require be brought to its notice. The chairman shall do and perform such other duties as from time to time the Board of Directors may prescribe.

     Section 7.  Co-Chief Executive Officers. - The co-chief executive officers
                 ---------------------------
shall be devoted to the Corporation's business and affairs under the basic policies set by the Board of Directors and shall time to time report to the Board of Directors on matters within their knowledge that the interests of the Corporation may require be brought to the Board of Director's notice. Each co-chief executive officer shall be responsible to the Board of Directors and shall perform such duties as shall be assigned to him or her by the Board of Directors.

     Section 8.  Senior Vice Presidents. - The senior vice presidents of the
                 ----------------------
Corporation shall assist the chairman of the Board of Directors and the co-chief executive officers in carrying out their respective duties and shall perform those duties that may from time to time be assigned to them.

     Section 9.  Chief Financial Officer. - The chief financial officer shall be
                 -----------------------
a senior vice president of the Corporation and shall be responsible for the management and supervision of the financial affairs of the Corporation.

     Section 10.  Secretary. - The secretary shall keep the minutes of all
                  ---------
meetings of the shareholders and of the Board of Directors in a book or books kept for that purpose. He or she shall keep in safe custody the seal of the Corporation, and shall affix such seal to any instrument requiring it. The secretary shall have charge of such books and papers as the Board of Directors may direct. He or she shall attend to the giving and serving of all notices of the Corporation and shall also have such other powers and perform such other duties as pertain to the secretary's office, or as the Board of Directors or co-chief executive officers may from time to time prescribe.

                                   ARTICLE V

                Contracts, Checks, Drafts, Bank Accounts, Etc.

     Section 1.  Contracts. - Either co-chief executive officer, any senior vice
                 ---------
president and such other persons as either co-chief executive officer or the Board of Directors may authorize shall have the power to execute any contract or other instrument on behalf of the Corporation; no other officer, agent or employee shall, unless otherwise in these By-Laws provided, have any power or authority to bind the Corporation by any contract or acknowledgement, or pledge its credit or render it liable pecuniarily for any purpose or to any amount.

     Section 2.  Loans. - Either co-chief executive officer, any senior vice
                 -----
president and such other persons as either co-chief executive officer or the Board of Directors may authorize shall have the power to effect loans and advances at any time for the Corporation from any bank, trust company or other institution, or from any corporation, firm or individual, and for such loans and advances may make, execute and deliver promissory notes or other evidences of indebtedness of the Corporation, and, as security for the payment of any and all loans, advances, indebtedness and liability of the Corporation, may pledge, hypothecate or transfer any and all stocks, securities and other personal property at any time held by the Corporation, and to that end endorse, assign and deliver the same.

     Section 3.  Voting of Stock Held. - Either co-chief executive officer, any
                 --------------------
senior vice president or the secretary may from time to time appoint an attorney or attorneys or agent or agents of the Corporation to cast the votes that the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose stock or securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any other such corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of the Corporation such written proxies, consents, waivers or other instruments as such officer may deem necessary or proper in the premises; or either co-chief executive officer, any senior vice president or the secretary may attend in person any meeting of the holders of stock or other securities of such other corporation and thereat vote or exercise any and all powers of the Corporation as the holder of such stock or other securities of such other corporation.

                                  ARTICLE VI

                       Certificates Representing Shares

     Certificates representing shares of the Corporation shall be signed by the co-chief executive officers. Any and all signatures on such certificates, including signatures of officers, transfer agents and registrars, may be facsimile.

                                  ARTICLE VII

                                   Dividends

     The Board of Directors may declare dividends from funds of the Corporation legally available therefor.

                                 ARTICLE VIII

                                     Seal

     The Board of Directors shall provide a suitable seal or seals, which shall be in the form of a circle, and shall bear around the circumference the words "Kraft Foods Inc." and in the center the word and figures "Virginia, 2000."

                                  ARTICLE IX

                                  Fiscal Year

     The fiscal year of the Corporation shall be the calendar year.


                                   ARTICLE X

                                   Amendment

     The power to alter, amend or repeal the By-Laws of the Corporation or to adopt new By-Laws shall be vested in the Board of Directors, but By-Laws made by the Board of Directors may be repealed or changed by the shareholders, or new By-Laws may be adopted by the shareholders, and the shareholders may prescribe that any By-Laws made by them shall not be altered, amended or repealed by the directors.

                                  ARTICLE XI

                               Emergency By-laws

     If a quorum of the Board of Directors cannot be readily assembled because of some catastrophic event, and only in such event, these By-Laws shall, without further action by the Board of Directors, be deemed to have been amended for the duration of such emergency, as follows:

     Section 1.  Section 6 of Article II shall read as follows:

     Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the directors present at a meeting of the Board of Directors called in accordance with these By-Laws.

     Section 2. The first sentence of Section 10 of Article II shall read as follows:

     Special meetings of the Board of Directors shall be held whenever called by order of any person having the powers and duties of the chairman of the Board of Directors.

     Section 3.  Section 12 of Article II shall read as follows:

     The directors present at any regular or special meeting called in accordance with these By-Laws shall constitute a quorum for the transaction of business at such meeting, and the action of a majority of such directors shall be the act of the Board of Directors, provided, however, that in the event that only one director is present at any such meeting no action except the election of directors shall be taken until at least two additional directors have been elected and are in attendance.

                                                                     Exhibit 4.1
                                                                     -----------

[GRAPHIC]                                                             [GRAPHIC]
  NUMBER                                                               SHARES

KFT

         CLASS A                                                CLASS A
       COMMON STOCK                                           COMMON STOCK

     WITHOUT PAR VALUE                                  TRANSFERABLE IN NEW YORK

                                [KRAFT LOGO](R)

INCORPORATED UNDER THE LAWS OF                          CUSIP 50075N 10 4
 THE COMMONWEALTH OF VIRGINIA                SEE REVERSE FOR CERTAIN DEFINITIONS



                               KRAFT FOODS INC.

THIS IS TO CERTIFY THAT






IS THE OWNER OF


    FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A COMMON STOCK, WITHOUT
                                 PAR VALUE, OF

Kraft Foods Inc. transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented thereby are issued and are held subject to all of the provisions of the Articles of Incorporation and all amendments thereto and all certificates setting forth the designation, descriptions and terms of each series of any preferred or special class of stock (copies of which are on file with the Transfer Agent). This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

  In Witness Whereof the Corporation has caused this certificate to be signed by its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED:



                        TRANSFER AGENT
                         AND REGISTRAR BY            CO-CHIEF EXECUTIVE OFFICER
BY



                        AUTHORIZED OFFICER           CO-CHIEF EXECUTIVE OFFICER

                               KRAFT FOODS INC.

        A full statement of the designations, preferences, limitations and relative rights of the shares of each class of stock authorized to be issued and the variations in the relative rights and preferences between the shares of each class of common stock and for each series of any preferred or special class of stock as the same have been fixed and determined and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series will be furnished without charge to any stockholder upon written request made to the Corporation.

                               ----------------



        The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common                           UNIF GIFT MIN ACT- ______________Custodian_______________
TEN ENT - as tenants by the entireties                                         (Cust)                (Minor)
JT TEN  - as joint tenants with right
          of survivorship and not as tenants                                under Uniform Gifts to Minors
          in common                                                         Act______________________
                                                                                     (State)

    Additional abbreviations may also be used though not in the above list.

For value received,_____________hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
   IDENTIFYING NUMBER OF ASSIGNEE
[                                    ]

--------------------------------------------------------------------------------
           (PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                          shares
-------------------------------------------------------------------------
of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

                                 Attorney to transfer the said stock on the
---------------------------------
books of the within named Corporation with full power of substitution in the premises.

Dated__________________

--------------------------------------------------------------------------------
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular without alteration or enlargement or any change whatever. The signature of the person executing this power must be guaranteed by an Eligible Guarantor Institution such as a Commercial Bank, Trust Company, Securities Broker/Dealer, Credit Union, or a Savings Association participating in a Medallion program approved by the Securities Transfer Association, Inc.

                                                                     Exhibit 4.2
                                                                     -----------

      -------------------------------------------------------------------
          Incorporated Under the Laws of the Commonwealth of Virginia
      -------------------------------------------------------------------

-----------                                                         -----------
 No.                                                                    Shares
-----------                                                         -----------


--------------------------------------------------------------------------------
                               KRAFT FOODS INC.

                      Class B Common Stock (no par value)
--------------------------------------------------------------------------------
                          SEE LEGENDS ON REVERSE SIDE

This Certifies that                                             is the owner of
                   ---------------------------------------------
                                                 Shares of the Capital Stock of
-------------------------------------------------
    Kraft Foods Inc., a Virginia corporation, fully-paid and nonassessable transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

        IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be
      hereunto affixed this            day of                  A.D.
                           ------------      ------------------     ----



(SEAL)          --------------------------      --------------------------
                        President                       Secretary


                          --------            ------
                           SHARES              EACH
                          --------     no     ------
                                    par value

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state. The shares may not be offered, sold, pledged or otherwise transferred unless they are registered under the Act and applicable state law or unless an exemption from registration is available.

The shares of Class B Common Stock represented by this certificate may not be transferred to any person in connection with a transfer that does not meet the qualifications set forth in Article III(B)(4)(d) of the Articles of Incorporation of this Corporation and no person who receives such shares in connection with a transfer that does not meet the qualifications prescribed by
Article III(B)(4)(d) is entitled to own or to be registered as the record holder of such shares of Class B Common Stock, but the record holder of this certificate may at such time and in the manner set forth in Article III(B)(4)(d) of the Articles of Incorporation convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock for purposes of effecting the sale or other disposition of such shares of Class A Common Stock to any person. Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing.


                         -----------------------------
                                  CERTIFICATE

                                      FOR



                                    SHARES


                                    of the

                                 Capital Stock









                                   ISSUED TO



                                     DATE




                         -----------------------------



        For Value Received,                    hereby sell, assign and transfer
                           -------------------
unto
    ---------------------------------------------------------------------------

                                                                          Shares
--------------------------------------------------------------------------
of the Capital Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint
                                  ---------------------------------------------
Attorney to transfer the said Stock on the books of the within named Company with full power of substitution in the premises.
        Dated
             --------------------------         ------------
             In presence of
                                                -------------------------------
---------------------------------------

    NOTICE. THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME
      AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR,
          WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER.

                                                                     Exhibit 4.3
                                                                     -----------

                                PROMISSORY NOTE

$11,000,000,000                                                 December 1, 2000

     FOR VALUE RECEIVED, the undersigned, Kraft Foods, Inc., a Delaware corporation, hereby promises to pay to the order of Philip Morris Companies Inc., a Virginia corporation ("PM Companies"), or assigns, in lawful money of the United States of America, the principal sum of Eleven Billion Dollars ($11,000,000,000) on December 1, 2002, or so much thereof as may have not been repaid from time to time, as shown on Schedule I attached hereto, as such may be
                                      ----------
amended from time to time, together with interest on the outstanding principal balance hereof (computed on the basis of a 360-day year of twelve 30-day months) at the rate of seven and three-quarters percent (7.75%) per annum, such interest payable semiannually commencing May 1, 2001.

     This note may be prepaid in whole or in part, without premium, penalty or discount, at any time, or from time to time, at the option of the undersigned, together with accrued interest on the amount prepaid.

     Participations in this note may be assigned, in whole or in part, at any time, or from time to time, at the option of PM Companies or a participant, such participations to be recorded on Schedule II attached hereto, as such may be
                                 -----------
amended from time to time. In the event that one or more participations in this note have been assigned, all participants shall participate in all principal and interest payments pro rata in accordance with their relative principal amounts.

     Until this note has been repaid in full, an amount equal to the net proceeds of any external financing of any kind conducted by the undersigned or Kraft Holdings Virginia Inc., whether through the issuance of debt or equity, but excluding any short-term debt or any compensation-related equity issuance, shall be payable by the undersigned to the participant or participants as a mandatory prepayment of principal of this note immediately upon receipt of such proceeds by the undersigned or Kraft Holdings Virginia Inc. The unpaid principal balance of this note, together with any accrued but unpaid interest on this note, shall become immediately due and payable, without presentment, demand or other formalities of any kind, all of which are hereby expressly waived by the undersigned, on the date on which PM Companies ceases to control the vote, directly or indirectly, of shares representing more than 50% of the aggregate voting power of all the voting stock of the undersigned.

     No waiver by PM Companies or any participant of any rights or remedies under this note shall be considered a waiver of any other subsequent right or remedy. No delay or omission in the exercise by PM Companies or any participant of any rights or remedies and no exercise or enforcement of any such rights or remedies shall be held to exhaust any other right or remedy.

     The occurrence of any of the following events shall constitute an Event of Default under this note:

     (a) the undersigned shall fail to make any payment of principal due hereunder for more than five business days after the due date thereof, or shall fail to make any payment of interest due hereunder for more than thirty days after the due date thereof;

     (b) the undersigned shall commence any case or proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or the undersigned shall apply for a receiver, custodian or trustee (other than any trustee appointed as a mortgagee or secured party in connection with the issuance of indebtedness for borrowed money of the undersigned) of it or for all or a substantial part of its property; or the undersigned shall make a general assignment for the benefit of creditors; or the undersigned shall take any corporate action in furtherance of any of the foregoing; or

     (c) an involuntary case or other proceeding shall be commenced against the undersigned with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or any substantial part of its property; and such case or proceeding (i) results in the entry of an order for relief or a similar order against it or (ii) shall continue unstayed and in effect for a period of 60 consecutive days.

     Upon the occurrence of an Event of Default, the unpaid principal balance of this note and accrued interest on this note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the undersigned.

     The substantive laws of the Commonwealth of Virginia shall govern the validity, construction, enforcement and interpretation of this note. In the event of a dispute involving this note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue of such dispute shall lie exclusively in any court of competent jurisdiction in the City of Richmond, Virginia.



                                    KRAFT FOODS, INC.


                                    By:    /s/  Betsy D. Holden
                                           -------------------------------
                                    Name:  Betsy D. Holden
                                           -------------------------------
                                    Title: President & CEO
                                           -------------------------------

                                                                      Schedule I
                                                                      ----------

                    Principal Payment Record
                    ------------------------

 Date of      Amount of             Unpaid         Name of Person
Repayment   Principal Paid    Principal Balance    Making Notation
---------   --------------    -----------------    ---------------

                                                                     Schedule II
                                                                     -----------

                                 Participations
                                 --------------

                 Participant                         Amount of Principal
                 -----------                         -------------------

                                                                     Exhibit 4.4
                                                                     -----------

                 AMENDED AND RESTATED NOTE EXCHANGE AGREEMENT
                  --------------------------------------------
                               AND NOTE AMENDMENT
                               ------------------



         This AMENDED AND RESTATED NOTE EXCHANGE AGREEMENT AND NOTE AMENDMENT (the "Agreement"), is made and entered into as of March 16, 2001, by and among Philip Morris Companies Inc., a Virginia corporation ("PM"), PM Holdings of Delaware LLC, a Delaware limited liability company ("LLC"), and Kraft Foods North America, Inc. (formerly Kraft Foods, Inc.), a Delaware corporation ("KFNA").

                                    RECITALS
                                    --------

         WHEREAS, KFNA, as successor in interest to Kraft, Inc., has issued to PM (i) a promissory note dated April 1, 1989, and amended March 30, 1999, in the amount of $5,000,000,000 (the "KFNA $5 Billion Note"), (ii) a promissory note dated December 1, 2000, in the amount of $11,000,000,000 (the "KFNA $11 Billion Note"), and (iii) a promissory note dated December 11, 2000, in the amount of $4,000,000,000 (the "KFNA $4 Billion Note" and, collectively with the KFNA $5 Billion Note and the KFNA $11 Billion Note, the "KFNA Notes").

         WHEREAS, pursuant to the Note Exchange Agreement, dated as of December 15, 2000, among PM, LLC and KFNA (the "Note Exchange Agreement"), PM assigned and transferred its rights under the KFNA Notes to LLC, its wholly owned subsidiary, in exchange for the issuance by LLC to PM of (i) a promissory note dated December 15, 2000 in the amount of $5,000,000,000 (the "LLC $5 Billion Note"), (ii) a promissory note dated December 15, 2000 in the amount of $11,000,000,000 (the "LLC $11 Billion Note") and (iii) a promissory note dated December 15, 2000 in the amount of $4,000,000,000 (the "LLC $4 Billion Note" and, collectively with the LLC $5 Billion Note and the LLC $11 Billion Note, the "LLC Notes").

         WHEREAS, KFNA consented to such assignment and transfer of the KFNA Notes by PM to LLC and acknowledged LLC as the assignee of PM with respect to the KFNA Notes and to make the other agreements set forth herein.

         WHEREAS, PM, LLC and KFNA wish to amend certain provisions of the KFNA Notes and to amend and restate the Note Exchange Agreement.

         NOW, THEREFORE, in consideration of the Recitals and of the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

         1.   Exchange. (a) PM hereby agrees to assign, and LLC hereby agrees to
              --------
accept such assignment, effective for all purposes as of December 15, 2000 (the "Exchange Date"), of PM's rights under the KFNA Notes, including without limitation PM's right to receive principal and interest payments thereunder; provided that all interest accruing under the KFNA Notes up to but not including
--------
the Exchange Date shall be for the account of PM and LLC shall be obligated, upon receipt from KFNA, to pay such amount to PM.

                  (b) LLC agrees to issue the LLC Notes to PM effective as of the Exchange Date.

         2.       Consent and Acknowledgment of KFNA.  KFNA hereby consents
                  ----------------------------------
to the assignment of the KFNA Notes by PM to LLC and acknowledges LLC's rights under the KFNA Notes as the assignee of PM.

         3.       Mandatory Prepayment of Kraft Notes.
                  -----------------------------------

                  (a) The parties agree that until the KFNA Notes have been repaid in full, an amount equal to the net proceeds of any external financings of any kind conducted by KFNA or Kraft Foods Inc., whether through the issuance of debt or equity (the "Prepayment Amount"), shall be payable by KFNA to LLC or its assignees as a mandatory prepayment of principal of the KFNA Notes in the priority set forth in Section 3(b) immediately upon receipt of such Prepayment Amount by KFNA or Kraft Foods Inc. Notwithstanding the foregoing, no prepayment of the KFNA Notes shall be required in respect of (i) any short-term debt, (ii) any compensation-related equity issuance, (iii) the portion of the net proceeds of any external long-term debt financings issued after the date hereof ("New Debt") up to an amount equal to the portion of the aggregate principal amount of external long-term debt of Kraft Foods Inc. and its consolidated subsidiaries outstanding on the date hereof ("Existing Debt") having scheduled maturities within the same calendar year as such New Debt issuance, or (iv) New Debt issued within the same calendar year as maturing New Debt up to the amount such maturing New Debt was used to refinance Existing Debt pursuant to clause (iii) above. In the event multi-tranche New Debt is issued and only a portion of the proceeds thereof is used to refinance maturing Existing Debt pursuant to clause (iii) above or New Debt pursuant to clause (iv) above, such portion shall be deemed to have matured first, on the earliest maturity date of such refinancing and thereafter, any balance remaining shall be deemed to have matured on the next earliest maturity date of such refinancing until such portion is fully allocated.

                  (b)     In the event of a mandatory prepayment pursuant to
Section 3(a), the Prepayment Amount shall be applied toward the prepayment of the KFNA Notes in the following order of priority:

                  first, to the prepayment of the KFNA $11 Billion Note;


                  second, if the KFNA $11 Billion Note has been paid in full, the balance shall be applied to the prepayment of the KFNA $4 Billion Note; and


                  third, if the KFNA $4 Billion Note has been paid in full, the balance shall be applied to the prepayment of the KFNA $5 Billion Note.


                  (c) The unpaid principal balance of the KFNA Notes, together with any accrued but unpaid interest on the KFNA Notes, shall become immediately due and payable, without presentment, demand or other formalities of any kind, all of which are hereby expressly waived by KFNA, on the date on which PM ceases to control the vote, directly or indirectly, of shares representing more than 50% of the aggregate voting power of all the voting stock of KFNA.

         4.       Mandatory Prepayment of LLC Notes.
                  ---------------------------------

                  (a) LLC and PM agree that until the LLC Notes have been prepaid in full, an amount equal to the Prepayment Amount received by LLC from KFNA pursuant to Section 3(a) shall be payable by LLC to PM as a mandatory prepayment of principal of the LLC Notes in the priority set forth in Section 4(b) immediately upon receipt of such payment by LLC.

                  (b)     In the event of a mandatory prepayment pursuant to
Section 4(a), such prepayment shall be applied toward the prepayment of the LLC Notes in the following order of priority:


              first, to the prepayment of the LLC $11 Billion Note;


              second, if the LLC $11 Billion Note has been paid in full, the balance shall be applied to the prepayment of the LLC $4 Billion Note; and


              third, if the LLC $4 Billion Note has been paid in full, the balance shall be applied to the prepayment of the LLC $5 Billion Note.


                  (c) The unpaid principal balance of the LLC Notes, together with any accrued but unpaid interest on the LLC Notes, shall become immediately due and payable, without presentment, demand or other formalities of any kind, all of which are hereby expressly waived by LLC, on the date on which PM ceases to control the vote, directly or indirectly, of shares representing more than 50% of the aggregate voting power of all the voting stock of Kraft Foods Inc.


         5.       Conflicts.  The Kraft Notes and the LLC Notes are governed by
                  ---------
the provisions of this Agreement. In the event of a conflict, the provisions of this Agreement shall prevail.


         6.       Governing Law. The substantive laws of the Commonwealth of
                  -------------
Virginia shall govern the validity, construction, enforcement and interpretation of this Agreement. In an event of a dispute involving this Agreement, the parties irrevocably agree that venue of such dispute shall lie exclusively in any court of competent jurisdiction in the City of Richmond, Virginia.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in counterparts as of the day and year first above written.





                                   PHILIP MORRIS COMPANIES INC.




                                   By: /s/ Nancy J. De Lisi
                                       ------------------------
                                   Name: Nancy J. De Lisi
                                   Title: Vice President Finance and Treasurer


                                   PM HOLDINGS OF DELAWARE LLC


                                   By: /s/ Nancy J. De Lisi
                                       ------------------------
                                   Name: Nancy J. De Lisi
                                   Title: Manager


                                   KRAFT FOODS NORTH AMERICA, INC.


                                   By: /s/ Betsy D. Holden
                                       ------------------------
                                   Name: Betsy D. Holden
                                   Title: President and
                                          Chief Executive Officer

                                                                       Exhibit 5
                                                                       ---------

                        [Letterhead of Hunton & Williams]

May 2, 2001


Board of Directors
Kraft Foods Inc.
Three Lakes Drive
Northfield, Illinois  60093

     RE:  Kraft Foods Inc. Registration Statement on Form S-1 (No. 333-57162)
     -----------------------------------------------------------------------

Ladies and Gentlemen:

         We are acting as counsel for Kraft Foods Inc. (the "Company") in connection with its Registration Statement on Form S-1, and any amendments thereto (the "Registration Statement"), as filed with the Securities and Exchange Commission, with respect to a maximum of 308,000,000 million shares of the Company's Class A common stock, without par value (the "Shares"). In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

         In connection with the foregoing, we have examined the following documents: (i) the Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; (ii) the Registration Statement; (iii) the form of underwriting agreement (the "Underwriting Agreement") proposed to be entered into among the Company, as issuer, and Credit Suisse First Boston Corporation and Salomon Smith Barney Inc., as representatives of the several underwriters named therein; (iv) the form of stock certificate representing the Shares; and (v) certain resolutions of the Board of Directors of the Company and drafts of certain resolutions of the Pricing Committee of the Board of Directors of the Company relating to the issuance and sale of the Shares and related matters. As to certain factual matters, we have relied upon a certificate of the State Corporation Commission of the Commonwealth of Virginia.

         For purposes of the opinions expressed below, we have assumed: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals; (iii) the legal capacity of natural persons; and (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof (other than the authorization, execution and delivery of documents by the Company and the validity and binding effect thereof upon the Company).

         We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia and the United States of America.

Board of Directors
May 2, 2001
Page 2


         Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

         2. After appropriate authorization by the Pricing Committee of the Board of Directors of the Company of the issue and sale of the Shares, upon issuance and sale of the Shares as described in the Registration Statement and receipt by the Company of full payment therefor in accordance with the corporate authorization, the Shares will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and to the reference to this firm under the heading "Validity of Class A Common Stock" therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.



                                          Very truly yours,

                                          /s/ Hunton & Williams

                                                       Exhibit 10.1
                                                       ------------


                              CORPORATE AGREEMENT

                                by and between

                               KRAFT FOODS INC.

                                      and

                         PHILIP MORRIS COMPANIES INC.

                            _________________, 2001

                               TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
ARTICLE I DEFINITIONS.............................................................................................1
         1.1. Definitions.........................................................................................1
         1.2. Internal References.................................................................................6

ARTICLE II KRAFT BOARD REPRESENTATION.............................................................................6
         2.1. General.............................................................................................6
         2.2. Philip Morris Designees.............................................................................6
         2.3. Additional Members of Kraft Board...................................................................6
         2.4. Efforts of Kraft....................................................................................7
         2.5. Chairman of Kraft Board.............................................................................7

ARTICLE III CERTAIN COVENANTS AND AGREEMENTS......................................................................7
         3.1. No Violations.......................................................................................7
         3.2. Access to Information...............................................................................8
         3.3. Intercompany Transactions...........................................................................9
         3.4. Actions Requiring Consent...........................................................................9

ARTICLE IV CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST......................................................9
         4.1. General.............................................................................................9
         4.2. Business Activities.................................................................................9
         4.3. Corporate Opportunities............................................................................10
         4.4. Philip Morris Entities and Kraft Entities..........................................................10
         4.5. Notice.............................................................................................11

ARTICLE V INDEMNIFICATION........................................................................................11
         5.1. Kraft Indemnification of the Philip Morris Entities for Certain Liabilities........................11
         5.2. Philip Morris Indemnification of Kraft Entities....................................................11
         5.3. Third-Party Rights; Tax Benefits...................................................................12
         5.4. Notice and Payment of Claims.......................................................................12
         5.5. Notice and Defense of Third-Party Claims...........................................................12
         5.6. Contribution.......................................................................................13

ARTICLE VI OPTION................................................................................................14
         6.1. Option.............................................................................................14
         6.2. Notice.............................................................................................14
         6.3. Option Exercise and Payment........................................................................14
         6.4. Effect of Failure to Exercise......................................................................15
         6.5. Termination of Option..............................................................................15

ARTICLE VII REGISTRATION RIGHTS..................................................................................15


ARTICLE VIII TERM................................................................................................15

ARTICLE IX MISCELLANEOUS.........................................................................................16
         9.1. Limitation of Liability............................................................................16
         9.2. Subsidiaries.......................................................................................16
         9.3. Amendments.........................................................................................16
         9.4. Severability.......................................................................................16
         9.5. Notices............................................................................................16
         9.6. Further Assurances.................................................................................17
         9.7. Counterparts.......................................................................................17
         9.8. Governing Law......................................................................................17
         9.9. Entire Agreement...................................................................................17
         9.10. Successors........................................................................................17
         9.11. Specific Performance..............................................................................19

APPENDIX I  - REGISTRATION RIGHTS AGREEMENT......................................................................A1

                              CORPORATE AGREEMENT

                  THIS CORPORATE AGREEMENT ("Agreement") is entered into as of _______________, 2001 by and between KRAFT FOODS INC., a Virginia corporation ("Kraft"), and PHILIP MORRIS COMPANIES INC., a Virginia corporation ("Philip Morris").

                                   RECITALS

                  A. Philip Morris owns all of the issued and outstanding Class B Common Stock, no par value per share ("Class B Common Stock"), of Kraft and owns 275,000,000 shares of Class A Common Stock, no par value per share ("Class A Common Stock"), of Kraft, and Kraft is a member of Philip Morris' "affiliated group" of corporations (the "Philip Morris Group") for federal income tax purposes.

                  B. The parties are contemplating that Kraft will issue shares of Class A Common Stock in an initial public offering (the "Initial Public Offering") registered under the Securities Act of 1933, as amended.

                  C. The parties desire to enter into this Agreement to set forth their agreement regarding: (i) the composition of the Kraft Board of Directors; (ii) certain covenants and agreements regarding the conduct of Kraft's business; (iii) treatment of potential corporate opportunities and conflicts of interest between the parties; (iv) Philip Morris' rights to purchase additional shares of Class A Common Stock upon certain issuances of Kraft securities to any person to permit Philip Morris to maintain its percentage ownership interest in Kraft; and (v) certain registration rights with respect to Class A Common Stock.

                                  AGREEMENTS

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Kraft and Philip Morris, for themselves and their successors and assigns, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         1.1.     Definitions.
                  -----------

         As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

         "Action" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity.

         "Affiliate" means, with respect to a given Person, any Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct the vote of a majority of the votes that may be cast in the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

         "Applicable Stock" means at any time the (i) shares of Common Stock owned by the Philip Morris Entities that were owned on the date hereof, plus
(ii) shares of Class A Common Stock purchased by the Philip Morris Entities pursuant to Article VI of this Agreement, plus (iii) shares of Common Stock that were issued to Philip Morris Entities in respect of shares described in either clause (i) or clause (ii) in any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event.

         "Class A Common Stock" has the meaning ascribed thereto in the recitals to this Agreement.

         "Class B Common Stock" has the meaning ascribed thereto in the recitals to this Agreement.

         "Common Stock" means the Class B Common Stock, the Class A Common Stock and any other class of Kraft's capital stock representing the right to vote generally for the election of directors and, for so long as Kraft continues to be a subsidiary corporation includable in a consolidated federal income tax return of the Philip Morris Group, any other security of Kraft treated as stock for purposes of Section 1504(a) of the Internal Revenue Code of 1986, as amended.

          "Finally Determined" means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or matter has either (i) been decided by an arbitrator or Governmental Entity of competent jurisdiction by judgment, order, award or other ruling or (ii) has been settled or voluntarily dismissed and, in the case of each of clauses (i) and (ii), the claimants' rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

         "Governmental Entity" means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Indemnified Party" has the meaning ascribed thereto in Section 5.4.
                                                                 -----------

         "Indemnifying Party" has the meaning ascribed thereto in Section 5.4.
                                                                  -----------

         "Information" has the meaning ascribed thereto in Section 3.2(a).
                                                           --------------

         "Initial Public Offering" has the meaning ascribed thereto in the recitals to this Agreement.

         "Initial Public Offering Date" means the date of completion of the initial sale of Class A Common Stock in the Initial Public Offering.

         "Issuance Event" has the meaning ascribed thereto in Section 6.2.
                                                              -----------

         "Issuance Event Date" has the meaning ascribed thereto in Section 6.2.
                                                                   -----------

         "Kraft" has the meaning ascribed thereto in the preamble hereto.

         "Kraft Articles" means the articles of incorporation of Kraft, as amended.

         "Kraft Board" means the Board of Directors of Kraft.

         "Kraft Bylaws" means the amended and restated bylaws of Kraft.

         "Kraft Entities" means Kraft and its Subsidiaries; and "Kraft Entity" shall mean any of the Kraft Entities.

         "Kraft Entity Liabilities" means, except as otherwise specifically provided in any Transaction Document, all Liabilities, whether arising before, at or after the Initial Public Offering Date, (i) of or in any way relating, in whole or in part, to any Kraft Entity or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of the Kraft Entities or the ownership or use of assets or property in connection therewith. Notwithstanding the foregoing, "Kraft Entity Liabilities" shall exclude (i) all Liabilities for Taxes of the Kraft Entities (because the Tax Sharing Agreement will govern those Liabilities); (ii) all Liabilities of the Kraft Entities pursuant to the Services Agreement (because the Services Agreement will govern those Liabilities); (iii) all Liabilities of the Kraft Entities pursuant to the Registration Rights Agreement (because the Registration Rights Agreement will govern those Liabilities); and (iv) all Liabilities directly, indirectly or derivatively based on, arising out of or in any way relating to, in whole or in part, the businesses and operations of the Philip Morris Entities or the ownership or use of assets or property in connection therewith.

          "Kraft Indemnitee" has the meaning ascribed thereto in Section 5.2(a).
                                                                 --------------

          "Liabilities" means any and all claims, debts, liabilities, assessments, fines, penalties, damages, losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, all costs and expenses relating thereto (including, but not limited to, all expenses of investigation, all attorneys' fees and all out-of-pocket expenses in connection with any Action or threatened Action).

         "Market Price" of any shares of Class A Common Stock on any date means
(i) the last sale price of such shares on such date on the New York Stock Exchange, Inc. or, if such shares are not listed thereon, on the principal national securities exchange or automated interdealer quotation system on which such shares are traded or (ii) if such sale price is unavailable or such shares are not so traded, the value of such shares on such date determined in accordance with agreed-upon procedures reasonably satisfactory to Philip Morris and Kraft.

         "Option" has the meaning ascribed thereto in Section 6.1(a).
                                                      --------------

         "Option Notice" has the meaning ascribed thereto in Section 6.2.
                                                             -----------

         "Ownership Percentage" means, at any time, the fraction, expressed as a percentage and rounded to the nearest thousandth of a percent, whose numerator is the number of shares of the Applicable Stock and whose denominator is the number of outstanding shares of Common Stock of Kraft; provided, however, that any shares of Common Stock issued by Kraft in violation of its obligations under
Article VI of this Agreement shall not be deemed outstanding for the purpose of determining the Ownership Percentage.

         "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

         "Philip Morris" has the meaning ascribed thereto in the preamble hereto.

         "Philip Morris Board" means the Board of Directors of Philip Morris.

         "Philip Morris Designee" has the meaning ascribed thereto in Section
                                                                      -------
2.1(b).
------

         "Philip Morris Entities" means Philip Morris and Subsidiaries of Philip Morris (other than Subsidiaries that constitute Kraft Entities); and "Philip Morris Entity" shall mean any of the Philip Morris Entities.

         "Philip Morris Entity Liabilities" means, except as otherwise specifically provided in any Transaction Document, all Liabilities, whether arising before, at or after the Initial Public Offering Date, (i) of or in any way relating, in whole or in part, to any Philip Morris Entity or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of the Philip Morris Entities or the ownership or use of assets or property in connection therewith. Notwithstanding the foregoing, "Philip Morris Entity Liabilities" shall exclude (i) all Liabilities for Taxes of the Philip Morris Entities (because the Tax Sharing Agreement will govern those Liabilities); (ii) all Liabilities of the Philip Morris Entities pursuant to the Services Agreement (because the Services Agreement will govern those Liabilities); and (iii) all Liabilities of the Philip Morris Entities pursuant to the Registration Rights Agreement (because the Registration Rights Agreement will govern those Liabilities).

         "Philip Morris Group" has the meaning ascribed thereto in the recitals to this Agreement.

         "Philip Morris Indemnitee" has the meaning ascribed thereto in Section
                                                                        -------
5.1.
---
         "Philip Morris Ownership Reduction" means any decrease at any time in the Ownership Percentage to less than 50%.

         "Registration Rights Agreement" means the Registration Rights Agreement, in the form attached hereto as Appendix I, to be dated as of the date
                                          ----------
hereof, between Kraft and Philip Morris.

         "Representative" shall mean, with respect to any Person, each of such Person's directors, officers, employees, representatives, attorneys, accountants, advisors and agents, and each of the heirs, executors and assigns of any of the foregoing.

          "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

         "Services Agreement" means the Services Agreement to be dated as of the date hereof between Kraft and Philip Morris Management Corporation, a Delaware corporation.

         "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which the power to direct the vote of the majority of the votes that may be cast in the election of directors (or other Persons acting in similar capacities) is held or controlled, directly or indirectly, by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. "Subsidiary," when used with respect to Philip Morris or Kraft, shall also include any other entity affiliated with Philip Morris or Kraft, as the case may be, that Philip Morris and Kraft may hereafter agree in writing shall be treated as a "Subsidiary" for the purposes of this Agreement.

         "Tax" has the meaning assigned to that term in the Tax Sharing
Agreement.

         "Tax Sharing Agreement" means the Tax Sharing Agreement to be dated as of the date hereof between Kraft and Philip Morris.

         "Third-Party Claim" has the meaning ascribed thereto in Section 5.5.
                                                                 ------------

          "Transaction Documents" means this Agreement, the Tax Sharing Agreement, the Registration Rights Agreement, the Services Agreement, and the exhibits and schedules to those agreements.

          1.2.     Internal References.
                   -------------------

                   Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

                                  ARTICLE II
                          KRAFT BOARD REPRESENTATION

          2.1.     General.
                   -------

                   The provisions of this Article II contemplate that there will
                                          ----------
be nine members of the Kraft Board. If the number of members of the Kraft Board is greater or lesser than nine, the parties shall amend this Article II to
                                                             ----------
maintain its purpose.

          2.2.     Philip Morris Designees.
                   -----------------------

                   (a) Philip Morris shall have the right to designate for nomination by the Kraft Board (or any nominating committee thereof) to the Kraft Board three of the members of the Kraft Board. Notwithstanding anything to the contrary set forth herein, Kraft's obligations to Philip Morris with respect to the election or appointment of Philip Morris designated members shall be limited to the obligations set forth under subsection (b) and Section 2.5 below.
                                                      -----------

                   (b) Kraft shall exercise all authority under applicable law and shall use its best efforts to cause three persons designated by Philip Morris to be elected to the Kraft Board. Commencing with the annual meeting of shareholders of Kraft to be held in 2002 and prior to each annual meeting of shareholders of Kraft thereafter, Philip Morris shall be entitled to present to the Kraft Board, or any nominating committee thereof, three designees of Philip Morris (each, a "Philip Morris Designee") (or such other number of Philip Morris Designees as would result in Philip Morris having the appropriate number of Philip Morris Designees on the Kraft Board as determined pursuant to Section 2.1 above) for election to the Kraft Board at each annual meeting of shareholders of Kraft. In the event that any Philip Morris Designee elected to the Kraft Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Kraft Board with a substitute Philip Morris Designee.

                2.3.     Additional Members of Kraft Board.
                         ---------------------------------

                         Four of the individuals designated for nomination by
the Kraft Board (or any nominating committee thereof) to the Kraft Board shall be unaffiliated with either Philip Morris or Kraft (the "Additional Board Nominees"). Notwithstanding anything to the contrary set forth herein, Kraft's obligations to Philip Morris with respect to the election or appointment of the Additional Board Nominees shall be limited to the obligations set forth under this Section 2.3 and Section 2.5 below. In the event that any Additional Board
                     -----------
Nominee elected to the Kraft

Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Kraft Board with a substitute Additional Board Nominee.

                2.4.     Efforts of Kraft.
                         ----------------

                         Kraft shall at all such times exercise all authority
under applicable law and use its best efforts to cause all Philip Morris Designees and Additional Board Nominees to be nominated as Kraft Board members by the nominating committee of the Kraft Board, if there is such a committee. Kraft shall cause each Philip Morris Designee and Additional Board Nominee for election to the Kraft Board to be included in the slate of designees recommended by the Kraft Board to Kraft's shareholders for election as directors at each annual meeting of the shareholders of Kraft (or at any special meeting held for the election of directors) and shall use its best efforts to cause the election of each such Philip Morris Designee and Additional Board Nominee, including soliciting proxies in favor of the election of such persons.

                2.5.     Chairman of Kraft Board.
                         -----------------------

                         Philip Morris shall have the right to designate the
chairman of the Kraft Board. Kraft shall exercise all authority under applicable law and shall use its best efforts to cause the person designated by Philip Morris to be elected as chairman of the Kraft Board.

                                  ARTICLE III
                       CERTAIN COVENANTS AND AGREEMENTS

                3.1.     No Violations.
                         -------------

                         (a) Kraft covenants and agrees that it will not take
any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any Philip Morris Entity of: (i) any provisions of applicable law or regulation; (ii) any provision of Philip Morris' articles of incorporation or bylaws; (iii) any credit agreement or other material instrument binding upon Philip Morris in effect as of the date of this Agreement; or (iv) any judgment, order or decree of any Governmental Entity having jurisdiction over Philip Morris or any of its assets.

                         (b) Philip Morris covenants and agrees that it will not
take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any Kraft Entity of: (i) any provisions of applicable law or regulation; (ii) any provision of the Kraft Articles or of the Kraft Bylaws; (iii) any credit agreement or other material instrument binding upon Kraft in effect as of the date of this Agreement; or
(iv) any judgment, order or decree of any Governmental Entity having jurisdiction over Kraft or any of its assets.

                         (c) Kraft and Philip Morris agree to provide to the
other any information and documentation requested by the other for the purpose of evaluating and ensuring compliance with Sections 3.1(a) and 3.1(b) hereof.
                                           ---------------     ------

                         (d) Notwithstanding the foregoing Sections 3.1(a),
                                                           ---------------
3.1(b) and 3.1(c), nothing in this Agreement is intended to limit or restrict in
------     ------
any way Philip Morris' rights as a shareholder of Kraft.

                 3.2.    Access to Information.
                         ---------------------

                         (a) Kraft, subject to compliance by its Subsidiaries
and all of its designated Representatives with the provisions of this Section
                                                                      -------
3.2, shall afford to Philip Morris and its authorized accountants, counsel and
---
other designated Representatives reasonable access and duplicating rights (with copying costs to be borne by Philip Morris) during normal business hours to all books and records and documents, communications, items and matters (collectively, "Information") within the knowledge, possession or control of Kraft or any Kraft Entity relating to their respective businesses insofar as such access is (i) reasonably required by Philip Morris or any Philip Morris Entity, as the case may be, for the purpose of performing their respective obligations under this Agreement or any other agreement between the parties, and
(ii) permitted by law (and shall use reasonable efforts to cause Persons or firms possessing relevant Information to give similar access).

                         (b) Except as required by law, regulation or legal or
judicial process, Philip Morris agrees that neither it nor any Philip Morris Entity nor any of their respective directors, officers or employees will, without the prior written consent of Kraft, disclose to any Person any material, non-public information concerning the business or affairs of Kraft acquired from any director, officer or employee of Kraft (including any director, officer or employee of Kraft who is also a director, officer or employee of Philip Morris).

         3.3.     Intercompany Transactions.
                  -------------------------

                  All material intercompany transactions between Kraft and Philip Morris after the date hereof, including any material amendments to this Agreement, the Services Agreement, the Tax Sharing Agreement or any other agreement between Kraft and Philip Morris, will be subject to the approval of the Audit Committee of the Kraft Board.

         3.4.     Actions Requiring Consent.
                  -------------------------

                  (a) Kraft must obtain Philip Morris' written consent before:

                           (i)   entering into any agreement or arrangement that
binds or purports to bind Philip Morris or any of the other Philip Morris Entities, or contains provisions that trigger a default or require a material payment when Philip Morris exercises any of its rights: (A) under this Agreement; or (B) to convert the shares of Class B Common Stock into Class A Common Stock in accordance with the terms of the Kraft Articles;

                           (ii)  declaring any extraordinary dividend or making
any other extraordinary distribution to the holders of the Common Stock; or

                           (iii) issuing any Common Stock or securities
convertible into or exercisable for Common Stock except for Class A Common Stock issued or granted to employees of the Kraft Entities pursuant to the terms of any stock option or other executive or employee benefit or compensation plan.

                  (b) Philip Morris may assign all or any portion of its rights under this Section 3.4 to any transferee of shares of Common Stock previously
           -----------
held by Philip Morris; provided, that such transferee may exercise these rights only to the extent that and so long as such transferee owns or has the right to acquire more than 50% of the then outstanding Common Stock.

                                  ARTICLE IV
               CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST

         4.1.     General.
                  -------

                  The provisions of this Article IV are set forth to regulate and define the conduct of certain affairs each party and their respective officers and directors, and the powers, rights, duties and liabilities of each party and their respective directors and shareholders in connection therewith.

         4.2.     Business Activities.
                  -------------------

                  (a) Philip Morris shall have no duty to refrain from: (i) engaging in the same or similar activities or lines of business as Kraft; (ii) doing business with any customer of Kraft; and (iii) employing or engaging any officer or employee of Kraft, and no officer or director thereof (except as provided in Section 4.3) shall be liable to Kraft or its shareholders for breach
            -----------
of any fiduciary duty by reason of any such activities of Philip Morris.

                  (b) Kraft shall have no duty to refrain from: (i) engaging in the same or similar activities or lines of business as Philip Morris; (ii) doing business with any customer of Philip Morris; and (iii) employing or engaging any officer or employee of Philip Morris, and no officer or director thereof (except as provided in Section 4.3) shall be liable to Philip Morris or its shareholders
               -----------
for breach of any fiduciary duty by reason of any such activities of Kraft.

         4.3.     Corporate Opportunities.
                  -----------------------

                  (a) In the event that a director or officer of Kraft who is also a director or officer of Philip Morris acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Kraft and Philip Morris, such director or officer of Kraft shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to Kraft and its shareholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

                           (i) If any officer or director of Kraft who also
serves as an officer or director of Philip Morris becomes aware of a potential transaction related primarily to the food and beverage industry, other than beer, that may represent a corporate opportunity for both Kraft and Philip Morris, such officer or director has no duty to present that opportunity to Philip Morris; and Kraft will have the sole right to pursue the transaction if the Kraft Board so determines.

                           (ii) If any officer or director of Kraft who also
serves as an officer or director of Philip Morris becomes aware of any other potential transaction that may represent a corporate opportunity for both Kraft and Philip Morris, such officer or director will have a duty to present that opportunity to Philip Morris; and Philip Morris will have the sole right to pursue the transaction if the Philip Morris Board so determines.

                  (b) If any officer or director of Kraft who does not serve as an officer or director of Philip Morris becomes aware of a potential transaction that may represent a corporate opportunity for both Kraft and Philip Morris, neither Kraft nor such officer or director has a duty to present that opportunity to Philip Morris; and Kraft may pursue the transaction if the Kraft Board so determines.

                  (c) If any officer or director of Philip Morris who does not serve as an officer or director of Kraft becomes aware of a potential transaction that may represent a corporate opportunity for both Philip Morris and Kraft, neither Philip Morris nor such officer or director has a duty to present that opportunity to Kraft; and Philip Morris may pursue the transaction if the Philip Morris Board so determines.

         4.4.     Philip Morris Entities and Kraft Entities.
                  -----------------------------------------

                  For purposes of this Article IV only, the term "Kraft" shall
                                       ----------
include any Kraft Entity and the term "Philip Morris" shall include any Philip Morris Entity.

       4.5.     Notice.
                ------

                Any Person purchasing or otherwise acquiring any interest in shares of the Common Stock shall be deemed to have notice of and to have consented to the provisions of this Article IV.
                                    ----------

                                   ARTICLE V
                                INDEMNIFICATION

       5.1.     Kraft Indemnification of the Philip Morris Entities for Certain
                ---------------------------------------------------------------
Liabilities.
-----------

                (a) Subject to Section 5.3, on and after the Initial Public
                               -----------
Offering Date, Kraft shall indemnify and hold harmless each Philip Morris Entity and its respective directors, officers and employees (each, a "Philip Morris Indemnitee") from and against any and all Liabilities incurred or suffered by any Philip Morris Indemnitee arising out of (i) any and all Kraft Entity Liabilities and (ii) the breach by any Kraft Entity of any obligation under this Agreement.

                (b) Subject to Section 5.3, Kraft shall indemnify and hold
                               -----------
harmless each Philip Morris Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any Philip Morris Entity pursuant to the Securities Act or the Securities Exchange Act, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any Philip Morris Indemnitee by any Kraft Entity or incorporated by reference by any Philip Morris Indemnitee from any filings made by any Kraft Entity with the SEC under the Securities Act or the Securities Exchange Act, if that statement or omission was made or occurred after the Initial Public Offering Date.

       5.2.     Philip Morris Indemnification of Kraft Entities.
                -----------------------------------------------

                (a) Subject to Section 5.3, on and after the Initial Public
                               -----------
Offering Date, Philip Morris shall indemnify and hold harmless each Kraft Entity and their respective directors, officers and employees (each, a "Kraft Indemnitee") from and against any and all Liabilities incurred or suffered by any Kraft Indemnitee arising out of (i) any and all Philip Morris Entity Liabilities and (ii) the breach by any Philip Morris Entity of any obligation under this Agreement.

                (b) Subject to Section 5.3, Philip Morris shall indemnify and
                               -----------
hold harmless each Kraft Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any Kraft Entity pursuant to the Securities Act or the Securities Exchange Act, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any Kraft Indemnitee by any Philip Morris Entity or incorporated by reference by any Kraft Indemnitee from any filings made by any Philip Morris Entity with the SEC under the Securities Act or the Securities Exchange Act, if that statement or omission was made or occurred after the Initial Public Offering Date.

         5.3.     Third-Party Rights; Tax Benefits.
                  --------------------------------

                  Any indemnification pursuant to Section 5.1 or Section 5.2
                                                  -----------    ------- ---
shall be paid net of any tax benefit to the Indemnified Party attributable to the relevant payment. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit (as a third-party beneficiary or otherwise) that it would not be entitled to receive in the absence of Section
                                                                      -------
5.1 or Section 5.2, (ii) relieved of the responsibility to pay any claims to
---    -----------
which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation under Section 5.1 or Section 5.2.
                        -----------    ------------

         5.4.     Notice and Payment of Claims.
                  ----------------------------

                  If any Philip Morris Indemnitee or Kraft Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by any party (the "Indemnifying Party") under Article V of this Agreement (other
                                              ---------
than in connection with any Action subject to Section 5.5), the Indemnified
                                              -----------
Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of that notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim. If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth the grounds for the objection(s) within that 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for that claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect that amount. If there is a timely objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within 15 days after that indemnity claim has been so Finally Determined.

         5.5.     Notice and Defense of Third-Party Claims.
                  ----------------------------------------

                  Promptly after the earlier of receipt of (i) notice that a third party has commenced an Action against or otherwise involving any Indemnified Party or (ii) information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought under Article V of this Agreement (a "Third-Party
                                    ---------
Claim"), the Indemnified Party shall give the Indemnifying Party written notice of the Third-Party Claim. The failure of the Indemnified Party to give notice as provided in this Section 5.5 shall not relieve the Indemnifying Party of its
                 -----------
obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by the failure to give notice. Within 30 days after receipt of that notice, the Indemnifying Party may (i) at its option, elect to assume and control the defense of that Third-Party Claim at its sole cost and expense by giving written notice to that effect to the Indemnified Party, or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 5.5; provided, that if the Indemnifying Party does not
                 -----------
within that 30-day period give the Indemnified Party written notice objecting to that indemnification claim and setting forth the grounds for the objection(s), the Indemnifying Party shall be deemed to have acknowledged its liability for that indemnification claim. If the Indemnifying Party has acknowledged liability and elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to participate in those proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as any settlement or compromise of the Third-Party Claim includes an unconditional release of the Indemnified Party from all claims that are the subject of that Third-Party Claim; provided, that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible under this Agreement, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party will act in good faith with respect to that Third-Party Claim and may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred in investigating and defending against that Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect to that claim by the Indemnified Party; provided, that the Indemnifying Party shall not be liable for any settlement or compromise of any Third-Party Claim effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified under this Agreement within 15 days after that Third-Party Claim has been Finally Determined.

         5.6.     Contribution.
                  ------------

                  If for any reason the indemnification provided for in
Section 5.1 or 5.2 is unavailable to any Indemnified Party, or insufficient to
-----------    ---
hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by that Indemnified Party as a result of those Liabilities in that proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with those statements or omissions, which relative fault shall be determined by reference to the Philip Morris Entity or Kraft Entity to which those actions, conduct, statements or omissions are primarily related, as well as any other relevant equitable considerations.

                                  ARTICLE VI
                                    OPTION

         6.1.     Option.
                  ------

                  (a) Kraft hereby grants to Philip Morris, on the terms and conditions set forth herein, a continuing right (the "Option") to purchase from Kraft, at the times set forth herein, such number of shares of Class A Common Stock as is necessary to allow the Philip Morris Entities to maintain the Ownership Percentage. The Option shall be assignable, in whole or in part and from time to time, by Philip Morris to any Philip Morris Entity. The exercise price for each share of Class A Common Stock purchased pursuant to an exercise of the Option shall be: (i) in the event of the issuance by Kraft of Class A Common Stock in exchange for cash consideration, the per share price paid to Kraft for shares of the Class A Common Stock issued by Kraft in the related Issuance Event; and (ii) in the event of: (A) the issuance by Kraft of Common Stock other than Class A Common Stock or (B) the issuance by Kraft of Class A Common Stock for consideration other than cash, the per share Market Price of Class A Common Stock at the Issuance Event Date of such issuance.

                  (b) The provisions of Section 6.1(a) hereof notwithstanding,
                                        --------------
the Option granted pursuant to Section 6.1(a) shall not apply and shall not be
                               --------------
exercisable in connection with the issuance by Kraft of any shares of Common Stock in connection with the Initial Public Offering, including the full exercise of all underwriters' over-allotment options granted in connection therewith or pursuant to any stock option or other executive or employee benefit or compensation plan maintained by Kraft.

         6.2.     Notice.
                  ------

                  At least 20 business days prior to the issuance of any shares of Common Stock (other than in connection with the Initial Public Offering, including the full exercise of all underwriters' over-allotment options granted in connection therewith, and other than issuances of Common Stock to any Philip Morris Entity) or the first date on which any event could occur that, in the absence of a full or partial exercise of the Option, would result in a reduction in the Ownership Percentage, Kraft will notify Philip Morris in writing (an "Option Notice") of any plans it has to issue such shares or the date on which such event could first occur. Each Option Notice must specify the date on which Kraft intends to issue such additional shares of Common Stock or on which such event could first occur (such issuance or event being referred to herein as an "Issuance Event" and the date of such issuance or event as an "Issuance Event Date"), the number of shares Kraft intends to issue or may issue and the other terms and conditions of such Issuance Event.

         6.3.     Option Exercise and Payment.
                  ---------------------------

                  The Option may be exercised by Philip Morris (or any Philip Morris Entity to which all or any part of the Option has been assigned) for a number of shares equal to or less than the number of shares that are necessary for the Philip Morris Entities to maintain, in the aggregate, the then-current Ownership Percentage. The Option may be exercised at any time after receipt of an applicable Option Notice and prior to the applicable Issuance Event Date by the delivery to Kraft of a written notice to such effect specifying (i) the number of shares of Class

A Common Stock to be purchased by Philip Morris, or any of the Philip Morris Entities and (ii) a determination of the exercise price for such shares. Upon any such exercise of the Option, Kraft will, prior to the applicable Issuance Event Date, deliver to Philip Morris (or any Philip Morris Entity designated by Philip Morris), against payment therefor, certificates (issued in the name of Philip Morris or its permitted assignee hereunder or as directed by Philip Morris) representing the shares of Class A Common Stock being purchased upon such exercise. Payment for such shares shall be made by wire transfer or intrabank transfer of immediately-available funds to such account as shall be specified by Kraft, for the full purchase price for such shares.

         6.4.     Effect of Failure to Exercise.
                  -----------------------------

                  Except as provided in Section 6.5, any failure by Philip
                                        -----------
Morris to exercise the Option, or any exercise for less than all shares purchasable under the Option, in connection with any particular Issuance Event shall not affect Philip Morris' right to exercise the Option in connection with any subsequent Issuance Event; provided, however, that the Ownership Percentage following such Issuance Event in connection with which Philip Morris so failed to exercise such Option in full or in part shall be recalculated as set forth in
Section 1.1.
-----------

         6.5.     Termination of Option.
                  ---------------------

                  The Option, or any part thereof assigned to any Philip Morris Entity other than Philip Morris, shall terminate in the event that the Person to whom the Option, or such part thereof, has been transferred, ceases to be a Philip Morris Entity for any reason whatsoever.

                                  ARTICLE VII
                              REGISTRATION RIGHTS

                  Philip Morris and Kraft shall enter into the Registration Rights Agreement in the form as set forth on the attached Appendix I, which will
                                                          ----------
govern the registration rights of Philip Morris and certain other holders of the Common Stock.


                                 ARTICLE VIII
                                     TERM

                  This Agreement shall remain in effect until the Ownership Percentage is less than 50%; provided, however, that: (i) the provisions of
Section 3.4 and Article VII shall remain in effect until terminated in
-----------     -----------
accordance with their terms; and (ii) the provisions of Article V shall survive
any termination of this Agreement.                      ---------

                                  ARTICLE IX
                                 MISCELLANEOUS

         9.1.     Limitation of Liability.
                  -----------------------

                  Neither Philip Morris nor Kraft shall be liable to the other for any special, indirect, incidental or consequential damages of the other arising in connection with this Agreement.

         9.2.     Subsidiaries.
                  ------------

                  Philip Morris agrees and acknowledges that Philip Morris shall be responsible for the performance by each Philip Morris Entity of the obligations hereunder applicable to such Philip Morris Entity. Kraft agrees and acknowledges that Kraft shall be responsible for the performance by each Kraft Entity of the obligations hereunder applicable to such Kraft Entity.

         9.3.     Amendments.
                  ----------

                  This Agreement may not be amended or terminated orally, but only by a writing duly executed by or on behalf of the parties hereto. Subject to the approval requirements provided for in Section 3.3, any such amendment
                                             -----------
shall be validly and sufficiently authorized for purposes of this Agreement if it is signed on behalf of Philip Morris and Kraft by any of their respective presidents or vice presidents.

         9.4.     Severability.
                  ------------

                  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision of the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

         9.5.     Notices.
                  -------

                  All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause
(b)), addressed as follows:

              (a) if to Kraft, to:
                  Kraft Foods Inc.
                  Three Lakes Drive
                  Northfield, Illinois  60093
                  Attention:  General Counsel
                  With a copy to:  Corporate Secretary
                  Telecopy No.:

             (b) if to Philip Morris, to:
                 Philip Morris Companies Inc.
                 120 Park Avenue
                 New York, New York
                 Attention:  General Counsel
                 With a copy to:  Corporate Secretary
                 Telecopy No.:

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

        9.6.     Further Assurances.
                 ------------------

                 Philip Morris and Kraft shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

        9.7.     Counterparts.
                 ------------

                 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement.

        9.8.     Governing Law.
                 -------------

                 This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia.

        9.9.     Entire Agreement.
                 ----------------

                 This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

        9.10.    Successors.
                 ----------

                 Except specifically provided in this Agreement, the parties hereto may not assign any of their rights or obligations under this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies, including any shareholder of any party hereto.

         9.11.    Specific Performance.
                  --------------------

                  The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that they shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which they may be entitled at law or equity.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                        PHILIP MORRIS COMPANIES INC.

                        By: ______________________________
                        Name:
                        Title:



                        KRAFT FOODS INC.

                        By: ______________________________
                        Name:
                        Title:

                                                                    Exhibit 10.2
                                                                    ------------

                               SERVICES AGREEMENT
                               ------------------

          This Services Agreement, dated as of January 1, 2001 by and between Philip Morris Management Corp., a New York corporation ("PMMC"), and Kraft Foods Inc., a Virginia corporation ("Kraft"), recites and provides:

          WHEREAS, PMMC currently provides certain services to the wholly-owned subsidiaries of Kraft (the "Kraft Subsidiaries"); and

          WHEREAS, it is contemplated that an initial public offering will be made of a portion of the capital stock of Kraft, resulting in partial public ownership of Kraft, and that PMMC and Kraft both desire for PMMC to continue to provide certain services to Kraft and the Kraft Subsidiaries following the initial public offering; and

          WHEREAS, PMMC and Kraft desire to enter into this Agreement to set forth the roles and responsibilities with regard to services to be provided by PMMC to Kraft.

          NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1. Affiliate
          ---------

          of a Person shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, "Control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

     1.2. AOP
          ---

          shall have the meaning specified in Section 5.1.
                                              -----------

     1.3. Confidential Information
          ------------------------

          shall have the meaning specified in Section 9.1.
                                              -----------

     1.4. Governmental Authority
          ----------------------

          shall mean any federal, state, local, or foreign government or governmental, quasi-governmental, administrative or regulatory authority, agency, body, or entity, including any court or other tribunal.

     1.5. Kraft Subsidiaries
          ------------------

          shall have the meaning specified in the Recitals to this Agreement.

     1.6.  Parties
           -------

           shall mean PMMC and Kraft (Party means either PMMC or Kraft).

     1.7.  Person
           ------

           shall mean an individual, corporation, partnership, trust, association, or entity of any kind or nature; or a Governmental Authority.

     1.8.  Records
           -------

           shall have the meaning specified in Section 2.4.
                                               -----------

     1.9.  Representative
           --------------

           shall have the meaning specified in Section 4.1.
                                               -----------

     1.10. Services
           --------

           shall have the meaning specified in Section 2.1.
                                               -----------

                                   ARTICLE II
                             SERVICES TO BE PROVIDED

     2.1.  Exhibits.
           --------

           (a) Exhibits 1 through 13 attached to and made a part of this Agreement describe the services to be provided by PMMC to Kraft and one or more of the Kraft Subsidiaries, as designated from time to time by Kraft (the "Services"). The Parties have made a good faith effort as of the date hereof to identify each Service and to complete the content of the Exhibits accurately. It is anticipated that the Parties will modify the Services from time to time. In that case or to the extent that any Exhibit is incomplete, the Parties will use good faith efforts to modify the Exhibits. There are certain terms that are specifically addressed in the Exhibits attached hereto that may differ from the terms provided hereunder. In those cases, the specific terms described in the Exhibits shall govern that Service.

           (b) The Parties may also identify additional Services that they wish to incorporate into this Agreement. The Parties will create additional Exhibits setting forth the description of such Services, the Fees for such Services and any other applicable terms.

     2.2.  Independent Contractors.
           -----------------------

           PMMC will provide the Services either through its own resources, the resources of its subsidiaries or Affiliates, or by contracting with independent contractors as agreed hereunder. To the extent that PMMC decides to provide a Service through an independent contractor in the future, PMMC shall consult with and obtain the prior approval of Kraft, which approval shall not be unreasonably withheld.

     2.3.  Standard of Care.
           ----------------

           In providing the Services hereunder PMMC will exercise the same degree of care as it has historically exercised in providing such Services to its Affiliates prior to the date hereof, including at least the same level of quality, responsiveness and timeliness as has been exercised by PMMC with respect to such Services.

     2.4.  Records.
           -------

           PMMC shall keep full and detailed records dealing with all aspects of the Services performed by it hereunder (the "Records") and:

           (a) shall provide access to the Records to Kraft at all reasonable times; and

           (b) shall maintain the Records in accordance with good record management practices and with at least the same degree of completeness and care as it maintains for its other similar business interests.

                                   ARTICLE III
                                      FEES

     3.1.  General.
           -------

           Kraft will pay to PMMC a fixed annual fee for each Service as set forth in the attached Exhibits (collectively, the "Fees"). The Fees constitute full compensation to PMMC for all charges, costs and expenses incurred by PMMC on behalf of Kraft in providing the Services, unless otherwise specifically provided in the Exhibits or agreed in an AOP (as defined below). Except as specifically provided herein or in the Exhibits, or as subsequently agreed in an AOP or otherwise by Kraft, Kraft will not be responsible to PMMC or to any independent contractor retained by PMMC, for any additional fees, charges, costs or expenses relating to the Services, unless such additional fees, charges, costs or expenses are a direct result of Kraft's unilateral deviation from the scope of the services defined in the Exhibits.

     3.2.  Payments.
           --------

           PMMC will deliver to Kraft, no later than the last day of each month, an invoice for the aggregate Fees incurred for that month. Kraft will pay to PMMC, through inter-company cash transfer monthly no later than the third Wednesday of the following month, the aggregate Fees incurred during the previous month.

     3.3.  Review of Fees.
           --------------

           (a) At the end of each six months during the term of the Agreement, commencing as of the date of the Agreement, PMMC will review the charges, costs and expenses actually incurred by PMMC in providing any Service, as well as the calculation of any related Fee (collectively, "Actual Cost") during the previous six months. In the event that PMMC determines that the Actual Cost for any Service differs from the aggregate Fees for that Service for that period by more than 2%, PMMC will deliver to Kraft documentation for such Actual Cost and the Parties will renegotiate in good faith to adjust the appropriate Fees accordingly, retroactively or prospectively.

           (b) As a part of the AOP process referred to in Section 5.1, the
                                                           -----------
Parties will set Fees or new budgets for each ensuing year, and may make other changes to the Fees with respect to each Service, based upon an increase or reduction to such Service. Once an AOP has been finalized (whether by agreement or pursuant to the provisions of Section 5.1), the Fee for each Service set out
                                 -----------
in that AOP will apply for the ensuing year, subject to any subsequent written agreements between Parties.

                                   ARTICLE IV
                                 REPRESENTATIVES

     4.1.  Representatives.
           ---------------

           (a) The Controller of Philip Morris Companies Inc. and the Controller of Kraft will serve as administrative representatives ("Representative(s)") of PMMC and Kraft, respectively, to facilitate day-to-day communications and performance under this Agreement. Each Party may treat an act of a Representative of the other Party as being authorized by such other Party. Each Party may replace its Representative by giving written notice of the replacement to the other Party.

           (b) No additional Exhibits, modifications to existing Exhibits, modifications to an AOP approved pursuant to Section 5.1, or amendments to this
                                             -----------
Agreement shall be effective unless and until executed by the Representatives of each of PMMC and Kraft.

                                    ARTICLE V
                                PLANNING PROCESS

     5.1.  Annual Operating Plan.
           ---------------------

           The Representative of each Party will coordinate the development of an annual operating plan ("AOP") setting forth the specific objectives, Service standards, performance measures, activity levels and a detailed budget for each of the Services. In the AOP process, the Parties agree to use their best efforts to harmonize the interests of Kraft to have quality services at affordable cost and the interest of PMMC to recover its costs of performing the Services. On or before November 15 of each calendar year, an AOP for each Service for the next calendar year will be submitted to the Controller and Chief Financial Officer ("CFO") of Kraft by the Treasurer and Controller of Philip Morris Companies Inc. on behalf of PMMC, for review and approval. Approval by the CFO of Kraft and the CFO of Philip Morris Companies Inc. will constitute approval by the Parties of the AOP.

     5.2.  Performance Review.
           ------------------

           The Parties will meet annually on or about September 30 to review progress against the AOP objectives, Service standards, performance measures and activity levels. The

Parties will use their good faith efforts to resolve any issues concerning Service standards, performance measures or changes in Fees from the AOP during these meetings. If the Parties are unable to resolve those issues, they will refer the disputed issues to the CFO of Kraft and the CFO of Philip Morris Companies Inc. on behalf of PMMC, pursuant to Article VII.
                                              -----------

                                   ARTICLE VI
                             THIRD PARTY AGREEMENTS

           To the extent that it is not practicable to have Kraft as the contracting Party for a third party obligation, PMMC, with respect to all Services supplied by PMMC or contracted for by PMMC on behalf of Kraft, shall use commercially reasonable efforts to cause all such third party contracts to extend to and be enforceable by Kraft, or to assign such contracts to Kraft. In the event that such contracts are not extendable or assignable, PMMC shall act as agent for Kraft in the pursuit of any claims, issues, demands or actions against such third party provider at Kraft's expense. Kraft will indemnify PMMC for any liability under third party contracts arising directly out of the acts or omissions of Kraft.

                                   ARTICLE VII
                 AUTHORITY; INFORMATION; COOPERATION; CONSENTS

     7.1.  Authority.
           ---------

           Each Party warrants to the other Party that:

           (a) it has the requisite corporate authority to enter into and perform this Agreement;

           (b) its execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

           (c) this Agreement is enforceable against it; and

           (d) it has obtained all consents or approvals of Governmental Authorities and other Persons that are conditions to its entering into this Agreement.

     7.2. Information Regarding Services.
          ------------------------------

           Each Party shall make available to the other Party any information required or reasonably requested by that other Party regarding the performance of any Service and shall be responsible for timely providing that information and for the accuracy and completeness of that information; provided, however,
                                                           --------  -------
that a Party shall not be liable for not providing any information that is subject to a confidentiality obligation owed by it to a Person other than an Affiliate of it or the other Party. PMMC shall not be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from Kraft that is required or reasonably requested regarding that Service.

     7.3.  Cooperation.
           -----------

           The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation will include providing electronic access to systems used in connection with Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits, whether in the United States or any other country. If this Agreement is terminated in whole or in part, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contracts.

     7.4.  Further Assurances.
           ------------------

          Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

                                  ARTICLE VIII
                               AUTHORITY AS AGENT

           PMMC is hereby authorized to act as agent for Kraft for the purpose of performing Services hereunder and as is necessary or desirable to perform such Services. Kraft will execute and deliver or cause the appropriate Kraft Subsidiary to execute and deliver to PMMC any document or other evidence which may be reasonably required by PMMC to demonstrate to third parties the authority of PMMC described in this Article VIII.
                          ------------

                                   ARTICLE IX
                            CONFIDENTIAL INFORMATION

     9.1.  Definition.
           ----------

           For the purposes of this Agreement, "Confidential Information" means non-public information about the disclosing Party's or any of its Affiliates' business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates marked or designated "confidential" or "proprietary" or by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and to the receiving Party's knowledge without breach of a nondisclosure obligation.

     9.2.  Nondisclosure.
           -------------

           Each of PMMC and Kraft agree that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

     9.3.  Permitted Disclosure.
           --------------------

           Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such Party has given the other Party prior notice of such requirement when legally permissible to permit the other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (ii) on a "need-to-know" basis under an obligation of confidentiality to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors.

     9.4.  Ownership of Confidential Information.
           -------------------------------------

           All Confidential Information supplied or developed by either Party shall be and remain the sole and exclusive property of the Party who supplied or developed it.

                                    ARTICLE X
                              TERM AND TERMINATION

     10.1. Term.
           ----

           This Agreement shall remain in effect until such time as it has been terminated as to all Services in accordance with Section 10.2 below.
                                                 ------------

     10.2. Termination.
           -----------

           Either Party may terminate this Agreement without cause with respect to one or more Services under this Agreement by providing twelve months' written notice to the other Party or as otherwise agreed between the Parties hereto.

     10.3. Termination Assistance Services.
           -------------------------------

           PMMC agrees that, upon termination of this Agreement or any of the Exhibits, PMMC will cooperate in good faith with Kraft to provide Kraft (or its designee) with reasonable assistance to make an orderly transition from PMMC to another supplier of the Services. Transition assistance services shall include the following:

           (a) developing a transition plan with assistance from Kraft or its designee;

            (b) providing training to Kraft personnel or its designee's personnel to perform Services; and

            (c) organizing and delivering to Kraft records and documents necessary to allow continuation of the Services, including delivering such materials in electronic forms and versions as requested by Kraft.

                                   ARTICLE XI
                    LIMITATION OF LIABILITY; INDEMNIFICATION

     11.1.  Limitation of Liability.
            -----------------------

            Except as may be provided in Section 11.2 below, PMMC, its
                                         ------------
controlling persons, if any, directors, officers, employees, agents and permitted assigns (each, a "PMMC Party") shall not be liable to Kraft, the Kraft Subsidiaries and their respective directors, officers, employees, agents or permitted assigns (each, a "Kraft Party") and each Kraft Party shall not be liable to any PMMC Party, in each case, for any liabilities, claims, damages, losses or expenses, including, but not limited to, any special, indirect, incidental or consequential damages, of a Kraft Party or a PMMC Party arising in connection with this Agreement and the Services provided hereunder.

     11.2.  Indemnification.
            ---------------

            (a) PMMC shall indemnify, defend and hold harmless each of the Kraft Parties from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees) (collectively referred to as "Damages") of any kind or nature, of third parties unrelated to any Kraft Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of PMMC in connection with the performance of the Services, except to the extent that Damages were caused directly or indirectly by acts or omissions of any Kraft Party. Notwithstanding the foregoing, PMMC shall not be liable for any special, indirect, incidental, or consequential damages relating to such third party claims.

            (b) Kraft shall indemnify, defend and hold harmless each of the PMMC Parties from and against all Damages of any kind or nature, of third parties unrelated to any PMMC Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of Kraft in connection with Kraft's performance under this Agreement, except to the extent that Damages were caused directly or indirectly by acts or omissions of any PMMC Party. Notwithstanding the foregoing, Kraft shall not be liable for any special, indirect, incidental, or consequential damages relating to such third party claims.

     11.3.  Indemnification Procedures.
            --------------------------

            (a) A party entitled to indemnification pursuant to this Agreement (an "Indemnified Party") shall, with respect to any claim made against such Indemnified Party for which indemnification is available, notify the other party (the "Indemnifying Party") in writing of the nature of the claim as soon as practicable but not more than ten days after the Indemnified Party receives notice of the assertion of the claim. (The failure by an Indemnified Party to give notice as provided above, shall not relieve the Indemnifying Party of its obligations under this Section 11.3, except to the extent that the failure
                       ------------
results in the failure of actual notice and the Indemnifying Party is damaged as a result of the failure to give notice.) Upon receipt of notice of the assertion of a claim, the Indemnifying Party may, at its option, assume the defense of the claim, and if so, the Indemnifying Party shall employ counsel reasonably acceptable to the Indemnified Party. If the Indemnifying Party assumes the defense, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless
(a) the employment of counsel by the Indemnified Party has been authorized by the Indemnifying Party, or (b) the Indemnified Party has been advised by its counsel in writing that there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of the action (in which case the Indemnifying Party shall not have the right to direct the defense of the action on behalf of the Indemnified Party), in each of which cases the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party. If the Indemnifying Party does not assume the defense, the Indemnified Party shall have the right to employ counsel and to control any such action, and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party. An Indemnifying Party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld), nor shall an Indemnifying Party settle any such action without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). No Indemnifying Party will consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability with respect to the claim. Each of the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested.

                                   ARTICLE XII
                               DISPUTE RESOLUTION

            If any AOP is not submitted or is not approved by the Parties, or if the Parties are unable to resolve any service, performance or budget issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, the Controller and CFO of Kraft and the Treasurer and Controller of Philip Morris Companies Inc., on behalf of PMMC, will meet promptly to review and resolve those issues in good faith.

                                  ARTICLE XIII
                                  MISCELLANEOUS

     13.1.  Governing Law.
            -------------

            This Agreement and performance hereunder will be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the principles of conflict of laws.

     13.2.  Assignment.
            ----------

            This Agreement is not assignable in whole or in part by either Party without the prior written consent of the other; provided that either Party may
                                                -------- ----
assign this Agreement in whole or in part to a parent, a direct or indirect wholly-owned subsidiary, an Affiliate or a successor thereto.

     13.3.  Entire Agreement.
            ----------------

            This Agreement, including the attached Exhibits, is the complete and exclusive statement of the agreement between the Parties and supersedes all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both Parties.

     13.4.  Force Majeure.
            -------------

            Any delay or failure by either Party in the performance of this Agreement will be excused to the extent that the delay or failure are due solely to causes or contingencies beyond the reasonable control of such Party.

     13.5.  Severability.
            ------------

            If any provision, clause or part of this Agreement, or the application thereof under certain circumstances is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances shall not be affected thereby.

     13.6.  Notices.
            -------

            All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given one day after being delivered personally or by messenger or being received via telecopy, telex or other electronic transmission, or two days after being sent by overnight delivery service, in all cases addressed to the person for whom it is intended at the addresses as follows:

            If to PMMC:

            Joseph A. Tiesi
            Vice President and Controller
            Philip Morris Companies Inc.
            120 Park Avenue
            New York, New York  10017
            (917) 663-5000

            If to Kraft:

            John F. Mowrer III
            Vice President and Controller
            Kraft Foods Inc.
            Three Lakes Drive
            Northfield, IL  60093-2753
            (847) 646-2000

            or to such other address as a Party shall have designated by notice in writing to the other Party in the manner provided by this Section 13.6.
                                                             ------------

     13.7.  Counterparts; Headings.
            ----------------------

            This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

            IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first set forth above.

                                 PHILIP MORRIS MANAGEMENT CORP.


                                 By:_____________________________

                                    Name:________________________

                                    Title:_______________________

                                 KRAFT FOODS INC.

                                 By:_____________________________

                                    Name:________________________

                                    Title:_______________________

                                                                    Exhibit 10.3
                                                                    ------------

                             TAX SHARING AGREEMENT

     This Tax Sharing Agreement (the "Agreement") dated as of April 11, 2001 is between Philip Morris Companies Inc., a Virginia corporation ("Companies"), and Kraft Foods Inc., a Virginia corporation ("Kraft") (sometimes referred to herein individually as "Party", or together, as "Parties").

     WHEREAS, Companies is the common parent corporation of an affiliated group of corporations (the "Companies Consolidated Return Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, Kraft is a member of the affiliated group of corporations with respect to which Companies is the common parent corporation;

     WHEREAS, the Companies Consolidated Return Group has filed and intends to file consolidated income tax returns permitted by Section 1501 of the Code and similar laws of other jurisdictions;

     WHEREAS, Companies and Kraft desire to agree upon a method of determining the financial consequences to each Party resulting from the filing of consolidated or combined income tax returns;

     WHEREAS, Kraft desires to be indemnified by Companies with respect to certain tax liabilities and Companies is willing to so indemnify Kraft; and

     WHEREAS, Companies desires to be indemnified by Kraft with respect to certain tax liabilities, and Kraft is willing to so indemnify Companies;

     NOW, THEREFORE in consideration of the premises and mutual covenants herein contained, the Parties hereby agree as follows:

1.   Definitions.  For the purposes of this Agreement, the terms set forth below
     -----------
shall have the following meanings.

               "Combined State Tax" means, with respect to each state or local
                ------------------
taxing jurisdiction, any income or franchise tax payable to such state or local taxing jurisdiction in which a member of the Kraft Group, as defined below, files tax returns with a member of a Companies Consolidated Return Group that is not also a member of the Kraft Group on a consolidated, combined or unitary basis for purposes of such income or franchise tax.

               "Federal Income Tax" means any tax imposed under Subtitle A of
                ------------------
the Code.

               "Final Determination" shall mean (i) with respect to Federal
                -------------------
Income Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, with respect to taxes other than Federal Income Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations); or (ii) the payment of tax by any member of the Companies Consolidated Return Group with respect to any item disallowed or adjusted by a Taxing Authority (as hereinafter defined), provided that Companies determines that no action should be taken to recoup such payment.

               "Kraft Combined State Tax Liability" shall mean, with respect to
                ----------------------------------
any taxable year, an amount of Combined State Taxes, including any interest, penalties and other additions to such taxes for such taxable year, other than those attributable to Companies's negligence, determined by taking the total separately computed state income or franchise tax liabilities of the Kraft Group over the total separately computed state income or franchise tax liabilities of the Companies Consolidated Return Group multiplied by the combined state income or franchise tax liability of the Companies Consolidated Return Group.

               "Kraft Current Federal Income Tax Provision" shall mean, with
                ------------------------------------------
respect to any financial statement year, the sum of the Kraft Group's current federal income tax provision determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), recorded on the Kraft Group's books and records and reported in the Kraft Group's published financial statements.

               "Kraft Federal Income Tax Liability" shall mean, with respect to
                ----------------------------------
any taxable year, the sum of the Kraft Group's Federal Income Tax liability and any interest, penalties and other additions to such taxes for such taxable year, other than those attributable to Companies's negligence (as determined under the applicable principles of agency law rather than Code Section 6662), computed as if the Kraft Group were not and never were part of the Companies Consolidated Return Group, but rather were a separate affiliated group of corporations filing a consolidated United States Federal Income Tax return pursuant to Section 1501 of the Code (provided, however, that transactions with members of the PM Companies Non-Food Group, as defined below, shall be reflected according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions). Such computation shall be made: (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of the Companies Consolidated Return Group that is not a member of the Kraft Group, (B) by taking account of any Tax Asset of the Kraft Group in accordance with Section 2(c) hereof, (C) with regard to net operating loss and capital loss carryforwards and carrybacks and minimum tax credits from earlier years of the Kraft Group, (D) as though the highest rate of tax specified in Section 11(b) of the Code were the only rate set forth in that subsection, and (E) reflecting the positions, elections and accounting methods and periods used with respect to the Kraft Group in preparing the Companies consolidated Federal Income Tax return.

               "Kraft Group" shall mean Kraft and any direct or indirect
                -----------
corporate subsidiaries of Kraft that would be eligible, from time to time, to join with Kraft, with respect to

Federal Income Taxes, in the filing of a consolidated United States Federal Income Tax return and, with respect to Combined State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return if Kraft were not a member of the Companies Consolidated Return Group.

               "Kraft Group Tax" means (i) Kraft Federal Income Tax Liability;
                ---------------
(ii) Kraft Combined State Tax Liability; (iii) any other tax imposed on any member of the Kraft Group with respect to any taxable year, or, with respect to any taxable year, any other tax imposed on any direct or indirect subsidiary or affiliate of Kraft that is not a member of the Kraft Group, including any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any member of the Kraft Group, payroll, employment, excise, severance, stamp, capital stock, occupation, property, real property gains, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (United States or non-United States); and (iv) liability of any member of the Kraft Group for the payment of any amounts of the type described in (i), (ii) or
(iii) as a result of any express or implied obligation to indemnify any other person.

               "Kraft Pro Forma Combined State Return" means, for each state in
                -------------------------------------
which a combined state income tax return may be filed, either a formal combined state income tax return, or, in the alternative, a schedule on which the Kraft Combined State Tax Liability is reflected.

               "Kraft Pro Forma Federal Return" means either a formal Form 1120,
                ------------------------------
or, in the alternative, a schedule on which the Kraft Federal Income Tax Liability is reflected.

               "PM Companies Non-Food Group" means Companies and any direct or
                ---------------------------
indirect corporate subsidiaries or affiliates of Companies other than the Kraft Group.

               "PM Companies Non-Food Group Tax" means (i) the Federal Income
                -------------------------------
Tax liability of the Companies Consolidated Return Group less the Kraft Federal Income Tax Liability; (ii) the Companies Combined State Tax liability less the Kraft Combined State Tax Liability; (iii) any other tax imposed on any member of the PM Companies Non-Food Group, including any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any member of the PM Companies Non-Food Group, payroll, employment, excise, severance, stamp, capital stock, occupation, property, real property gains, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (United States or non-United States); and (iv) liability of any member of the PM Companies Non-Food Group for the payment of any amounts of the type described in
(i), (ii) or (iii) as a result of any express or implied obligation to indemnify any other person.

               "Tax Asset" means any federal or state net operating loss, net
                ---------
capital loss, general business credit, foreign tax credit, charitable deduction, or any other loss, credit, deduction, or tax attribute which could reduce any tax (including, without limitation, deductions, credits, alternative minimum net operating loss carryforwards related to alternative minimum taxes or additions to the basis of property).

               "Taxing Authority" means any governmental authority (whether
                ----------------
United States or non-United States, and including, without limitation, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any tax.

2.   Tax Sharing.
     -----------

     (a)  General.  As specifically provided for in Sections 2(b) through 2(e)
          -------
of this Agreement, for each financial statement year of the Companies Consolidated Return Group ending after the effective date of this Agreement, during which income, loss or credits against tax of the Kraft Group are includible in the United States consolidated Federal Income Tax return of the Companies Consolidated Return Group, Kraft shall pay to Companies an amount equal to the sum of the Kraft Federal Income Tax Liability for such taxable year as shown on a Kraft Pro Forma Federal Return plus a net amount reasonably determined by Companies to cover Kraft Federal Income Tax Liabilities attributable to current or prior years that is not otherwise reflected in the Kraft Pro Forma Federal Returns for such years. For each taxable year of the Companies Consolidated Return Group, ending after the effective date of this Agreement, during which income, loss or credits against tax of the Kraft Group are includible in a Combined State Tax Return of Companies Consolidated Return Group, Kraft shall pay to Companies an amount equal to the Kraft Combined State Tax Liability for such taxable year as shown on a Kraft Pro Forma Combined State Return.

     (b)  Payment of Taxes.
          ----------------

          (i)  Quarterly Payments.  Not later than fifteen days after the end of
               ------------------
each quarter, or in the case of the last quarter of Kraft's financial statement year, immediately prior to the closing of the books for such financial statement, Kraft shall identify the Kraft Current Federal Income Tax Provision for such quarter, determined in accordance with United States GAAP, on its books and immediately thereafter transfer such amount, by way of an intercompany transfer, to the books of Companies.

          (ii) Preparation and Delivery of Estimated Pro Formas.  On the date
               ------------------------------------------------
that is five business days prior to the due date for the Companies Consolidated Return Group's consolidated Federal Income Tax return, Companies shall deliver to Kraft a Kraft Pro Forma Federal Return reflecting the Kraft Federal Income Tax Liability on an estimated basis. On the date that is five business days prior to the due date for each Combined State Tax return, Companies shall deliver to Kraft a Kraft Pro Forma Combined State Return (together with the Kraft Pro Forma Federal Return, the "Kraft Pro Forma Returns") reflecting the relevant Kraft Combined State Tax Liability on an estimated basis. Companies's preparation and delivery of the Kraft Pro Forma Federal Return shall include related schedules and returns, including, but not limited to, preparation of Form 1118 or in the alternative, a schedule reflecting what is on

Form 1118, for purposes of computing any separate foreign tax credit limitation under Section 904(d) of the Code.

          (iii)  Preparation and Delivery of Final Pro Formas.  On or before
                 --------------------------------------------
November 1 following the end of the taxable year of any year for which payments are to be made under this Agreement, Companies shall deliver to Kraft a Kraft Pro Forma Federal Return reflecting the Kraft Federal Income Tax Liability. On or before December 15 following the end of the taxable year of any year for which payments are to be made under this Agreement, Companies shall deliver to Kraft a Kraft Pro Forma Combined State Return reflecting the relevant Kraft Combined State Tax Liability. As with the estimated Kraft Pro Forma Federal Return delivered by Companies under Section 2(b)(ii) of this Agreement, Companies's preparation and delivery of the Kraft Pro Forma Federal Return hereunder shall include related schedules and returns, including, but not limited to, preparation of Form 1118 or in the alternative, a schedule reflecting what is on Form 1118, for purposes of computing any separate foreign tax credit limitation under Section 904(d) of the Code.

          (iv)   Reconciliation of Payments.  On or before November 1 following
                 --------------------------
the end of the taxable year of any year for which payments are to be made under this Agreement, Kraft shall pay to Companies, or Companies shall pay to Kraft, as appropriate, an amount equal to the difference, if any, between: (x) the Kraft Federal Income Tax Liability reflected on the Kraft Pro Forma Federal Return for such year, plus a net amount reasonably determined by Companies to cover Kraft Federal Income Tax Liabilities attributable to current or prior taxable years that is not otherwise reflected in the Kraft Pro Forma Federal Return for such years; and (y) the aggregate amount of the quarterly payments of the Kraft Current Federal Income Tax Provision for such year made pursuant to
Section 2(b)(i) of this Agreement. On or before December 15 following the end of the taxable year of any year for which payments are to be made under this Agreement, Kraft shall pay to Companies the Kraft Combined State Tax Liability as reflected on the Kraft Pro Forma Combined State Return.

     (c)  Use of Tax Assets.  If a Kraft Pro Forma Return reflects a Tax Asset
          -----------------
that may under applicable law be used to reduce a Federal Income Tax or Combined State Tax liability of the PM Companies Non-Food Group for any taxable period, Companies shall pay to Kraft an amount equal to the actual tax saving produced by such Tax Asset at the time such saving is realized by the PM Companies Non-Food Group. The amount of any such tax saving for any taxable period shall be the amount of the reduction in taxes payable to a Taxing Authority with respect to such tax period as compared to the taxes that would have been payable to a Taxing Authority by the PM Companies Non-Food Group with respect to such tax period in the absence of such Tax Asset.

     (d)  Treatment of Adjustments.  Except as provided in Section 3(a) below,
          ------------------------
if any adjustment (including any adjustment affecting the use of a Tax Asset, but not including any adjustment resulting in a refund under Section 4 below) is made in a tax return of the Companies Consolidated Return Group, after the filing thereof, in which income or loss of the Kraft Group is included, then at the time of a Final Determination of the adjustment, Kraft shall pay to Companies or Companies shall pay to Kraft (or Companies shall apply against amounts due from Kraft under Section 2(b)(iv) of this Agreement), as the case may be: (i) the difference between

(x) all net payments actually made under Section 2 with respect to the taxable year covered by such tax return, and (y) all payments that would have been made under Section 2 taking such adjustment into account, together with any penalties actually paid, plus (ii) interest on such difference for each day, beginning on the due date of such return without regard to extensions and ending on the date of Final Determination, calculated at the rate determined, in the case of a payment by Kraft, under Section 6621(a)(2) of the Code as modified by Section 6621(c) of the Code and, in the case of a payment by Companies, at the intercompany rate utilized between Companies and Kraft from the date(s) of payment determined on the basis of the most recent payments and ending on the date of Final Determination.

     (e)  Preparation of Returns.  So long as the Companies Consolidated Return
          ----------------------
Group elects to file consolidated Federal Income Tax returns as permitted by
Section 1501 of the Code or any Combined State Tax return, Companies shall prepare and file such returns and any other returns, documents or statements required to be filed with the Internal Revenue Service with respect to the determination of the Federal Income Tax liability of the Companies Consolidated Return Group and with the appropriate Taxing Authorities with respect to the determination of the Combined State Tax liability of the Companies Consolidated Return Group. With respect to such return preparation, Companies shall not discriminate among any members of the Companies Consolidated Return Group. Companies shall have the right with respect to any consolidated Federal Income Tax returns or Combined State Tax returns that it has filed or will file to determine (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported; (ii) whether any extensions should be requested; and (iii) the elections that will be made by any member of the Companies Consolidated Return Group. Companies shall not take any unreasonable position in preparing the Kraft Pro Forma Returns; however, any dispute with respect to the filing of such consolidated Federal Income Tax return or Combined State Tax return shall be resolved pursuant to Section 7 of this Agreement. In addition, Companies shall have the right to (i) contest, compromise, or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any consolidated or combined return filed by the Companies Consolidated Return Group; (ii) file, prosecute, compromise or settle any claim for refund; and (iii) determine whether any refunds to which the Companies Consolidated Return Group may be entitled shall be received by way of refund or credited against the tax liability of the Companies Consolidated Return Group; provided, however, that Companies shall be obligated to act in good faith with regard to all members of the Companies Consolidated Return Group included in the applicable returns. Each member of the Kraft Group hereby irrevocably appoints Companies as its agent and attorney-in-fact to take any action (including the execution of documents) Companies may deem necessary or appropriate to implement this Section 2(e).

3.   Indemnification.
     ---------------

     (a) Companies will indemnify the Kraft Group against and hold it harmless from (i) any adjustments by a Taxing Authority to any and all Kraft Federal Income Taxes to the extent of the amounts previously transferred from Kraft to Companies with respect to any Kraft Federal Income Tax Liability; (ii) any adjustments by a Taxing Authority to any and all PM Companies Non-Food Group Taxes; and (iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Federal Income Tax described in (i) or (ii).

     (b) To the extent not already provided for in Section 2(d) hereof, Kraft will indemnify Companies against and hold it harmless from (i) any adjustments by a Taxing Authority to any and all Kraft Group Taxes, other than amounts for Kraft Federal Income Taxes to the extent of the amounts previously transferred from Kraft to Companies; and (ii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in
(i).

4.   Refunds.
     -------

     (a) If, with respect to any tax indemnifiable by Kraft pursuant to Section 3(b) of this Agreement, Companies receives a refund, offset or credit, Companies shall promptly remit to Kraft the amount of such refund, offset or credit, together with any interest received thereon.

     (b)  If, with respect to any tax indemnifiable by Companies pursuant to
Section 3(a) of this Agreement, Kraft receives a refund, offset or credit, Kraft shall promptly remit to Companies the amount of such refund, offset or credit, together with any interest received thereon.

     (c) Companies or Kraft, as the case may be, will be entitled to a payment equal to any refunds, offsets or credits only after the party which has received an offset, credit or refund has actually secured the cash benefit of such refund, offset or credit. For purposes of this Section 4(c), the Party entitled to a refund, offset or credit shall be considered to use any other losses, deductions, amortization, exclusions from income, offsets, credits, other allowances or any carryforwards or carrybacks of such items prior to securing the benefit of such refund, offset or credit. No indemnification payment due pursuant to Section 3 of this Agreement will be reduced by any amount attributable to a refund, offset or credit unless and until the cash benefit of such refund, offset or credit has been actually secured in accordance with this
Section 4(c).

5.   Term.  This Agreement shall expire in the event that the Kraft Group is no
     ----
longer eligible to join with the Companies Consolidated Return Group in the filing of a consolidated Federal Income Tax return; provided, however, that all rights and obligations arising hereunder shall survive until they are fully effectuated or performed unless superseded by mutual agreement of the Parties.

6.   Successors.  This agreement shall be binding on and inure to the benefit of
     ----------
any successor, by merger, acquisition of assets or otherwise, to any of the Parties hereto (including but not limited to any successor of Companies and Kraft succeeding to the tax attributes of such party under Section 381 of the
Code), to the same extent as if such successor had been an original party hereto.

7.   Dispute Resolution.  If the Parties hereto are unable to resolve any
     ------------------
disagreement or dispute relating to this Agreement, including the interpretation or application thereof, within 20 days, Companies shall resolve such disagreement or dispute. Any such resolution shall be binding on the Parties to this Agreement without further recourse.

8.   Authorization, etc.  Each of the Parties hereto hereby represents and
     ------------------
warrants that it has the power and authority to execute, deliver and perform this Agreement; that this Agreement has been duly authorized by all necessary corporate action on the part of such Party; that this Agreement constitutes a legal, valid and binding obligation of each such Party; and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such Party.

9.   Section Captions.  Section captions used in this Agreement are for
     ----------------
convenience and underline reference only and shall not affect the construction of this Agreement.

10.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
     -------------
ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT GIVING EFFECT TO LAWS AND PRINCIPLES RELATING TO CONFLICTS OF LAW.

11.  Counterparts.  This Agreement may be executed in any number of
     ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

12.  Waivers and Amendments.  This Agreement shall not be waived, amended or
     ----------------------
otherwise modified except in writing, duly executed by all of the Parties hereto.

13.  Effective Date.  This Agreement shall be effective as of January 1, 2001.
     --------------

     IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be executed by a duly authorized officer as of the date first above written.

                                        PHILIP MORRIS COMPANIES INC.

                                        By: /s/ Bruce S. Brown
                                            -----------------------

                                        Name:  Bruce S. Brown

                                        Title: Vice President, Taxes



                                        KRAFT FOODS INC.



                                        By: /s/ James P. Dollive
                                            -----------------------

                                        Name:  James P. Dollive

                                        Title: Chief Financial Officer

                                                                 Exhibit 10.4
                                                                 ------------

                               KRAFT FOODS INC.

                        2001 PERFORMANCE INCENTIVE PLAN

Section 1.  Purpose; Definitions.

The purpose of the Plan is to support the Company's ongoing efforts to develop and retain world-class leaders and to provide the Company with the ability to provide incentives more directly linked to the profitability of the Company's businesses and increases in shareholder value.

For purposes of the Plan, the following terms are defined as set forth below:

   a.       "Annual Incentive Award" means an Incentive Award made pursuant to
   Section 5(a)(v) with a Performance Cycle of one year or less.

   b. "Awards" mean grants under the Plan of Incentive Awards, Stock Options, Stock Appreciation Rights, Restricted Stock or Other Stock-Based Awards.

   c.       "Board" means the Board of Directors of the Company.

   d. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

   e. "Commission" means the Securities and Exchange Commission or any successor agency.

   f. "Committee" means the Compensation Committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

   g.       "Common Stock" or "Stock" means the Class A Common Stock of the
   Company.

   h. "Company" means Kraft Foods Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor thereto.

   i. "Economic Value Added" means net after-tax operating profit less the cost of capital.

   j. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

   k. "Exercise Period" means the 60-day period from and after a Change in Control.

   l. "Fair Market Value" means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange-Composite Transactions or, if no such sale of Common Stock is reported on such date, the fair market value of the Stock as determined by the Committee in good faith; provided, however, that the Committee may in its discretion designate the actual sales price as Fair Market Value in the case of dispositions of Common Stock under the Plan.

   m. "Incentive Award" means any Award that is either an Annual Incentive Award or a Long-Term Incentive Award.

   n.       "Incentive Stock Option" means any Stock Option that complies with
   Section 422 (or any amended or successor provision) of the Code.

   o. "Long-Term Incentive Award" means an Incentive Award made pursuant to Section 5(a)(v) with a Performance Cycle of more than one year.

   p. "Nonqualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

   q.       "Other Stock-Based Award" means an Award made pursuant to Section
   5(a)(iii).

   r. "Performance Cycle" means the period selected by the Committee during which the performance of the Company or any subsidiary, affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

   s. "Performance Goals" mean the objectives for the Company or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently awarded under the Plan. Performance Goals may be provided in absolute terms, or in relation to the Company's peer group. The Company's peer group will be determined by the Committee, in its sole discretion. The Performance Goals for Awards that are intended to constitute "performance-based" compensation within the meaning of Section 162(m) (or any amended or successor provision) of the Code shall be based on one or more of the following criteria: earnings per share, total shareholder return, return on equity, return on capital, net income, cash flow, operating income or Economic Value Added.

   t. "Plan" means this Kraft Foods Inc. 2001 Performance Incentive Plan, as amended from time to time.

   u. "Restricted Period" means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.

   v. "Restricted Stock" means an Award of shares of Common Stock pursuant to Section 5(a)(iv).

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

    w. "Spread Value" means, with respect to a share of Common Stock subject to an Award, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Award's exercise or grant price, if any.

    x. "Stock Appreciation Right" or "SAR" means a right granted pursuant to Section 5(a)(ii).

    y. "Stock Option" means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Section 5(a)(i).

In addition, the terms "Business Combination," "Change in Control," "Change in Control Price," "Incumbent Board," "Outstanding Company Stock," "Outstanding Company Voting Securities" and "Person" have the meanings set forth in Section 6.

Section 2.  Administration.

The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which the Company, a subsidiary or an affiliate may operate to assure the viability of the benefits of Awards made to individuals employed in such countries and to meet the objectives of the Plan.

Subject to the terms of the Plan, the Committee shall have the authority to determine those employees eligible to receive Awards and the amount, type and terms of each Award and to establish and administer any Performance Goals applicable to such Awards. The Committee may delegate its authority and power under the Plan to one or more officers of the Company, subject to guidelines prescribed by the Committee, but only with respect to participants who are not subject to either Section 16 (or any amended or successor provision) of the Exchange Act or Section 162(m) (or any amended or successor provision) of the Code.

Any determination made by the Committee or by one or more officers pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

Section 3.  Eligibility.

Salaried employees of the Company, its subsidiaries and affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company, its subsidiaries or its affiliates, are eligible to be granted Awards under the Plan; provided that employees of Philip Morris
                               -------- ----
Companies Inc. and its subsidiaries other than the Company and the Company's subsidiaries are not eligible to be granted Awards under the Plan.

Section 4.  Common Stock Subject to the Plan.

The total number of shares of Common Stock reserved and available for distribution pursuant to the Plan shall be 75,000,000 shares. If any Award under the Plan is exercised or cashed out or terminates or expires or is forfeited without a payment being made to the participant in the form of Common Stock, the shares subject to such Award, if any, shall again be available for distribution in connection with Awards under the Plan; provided, however, that any shares which are available again for Awards under the Plan also shall count against the limit described in Section 5(b)(i). Any shares of Common Stock that are used by a participant as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall be available for distribution in connection with Awards under the Plan.

In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after adoption of the Plan by the Board, the Board is authorized, to the extent it deems appropriate, to make substitutions or adjustments in the aggregate number and kind of shares of Common Stock reserved for issuance under the Plan, in the number, kind and price of shares of Common Stock subject to outstanding Awards and in the Award limits set forth in Section 5 (or to make provision for cash payments to the holders of Awards).

The Committee may make an Award in substitution for incentive awards, stock awards, stock options or similar awards held by an individual who becomes an employee of the Company, a subsidiary or an affiliate in connection with a transaction described in the second paragraph of this Section 4. Notwithstanding any provision of the Plan (other than the limitation set forth in the first paragraph of this Section 4), the terms of such substituted Awards shall be as the Committee, in its discretion, determines is appropriate.

Section 5.  Awards.

(a) General. The types of Awards that may be granted under the Plan are set forth below. Awards may be granted singly, in combination or in tandem with other Awards.

       (i) Stock Options. A Stock Option represents the right to purchase a share of Stock at a predetermined grant price. Stock Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options, as specified in the Award agreement but no Stock Option designated as an Incentive Stock Option shall be invalid in the event that it fails to qualify as an Incentive Stock Option. The term of each Stock Option shall be set forth in the Award agreement, but no Stock Option shall be exercisable more than ten years after the grant date. The grant price per share of Common Stock purchasable under a Stock Option shall not be less than 100% of the Fair Market Value on the date of grant. Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price). As determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the optionee valued at Fair Market Value on the day preceding the date of exercise; provided, however, that such Common Stock shall not have been acquired by the optionee within the preceding six months.

         (ii) Stock Appreciation Rights. An SAR represents the right to receive a payment, in cash, shares of Common Stock, or both (as determined by the Committee), with a value equal to the Spread Value on the date the SAR is exercised. The grant price of an SAR shall be set forth in the applicable Award agreement and shall not be less than 100% of the Fair Market Value on the date of grant. Subject to the terms of the applicable Award agreement, an SAR shall be exercisable, in whole or in part, by giving written notice of exercise.

         (iii) Other Stock-Based Awards. Other Stock-Based Awards are Awards, other than Stock Options, SARs or Restricted Stock, that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The grant, purchase, exercise, exchange or conversion of Other Stock-Based Awards granted under this subsection (iii) shall be on such terms and conditions and by such methods as shall be specified by the Committee. Where the value of an Other Stock-Based Award is based on the Spread Value, the grant price for such an Award will not be less than 100% of the Fair Market Value on the date of grant.

         (iv) Restricted Stock. Shares of Restricted Stock are shares of Common Stock that are awarded to a participant and that during the Restricted Period may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award agreement. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. Except as provided in the applicable Award agreement, a participant shall have with respect to such Restricted Stock all the rights of a holder of Common Stock during the Restricted Period.

         (v) Incentive Awards. Incentive Awards are performance-based Awards that are expressed in U.S. currency or Common Stock or any combination thereof. Incentive Awards shall either be Annual Incentive Awards or Long-Term Incentive Awards.

(b) Maximum Awards. Subject to the exercise of the Board's authority pursuant to Section 4:

         (i) The total number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights awarded during any calendar year to any participant shall not exceed 7,500,000 shares.

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

         (ii) The total amount of any Annual Incentive Award awarded to any participant with respect to any Performance Cycle shall not exceed $7,500,000.

         (iii) The total amount of any Long-Term Incentive Award awarded to any Participant with respect to any Performance Cycle shall not exceed 150,000 shares of Common Stock multiplied by the number of years in the Performance Cycle or, in the case of awards expressed in currency, $4,500,000 multiplied by the number of years in the Performance Cycle.

         (iv) An amount not in excess of 18,800,000 shares of Common Stock may be issued pursuant to Restricted Stock Awards, Other Stock-Based Awards, and Incentive Awards, except that Other Stock-Based Awards with values based on Spread Values shall not be included in this limitation.

(c) Performance-Based Awards. Any Awards granted pursuant to the Plan may be in the form of performance-based Awards through the application of Performance Goals and Performance Cycles.

Section 6.      Change in Control Provisions.

(a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:

         (i) All Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control occurs shall become fully vested and exercisable.

         (ii) The restrictions and other conditions applicable to any Restricted Stock or Other Stock-Based Awards, including vesting requirements, shall lapse, and such Awards shall become free of all restrictions and fully vested.

         (iii) The value of all outstanding Stock Options, Stock Appreciation Rights, Restricted Stock and Other Stock-Based Awards shall, unless otherwise determined by the Committee at or after grant, be cashed out on the basis of the "Change in Control Price," as defined in Section 6(c), as of the date such Change in Control occurs or such other date as the Committee may determine prior to the Change in Control.

         (iv) Any Incentive Awards relating to Performance Cycles prior to the Performance Cycle in which the Change in Control occurs that have been earned but not paid shall become immediately payable in cash. In addition, each participant who has been awarded an Incentive Award shall be deemed to have earned a pro rata Incentive Award equal to the product of (A) such participant's maximum award opportunity for such Performance Cycle, and (B) a fraction, the numerator of which is the number of full or partial months that have elapsed since the beginning of such Performance Cycle to the date on which the Change in Control occurs, and the denominator of which is the total number of months in such Performance Cycle.

(b) Definition of Change in Control. A "Change in Control" means the happening of any of the following events:

         (i) Approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation (a "Business Combination"), unless in each case following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") immediately prior to such Business Combination beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") (excluding Philip Morris Companies Inc., any employee benefit plan (or related trust) sponsored or maintained by the Company, Philip Morris Companies Inc. or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities of such corporation except to the extent that such Person owned 20% or more of the Outstanding Company Voting Securities prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

         (ii) Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, (1) more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Voting Securities, as the case may be, (2) less than 20% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding Philip Morris Companies Inc., any employee benefit plan (or related trust) sponsored or maintained by the Company, Philip Morris Companies Inc. or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Voting Securities prior to the sale or disposition and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company; or

         (iii) The sale or other disposition for fair value of securities of the Company by Philip Morris Companies Inc. if, after such sale or other disposition for value Philip Morris Companies Inc. holds less than 50% of the combined voting power of the Outstanding Company Voting Securities; or

         (iv) If Philip Morris Companies Inc. holds less than 50% of the combined voting power of the Outstanding Company Voting Securities by virtue of a transaction that does not constitute a Change in Control within the meaning of paragraph (iii) above, the acquisition by any Person of beneficial ownership of 20% or more of the Outstanding Company Voting Securities; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition by such Person directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, Philip Morris Companies Inc. or any entity controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction described in clauses (A), (B) and (C) of paragraph (i) of this Section 6(b); or

         (v) If Philip Morris Companies Inc. holds less than 50% of the combined voting power of the Outstanding Company Voting Securities by virtue of a transaction that does not constitute a Change in Control within the meaning of paragraph (iii) above, the individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board.

(c) Change in Control Price. "Change in Control Price" means the highest price per share paid in any transaction reported on the New York Stock Exchange-Composite Transactions or paid or offered in any bona fide transaction related to a potential or actual change in control of the Company at any time during the preceding 60-day period as determined by the Committee, except that, in the case of Incentive Stock Options, such price shall be based only on transactions reported for the date on which such Incentive Stock Options are cashed out.

(d) Incumbent Board. "Incumbent Board" means the members of the Board as of the effective date of the Plan. Notwithstanding the preceding sentence, any individual who becomes a member of the Board after such effective date whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such member were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(e) Notwithstanding any other provision of the Plan, upon a Change in Control, unless the Committee shall determine otherwise at grant, an Award recipient shall have the right, by giving notice to the Company within the Exercise Period, to elect to surrender all or part of the Stock Option, SAR, Restricted Stock or Other Stock-Based Award to the Company and to receive in cash, within 30 days of such notice, an amount equal to the amount by which the "Change in Control Price" on the date of such notice shall exceed the exercise or grant price under such Award, multiplied by the number of shares of Stock as to which the right granted under this Section 6 shall have been exercised.

Section 7.  Plan Amendment and Termination.

The Board may amend or terminate the Plan at any time, provided that no such amendment shall be made without shareholder approval if such approval is required under applicable law, or if such amendment would: (i) decrease the grant or exercise price of any Stock Option, SAR or Other Stock-Based Award to less than the Fair Market Value on the date of grant; or (ii) increase the total number of shares of Common Stock that may be distributed under the Plan. Except as may be necessary to comply with a change in the laws, regulations or accounting principles of a foreign country applicable to participants subject to the laws of such foreign country, the Committee may not cancel any option and substitute therefor a new option with a lower option price. Except as set forth in any Award agreement, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient's consent.

Section 8.  Payments and Payment Deferrals.

Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Stock equivalents.

Section 9.  Dividends and Dividend Equivalents.

The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares of Common Stock or Common Stock equivalents.

Section 10. Transferability.

Unless otherwise required by law, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution.

Section 11.  Award Agreements.

Each Award under the Plan shall be evidenced by a written agreement (which need not be signed by the recipient unless otherwise specified by the Committee) that sets forth the terms, conditions and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, and the provisions applicable in the event the recipient's employment terminates. The Committee may amend an Award agreement, provided that no such amendment may materially and adversely affect an Award without the Award recipient's consent.

Section 12.  Unfunded Status Plan.

It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

Section 13.  General Provisions.

(a) The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) Nothing contained in the Plan shall prevent the Company, a subsidiary or an affiliate from adopting other or additional compensation arrangements for their respective employees.

(c) Neither the adoption of the Plan nor the granting of Awards under the Plan shall confer upon any employee any right to continued employment nor shall they interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment of any employee at any time.

(d) No later than the date as of which an amount first becomes includible in the gross income of the participant for income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind which are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with

Common Stock, including Common Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its subsidiaries and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.

(e) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

(f) If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

(g) The Plan shall be effective on __________ ____, 2001. Except as otherwise provided by the Board, no Awards shall be made after __________ ____, ______, provided that any awards granted prior to that date may extend beyond it.

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

                                                                Exhibit 10.5
                                                                ------------

                               KRAFT FOODS INC.

            2001 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS



SECTION 1.  Purpose; Definitions.

The purposes of the Plan are (i) to assist the Company in promoting a greater identity of interest between the Company's Non-Employee Directors and the Company's shareholders; and (ii) to assist the Company in attracting and retaining Non-Employee Directors by affording them an opportunity to share in the future successes of the Company.

For purposes of the Plan, the following terms are defined as set forth below:

      a.    "Award" means the grant under the Plan of Stock and Stock Options.

      b. "Black-Scholes Value" means the value of a Stock Option determined pursuant to the option pricing model commonly known as the Black-Scholes method. The Black-Scholes Value shall be calculated as of the first day of the Plan Year, based on the applicable assumptions used in calculating values of stock options in the Company's then current annual meeting proxy statement and/or annual report with such adjustments as may be necessary to reflect different grant dates and terms.

      c.    "Board" means the Board of Directors of the Company.

      d. "Committee" means the Compensation and Governance Committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

      e.    "Common Stock" or "Stock" means the Class A Common Stock of the
      Company.

      f. "Company" means Kraft Foods Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor thereto.

      g. "Deferred Stock" means an entry on the books and records of the Company in an amount equal to the value of one notional unit in the Kraft Stock Fund.

      h. "Deferred Stock Account" means the unfunded deferred compensation account established by the Company with respect to each participant who elects to participate in the Deferred Stock Program in accordance with
      Section 7 of the Plan.

      i. "Deferred Stock Program" means the provisions of Section 7 of the Plan that permit participants to defer all or part of any Award of Stock pursuant to Section 5(a)(i) of the Plan.

      j. "Fair Market Value" means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange-

         Composite Transactions or, if no such sale of Common Stock is reported on such date, the fair market value of the Stock as determined by the Committee in good faith; provided, however, that the Committee may in its discretion designate the actual sales price as Fair Market Value in the case of dispositions of Common Stock under the Plan.

      k. "Kraft Stock Fund" means the Kraft Stock Fund of the Kraft Foods Thrift Plan, as amended from time to time. If the Kraft Foods Thrift Plan does not have a Kraft Foods Stock Fund in effect on any relevant date, earnings, losses and other adjustments required under the Deferred Stock Program shall be determined in the same manner as under the Philip Morris Companies Inc. stock fund under the Kraft Foods Thrift Plan except that Common Stock shall be used as the investment measure.

      l. "Non-Employee Director" means each member of the Board who is not a full-time employee of the Company or Philip Morris Companies Inc. or of any corporation in which the Company or Philip Morris Companies Inc. owns, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation.

      m. "Plan" means this 2001 Stock Compensation Plan for Non-Employee Directors, as amended from time to time.

      n. "Plan Year" means the period commencing at the opening of business on the day on which the Company's annual meeting of stockholders is held and ending on the day immediately preceding the day on which the Company's next annual meeting of stockholders is held.

      o. "Stock Option" means the right to purchase a share of Stock at a price equal to Fair Market Value on the date of grant. All Stock Options granted under the Plan shall be nonqualified stock options.

SECTION 2.  Administration.

The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which Non-Employee Directors reside or are citizens of and to meet the objectives of the Plan.

Any determination made by the Committee in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee, and all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

SECTION 3.  Eligibility.

Only Non-Employee Directors shall be granted Awards under the Plan.

SECTION 4.  Common Stock Subject to the Plan.

The total number of shares of Common Stock reserved and available for distribution pursuant to the Plan shall be 500,000 shares. If any Stock Option is forfeited or expires without the delivery of Common Stock to a participant, the shares subject to such Stock Option shall again be available for distribution in connection with other Awards under the Plan. Any shares of Common Stock that are used by a participant as full or partial payment of withholding or other taxes or as payment for the exercise price of a Stock Option shall be available for distribution in connection with other Awards under the Plan.

In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the initial public offering of the Common Stock, the Board is authorized, to the extent it deems appropriate, to make substitutions or adjustments in the aggregate number and kind of shares of Common Stock reserved for issuance under the Plan, in the number, kind and price of shares of Common Stock subject to outstanding Awards and in the Award limits set forth in Section 5 (or to make provision for cash payments to the holders of Awards).

SECTION 5.  Awards.

(a) Award Dates. Effective upon an individual's initial election or appointment as a Non-Employee Director and on the first day of each Plan Year thereafter, each Non-Employee Director serving as such immediately after the annual meeting held on such day shall be awarded the following:

      (i) a grant of that number of shares of Stock having an aggregate Fair Market Value on the date of grant equal to $30,000 (with any fractional share being rounded up to the next whole share); and

      (ii) a grant of Stock Options to purchase that number of shares of Stock equal to the number derived from dividing $30,000 by the Black-Scholes Value of each such Stock Option (with any fractional share being rounded up to the next whole share).

(b)   Terms of Awards.

      (i) Awards pursuant to Section 5(a)(i) are eligible for participation in the Deferred Stock Program described in Section 7. Subject to the limitations of applicable securities laws, shares of Common Stock awarded pursuant to Section 5(a)(i) shall be immediately transferable and vested and nonforfeitable.

      (ii) The term of each Stock Option shall be ten years. Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price). As determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the Non-Employee Director valued at Fair Market Value; provided, however, that such Common Stock shall not have been acquired by the optionee within the preceding six months.

SECTION 6.  Plan Amendment and Termination.

The Board may amend or terminate the Plan at any time, provided that no such amendment shall be made without stockholder approval if such approval is required under applicable law, or if such amendment would: (i) decrease the grant or exercise price of any Stock Option to less than the Fair Market Value on the date of grant or (ii) increase the total number of shares of Common Stock that may be distributed under the Plan. Except as may be necessary to comply with a change in the laws, regulations or accounting principles of a foreign country applicable to participants subject to the laws of such foreign country, the Committee may not, without stockholder approval, cancel any option and substitute therefor a new Stock Option with a lower option price. Except as set forth in any Award agreement, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient's consent.

SECTION 7.  Payments and Payment Deferrals.

The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Stock equivalents.

Each participant may elect to participate in a Deferred Stock Program with respect to Awards granted under Section 5(a)(i). Any election to have the Company establish a Deferred Stock Account shall be made in terms of integral multiples of 25% of the value of the Common Stock that the participant otherwise would have received on each date of grant and any such election shall remain in effect for purposes of the Plan until the participant executes a new election not to participate in the Deferred Stock Program for any future grants of Common Stock. The Deferred Stock Account of a participant who elects to participate in the Deferred Stock Program shall be credited with that number of shares of Deferred Stock that is equal to the number of shares in the Stock Award that the participant elected to receive as Deferred Stock. The Deferred Stock Account shall be credited with earnings and charged with losses, if any, and shall be subject to other adjustments on the same basis as the Kraft Stock Fund. The Deferred Stock Program shall otherwise be administered under such rules and procedures as the Committee may, from time to time establish, including rules with respect to elections to defer, beneficiary designations and distributions under the Deferred Stock Program.

SECTION 8.  Transferability.

Unless otherwise required by law, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution.

SECTION 9.  Award Agreements.

Each Award of a Stock Option under the Plan shall be evidenced by a written agreement (which need not be signed by the Award recipient unless otherwise specified by the Committee) that sets forth the terms, conditions and limitations for each such Award. Each Stock Option shall vest i.e., become
                                                              ---
exercisable, in not less than six months (or such longer period set forth in the Award agreement) and shall be forfeited if the participant does not continue to be a Non-Employee Director for the duration of the vesting period. The Committee may amend an Award agreement, provided that no such amendment may materially and adversely affect an Award without the Award recipient's consent.

SECTION 10. Unfunded Status Plan.

It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 11. General Provisions.

(a) The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission (or any successor agency), any stock exchange upon which the Common Stock is then listed, and any applicable Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for Non-Employee Directors.

(c) No later than the date as of which an amount first becomes includible in the gross income of the participant for income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind which are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.

(d) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

(e) If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

(f) The Plan shall be effective upon approval by Philip Morris Companies Inc. in its capacity as the Company's sole shareholder. Except as otherwise provided by the Board, no Awards shall be made after the Awards made immediately following the 2006 Annual Meeting of Stockholders, provided that any Awards granted prior to that date may extend beyond it.

                                                                 Exhibit 10.6.1
                                                                 --------------

                              EMPLOYMENT AGREEMENT
                              --------------------


      AGREEMENT by and between Philip Morris Companies Inc., a Virginia corporation (the "Company") and ________________ (the "Executive"), dated as of the ___ day of _____, ______.

      The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

      NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

      1.   Certain Definitions. (a)   The "Effective Date" shall mean the first
           -------------------
date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated or the Executive ceases to be [state position] prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as [state position] (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control (an event described in (i) or (ii) above being hereinafter referred to as a "Potential Change of Control"), then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment or cessation of status as [state position].

         (b) The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the earliest to occur of (x) any date prior to the Effective Date on which the Executive ceases to hold the position [state position], (y) the third anniversary of the date hereof, and (z) the Executive's normal retirement date (the "Normal Retirement Date") under the Kraft Retirement Plan (the "Retirement Plan"); provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

      2.   Change of Control. For the purpose of this Agreement, a "Change of
           -----------------
Control" shall mean:

         (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this
Section 2; or

         (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) Approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

      3.  Employment Period. The Company hereby agrees to continue the Executive
          -----------------
in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earlier to occur of (x) the third anniversary of such date and (y) the Executive's Normal Retirement Date (the "Employment Period").

      4.  Terms of Employment. (a) Position and Duties.
          -------------------      -------------------

               (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

               (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

          (b)  Compensation.    (i) Base  Salary.   During the
               -------------        -------------
Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually and shall be first increased no more than 12 months after the last salary increase awarded to the

Executive prior to the Effective Date and thereafter at least annually by the highest of (x) 7%, (y) the average increase (excluding promotional increases) in base salary awarded to the Executive for each of the three full fiscal years (annualized in the case of any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve months) prior to the Effective Date, and (z) the percentage increase (excluding promotional increases) in base salary generally awarded to peer executives of the Company and its affiliated companies for the year of determination. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

          (ii)   Annual Bonus. In addition to Annual Base Salary, the Executive
                 ------------
shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus"), in cash at least equal to the higher of (x) the average of the three highest bonuses paid or payable, including any bonus or portion thereof which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the five fiscal years immediately preceding the fiscal year in which the Effective Date occurs (annualized for any fiscal year during such period consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) and (y) the bonus paid or payable (annualized as described above), including any bonus or portion thereof which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the most recently completed fiscal year prior to the Effective Date (such higher amount being referred to as the "Recent Annual Bonus"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

          (iii)  Incentive, Savings and Retirement Plans. During the Employment
                 ---------------------------------------
Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

          (iv)   Welfare Benefit Plans. During the Employment Period, the
                 ---------------------
Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

               (v)      Expenses. During the Employment Period, the Executive
                        --------
shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

               (vi)     Fringe Benefits. During the Employment Period, the
                        ---------------
Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

               (vii)    Office and Support Staff. During the Employment Period,
                        ------------------------
the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

               (viii)   Vacation. During the Employment Period, the Executive
                        --------
shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

      5.   Termination of Employment. (a) Death or Disability. The Executive's
           -------------------------      -------------------
employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

           (b)   Cause. The Company may terminate the Executive's employment
                 -----
during the Employment Period for Cause. For the sole and exclusive purposes of this Agreement, "Cause" shall mean:

               (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

               (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

          (c)  Good Reason. The Executive's employment may be terminated by the
               -----------
Executive for Good Reason. For the sole and exclusive purposes of this Agreement, "Good Reason" shall mean:

               (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

               (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

               (v)    any failure by the Company to comply with and satisfy
Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

          (d)  Notice of Termination. Any termination by the Company for Cause,
               ---------------------
or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (e)  Date of Termination. "Date of Termination" means (i) if the
               -------------------
Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

      6.  Obligations of the Company upon Termination. (a) Good Reason; Other
          -------------------------------------------      ------------------
Than for Cause, Death or Disability. If, during the Employment Period, the
-----------------------------------
Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

                    (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                              A. the sum of (1) the Executive's Annual Base
Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                              B. the amount equal to the product of (1) two and
one-half and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus and (3) a fraction, the numerator of which is the number of full months from the Date of Termination until the Executive's Normal Retirement Date but which shall be no greater than thirty (30), and the denominator of which is thirty (30); and

                              C. an amount equal to the difference between (a)
the actuarial equivalent of the benefit (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Effective Date, except as specified below with respect to increases in base salary and annual bonus) under the Retirement Plan and any excess or supplemental retirement plan in which the Executive participates (together, the "SERP") which the Executive would receive if the Executive's employment continued for two and one-half years after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, and, assuming that (1) the Executive's base salary increased on an annualized basis during the two and one-half year period by the amount required by Section 4(b)(i) (in the case of Section 4(b)(i)(z) based on increases (excluding promotional increases) in base salary for the most recently completed fiscal year prior to the Date of Termination) had the Executive remained employed, and
(2) the Executive's annual bonus (annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months) in each of the two and one-half years (on an annualized basis) bears the same proportion to the Executive's base salary in such year or fraction thereof as it did for the last full year prior to the Date of Termination, and (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;

                       (ii) for two and one-half years after the Executive's Date of Termination, or such longer period as may be provided by Section 6(a)(iii) with respect to the benefits covered thereby or by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) and Section 4(b)(vi) of this Agreement if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies applicable generally to other peer executives and their families during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until two and one-half years after the Date of Termination and to have retired on the last day of such period;

                       (iii) if two and one-half years after the Executive's Date of Termination, the Executive would be at least 55 years old and eligible for retirement benefits (including, without limitation, early retirement benefits) under the Retirement Plan (assuming continuous service with the Company during such two and one-half year period), the Company shall continue lifetime medical, dental and life insurance benefits (including supplemental benefits) to the Executive and/or the Executive's family at least equal to those that would have been provided to them in accordance with the plans, programs and policies described in Section 4(b)(iv) of this Agreement (except the Company's business travel accident plans) if the Executive's employment had not been terminated, if and as in effect at any time during the 120-day period immediately preceding the Effective Date with respect to other peer executives and their families or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives and their families; provided, however, that, in the event that the Executive becomes reemployed with another employer, whether or not such employer is related to the Corporation or any of its affiliates, and is eligible to receive medical or other welfare benefits under any employer-sponsored plan, the medical and other welfare benefits described herein shall be the secondary coverage for such applicable period of eligibility;

               (iv) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion; and

               (v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including, without limitation, any amounts payable pursuant to Section 4(b)(iii) (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

          (b)  Death. If the Executive's employment is terminated by reason of
               -----
the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

          (c)  Disability. If the Executive's employment is terminated by reason
               ----------
of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

          (d)  Cause: Other than for Good Reason. If the Executive's employment
               ---------------------------------
shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

      7.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent
            -------------------------
or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

      8.    Full Settlement. The Company's obligation to make the payments
            ---------------
provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

      9.    Certain Additional Payments by the Company.
            ------------------------------------------

            (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

              (i) give the Company any information reasonably requested by the Company relating to such claim,

              (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

              (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

              (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     10.  Confidential Information. The Executive shall hold in a fiduciary
          ------------------------
capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     11.  Successors. (a) This Agreement is personal to the Executive and
          ----------
without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     12.  Miscellaneous. (a) This Agreement shall be governed by and construed
          -------------
in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:
          -------------------


          If to the Company:
          -----------------

          Philip Morris Companies Inc.
          120 Park Avenue
          New York, N.Y. 10017
          Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i) - (v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, (i) the Executive's employment with the Company terminates or (ii) the Executive ceases to be [state position], except, in each case in connection with a Potential Change of Control then the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.


          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                                 ______________________________
                                                           [Executive]



                                                 PHILIP MORRIS COMPANIES INC.


                                                 By____________________________

                                                                  Exhibit 10.6.2
                                                                  --------------

                             EMPLOYMENT AGREEMENT
                             --------------------

           AGREEMENT by and between Philip Morris Companies Inc., a Virginia corporation (the "Company") and Calvin J. Collier (the "Executive"), dated as of the 1st day of November, 1989.

           The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

           NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

           1.  Certain Definitions.  (a)   The "Effective Date" shall mean the
               -------------------
 first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated or the Executive ceases to be Senior Vice President and General Counsel of Kraft General Foods Group prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as Senior Vice President and General Counsel of Kraft General Foods Group (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control (an event described in (i) or (ii) above being hereinafter referred to as a "Potential Change of Control"), then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment or cessation of status as Senior Vice President and General Counsel of Kraft General Foods Group.

           (b) The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the earliest to occur of (x) any date prior to the Effective Date on which the Executive ceases to hold the position of Senior Vice President and General Counsel of Kraft General Foods Group, (y) the third anniversary of the date hereof, and (z) the Executive's normal retirement date (the "Normal Retirement Date") under the The Kraft Retirement Plan (the "Retirement Plan"); provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

           2.  Change of Control.  For the purpose of this Agreement, a "Change
               -----------------
 of Control" shall mean:

           (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection
 (c) of this Section 2; or

           (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

           (c) Approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and
 (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition,
 (A) more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

           3.  Employment Period.  The Company hereby agrees to continue the
               -----------------
 Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earlier to occur of (x) the third anniversary of such date and (y) the Executive's Normal Retirement Date (the "Employment Period").

           4.  Terms of Employment.  (a)  Position and Duties.  (i) During the
               --------------------       -------------------
 Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

               (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees,
  (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

           (b)   Compensation.  (i)  Pro Rata Performance Award. Within 30 days
                 ------------        --------------------------
 after the Effective Date, the Executive shall be entitled to a lump sum cash payment equal to the pro rata Long Term Performance Award he would have received pursuant to Section 1l(a)(4) of the Company's 1987 Long Term Incentive Plan (the "LTIP") had the Executive been eligible to receive an award pursuant to such section of the LTIP without regard to Section 10(b) of the LTIP.

                 (ii)   Base Salary.  During the Employment Period, the
                        -----------
 Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually and shall be first increased no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually by the highest of (x) 7%, (y) the average increase (excluding promotional increases) in base salary awarded to the Executive for each of the three full fiscal years (annualized in the case of any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve months) prior to the Effective Date, and (z) the percentage increase (excluding promotional increases) in base salary generally awarded to peer executives of the Company and its affiliated companies for the year of determination. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company control1ed by, controlling or under common control with the Company.

                 (iii)   Annual Bonus. In addition to Annual Base Salary, the
                         ------------
 Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus"), in cash at least equal to the higher of (x) the average of the three highest bonuses paid or payable, including any bonus or portion thereof which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the five fiscal years immediately preceding the fiscal year in which the Effective Date occurs (annualized for any fiscal year during such period consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) and (y) the bonus paid or payable (annualized as described above), including any bonus or portion thereof which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the most recently completed fiscal year prior to the Effective Date (such higher amount being referred to as the "Recent Annual Bonus"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

                 (iv) Incentive, Savings and Retirement Plans. During the
                      ---------------------------------------
 Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

                 (v) Welfare Benefit Plans. During the Employment Period, the
                     ---------------------
  Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

                 (vi) Expenses.  During the Employment Period, the Executive
                      --------
 shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                 (vii)  Fringe Benefits. During the Employment Period, the
                        ---------------
 Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                 (viii)   Office and Support Staff.  During the Employment
                          ------------------------
 Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                 (ix) Vacation.  During the Employment Period, the Executive
                      --------
  shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

           5.  Termination of Employment.  (a)  Death or Disability.  The
               -------------------------        -------------------
 Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

            (b) Cause.  The Company may terminate the Executive's employment
                -----
  during the Employment Period for Cause. For the sole and exclusive purposes of this Agreement, "Cause" shall mean:

                 (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or

     Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

                 (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

  For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have bean delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or
  (ii) above, and specifying the particulars thereof in detail.

           (c) Good Reason.  The Executive's employment may be terminated by the
               -----------
 Executive for Good Reason. For the sole and exclusive purposes of this Agreement, "Good Reason" shall mean:

                 (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                 (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                 (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

                 (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                 (v) any failure by the Company to comply with and satisfy
      Section 11(c) of this Agreement.

  For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

           (d) Notice of Termination.  Any termination by the Company for Cause,
               ---------------------
  or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
  (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

           (e) Date of Termination.  "Date of Termination" means (i) if the
               -------------------
  Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

          6.  Obligations of the Company upon Termination.  (a)  Good Reason:
              -------------------------------------------        ------------
      Other Than for Cause, Death or Disability. If, during the Employment
      -----------------------------------------
      Period, the company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

           (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

               A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                B.  the amount equal to the product of (1) two and one-half and
          (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus and (3) a fraction, the numerator of which is the number of full months from the Date of Termination until the Executive's Normal Retirement Date but which shall be no greater than thirty (30), and the denominator of which is thirty (30); and

               C. an amount equal to the difference between (a) the actuarial equivalent of the benefit (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Effective Date, except as specified below with respect to increases in base salary and annual bonus) under the Retirement Plan and any excess or supplemental retirement plan in which the Executive participates (together, the "SERP") which the Executive would receive if the Executive's employment continued for two and one-half years after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, and, assuming that (1) the Executive's base salary increased on an annualized basis during the two and one-half year period by the amount required by Section 4(b)(ii) (in the case of Section 4(b)(ii)(z) based on increases (excluding promotional increases) in base salary for the most recently completed fiscal year prior to the Date of Termination) had the Executive remained employed, and (2) the Executive's annual bonus (annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months) in each of the two and one-half years (on an annualized basis) bears the same proportion to the Executive's base salary in such year or fraction thereof as it did for the last full year prior to the Date of Termination, and (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;

           (ii) for two and one-half years after the Executive's Date of Termination, or such longer period as may be provided by Section 6(a)(iii) with respect to the benefits covered thereby or by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(v) and Section 4(b)(vii) of this Agreement if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies applicable generally to other peer executives and their families during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until two and one-half years after the Date of Termination and to have retired on the last day of such period;

           (iii) if two and one-half years after the Executive's Date of Termination, the Executive would be at least 55 years old and eligible for retirement benefits (including, without limitation, early retirement benefits) under the Retirement Plan (assuming continuous service with the Company during such two and one-half year period), the Company shall continue lifetime medical, dental and life insurance benefits (including supplemental benefits) to the Executive and/or the Executive's family at least equal to those that would have been provided to them in accordance with the plans, programs and policies described in Section 4(b)(v) of this agreement (except the Company's business travel accident plans) if the Executive's employment had not been terminated, if and as in effect at any time during the 120-day period immediately preceding the Effective Date with respect to other peer executives and their families or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives and their families; provided, however, that, in the event that the Executive becomes reemployed with another employer, whether or not such employer is related to the Corporation or any of its affiliates, and is eligible to receive medical or other welfare benefits under any employer-sponsored plan, the medical and other welfare benefits described herein shall be the secondary coverage for such applicable period of eligibility;

           (iv) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion; and

           (v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including, without limitation, any amounts payable pursuant to Section 4(b)(i) (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

            (b)   Death.  If the Executive's employment is terminated by reason
                  -----
  of the Executive's death during the Employment Period, this agreement shall terminate without further obligations to the Executive's legal representatives under this agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

            (c)   Disability.  If the Executive's employment is terminated by
                  ----------
  reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this
  Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

            (d)   Cause; Other than for Good Reason.  If the Executive's
                  ---------------------------------
  employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annnua1 Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits.
  In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

           7.  Non-exclusivity of Rights.  Nothing in this Agreement shall
               -------------------------
  prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

           8.  Full Settlement.  The Company's obligation to make the payments
               ---------------
  provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in
  Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

           9.  Certain Additional Payments by the Company
               ------------------------------------------

            (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any much interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

           (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Coopers & Lybrand or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).

 All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
 Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                 (i) give the Company any information reasonably requested by the Company relating to such claim,

                 (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                 (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                 (iv) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9 (c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the

      Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            10.  Confidential Information.  The Executive shall hold in a
                 ------------------------
  fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any at its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

           11.  Successors.  (a)  This Agreement is personal to the Executive
                ----------
  and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

           12.  Miscellaneous.  (a)  This Agreement shall be governed by and
                -------------
  construed in accordance with the laws of the

  Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force at reflect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:
            -------------------

            Calvin J. Collier

            If to the Company:
            -----------------

            Philip Morris Companies Inc.
            120 Park Avenue
            New York, N.Y. 10017

            Attention:  General Counsel

  or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

           (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

           (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

           (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, (i) the Executive's employment with the Company terminates or (ii) the Executive ceases to be Senior Vice President and General Counsel of Kraft General Foods Group, except, in each case in connection with a Potential Change of Control then the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, other than the Deferred Incentive Payment Agreement between the Company and the Executive dated March 8, 1989 as amended as of November 1, 1989 (the "DIPA") which shall remain in full force and effect, including, without limitation, with respect to the provision of lifetime medical, dental and life insurance benefits to the extent such benefits are more favorable than those provided by Section 6(a)(ii) and (iii). For purposes of the DIPA, with respect to an involuntary termination of the Executive's employment without cause (within the meaning of the DIPA) after February 15, 1991, this Agreement shall be considered to be a "normal severance plan" of the Company. Notwithstanding the foregoing, with respect to a termination of the Executive's employment on or prior to February 15, 1991, nothing in the DIPA shall serve to limit the Executive's rights under this Agreement.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                            /s/ Calvin J. Collier
                                        -----------------------------
                                              CALVIN J. COLLIER


                                        PHILIP MORRIS COMPANIES INC.

                                        By:   /s/ Richard L. Snyder
                                            -------------------------
                                                RICHARD L. SNYDER

                                                                    Exhibit 10.7
                                                                    ------------

                               KRAFT FOODS, INC.
                          SUPPLEMENTAL BENEFITS PLAN I
                          ----------------------------

                            (As Amended and Restated
                        Effective as of January 1, 1996)

                               TABLE OF CONTENTS

                                                           PAGE

SECTION 1 - General.........................................  1
     1.1.   History, Purpose and Effective Date.............  1
     1.2.   Plan Administration; Plan Year..................  2
     1.3.   Source of Benefits..............................  2
     1.4.   Indemnification and Exculpation.................  2
     1.5.   Applicable Laws.................................  2
     1.6.   Gender and Number...............................  3
     1.7.   Action by Employers.............................  3
     1.8.   Severability of Plan Provisions.................  3
     1.9.   Notices.........................................  3
     1.10.  Defined Terms...................................  3

SECTION 2 - Participation...................................  3
     2.1.   Participation...................................  3
     2.2.   Plan Not Contract of Employment.................  3

SECTION 3 - Supplemental Thrift Plan Benefits...............  4
     3.1.   Eligibility for Supplemental Thrift Plan
            Benefits........................................  4
     3.2.   Accounts........................................  4
     3.3.   Participant Deferrals...........................  5
     3.4.   Matching Contribution Credits...................  5
     3.5.   Earnings Equivalents............................  6

SECTION 4 - Supplemental Retirement Plan Benefits...........  7
     4.1.   Eligibility for Supplemental Retirement Plan
            Benefits........................................  7
     4.2.   Amount of Supplemental Retirement Plan            7
            Benefits........................................  7

SECTION 5 - Vesting and Payment of Plan Benefits............  8
     5.1.   Vesting.........................................  8
     5.2.   Payment of Plan Benefits to Participants........  8
     5.3.   Payment of Plan Benefits to Beneficiaries.......  8
     5.4.   Facility of Payment.............................  9
     5.5.   Benefits May Not Be Assigned or Alienated.......  9
     5.6.   Tax Liability...................................  9
     5.7.   Committee Discretion to Accelerate..............  9

SECTION 6 - Administration.................................. 10
     6.1.   Committee Membership and Authority.............. 10
     6.2.   Allocation and Delegation of Committee
            Responsibilities and Powers..................... 11
     6.3.   Information to be Furnished to Committee........ 11
     6.4.   Committee's Decision Final...................... 11

SECTION 7 - Amendment and Termination....................... 11
     7.1.   Amendment and Termination....................... 11
     7.2.   Merger.......................................... 12

                               TABLE OF CONTENTS

                                                           PAGE

SECTION 8 - Change of Control............................... 12
     8.1.   Definition...................................... 12
     8.2.   Effect of Change of Control..................... 14

                               KRAFT FOODS, INC.
                          SUPPLEMENTAL BENEFITS PLAN I
                          ----------------------------

                            (As Amended and Restated
                        Effective as of January 1, 1996)

                                   SECTION 1
                                   ---------

                                    General
                                    -------

     1.1. History, Purpose and Effective Date. This document sets forth the
          -----------------------------------
provisions of Kraft Foods, Inc. Supplemental Benefits Plan I (the "Plan") , established and maintained by Kraft Foods, Inc., a Delaware corporation (the "Company"). The terms of the Plan as set forth herein are effective as of January 1, 1996 (the "Effective Date") and constitute an amendment, restatement and continuation of that part of the Kraft Foods, Inc. Supplemental Benefits Plan (as in effect immediately prior to the Effective Date) that provides retirement income from a plan, program or arrangement described in section 114(b) (1) (I) (ii) of chapter 4 of Title 4, United States Code. The purpose of the Plan is to enable the eligible employees of the Employers (as defined below) to defer receipt of compensation and to receive retirement income and other benefits in addition to the retirement income and other benefits payable under the qualified plans of the Employers. The Company and any of its subsidiaries that adopts the Plan with the consent of the Company's Management Committee for Employee Benefits (the "Committee") are referred to below collectively as the "Employers" and individually as an "Employer". The Plan is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or be subject to Parts 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For purposes of applying Title I of ERISA, the Plan consists of two components: (a) an "excess benefit" plan, within the meaning of section 3(36) of ERISA (the "Excess Plan"), and (b) a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of section 301(a)(3) of ERISA (the "Management Plan"). All benefits provided under the Plan will be provided under the Excess Plan component, except to the extent that such benefits may not be provided under an excess plan as defined under section 3(36) of ERISA. Any benefits that may not be provided under the Excess Plan component will be provided under the Management Plan component. For purposes of applying section 72 of the Code, the Plan consists of a separate program of interrelated contributions and benefits that constitutes a defined contribution arrangement and a separate program of interrelated contributions and benefits that constitutes a defined benefit arrangement. Section 3 describes the eligibility conditions and benefit amounts available under the separate program that constitutes a defined contribution arrangement. Section 4 describes the eligibility conditions and benefit amounts available under the separate program that constitutes a defined benefit arrangement. The two programs shall each constitute a separate contract for purposes of section 72 of the Code.

     1.2. Plan Administration; Plan Year. The Plan shall be administered by the
          ------------------------------
Committee, as more fully described in Section 6. The "Plan Year" means the 12-consecutive-month period beginning on each January 1 and ending on the following December 31.

     1.3. Source of Benefits. The amount of any benefit payable under the Plan
          ------------------
will be paid in cash from the general assets of the Employers or from one or more trusts, the assets of which are subject to the claims of the Employer's general creditors. Such amounts payable shall be reflected on the accounting records of the Employers but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No employee or other individual entitled to benefits under the Plan shall have any right, title or interest whatever in any assets of any Employer or to any investment reserves, accounts or funds that an Employer may purchase, establish or accumulate to aid in providing the benefits under the Plan. Nothing contained in the Plan and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between an Employer and an employee or any other person. Neither an employee or beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor.

     1.4. Indemnification and Exculpation. The members of the Committee, and its
          -------------------------------
agents, and the officers, directors, and employees of any Employer and its affiliates shall be indemnified and held harmless by the Employer against and from any and all loss, costs, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them in settlement (with the Employer's written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provisions shall not be applicable to any person if the loss, costs, liability, or expense is due to such person's gross negligence or willful misconduct.

     1.5. Applicable Laws. The Plan shall be construed and administered in
          ---------------
accordance with the internal laws of the State of

Illinois to the extent that such laws are not preempted by the laws of the United States of America.

     1.6. Gender and Number. Where the context admits, words in any gender shall
          -----------------
include any other gender, words in the singular shall include the plural and the plural shall include the singular.

     1.7. Action by Employers. Any action required of or permitted by the
          -------------------
Company or the Employers under the Plan shall be by approval of the Committee or any person or persons authorized by the Committee.

     1.8. Severability of Plan Provisions. In the event any provision of the
          -------------------------------
Plan shall be held invalid or illegal for any reason, any invalidity or illegality shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the invalid or illegal provision had never been inserted, and the Company shall have the right to correct and remedy such questions of invalidity or illegality by amendment as provided in the Plan.

     1.9. Notices. Any notice or document required to be filed with the
          -------
Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee (or its delegate), in care of the Company, at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.

     1.10. Defined Terms. Terms used frequently with the same meaning are
           -------------
indicated by initial capital letters, and are defined throughout the Plan. Appendix A contains an alphabetical listing of such terms and the locations in which they are defined.

                                   SECTION 2
                                   ---------

                                 Participation
                                 -------------

     2.1. Participation. Each employee of an Employer who has met the
          -------------
eligibility and enrollment requirements set forth in subsections 3.1 or 4.1 of the Plan will become a "Participant" in the Plan as of the date on which he meets such requirements.

     2.2. Plan Not Contract of Employment. The Plan does not constitute a
          -------------------------------
contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

                                   SECTION 3
                                   ---------

                       Supplemental Thrift Plan Benefits
                       ---------------------------------

     3.1. Eligibility for Supplemental Thrift Plan Benefits. Subject to the
          -------------------------------------------------
conditions and limitations of the Plan, each individual who was a Participant in
Section 3 of the Kraft Foods, Inc. Supplemental Benefits Plan immediately prior to the Effective Date will continue to be a Participant in the Plan under this
Section 3 on and after that date, and each other employee of an Employer who was not such a Participant immediately prior to the Effective Date will be eligible to participate in the Plan under this Section 3 on the first day upon which he satisfies the following requirements:

     (a) he is a participant in the Kraft Foods Thrift Plan or the General Foods Employee Thrift-Investment Plan (collectively, the "Thrift Plan") and he has in effect an election to make, and is making, before-tax and/or after-tax contributions under the Thrift Plan; and

     (b) he is required to discontinue making before-tax and/or after-tax contributions under the Thrift Plan as a result of the compensation limitations of section 401(a)(17) of the Code or the annual additions limitations of sections 415(c) or 415(e) of the Code.

An employee who first becomes eligible to participate in the Plan under this
Section 3 on or after January 1, 1996, or who has submitted a written request to decline participation in the Plan, shall become enrolled in and participate in the Plan on (or as soon as practicable after) the later of (i) the date on which he meets the eligibility requirements set forth above, or (ii) the date he submits a written request to the Committee to participate in the Plan and make nonqualified compensation deferrals in accordance with subsection 3.3.

     3.2. Accounts. The Committee shall maintain a bookkeeping "Account" in the
          --------
name of each Participant under this Section 3 to reflect such Participant's supplemental Thrift Plan benefits under the Plan. Each Participant's Account shall be credited with the following amounts:

     (a) the amount of compensation deferred by the Participant in accordance with the provisions of subsection 3.3;

     (b) the amount of matching contribution credits to be credited to the Participant's Account in accordance with subsection 3.4;

     (c) the amount of Earnings Equivalents to be credited to the Participant's Account in accordance with subsection 3.5; and

     (d) the amounts credited to a Participant's account under any other defined contribution type of nonqualified plan, program or arrangement which has been merged into and continued in the form of the Plan (a "Prior Plan").

Each Participant's Account shall be charged with any payments made in accordance with Section 5 below.

     3.3. Participant Deferrals. Subject to such limitations and procedures as
          ---------------------
the Committee may from time to time impose, each Plan Year a Participant for whom before-tax and/or after-tax contributions are being made under the Thrift Plan and who is required to discontinue such contributions for the reasons set forth in paragraph (b) of subsection 3.1 may elect to defer on a nonqualified before-tax basis the receipt of the compensation otherwise payable to him by his Employer for that Plan Year and which may not be contributed to the Thrift Plan for that Plan Year. The nonqualified compensation deferral rate of a Participant shall be equal to the rate of contributions last elected by him under the Thrift Plan immediately prior to the date such contributions were required to be discontinued; provided, however, that a Participant may elect to change the rate of his compensation deferrals, or to suspend such deferrals, which election shall be in writing or in accordance with such other procedures established by the Committee, such as the use of an interactive telephone system. A Participant's nonqualified compensation deferrals shall automatically be suspended as of the date the Participant is permitted to resume contributions under the Thrift Plan. The Account of the Participant shall be credited with the amounts deferred by the Participant as of the date on which such compensation would otherwise have been paid to the Participant or such other date as the Committee may reasonably provide. Subject to such limitations and procedures as the Committee may from time to time impose, a Participant's election to make nonqualified compensation deferrals under this Plan may be considered to be a continuing election, so that each Plan Year the Participant will re-commence compensation deferrals under this subsection 3.3 immediately upon the date that Thrift Plan contributions are discontinued for the reasons set forth in paragraph (b) of subsection 3.1.

     3.4. Matching Contribution Credits. If a Participant has a nonqualified
          -----------------------------
compensation deferral election in effect under subsection 3.3, his Account under the Plan will be credited with an amount equal to the matching contributions that the Participant would have been eligible for under the Thrift Plan if the amounts deferred under subsection 3.3 had been contributed to the Thrift Plan. Matching contribution amounts shall be credited to a Participant's Account as of the date matching contributions would have been credited under the Thrift Plan if the amounts deferred under subsection 3.3 had been contributed to the Thrift Plan.

     3.5. Earnings Equivalents. The Accounts of Participants shall be credited
          --------------------
with deemed earnings and/or losses ("Earnings Equivalents") as of each Accounting Date (as defined in paragraph (a) below) in accordance with the following provisions:

     (a) The term "Accounting Date" means, each business day (as determined by the Committee in its sole discretion).

     (b) As of each Accounting Date, a Participant's Account shall be credited with an amount determined by multiplying the Participant's Account balance on that date by an "earnings equivalent rate" as described below. Except as provided in paragraph (c) below, the earnings equivalent rate to be credited for any period shall be equal to the rate of earnings (as determined by the Committee) for such period on the Interest Income Fund of the Thrift Plan.

     (c) Prior to 1991 the General Foods business unit of the Company maintained a plan known as the Supplemental Thrift-Investment Plan (the "General Foods Plan"), which permitted participants to have their accounts credited with assumed earnings based upon hypothetical investment elections in certain investment funds known as the Guaranteed Return Fund (now known as the Interest Income Fund), U.S. Government Securities Fund, Diversified Equity Index Fund, and Philip Morris Stock Fund. The outstanding accounts previously maintained under the General Foods Plan are now maintained under this Plan. With respect to that portion of any Participant's Account that was originally credited under the General Foods Plan prior to January 1, 1991, the earnings equivalent rate applicable to such portion for any period shall be equal to the rate of earnings (as determined by the Committee) on the investment funds under the Thrift Plan corresponding to the Participant's hypothetical investment election, as in effect on December 31, 1990, under the General Foods Plan, which investment election may not be changed, except that the Participant may irrevocably elect, on a prospective basis only, to have such portion credited with Earnings Equivalents in the manner set forth in paragraph (b) next above.

                                   SECTION 4
                                   ---------

                      Suplemental Retirement Plan Benefits
                      ------------------------------------

     4.1. Eligibility for Supplemental Retirement Plan Benefits. Subject to the
          -----------------------------------------------------
conditions and limitations of the Plan, each individual who was a Participant in
Section 4 of the Kraft Foods, Inc. Supplemental Benefits Plan immediately prior to the Effective Date will continue to be a Participant in the Plan under this
Section 4 on and after that date, and each other employee of an Employer who was not a Participant immediately prior to the Effective Date will automatically be enrolled in and become a Participant in the Plan under this Section 4 on the first day upon which he satisfies the following requirements:

     (a) he is a participant in the Kraft Foods Retirement Plan or the Kraft Foods Hourly Retirement Plan (collectively, the "Retirement Plan"); and

     (b) his benefits under the Retirement Plan are limited as a result of the compensation limitations of section 401(a) (17) of the Code or the benefit limitations of sections 415(b) or 415(e) of the Code.

     4.2. Amount of Supplemental Retirement Plan Benefits. A Participant under
          -----------------------------------------------
this Section 4 shall be eligible for a supplemental Retirement Plan benefit payable under the Plan in an amount equal to:

     (a) the amount of the Retirement Benefit or Deferred Vested Benefit (as defined in the Retirement Plan), expressed in the form of the benefit the Participant is actually receiving under the Retirement Plan, that the Participant would have been entitled to receive under the Retirement Plan, if such benefit were determined without regard to the compensation limitations of section 401(a)(17) of the Code and without regard to the limitations imposed by section 415 of the Code,

                                   REDUCED BY
                                   ----------

     (b) the amount of the actual benefit payable under the Retirement Plan to or on account of the individual.

                                   SECTION 5
                                   ---------

                      Vesting and Payment of Plan Benefits
                      ------------------------------------

     5.1. Vesting. A Participant shall at all times have a fully vested,
          -------
nonforfeitable interest in the portion of his Account maintained under Section 3 of the Plan attributable to his compensation deferrals made under subsection 3.3 (or under the equivalent terms of a Prior Plan), and the Earnings Equivalents attributable thereto. A Participant shall become vested and have a nonforfeitable interest in the portion of his Account maintained under Section 3 of the Plan attributable to matching contribution credits when and to the extent that his matching account maintained under the Thrift Plan becomes vested and nonforfeitable . A Participant shall become vested and have a nonforfeitable interest in his benefits determined under Section 4 of the Plan when and to the extent that his accrued benefit under the Retirement Plan becomes vested and nonforfeitable. Notwithstanding the foregoing provisions of this subsection 5.1, a Participant or his beneficiary shall have no right to any benefits under the Plan if the Committee or his Employer determines that he engaged in a willful, deliberate or grossly negligent act of commission or omission which is substantially injurious to the finances or reputation of the Employers.

     5.2. Payment of Plan Benefits to Participants. Except as provided by the
          ----------------------------------------
following provisions of this paragraph, an amount equal to a Participant's vested Account under Section 3 of the Plan will be paid to him in a lump sum as soon as practicable after he has elected to commence distribution of all his vested interest in the Thrift Plan, and a Participant's vested benefits under
Section 4 of the Plan will be paid to him in the same form, on the same dates and for the same period during which benefits are payable to him under the Retirement Plan; provided, however, that no benefits under the Plan shall be payable to a Participant sooner than 30 days after the Participant (and his spouse or beneficiary, as applicable) has made all elections required to commence distributions under the terms of the Thrift Plan or Retirement Plan, as applicable.

     5.3. Payment of Plan Benefits to Beneficiaries. If a Participant dies
          -----------------------------------------
before the payment of vested benefits accrued under Section 3, the vested portion of his Account shall be paid to his Beneficiary (as defined below) in a lump sum amount as soon as practicable following the completion of all forms and applications requested by the Committee. If a Participant dies before he has commenced the payment of vested benefits accrued under Section 4, his Beneficiary shall receive such death benefits or preretirement surviving spouse benefits, if any, as would be provided under the Retirement Plan, calculated and paid in the same form and manner as under the Retirement Plan. If a Participant dies after he has commenced the payment of benefits accrued under Section 4, there are no death benefits payable under the Plan with respect to his Section 4 benefits except as may be provided under the distribution method applicable to such benefits in accordance with subsection 5.2. For purposes of this Plan, a Participant's "Beneficiary" with respect to benefits payable under a specific Section of the Plan shall be the same person or persons as his beneficiary determined under the terms of the Thrift Plan or Retirement Plan, as applicable; provided, however, that each Participant may designate in writing any legal or natural person or persons as Beneficiary of any benefits payable under the Plan after his death, and, to the extent that death benefits are payable both with respect to supplemental Thrift Plan benefits under Section 3 of the Plan and supplemental Retirement Plan benefits under Section 4 of the Plan, separate Beneficiary designations may be made with respect to those components of the Plan. A Beneficiary designation made with respect to benefits payable under the Plan will be effective only after it is filed in writing with the Committee or its delegate while the Participant is alive and will cancel all beneficiary designation forms filed earlier.

     5.4. Facility of Payment. If, in the Committee's opinion, a Participant or
          --------------------
other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, payment will be made to the conservator or other person legally charged with the care of his person or his estate or, if no such legal conservator will have been appointed, then to any individual (for the benefit of such Participant or other person entitled to benefits under the Plan) whom the Committee may from time to time approve.

     5.5. Benefits May Not Be Assigned or Alienated. The benefits payable to, or
          -----------------------------------------
on account of, any individual under the Plan may not be voluntarily or involuntarily assigned or alienated.

     5.6. Tax Liability. The Employers may withhold from any payment of benefits
          -------------
hereunder any taxes required to be withheld and such sum as the Employers may reasonably estimate to be necessary to cover any taxes for which the Employers may be liable and which may be assessed with regard to such payment.

     5.7. Committee Discretion to Accelerate. The Committee may accelerate the
          ----------------------------------
date of distribution of any benefits payable under the Plan to or on behalf of any Participant to the extent that the Committee determines that such acceleration is in the best interests of the Employers because of changes in tax laws or accounting principles, Department of Labor regulations, or any other reason which negates or diminishes the continued value of the Plan to any Employer or Participant. The amount distributed pursuant to this subsection 5.7 will be paid in the form of a lump sum.

                                   SECTION 6
                                   ---------

                                 Administration
                                 --------------

     6.1. Committee Membership and Authority. The "Committee" referred to in
          ----------------------------------
subsection 1.2 shall consist of one or more members appointed by the Company. Except as otherwise specifically provided in this Section 6, the Committee shall act by a majority of its then members, by meeting or by writing filed without meeting, and shall have the following discretionary authority, powers, rights and duties in addition to those vested in it elsewhere in the Plan:

     (a) to adopt and apply in a uniform and nondiscriminatory manner to all persons similarly situated, such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan;

     (b) to enforce the Plan in accordance with its terms and with such applicable rules and regulations as may be adopted by the Committee;


     (c) to determine conclusively all questions arising under the Plan, including the power to determine the eligibility of employees and the rights of Participants and other persons entitled to benefits under the Plan and their respective benefits, to make factual findings and to remedy ambiguities, inconsistencies or omissions of whatever kind;

     (d) to maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide;

     (e)  to direct all payments of benefits under the Plan; and

     (f) to employ agents, attorneys, accountants or other persons (who may also be employed by or represent the Employers) for such purposes as the Committee considers necessary or desirable to discharge its duties.

The certificate of a majority of the members of the Committee that the Committee has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.

     6.2. Allocation and Delegation of Committee Responsibilities and Powers. In
          ------------------------------------------------------------------
exercising its authority to control and manage the operation and administration of the Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked at any time.

     6.3. Information to be Furnished to Committee. The Employers shall furnish
          ----------------------------------------
the Committee such data and information as may be required for it to discharge its duties and the records of the Employers shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish to the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

     6.4. Committee's Decision Final. Any interpretation of the Plan and any
          --------------------------
decision on any matter within the discretion of the Committee made by the Committee shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.

                                   SECTION 7
                                   ---------

                           Amendment and Termination
                           -------------------------

     7.1. Amendment and Termination. The Company and the Committee have the
          -------------------------
right to amend the Plan from time to time, and the right to terminate it; provided, however, that no such amendment or termination of the Plan will:

     (a) reduce or impair the interests of Participants in benefits being paid under the Plan as of the date of amendment or termination, as the case may be; or

     (b) reduce the aggregate amount of benefits payable from the Plan and from any other plan, program or arrangement established to supplement or replace the Plan to or on account of any employee of an Employer to an amount which is less than the amount to which he would be entitled in accordance with the provisions of the Plan if the employee terminated employment immediately prior to the date of the amendment or termination, as the case may be.

     7.2. Merger. No Employer will merge or consolidate with any other
          ------
corporation, or liquidate or dissolve, without making suitable arrangements, satisfactory to the Committee, for the payment of any benefits payable under the Plan.

                                   SECTION 8
                                   ---------

                               Change of Control
                               -----------------

     8.1. Definition. "Change of Control" means the happening of any of the
          ----------
following events:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either(i) the then outstanding shares of common stock of Philip Morris Companies Inc. (the "Parent") (such stock hereinafter referred to as the "Outstanding Parent Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the "Outstanding Parent Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Parent, (ii) any acquisition by the Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent or (iv) any acquisition by any corporation pursuant to a transaction described in clauses (i), (ii) and (iii) of paragraph (c) of this subsection 8.1; or

     (b) Individuals who, as of November 1, 1989, constitute the Board of Directors of Parent (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to November 1, 1989 whose election, or nomination for election by the Parent's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (c) Approval by the shareholders of the Parent of a reorganization, merger, share exchange or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Parent through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Parent or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and
          (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (d) Approval by the shareholders of the Parent of (i) a complete liquidation or dissolution of the Parent or (ii) the sale or other disposition of all or substantially all of the assets of the Parent, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Parent Common Stock and Outstanding

          Parent voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Parent or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Parent Common Stock or Outstanding Parent Voting Securities prior to the sale or disposition and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Parent or were elected, appointed or nominated by the Board.

     8.2. Effect of Change of Control. Notwithstanding any other provisions of
          ---------------------------
the Plan to the contrary, in the event of a Change of Control, each Participant shall immediately be fully vested in the amounts credited to his Account under
Section 3 of the Plan and any benefits accrued under Section 4 of the Plan through the date of the Change of Control, and each Participant (or his beneficiary) shall be paid a lump sum payment in cash within 30 days of the Change of Control equal to the amounts credited to his Account under Section 3 and the actuarially determined present value of his accrued benefits under
Section 4. For purposes of the foregoing sentence, the calculation of the lump sum payment of the benefit accrued under Section 4 shall be based upon the same actuarial factors and adjustments used under the Retirement Plan for purposes of lump sum payments as in effect immediately prior to the Change of Control.

                                   APPENDIX A

                             Index of Defined Terms
                             ----------------------

Section
Where      Defined
Defined    Term
-------    ----

3.2        Account
3.5        Accounting Date
5.3        Beneficiary
8.1        Business Combination
8.1        Change of Control
1.1        Code
1.1        Company
1.1        Committee
3.5        Earnings Equivalents
1.1        Effective Date
1.1        Employers
1.1        ERISA
1.1        Excess Plan
8.1        Exchange Act
3.5        General Foods Plan
8.1        Incumbent Board
1.1        Management Plan
8.1        Outstanding Parent Common Stock
8.1        Outstanding Parent Voting Securities
8.1        Parent
2.1        Participant
8.1        Person
1.1        Plan
1.2        Plan Year
3.2        Prior Plan
4.1        Retirement Plan
3.1        Thrift Plan

                                   APPENDIX B

                         Former Dart Industries Pilots
                         -----------------------------

                                  Tracy Gilman
                                Gordon Robinson
                                 Philip Schultz
                                 Hartley Smith

                                FIRST AMENDMENT
                                      TO
                KRAFT FOODS, INC. SUPPLEMENTAL BENEFITS PLAN I
                      (As Amended and Restated Effective
                            as of January 1, 1996)
                            ----------------------


     The Kraft Foods, Inc. Supplemental Benefits Plan I (as Amended and Restated Effective as of January 1, 1996) (the "Plan")is hereby amended by adding the following new supplement to the Plan, effective as of January 1, 1996:


                                 "SUPPLEMENT A
                                       TO
                 KRAFT FOODS, INC. SUPPLEMENTAL BENEFITS PLAN I
                 ----------------------------------------------

                            (As Amended and Restated
                        Effective As of January 1, 1996)

            Calculation of Benefits For Former Foodservice Employees
            --------------------------------------------------------


     A-1. Purpose.  The purpose of this Supplement A is to specify the
          -------
procedures to be used to compute benefits payable from the Kraft Foods, Inc. Supplemental Benefits Plan I for former employees of Kraft Foodservice, Inc. ("Foodservice") who were transferred to Alliant Foodservice, Inc. ("Alliant") in connection with the Company's sale of its food service business in 1995.

     A-2. Background. As a part of the Foodservice sale agreement with Alliant,
          ----------
Kraft generally agreed to provide benefits under its nonqualified supplemental benefits plans to Foodservice employees who were participants in such plans as of February 13, 1995, the Closing Date of the sale, as though such employees had continued to be Foodservice employees earning benefits under such plans through the second anniversary of such closing date.

     A-3. The Eligible Group.  Former Foodservice employees who were transferred
          ------------------
to Alliant on the Closing Date who were participants in the Plan as of the Closing Date.

     A-4. Amount of Supplemental Benefit.  The benefit payable to a Participant
          ------------------------------
described in paragraph A-3 will be determined in accordance with the following instead of the normal provisions of the Plan:
     (a) if any such Participant terminates employment with Alliant (and is not rehired by Alliant prior to payment under this Plan) on or before February 13, 1997, such Participant's benefit will be determined under the normal rules of the Alliant Nonqualified Plan. "Alliant Nonqualified Plan" means an unfunded deferred compensation arrangement sponsored by Alliant that provides a benefit equal to the difference between (i) the amount actually payable from the qualified pension plan sponsored by Alliant to which assets and liabilities were transferred in connection with the Foodservice sale from the Kraft Foods Retirement Plan (the "Alliant Pension Plan") and
          (ii) the amount that would have been payable from the Alliant Pension Plan without application of the limits under sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     (b) if the Participant terminates employment with Alliant after February 13, 1997, the supplemental benefit under this Plan will be calculated by multiplying the actual non-qualified benefit payable at commencement determined in accordance with paragraph (a) above by the ratio of (i) the age 65 accrued retirement benefit calculated as of December 13, 1997 under the Kraft Foods Retirement Plan, using the GATT interest rate assumption, without regard to the aforementioned statutory limits to (ii) the age 65 accrued retirement benefit under the Alliant Pension Plan calculated as of the employee's date of termination from Alliant without regard to the aforementioned statutory limits.

      The following example illustrates the foregoing provisions of paragraph
      (b):

           Unlimited age 65 benefit at
           February 13, 1997: $140,000

           Unlimited age 65 accrued benefit at
           termination of employment:   $200,000

           Total non-qualified benefit at
           benefit commencement:   $20,000

           Kraft portion of the    $20,000 x $140,000 = $14,000
                                             --------
           non-qualified benefit:  $200,000

           Alliant portion of the
           non-qualified benefit:  $20,000 - $14,000 = $6,000

      In the event Alliant changes the Alliant Pension Plan to a defined lump sum pension plan, the following example will govern:

           Unlimited age 65 benefit at 2/13/97:  $60,000

           Unlimited age 65 accrued benefit at termination of employment ($720,000 lump sum divided by a deferred to age

           65 factor using GATT mortality and interest rate -- a factor of 5.00
           is used at age 57):   $144,000

           Total non-qualified benefit at benefit
           commencement (lump sum):     $180,000

           Kraft portion of   $180,000 x $ 60,000 = $75,000
                                         --------
           non-qualified benefit:  $144,000

           Alliant portion of the
           non-qualified benefit:  $180,000 - $75,000 = $105,000


     A-5.  Responsibility for Calculation.  Alliant will be responsible for
           ------------------------------
calculating the unlimited age 65 accrued benefit at termination of employment, the total non-qualified benefit payable at commencement and both the Kraft and Alliant portions of the non-qualified benefit. Kraft will review the calculations.

                                                                    Exhibit 10.8
                                                                    ------------

                               KRAFT FOODS, INC.
                         SUPPLEMENTAL BENEFITS PLAN II
                         -----------------------------
                       (Effective as of January 1, 1996)

                               TABLE OF CONTENTS

                                                                     PAGE

SECTION 1 - General..................................................   1
     1.1.   History, Purpose and Effective Date......................   1
     1.2.   Plan Administration; Plan Year...........................   2
     1.3.   Source of Benefits.......................................   2
     1.4.   Indemnification and Exculpation..........................   2
     1.5.   Applicable Laws..........................................   2
     1.6.   Gender and Number........................................   2
     1.7.   Action by Employers......................................   3
     1.8.   Severability of Plan Provisions..........................   3
     1.9.   Notices..................................................   3
     1.10.  Defined Terms............................................   3

SECTION 2 - Participation............................................   3
     2.1.   Participation............................................   3
     2.2.   Plan Not Contract of Employment..........................   4

SECTION 3 - Supplemental Retirement Plan Benefits....................   4
     3.1.   Benefit Amount...........................................   4
     3.2.   Supplemental Retirement Plan Benefits
            Attributable to Special Compensation Amounts.............   4
     3.3.   Pilots Pension Benefits..................................   5
     3.4.   Special Pension Benefits.................................   5
     3.5.   Nonduplication of Supplemental Benefit Plan Amounts......   5

SECTION 4 - Vesting and Payment of Plan Benefits.....................   5
     4.1.   Vesting..................................................   5
     4.2.   Payment of Plan Benefits to Participants.................   5
     4.3.   Payment of Plan Benefits to Beneficiaries................   6
     4.4.   Facility of Payment......................................   6
     4.5.   Benefits May Not Be Assigned or Alienated................   6
     4.6.   Tax Liability............................................   6
     4.7.   Committee Discretion to Accelerate.......................   7

SECTION 5 - Administration...........................................   7
     5.1.   Committee Membership and Authority.......................   7
     5.2.   Allocation and Delegation of Committee
            Responsibilities and Powers..............................   8
     5.3.   Information to be Furnished to Committee.................   8
     5.4.   Committee's Decision Final...............................   8

SECTION 6 - Amendment and Termination................................   8
     6.1.   Amendment and Termination................................   8
     6.2.   Merger...................................................   9

SECTION 7 - Change of Control........................................   9
     7.1.   Definition...............................................   9
     7.2.   Effect of Change of Control..............................  11

                               KRAFT FOODS, INC.
                         SUPPLEMENTAL BENEFITS PLAN II
                         -----------------------------

                       (Effective as of January 1, 1996)

                                   SECTION I
                                   ---------

                                    General
                                    -------

     1.1. History, Purpose and Effective Date. Kraft Foods, Inc., a Delaware
          -----------------------------------
corporation (the "Company"), has established Kraft Foods, Inc. Supplemental Benefits Plan II (the "Plan") to enable the eligible employees of the Employers (as defined below) to receive retirement income and other benefits in addition to the retirement income and other benefits payable under the qualified plans of the Employer. The "Effective Date" of the Plan is January 1, 1996. The benefits payable under the Plan include certain benefits that were part of the Kraft Foods, Inc. Supplemental Benefits Plan (as in effect immediately prior to the Effective Date) but that do not constitute retirement income from a plan, program or arrangement described in section 114 (b) (1) (I) (ii) of chapter 4 of Title 4, United States Code. The Company and any of its subsidiaries that adopts the Plan with the consent of the Company's Management Committee for Employee Benefits (the "Committee") are referred to below collectively as the "Employers" and individually as an "Employer". The Plan is not intended to qualify under section 401 (a) of the Internal Revenue Code of 1986, as amended (the "Code"), or be subject to Parts 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For purposes of applying Title I of ERISA, the Plan constitutes a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of section 301 (a) (3) of ERISA.

     1.2. Plan Administration; Plan Year. The Plan shall be administered by the
          ------------------------------
Committee, as more fully described in Section 5. The "Plan Year" means the 12-consecutive-month period beginning on each January 1 and ending on the following December 31.

     1.3. Source of Benefits. The amount of any benefit payable under the Plan
          ------------------
will be paid in cash from the general assets of the Employers or from one or more trusts, the assets of which are subject to the claims of the Employer's general creditors. Such amounts payable shall be reflected on the accounting records of the Employers but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No employee or other individual entitled to benefits under the Plan shall have any right, title or interest whatever in any assets of any Employer or to any investment reserves, accounts or funds that an Employer may purchase, establish or accumulate to aid in providing the benefits under the Plan. Nothing contained in the Plan and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between an Employer and an employee or any other person. Neither an employee or beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor.

     1.4. Indemnification and Exculpation. The members of the Committee, and its
          -------------------------------
agents, and the officers, directors, and employees of any Employer and its affiliates shall be indemnified and held harmless by the Employer against and from any and all loss, costs, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them in settlement (with the Employer's written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provisions shall not be applicable to any person if the loss, costs, liability, or expense is due to such person's gross negligence or willful misconduct.

     1.5. Applicable Laws. The Plan shall be construed and administered in
          ---------------
accordance with the internal laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

     1.6. Gender and Number. Where the context admits, words in any gender shall
          -----------------
include any other gender, words in the singular shall include the plural and the plural shall include the singular.

     1.7. Action by Employers.  Any action required of or permitted by the
          -------------------
Company or the Employers under the Plan shall be by approval of the Committee or any person or persons authorized by the Committee.

     1.8. Severability of Plan Provisions.  In the event any provision of the
          --------------------------------
Plan shall be held invalid or illegal for any reason, any invalidity or illegality shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the invalid or illegal provision had never been inserted, and the Company shall have the right to correct and remedy such questions of invalidity or illegality by amendment as provided in the Plan.

     1.9. Notices. Any notice or document required to be filed with the
          -------
Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee (or its delegate), in care of the Company, at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.

     1.10. Defined Terms. Terms used frequently with the same meaning are
           -------------
indicated by initial capital letters, and are defined throughout the Plan. Appendix A contains an alphabetical listing of such terms and the locations in which they are defined.

                                   SECTION 2
                                   ---------

                                 Participation
                                 -------------

     2.1. Participation. Subject to the conditions and limitations of the Plan,
          -------------
each employee of an Employer will automatically be enrolled in and become a "Participant" in the Plan on the first day on or after the Effective Date upon which he satisfies the following requirements:

     (a) he is in a select group of management or highly compensated employees; and

     (b) (i) he is a participant in the Kraft Foods Retirement Plan or the Kraft Foods Hourly Retirement Plan (collectively, the "Retirement Plan") and his benefits under the Retirement Plan are limited because the Retirement Plan does not take into account as compensation his Annual Performance Award or the amount of any nonqualified compensation deferrals; or

         (ii) he is a former Dart Industries pilot identified in Appendix B; or

        (iii) he has become entitled to any of the special benefits described in subsection 3.4.

     2.2. Plan Not Contract of Employment. The Plan does not constitute a
          -------------------------------
contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

                                   SECTION 3
                                   ---------

                     Supplemental Retirement Plan Benefits
                     -------------------------------------

     3.1. Benefit Amount. A Participant in the Plan shall be entitled to
          --------------
supplemental Retirement Plan benefits payable from this Plan in the amounts described in subsections 3.2, 3.3 and 3.4, as applicable, subject to the conditions and limitations of the Plan including those provisions set forth in subsection 3.5.

     3.2. Supplemental Retirement Plan Benefits Attributable to Special
          -------------------------------------------------------------
Compensation Amounts. A Participant described in subparagraph 2. 1 (b) (i) shall
--------------------
be eligible for a supplemental Retirement Plan benefit payable under the Plan in an amount equal to:

     (a) the amount of the Retirement Benefit or Deferred Vested Benefit (as defined in the Retirement Plan), expressed in the form of the benefit the Participant is actually receiving under the Retirement Plan, that the Participant would have been entitled to receive under the Retirement Plan, if his Retirement Plan benefit were determined without regard to the compensation limitations of section 401 (a) (17) of the Code and without regard to the limitations imposed by section 415 of the Code, and if the Retirement Plan included as compensation all Annual Performance Awards and any nonqualified compensation deferrals,

                                   REDUCED BY
                                   ----------

     (b) the amount of the actual benefit payable under the Retirement Plan to or on account of the individual, and

                               FURTHER REDUCED BY
                               ------------------

     (c) the amount of the benefit payable to or on account of the individual under subsection 4.2 of Kraft Foods, Inc. Supplemental Benefits Plan I ("Plan I").

     3.3. Pilots Pension Benefits. A Participant described in subparagraph
          -----------------------
2.1(b)(ii) whose employment with an Employer terminates on or after attaining age 60 shall be eligible for a pension benefit payable under the Plan in an amount equal to:

     (a)  the amount of the Retirement Benefit (as defined in the Retirement
          Plan), expressed in the form of the benefit the Participant is actually receiving under the Retirement Plan, that the Participant would have been entitled to receive under the Retirement Plan, if such benefit were determined without regard to any actuarial reductions thereunder due to his benefit commencement prior to attaining age 65;

                                   REDUCED BY
                                   ----------

     (b) the amount of the actual benefit payable under the Retirement Plan to or on account of the Participant.

     3.4. Special Pension Benefits. If under the terms of any employment or
          ------------------------
incentive agreement or other contractual obligation of an Employer any Participant is entitled to additional service credit, early retirement subsidies, an enhanced pension formula or any other additional retirement plan amounts that are not payable from the Retirement Plan or from Plan I, such additional retirement amounts shall be payable from this Plan in the amount determined by the Committee.

     3.5. Nonduplication of Supplemental Benefit Plan Amounts. The provisions of
          ---------------------------------------------------
this Plan are intended to be coordinated with the provisions of Plan I and are not intended to duplicate any of the benefits provided thereunder. To the extent, if any, that any portion of a Participant's nonqualified retirement benefits payable from the Company or any other Employer could be provided from both this Plan and from Plan I, the portion of such benefit amount otherwise payable from this Plan shall be reduced by the portion of such benefit that is payable from Plan I.

                                   SECTION 4
                                   ---------

                      Vesting and Payment of Plan Benefits
                      ------------------------------------

     4.1. Vesting. A Participant shall become vested and have a nonforfeitable
          -------
interest in his benefits under the Plan when and to the extent that his accrued benefit under the Retirement Plan becomes vested and nonforfeitable. Notwithstanding the foregoing provisions of this subsection 4.1, a Participant or his beneficiary shall have no right to any benefits under the Plan if the Committee or his Employer determines that he engaged in a willful, deliberate or grossly negligent act of commission or omission which is substantially injurious to the finances or reputation of the Employers.

     4.2. Payment of Plan Benefits to Participants. Except as provided by the
          ----------------------------------------
following provisions of this paragraph, a Participant's vested benefits under the Plan will be paid to him in the same form, on the same dates and for the same period during which benefits are payable to him under the Retirement Plan; provided, however, that no benefits under the Plan shall be payable to a Participant sooner than 30 days after the Participant (and his spouse or beneficiary, as applicable) has made all elections required to commence distributions under the terms of the Retirement Plan.

     4.3. Payment of Plan Benefits to Beneficiaries. If a Participant dies
          -----------------------------------------
before he has commenced the payment of vested benefits accrued under the Plan, his Beneficiary shall receive such death benefits or preretirement surviving spouse benefits, if any, as would be provided under the Retirement Plan, calculated and paid in the same form and manner as under the Retirement Plan. If a Participant dies after he has commenced the payment of benefits accrued under the Plan, there are no death benefits payable under the Plan except as may be provided under the distribution method applicable to such benefits in accordance with subsection 4.2. For purposes of this Plan, a Participant's "Beneficiary" with respect to benefits payable under the Plan shall be the same person or persons as his beneficiary determined under the terms of the Retirement Plan provided, however, that each Participant may designate in writing any legal or natural person or persons as Beneficiary of any benefits payable under the Plan after his death. A Beneficiary designation made with respect to benefits payable under the Plan will be effective only after it is filed in writing with the Committee or its delegate while the Participant is alive and will cancel all beneficiary designation forms filed earlier.

     4.4. Facility of Payment. If, in the Committee's opinion, a Participant or
          -------------------
other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, payment will be made to the conservator or other person legally charged with the care of his person or his estate or, if no such legal conservator will have been appointed, then to any individual (for the benefit of such Participant or other person entitled to benefits under the Plan) whom the Committee may from time to time approve.

     4.5. Benefits May Not Be Assigned or Alienated. The benefits payable to, or
          -----------------------------------------
on account of, any individual under the Plan may not be voluntarily or involuntarily assigned or alienated.

     4.6. Tax Liability. The Employers may withhold from any payment of benefits
          -------------
hereunder any taxes required to be withheld and such sum as the Employers may reasonably estimate to be necessary to cover any taxes for which the Employers may be liable and which may be assessed with regard to such payment.

     4.7. Committee Discretion to Accelerate. The Committee may accelerate the
          ----------------------------------
date of distribution of any benefits payable under the Plan to or on behalf of any Participant to the extent that the Committee determines that such acceleration is in the best interests of the Employers because of changes in tax laws or accounting principles, Department of Labor regulations, or any other reason which negates or diminishes the continued value of the Plan to any Employer or Participant. The amount distributed pursuant to this subsection 4.7 will be paid in the form of a lump sum.

                                   SECTION 5
                                   ---------

                                 Administration
                                 --------------

     5.1. Committee Membership and Authority.  The "Committee" referred to in
          ----------------------------------
subsection 1.2 shall consist of one or more members appointed by the Company. Except as otherwise specifically provided in this Section 5, the Committee shall act by a majority of its then members, by meeting or by writing filed without meeting, and shall have the following discretionary authority, powers, rights and duties in addition to those vested in it elsewhere in the Plan:

     (a) to adopt and apply in a uniform and nondiscriminatory manner to all persons similarly situated, such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan;

     (b) to enforce the Plan in accordance with its terms and with such applicable rules and regulations as may be adopted by the Committee;


     (c) to determine conclusively all questions arising under the Plan, including the power to determine the eligibility of employees and the rights of Participants and other persons entitled to benefits under the Plan and their respective benefits, to make factual findings and to remedy ambiguities, inconsistencies or omissions of whatever kind;

     (d) to maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide;

     (e)  to direct all payments of benefits under the Plan; and

     (f) to employ agents, attorneys, accountants or other persons (who may also be employed by or represent the Employers) for such purposes as the committee considers necessary or desirable to discharge its duties.

The certificate of a majority of the members of the Committee that the Committee has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.

     5.2. Allocation and Delegation of Committee Responsibilities and Powers. In
          ------------------------------------------------------------------
exercising its authority to control and manage the operation and administration of the Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked at any time.

     5.3. Information to be Furnished to Committee. The Employers shall furnish
          ----------------------------------------
the Committee such data and information as may be required for it to discharge its duties and the records of the Employers shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish to the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

     5.4. Committee's Decision Final. Any interpretation of the Plan and any
          --------------------------
decision on any matter within the discretion of the Committee made by the Committee shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.

                                   SECTION 6
                                   ---------

                           Amendment and Termination
                           -------------------------

     6.1. Amendment and Termination. The Company and the Committee have the
          -------------------------
right to amend the Plan from time to time, and the right to terminate it; provided, however, that no such amendment or termination of the Plan will:

     (a) reduce or impair the interests of Participants in benefits being paid under the Plan as of the date of amendment or termination, as the case may be; or

     (b) reduce the aggregate amount of benefits payable from the Plan and from any other plan, program or arrangement established to supplement or replace the Plan to or on account of any employee of an Employer to an amount which is less than the amount to which he would be entitled in accordance with the provisions of the Plan if the employee terminated employment immediately prior to the date of the amendment or termination, as the case may be.

     6.2. Merger. No Employer will merge or consolidate with any other
          ------
corporation, or liquidate or dissolve, without making suitable arrangements, satisfactory to the Committee, for the payment of any benefits payable under the Plan.

                                   SECTION 7
                                   ---------

                               Change of Control
                               -----------------

     7.1. Definition. "Change of Control" means the happening of any of the
          ----------
following events:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Philip Morris Companies Inc. (the "Parent") (such stock hereinafter referred to as the "Outstanding Parent Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the "Outstanding Parent Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Parent, (ii) any acquisition by the Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent or (iv) any acquisition by any corporation pursuant to a transaction described in clauses (i), (ii) and (iii) of paragraph (c) of this subsection 7.1; or

     (b) Individuals who, as of November 1, 1989, constitute the Board of Directors of Parent (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to November 1, 1989 whose election, or nomination for election by the Parent's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (c) Approval by the shareholders of the Parent of a reorganization, merger, share exchange or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Parent through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Parent or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and
          (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (d) Approval by the shareholders of the Parent of (i) a complete liquidation or dissolution of the Parent or (ii) the sale or other disposition of all or substantially all of the assets of the Parent, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Parent or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Parent Common Stock or Outstanding Parent Voting Securities prior to the sale or disposition and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Parent or were elected, appointed or nominated by the Board.

     7.2. Effect of Change of Control. Notwithstanding any other provisions of
          ---------------------------
the Plan to the contrary, in the event of a Change of Control, each Participant shall immediately be fully vested in any benefits accrued under the Plan through the date of the Change of Control, and each Participant (or his beneficiary) shall be paid a lump sum payment in cash within 30 days of the Change of Control equal to the actuarially determined present value of his accrued benefits under
Section 3. For purposes of the foregoing sentence, the calculation of the lump sum payment of the benefits accrued under Section 3 shall be based upon the same actuarial factors and adjustments used under the Retirement Plan for purposes of lump sum payments as in effect immediately prior to the Change of Control.

                                  APPENDIX A

                            Index of Defined Terms
                            ----------------------

Section
Where           Defined
Defined         Term
-------         -------

4.3             Beneficiary
7.1             Business Combination
7.1             Change of Control
1.1             Code
1.1             Company
1.1             Committee
1.1             Effective Date
1.1             Employers
1.1             ERISA
7.1             Exchange Act
7.1             Incumbent Board
7.1             Outstanding Parent Common Stock
7.1             Outstanding Parent Voting Securities
7.1             Parent
2.1             Participant
7.1             Person
1.1             Plan
3.2             Plan I
1.2             Plan Year
2.1             Retirement Plan

                                  APPENDIX B

                         Former Dart Industries Pilots
                         -----------------------------

                                 Tracy Gilman
                                Gordon Robinson
                                Philip Schultz
                                 Hartley Smith

                                                                    Exhibit 23.1

                     CONSENT OF PRICEWATERHOUSECOOPERS LLP
                            INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 of our reports dated January 29, 2001 relating to the combined financial statements and financial statement schedule of Kraft Foods Inc., which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
------------------------------
PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
May 2, 2001

                                                                    Exhibit 23.2

             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-57162 of Kraft Foods Inc. Form S-1 dated May 2, 2001 of our report dated February 2, 2000 on our audits of the consolidated financial statements of Nabisco Holdings Corp. as of December 31, 1998 and 1999 and for the three years ended December 31, 1999 appearing in the Prospectus, which is part of the Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP

Parsippany, New Jersey
May 2, 2001